AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 31, 1997
                                                      REGISTRATION NO. 333-20293
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                 AMENDMENT NO. 2

                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                         PRIDE PETROLEUM SERVICES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      1389
                          (PRIMARY STANDARD INDUSTRIAL
                             CLASSIFICATION NUMBER)

              LOUISIANA                                 76-0069030
   (STATE OR OTHER JURISDICTION OF          (I.R.S. EMPLOYER IDENTIFICATION NO.)
   INCORPORATION OR ORGANIZATION)

                            ------------------------

                                                     ROBERT W. RANDALL
   PRIDE PETROLEUM SERVICES, INC.               PRIDE PETROLEUM SERVICES, INC.
   1500 CITY WEST BLVD., SUITE 400             1500 CITY WEST BLVD., SUITE 400
        HOUSTON, TEXAS 77042                        HOUSTON, TEXAS 77042
           (713) 789-1400                              (713) 789-1400
  (ADDRESS, INCLUDING ZIP CODE,              (NAME, ADDRESS, INCLUDING ZIP CODE,
 AND TELEPHONE NUMBER, INCLUDING               AND TELEPHONE NUMBER, INCLUDING
   AREA CODE, OF REGISTRANT)                    AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:
          L. PROCTOR THOMAS                                   T. MARK KELLY
        BAKER & BOTTS, L.L.P.                            VINSON & ELKINS L.L.P.
           ONE SHELL PLAZA                                2300 FIRST CITY TOWER
        910 LOUISIANA STREET                                   1001 FANNIN
        HOUSTON, TEXAS 77002                              HOUSTON, TEXAS 77002
           (713) 229-1234                                    (713) 758-4592

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and the liquidating distribution contemplated by the Purchase Agreement described herein is completed.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company, check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

******************************************************************************
*                                                                            *
*   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A    *
*   REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED       *
*   WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT    *
*   BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE          *
*   REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT      *
*   CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR   *
*   SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH   *
*   OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR   *
*   QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.               *
*                                                                            *
******************************************************************************

                  SUBJECT TO COMPLETION DATED JANUARY 31, 1997

PROXY STATEMENT/PROSPECTUS

                    PROXY STATEMENT FOR THE SHAREHOLDERS OF
                         PRIDE PETROLEUM SERVICES, INC.
                       PROSPECTUS FOR THE SHAREHOLDERS OF
                              FORASOL-FORAMER N.V.
                            ------------------------

     This Proxy Statement/Prospectus serves as a proxy statement of Pride Petroleum Services, Inc. ("Pride") for a special meeting of its shareholders (the "Pride Meeting") to be held on February __, 1997 to consider and vote upon a single, unified proposal (the "Pride Proposal") (i) to amend Pride's Restated Articles of Incorporation to increase the authorized number of shares of common stock, no par value, of Pride ("Pride Common Stock") from 40,000,000 to 100,000,000 and (ii) to issue approximately 11,100,000 shares of Pride Common Stock in connection with the acquisition by Pride of the operating subsidiaries of Forasol-Foramer N.V. ("Forasol-Foramer") pursuant to a Purchase Agreement dated as of December 16, 1996 (the "Purchase Agreement"). The acquisition also involves a cash payment by Pride of approximately $113,200,000.

     This Proxy Statement/Prospectus also serves as a prospectus of Pride with respect to the shares of Pride Common Stock to be distributed to shareholders of Forasol-Foramer pursuant to the Purchase Agreement. An extraordinary general meeting of shareholders of Forasol-Foramer (the "Forasol-Foramer Meeting") will be held on February __, 1997 to consider and vote upon a proposal (the "Forasol-Foramer Proposal") to approve the transactions provided for in the Purchase Agreement, including the distribution to the shareholders of Forasol-Foramer of the shares of Pride Common Stock and cash paid by Pride for Forasol-Foramer's operating subsidiaries as part of the liquidation of Forasol-Foramer and winding up of its affairs (the "Liquidating
Distribution"). In the Liquidating Distribution, the shareholders of Forasol-Foramer will be entitled to 0.66 shares of Pride Common Stock and $6.80 in cash for each common share of Forasol-Foramer, par value NLG. 01 per share ("FFNV Common Shares"), held by them. THE LIQUIDATING DISTRIBUTION WILL BE TAXABLE TO THE SHAREHOLDERS OF FORASOL-FORAMER AND, IN THE CASE OF MOST NON-DUTCH SHAREHOLDERS, WILL BE SUBJECT TO DUTCH WITHHOLDING TAX. See "The Business Combination -- Certain Tax Consequences."

     A summary of the basic terms and conditions of the Purchase Agreement, the Liquidating Distribution, certain financial and other information relating to Pride, Forasol-Foramer and their respective subsidiaries, a summary of relevant tax consequences of the transaction and copies of the Purchase Agreement and the opinions of the respective financial advisors to Pride and Forasol-Foramer are set forth in this Proxy Statement/Prospectus. Consummation of the transactions contemplated by the Purchase Agreement (collectively, the "Business Combination") is conditioned upon, among other things, approval of the Pride Proposal and the Forasol-Foramer Proposal by the shareholders of Pride and of Forasol-Foramer, respectively.

     This Proxy Statement/Prospectus and the accompanying forms of proxies are first being mailed to shareholders of Pride on or about January __, 1997 and will be mailed to shareholders of Forasol-Foramer on or before January __, 1997.

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PRIDE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PRIDE OR FORASOL-FORAMER SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATE HAVE NOT BEEN
   APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
     STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
        ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

        The date of this Proxy Statement/Prospectus is January __, 1997.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION................      3
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE..........................      3
SUMMARY..............................      5
THE PRIDE MEETING....................     16
  Date, Time, Place..................     16
  The Pride Proposal to be Voted
     Upon............................     16
  Quorum and Vote Required...........     16
  Record Date; Stock Entitled to
     Vote............................     16
  Voting and Revocation of Proxies...     16
  Solicitation of Proxies............     16
THE FORASOL-FORAMER MEETING..........     17
  Date, Time, Place..................     17
  The Forasol-Foramer Proposal to be
     Voted Upon......................     17
  Vote Required......................     17
  Shares Entitled to Vote............     17
  Voting and Revocation of Proxies...     17
  Solicitation of Proxies............     17
THE PRIDE CHARTER AMENDMENT..........     18
THE BUSINESS COMBINATION.............     19
  General Description................     19
  Background of the Business
     Combination.....................     20
  Pride's Reasons for the Business
     Combination.....................     21
  Opinion of Pride's Financial
     Advisor.........................     23
  Forasol-Foramer's Reasons for the
     Business Combination............     27
  Opinion of Forasol-Foramer's
     Financial Advisor...............     28
  Conduct of Businesses Pending the
     Closing.........................     31
  Forasol-Foramer Employee Matters...     32
  Additions to Pride's Board of
     Directors and Certain Related
     Agreements......................     32
  Pride Management...................     33
  Interests of Certain Persons.......     34
  Termination and Termination
     Payments........................     34
  Extension, Waiver and Amendment....     34
  Restrictions on Resales by Forasol-
     Foramer Affiliates; Registration
     Rights..........................     34
  Appraisal Rights...................     35
  Certain Tax Consequences...........     35
  Accounting Treatment...............     36
  Regulatory Approvals...............     36
  Source of Pride Funds..............     36
MARKET PRICES AND DIVIDEND
  POLICIES...........................     37
UNAUDITED PRO FORMA COMBINED
  FINANCIAL STATEMENTS...............     38
COMPARATIVE PER SHARE DATA...........     46
INFORMATION ABOUT PRIDE..............     47
  General............................     47
  Business Strategy..................     47
  The Dawson Transaction.............     48
  International Operations...........     48
  Domestic Offshore Operations.......     49
  Domestic Land-Based Operations.....     49
  Services Provided..................     50
  Competition........................     51
  Customers..........................     52
  Contracts..........................     52
  Seasonality........................     53
  Property...........................     53
  Legal Proceedings..................     56
  Employees..........................     56
  Segment Information................     56
SELECTED HISTORICAL FINANCIAL DATA OF
  PRIDE..............................     57
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS OF PRIDE.............     58
INFORMATION ABOUT FORASOL-FORAMER....     66
  Business Strategy..................     66
  Drilling Rig Fleet.................     67
  Joint Ventures; Associations;
     Management Contracts............     71
  Geographic Revenue Breakdown.......     72
  Engineering........................     72
  Drilling Contracts, Marketing and
     Customers.......................     73
  Operational Hazards and
     Insurance.......................     73
  International Operations...........     74
  Regulation.........................     74
  Employees..........................     75
  Properties.........................     75
  Competition........................     75
  Legal Proceedings..................     75
SELECTED HISTORICAL FINANCIAL DATA OF
  FORASOL-FORAMER....................     76
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS OF FORASOL-FORAMER...     77
PRINCIPAL SHAREHOLDERS OF PRIDE AND
  FORASOL-FORAMER....................     88
COMPARISON OF THE CAPITAL SHARES OF
  PRIDE AND FORASOL-FORAMER..........     89
  Pride Common Stock.................     89
  Pride Preferred Stock..............     89
  FFNV Common Shares.................     90
  Comparison of Voting and Other
     Rights..........................     90
LEGAL MATTERS........................     93
INDEPENDENT PUBLIC ACCOUNTANTS.......     93
INDEX TO FINANCIAL STATEMENTS........    F-1
APPENDIX A: PURCHASE AGREEMENT.......    A-1
APPENDIX B: OPINION OF SIMMONS &
  COMPANY INTERNATIONAL..............    B-1
APPENDIX C: OPINION OF JEFFERIES &
  COMPANY, INC.......................    C-1

                             AVAILABLE INFORMATION

     Pride and Forasol-Foramer are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, and other information (and in the case of Pride, proxy statements) with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied or obtained by mail upon the payment of the Commission's prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at the following Regional Offices of the Commission: Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www:sec.gov).

     Pride has filed with the Commission a registration statement on Form S-4 (together with all amendments, supplements, and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended
(the "Securities Act"), with respect to the Pride Common Stock to be issued pursuant to the Purchase Agreement. The information contained herein with respect to Pride and its subsidiaries has been provided by Pride and the information with respect to Forasol-Foramer and its subsidiaries has been provided by Forasol-Foramer. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above. Statements contained in this Proxy Statement/Prospectus or in any document incorporated in this Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON UPON REQUEST DIRECTED TO ROBERT W. RANDALL, SECRETARY, AT PRIDE'S PRINCIPAL EXECUTIVE OFFICES LOCATED AT 1500 CITY WEST BLVD., SUITE 400, HOUSTON, TEXAS 77042.

     Pride hereby undertakes to provide, without charge, to each person, including any beneficial owner of Pride Common Stock or FFNV Common Shares, to whom a copy of this Proxy Statement/Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to below which have or may be incorporated herein by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated herein by reference. Requests for such documents should be directed to the person indicated in the immediately preceding paragraph.

     The following documents, which have been filed with the Commission pursuant to the Exchange Act, are hereby incorporated herein by reference:

          (1) Pride's Annual Report on Form 10-K for the year ended December 31, 1995;

          (2) Pride's Proxy Statement relating to the annual meeting of the shareholders of Pride held on May 16, 1996;

          (3) Pride's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996;

          (4)  Pride's Current Report on Form 8-K filed March 20, 1996; and

          (5) Pride's Current Report on Form 8-K filed May 15, 1996, as amended by a Form 8-K/A filed June 4, 1996.

     All documents and reports filed by Pride pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Pride and Forasol-Foramer Meetings shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents or reports. All information appearing in this Proxy Statement/Prospectus or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference and should be read together with such information and documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein (or in any subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus except as so modified or superseded.

                                    SUMMARY

     THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO, WHICH SHAREHOLDERS ARE URGED TO READ CAREFULLY IN THEIR ENTIRETY. AS USED HEREIN, UNLESS THE CONTEXT OTHERWISE REQUIRES, "PRIDE" REFERS TO PRIDE PETROLEUM SERVICES, INC. AND ITS SUBSIDIARIES AND "FORASOL-FORAMER" REFERS TO FORASOL-FORAMER N.V. AND ITS SUBSIDIARIES.

THE PARTIES TO THE BUSINESS COMBINATION

     PRIDE is a leading international and domestic provider of well servicing, workover, contract drilling, completion and plugging and abandonment services, both on land and offshore. Pride's fleet of 644 owned rigs is one of the world's largest, consisting of 421 land-based rigs in the United States (prior to the transaction with Dawson Production Services, Inc. described below), 133 land-based rigs in Argentina, 43 land-based and two barge rigs in Venezuela, 19 land-based rigs in Colombia and three land-based rigs in other international markets and 23 offshore platform rigs located in the Gulf of Mexico. Pride performs maintenance and workovers necessary to operate producing oil and gas wells efficiently and provides contract drilling of new wells in certain international and offshore markets. Pride also provides services for the completion of newly drilled oil and gas wells and plugging and abandonment services at the end of a well's useful life. Pride Petroleum Services, Inc. is a Louisiana corporation with its principal executive offices located at 1500 City West Blvd., Suite 400, Houston, Texas 77042. Its telephone number at such address is (713) 789-1400.

     On December 23, 1996, Pride entered into a definitive agreement to sell to Dawson Production Services, Inc. ("Dawson") substantially all of the assets used in Pride's domestic, land-based well servicing operations, including 407 of Pride's 421 land-based rigs, for an aggregate purchase price of approximately $136 million (the "Dawson Transaction"). The sale is expected to generate pre-tax proceeds of approximately $90 million, net of repayment of debt related to the assets to be sold. Pride intends to use the net proceeds from the Dawson Transaction to partially fund the cash portion of the consideration to be paid for the acquisition of Forasol-Foramer. During the nine months ended September 30, 1996 and the year ended December 31, 1995, the operations to be sold generated revenues of $87.3 million and $113.1 million, respectively, and earnings from operations of $4.4 million and $7.0 million, respectively. Consummation of the Dawson Transaction is subject to various conditions, including Dawson's completion of certain financings. Dawson is engaged in the business of providing workover and other production services for oil and gas wells.

     FORASOL-FORAMER is a holding company that provides onshore and offshore drilling, workover and related services through subsidiaries and joint ventures to oil and gas companies worldwide. Forasol-Foramer currently provides services in more than 20 countries, with significant operations in Africa and South America. It operates a diverse fleet of seven tender-assisted rigs, four barge rigs, two semisubmersible rigs and 29 land-based rigs. Forasol-Foramer also provides well engineering, integrated drilling services, turnkey wells and project management to its customers. As part of its operations, Forasol-Foramer focuses on niche markets and on developing innovative drilling solutions through research and development and rig design in conjunction with its major customers. Forasol-Foramer is a Dutch corporation, the principal operating subsidiary of which is Forasol S.A., a French company that maintains its executive offices at 16 bis, rue Grange Dame Rose, BP 100-78 143, Velizy-Villacoublay Cedex, France. Its telephone number at such address is 33 (1) 3070-5858.

     Forasol-Foramer owns its operating companies through its wholly owned subsidiary, Forasub B.V., a Dutch private limited company (the "F-F Subsidiary"). The Purchase Agreement provides that Pride will acquire all of the outstanding capital stock of the F-F Subsidiary.

THE PRIDE MEETING AND VOTE REQUIRED

     The Pride Meeting will be held on February   , 1997 at 9:00 a.m., Houston
time, at the Westchase Hilton, 9999 Westheimer, Houston, Texas, at which time the shareholders of Pride will be asked to approve the Pride Proposal (i) to amend Pride's Restated Articles of Incorporation to increase the number of authorized shares of Pride Common Stock from 40,000,000 to 100,000,000 (the "Pride Charter Amendment") and (ii) to issue approximately 11,100,000 shares of Pride Common Stock, together with approximately $113,200,000 in cash, pursuant to the Purchase Agreement, which is attached hereto as Appendix A.

     The record holders of Pride Common Stock at the close of business on January 21, 1997 are entitled to notice of and to vote at the Pride Meeting. On that date, there were outstanding 28,527,656 shares of Pride Common Stock held by 1,956 shareholders of record, each of which shares is entitled to one vote.

     Approval of the Pride Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Pride Common Stock represented in person or by proxy, and constituting a quorum, at the Pride Meeting.

     As of December 31, 1996, the directors and executive officers of Pride and their affiliates beneficially owned an aggregate of 2,461,934 shares, or 8.6%, of the Pride Common Stock entitled to vote at the Pride Meeting.

THE FORASOL-FORAMER MEETING AND VOTE REQUIRED

     The Forasol-Foramer Meeting will be held on February   , 1997 at 10:00
a.m., Netherlands time, at the offices of Trenite Van Doorne, Weena 666, 3012 CN Rotterdam, at which time the shareholders of Forasol-Foramer will be asked to approve the Forasol-Foramer Proposal to approve the transactions contemplated by the Purchase Agreement, including the Liquidating Distribution to the shareholders of Forasol-Foramer and the liquidation of Forasol-Foramer and winding up of its affairs, as a result of which the shareholders of Forasol-Foramer will be entitled to 0.66 shares of Pride Common Stock and $6.80 in cash (less any applicable Dutch withholding taxes) for each FFNV Common Share held by them.

     Approval of the Forasol-Foramer Proposal will require the affirmative vote of the holders of a majority of the outstanding FFNV Common Shares.

     There are currently outstanding 16,650,290 FFNV Common Shares, with each such share being entitled to vote on the Forasol-Foramer Proposal. Three Forasol-Foramer shareholders, namely Sertofin B.V., a Dutch company, Gialos B.V., a Dutch company, and Compagnie Financiere de Services Petroliers S.A., a French company (collectively, the "Forasol Controlling Shareholders"), own an aggregate of 10,010,000, or 60.1%, of the FFNV Common Shares entitled to vote at the Forasol-Foramer Meeting. THE FORASOL CONTROLLING SHAREHOLDERS, EACH OF WHICH IS A PARTY TO THE PURCHASE AGREEMENT, HAVE PROVIDED AN UNDERTAKING THAT, SUBJECT TO CERTAIN CONDITIONS THAT WOULD CAUSE A TERMINATION OF THE PURCHASE AGREEMENT, EACH OF THEM WILL VOTE ALL OF THE FFNV COMMON SHARES HELD BY THEM IN FAVOR OF THE FORASOL-FORAMER PROPOSAL AT THE FORASOL-FORAMER MEETING AND, UPON PRIDE'S REQUEST, WILL PROMPTLY CONSTITUTE AND APPOINT AN EXECUTIVE OFFICER OF PRIDE TO ACT AS THEIR AGENT, PROXY AND ATTORNEY-IN-FACT TO CAUSE SUCH SHARES TO BE VOTED IN FAVOR OF THE FORASOL-FORAMER PROPOSAL. ACCORDINGLY, APPROVAL OF THE FORASOL-FORAMER PROPOSAL BY THE SHAREHOLDERS OF FORASOL-FORAMER IS ASSURED.

THE PRIDE CHARTER AMENDMENT

     Pride is currently authorized to issue 40,000,000 shares of Pride Common Stock, of which 28,527,656 shares were issued and outstanding as of January 21, 1997 and 9,468,579 shares are reserved for issuance upon conversion of Pride's convertible subordinated debentures and under Pride's stock option and stock purchase plans, leaving 2,003,765 authorized shares that have not been issued or reserved for issuance. The Purchase Agreement contemplates that Pride will (i) issue approximately 11,000,000 shares of Pride Common Stock for distribution to the shareholders of Forasol-Foramer and 110,000 shares upon surrender of certain options to purchase FFNV Common Shares and (ii) reserve up to an additional 387,200 shares for issuance upon exercise of options to purchase FFNV Common Shares that will be converted into Pride stock options. Thus, approximately 9,500,000 additional shares that currently are not authorized for issuance by Pride's Restated Articles of Incorporation will be required to complete the Business Combination. Pride's Board of Directors has unanimously approved an increase in the number of shares of authorized Pride Common Stock from 40,000,000 to 100,000,000, so that, in addition to the number of additional shares that will be required to complete the Business Combination, there will be sufficient authorized, unissued and unreserved shares of Pride Common Stock available in the future for issuance, at the discretion of the Board of Directors, for acquisitions, stock splits, stock dividends, equity financings, employee benefit plans and other corporate purposes. Except for the shares to be issued in the Business Combination, however, there are no proposals for any such issuances of additional shares of Pride Common Stock pending before Pride's Board of Directors. If the Pride Proposal is approved at the Pride Meeting, the Pride Charter Amendment will be implemented only if the Business Combination is consummated.

THE BUSINESS COMBINATION

     Pursuant to the Purchase Agreement, at a closing to be held after satisfaction or waiver of the conditions set forth therein (the "Closing"), Pride will purchase from Forasol-Foramer the capital stock of the F-F Subsidiary for a number of shares of Pride Common Stock and an amount of cash based on the number of FFNV Common Shares outstanding (the "Purchase Consideration"). Based on the current number of outstanding FFNV Common Shares, the Purchase Consideration will consist of 10,989,191 shares of Pride Common Stock (representing approximately 27.8% of the Pride Common Stock to be outstanding immediately after the Closing) and $113,221,972 in cash. An additional 110,000 shares of Pride Common Stock will be issued to two senior executives of Forasol-Foramer whose employment will be terminated in the Business Combination upon such executives' surrender of their options to purchase FFNV Common Shares, and up to an additional 387,200 shares of Pride Common Stock will be reserved for future issuance for Pride stock options into which outstanding FFNV options will be converted.

     As soon as practicable following delivery of the Purchase Consideration, Forasol-Foramer, which is a holding company having no significant assets (other than its interests, through the F-F Subsidiary, in its operating subsidiaries and joint ventures) and no significant liabilities, will cause the Liquidating Distribution of the Purchase Consideration to be made to its shareholders who are registered in its register of shareholders when the Liquidating Distribution is made on the basis of 0.66 shares of Pride Common Stock and $6.80 in cash (less any applicable Dutch withholding taxes) for each of the FFNV Common Shares held by such shareholders. To facilitate a proper determination of those holders of FFNV Common Shares who are entitled to participate in the Liquidating Distribution, Forasol-Foramer intends to cause trading in such shares on the Nasdaq National Market to be suspended at the close of trading on ____________, February __, 1997. THE TRANSACTION WILL GENERALLY BE TAXABLE TO FORASOL-FORAMER'S SHAREHOLDERS. SEE "THE BUSINESS COMBINATION -- CERTAIN TAX CONSEQUENCES" ON PAGES 35 AND 36. As soon as practicable following the Liquidating Distribution, Forasol-Foramer will take such steps as may be necessary to wind up its affairs and cease its corporate existence. Since Forasol-Foramer will have no assets other than the Purchase Consideration provided by Pride, its shareholders will not receive any additional distributions upon its final liquidation. In the Purchase Agreement, Pride has agreed to assume Forasol-Foramer's closing costs, including the cost to wind up its affairs and liquidate.

     The Business Combination is subject to the satisfaction of certain conditions, including approval of the Pride Proposal and the Forasol-Foramer Proposal by the respective shareholders of Pride and Forasol-Foramer, the listing of the Pride Common Stock included in the Purchase Consideration on the Nasdaq National Market and the material accuracy of each party's representations and warranties in the Purchase Agreement.

     Consummation of the Business Combination, including the filing of the Pride Charter Amendment with the Secretary of State of Louisiana and the Liquidating Distribution, is expected to occur no more than five business days after all of the conditions to Closing contained in the Purchase Agreement have been satisfied or waived. If the Pride Proposal and the Forasol-Foramer Proposal are approved at the respective special meetings, the parties expect that the Closing will occur on or about February __, 1997, although there can be no assurance as to whether or when the Closing will occur.

RECOMMENDATION OF THE PRIDE BOARD OF DIRECTORS AND OPINION OF PRIDE'S FINANCIAL ADVISOR

     THE BOARD OF DIRECTORS OF PRIDE HAS UNANIMOUSLY APPROVED ALL OF THE TRANSACTIONS CONTEMPLATED BY THE PRIDE PROPOSAL, BELIEVES THAT THE PRIDE CHARTER AMENDMENT AND THE BUSINESS COMBINATION ARE FAIR TO AND IN THE BEST INTERESTS OF PRIDE AND ALL OF ITS SHAREHOLDERS, AND RECOMMENDS THAT PRIDE'S SHAREHOLDERS VOTE "FOR" APPROVAL OF THE PRIDE PROPOSAL. FOR A DISCUSSION OF THE FACTORS
CONSIDERED BY THE BOARD OF DIRECTORS OF PRIDE IN REACHING ITS CONCLUSIONS REGARDING THE BUSINESS COMBINATION, SEE "THE BUSINESS COMBINATION -- PRIDE'S REASONS FOR THE BUSINESS COMBINATION."

     Simmons & Company International has rendered its opinion to the Board of Directors of Pride to the effect that, as of December 4, 1996, the acquisition by Pride of the F-F Subsidiary for the Purchase Consideration is fair to Pride and its shareholders from a financial point of view. A copy of such opinion, dated December 4, 1996, is attached hereto as Appendix B and should be read in its entirety with respect to the assumptions made, the matters considered and limitations of the review undertaken by Simmons & Company International in rendering such opinion. See "The Business Combination -- Opinion of Pride's Financial Advisor."

ACTION OF THE FORASOL-FORAMER SUPERVISORY BOARD AND OPINION OF FORASOL-FORAMER'S FINANCIAL ADVISOR

     THE BOARD OF SUPERVISORY DIRECTORS OF FORASOL-FORAMER HAS UNANIMOUSLY APPROVED ALL OF THE TRANSACTIONS CONTEMPLATED BY THE FORASOL-FORAMER PROPOSAL AND BELIEVES THAT THE BUSINESS COMBINATION IS FAIR TO AND IN THE BEST INTERESTS OF FORASOL-FORAMER AND ALL OF ITS SHAREHOLDERS. FOR A DISCUSSION OF THE FACTORS CONSIDERED BY THE BOARD OF SUPERVISORY DIRECTORS OF FORASOL-FORAMER IN REACHING ITS CONCLUSIONS REGARDING THE BUSINESS COMBINATION, SEE "THE BUSINESS COMBINATION -- FORASOL-FORAMER'S REASONS FOR THE BUSINESS COMBINATION."

     Jefferies & Company, Inc. has rendered its opinion to the Board of Supervisory Directors of Forasol-Foramer to the effect that, as of December 16, 1996, the Purchase Consideration to be received by the shareholders of Forasol-Foramer is fair from a financial point of view to such shareholders. A copy of such opinion, dated December 16, 1996, is attached hereto as Appendix C and should be read in its entirety with respect to the assumptions made, the matters considered and limitations of the review undertaken by Jefferies & Company, Inc. in rendering such opinion. See "The Business
Combination -- Opinion of Forasol-Foramer's Financial Advisor."

CERTAIN UNDERTAKINGS OF PRIDE

     Pride has provided covenants and undertakings that will survive the Closing, including undertakings to (i) provide certain severance benefits and other arrangements for members of senior management of Forasol S.A. who are not retained in their present or equivalent positions for at least two years, (ii) provide those management employees of Forasol S.A. who continue to be employed with compensation and benefits that are no less favorable than those they are currently receiving and are otherwise at least as favorable as those provided to management employees of Pride holding comparable positions, (iii) convert all of Forasol-Foramer's outstanding employee stock options, both vested and unvested, into options to purchase shares of Pride Common Stock (subject to their prior surrender in exchange for a cash payment) on the basis of 1.1 shares of Pride Common Stock for each FFNV Common Share covered by the Forasol-Foramer options and provide for accelerated vesting of the right to exercise such options, (iv) increase the number of directors comprising the Board of Directors of Pride to include, for a period of up to five years and subject to their re-election at future annual meetings of the shareholders of Pride, two individuals nominated by the Forasol Controlling Shareholders, (v) create an Executive Management Committee of Pride having general responsibility for strategic planning of Pride's worldwide operations that will include two of the present executive officers of Forasol S.A. (who shall also be elected as executive officers of Pride), (vi) continue to maintain in France the principal office of Forasol S.A., including but not limited to its technical, engineering and research and development functions, and (vii) indemnify the present and former directors, officers and employees of Forasol-Foramer and its subsidiaries against claims arising out of acts or omissions occurring at or prior to the Closing to the fullest extent permitted by applicable laws and corporate organizational documents. In addition, Pride will issue 110,000 shares of Pride Common Stock to two senior executives of Forasol-Foramer whose employment will be terminated in the Business Combination upon such executives' surrender of their outstanding options to purchase FFNV Common Shares. Such two executives are expected to be the initial nominees of the Forasol Controlling Shareholders to serve on Pride's Board of Directors. The Forasol Controlling Shareholders, the persons designated to serve on the Board of Directors of Pride, the members of management of Forasol S.A. designated to serve on Pride's new Executive Management Committee and as executive officers of Pride, and the employees of Forasol-Foramer and its subsidiaries who hold options to purchase FFNV Common Shares that will be converted into options to purchase Pride Common Stock may all be deemed to have interests in the Business Combination in addition to any interests they may have, directly or through affiliates, as shareholders of Forasol-Foramer generally.

AGREEMENTS OF THE FORASOL CONTROLLING SHAREHOLDERS

     The Forasol Controlling Shareholders collectively will receive approximately 6.6 million shares of Pride Common Stock as a result of the Liquidating Distribution. Each Forasol Controlling Shareholder has agreed that so long as the Board of Directors of Pride includes a person designated by it or its affiliates, and for a period of not less than 90 days after Pride's Board of Directors ceases to include any person so designated, such Forasol Controlling Shareholder and its affiliates will not (i) participate in any unsolicited offer to acquire control of Pride or in any election contest relating to Pride, (ii) vote its shares of Pride Common Stock in the election of Pride directors for any person other than the persons nominated by Pride's Board of Directors, (iii) vote in favor of any business combination or any other transaction with a third party that has not been approved by at least a majority of the members of Pride's Board of Directors, or (iv) increase its ownership in Pride such that it and its affiliates, together with all nonaffiliated Forasol Controlling Shareholders and their affiliates, would own or control more than 20% of Pride's outstanding voting securities. The Forasol Controlling Shareholders have also agreed that as of the Closing, all technical services agreements and other contracts or arrangements they have with Forasol-Foramer and any of its subsidiaries providing for payments or compensation to them in any form shall be terminated.

TERMINATION AND TERMINATION PAYMENTS

     The Purchase Agreement may be terminated at any time prior to Closing by mutual consent of Pride and Forasol-Foramer or by either of such parties if (i) the Closing shall not have occurred on or before April 30, 1997; (ii) any court or governmental entity shall have taken action to restrain, enjoin or otherwise prohibit consummation of the Business Combination; (iii) either party fails to obtain the required approval of its shareholders; or (iv) subject to certain materiality thresholds where no fraud, willful misrepresentation or gross negligence is involved, the representations and warranties of the other party are not true and correct in all material respects and, in the case of Forasol-Foramer, the Business Combination will result in certain taxes becoming payable by Forasol-Foramer or its subsidiaries. Either Pride or Forasol-Foramer may also terminate the Purchase Agreement if the Supervisory Board of Forasol-Foramer shall have approved or recommended any other proposal for the acquisition of Forasol-Foramer or any of its subsidiaries which is deemed to be financially superior, from the point of view of Forasol-Foramer and its shareholders, to the transactions provided for in the Purchase Agreement. The Purchase Agreement provides for termination payments in certain circumstances, ranging from $5 million to $20 million, depending on the grounds for termination.

EXTENSION, WAIVER AND AMENDMENT

     The Purchase Agreement provides that it may be amended by the parties at any time before or after approval of the Pride Proposal and the Forasol-Foramer Proposal by the respective shareholders of Pride and Forasol-Foramer; provided that after such approvals have been obtained, there can be no amendment that by law would require further approval by such shareholders without such further approval. Pride or Forasol-Foramer may extend the time of performance of any of the obligations of the other party, waive compliance with such obligations or conditions with respect to those obligations or waive inaccuracies in any representations and warranties of the other party.

RESTRICTIONS ON RESALES BY FORASOL-FORAMER AFFILIATES; REGISTRATION RIGHTS

     Pride will obtain from each of the Forasol Controlling Shareholders and from each other shareholder of Forasol-Foramer identified by it as an "affiliate" of Forasol-Foramer an agreement to the effect that such shareholder will not transfer any shares of Pride Common Stock received by it as a result of the Liquidating Distribution except in compliance with the applicable provisions of the Securities Act and the regulations of the Commission thereunder. Pride will grant the Forasol Controlling Shareholders certain rights to have Pride register the shares of Pride Common Stock received by them in the Liquidating Distribution for sale to the public. Such registration rights, which require specified minimum amounts of Pride Common Stock to be registered and sold in an underwritten public offering, expire at the end of three years.

CERTAIN TAX CONSEQUENCES

     The Liquidating Distribution will be a taxable event for United States federal income tax purposes on which a holder of FFNV Common Shares will recognize gain or loss in an amount equal to the difference between the amount realized on the Liquidating Distribution (the fair market value of the shares of Pride Common Stock and the amount of cash received) and the tax basis for such holder's FFNV Common Shares. In addition, a portion of the Liquidating Distribution will be treated as a dividend, which is generally subject to Dutch withholding tax. Any applicable Dutch withholding tax will be withheld from the cash portion of the Liquidating Distribution. A HOLDER WHO SELLS HIS FFNV COMMON SHARES PRIOR TO BECOMING ENTITLED TO THE LIQUIDATING DISTRIBUTION WILL NOT BE SUBJECT TO DUTCH WITHHOLDING TAX ON SUCH SALE. See "The Business
Combination -- Certain Tax Consequences."

APPRAISAL RIGHTS

     Under applicable law, neither Pride's nor Forasol-Foramer's shareholders will be entitled to any appraisal or dissenter's rights in connection with the Business Combination.

ACCOUNTING TREATMENT

     The Business Combination will be accounted for by Pride as a purchase under generally accepted accounting principles ("GAAP") in the United States.

REGULATORY APPROVALS

     Neither the Business Combination nor any other transaction contemplated by the Purchase Agreement is subject to any material regulatory review or approval.

SOURCE OF PRIDE FUNDS

     The maximum amount of cash expected to be required by Pride in connection with the transactions contemplated by the Purchase Agreement is approximately $123 million, including the cash portion of the Purchase Consideration for the Business Combination, the fees and expenses of Pride's and Forasol-Foramer's financial, tax and other advisors, the cost of liquidating Forasol-Foramer and winding up its affairs, printing and registration expenses, and other transaction costs incurred by Pride and Forasol-

Foramer. Pride will obtain such funds from working capital, existing or new credit lines and from the sale of its domestic land-based operations. See "Information About Pride -- Dawson Transaction."

COMPARISON OF PRIDE COMMON STOCK AND FFNV COMMON SHARES

     The rights of Pride's shareholders and other corporate matters relating to Pride Common Stock are controlled by Pride's Restated Articles of Incorporation and Bylaws and by the Louisiana Business Corporation Law. The rights of Forasol-Foramer shareholders and other corporate matters relating to the FFNV Common Shares are controlled by Forasol-Foramer's Articles of Association and by the laws of The Netherlands. Following the Liquidating Distribution, shareholders of Forasol-Foramer will become shareholders of Pride whose rights will be governed by Pride's Restated Articles of Incorporation and Bylaws and by applicable provisions of the Louisiana Business Corporation Law. As permitted by Louisiana law, Pride's Restated Articles of Incorporation provide that directors of Pride are elected for five-year terms. See "Comparison of the Capital Shares of Pride and Forasol-Foramer."

SHARE MARKET PRICES

     On October 25, 1996, the last trading day prior to announcement by Pride and Forasol-Foramer that they had reached a preliminary agreement concerning the Business Combination, the last sale price of Pride Common Stock on the Nasdaq National Market (trading symbol: "PRDE") was $15 1/4 per share (indicating a pre-tax value of the Liquidating Distribution of $16.87 per FFNV Common Share), and the last sale price of FFNV Common Shares on the Nasdaq National Market (trading symbol: "FSOLF") was $13 7/8 per share.

     On January __, 1997, the last sale price of Pride Common Stock on the Nasdaq National Market was $_ per share (indicating a pre-tax value of the Liquidating Distribution of $____ per FFNV Common Share), and the last sale price of FFNV Common Shares on the Nasdaq National Market was $____ per share. Following the Business Combination, Pride Common Stock will continue to be listed on the Nasdaq National Market under the symbol "PRDE" and the listing of FFNV Common Shares on the Nasdaq National Market will be terminated.

     For information regarding historical high and low market prices of the Pride Common Stock and FFNV Common Shares, see "Market Prices and Dividend Policies."

FORASOL-FORAMER RECENT DEVELOPMENTS

     In the offshore sector, Forasol-Foramer recently received significant contracts for its two semisubmersibles, the NYMPHEA and SOUTH SEAS DRILLER. The NYMPHEA, which is currently working for Chevron in West Africa, is scheduled to begin a four-year contract with Petrobras in Brazil in June 1997, following an upgrade at a cost of approximately $6 million. The SOUTH SEAS DRILLER received a 296-day contract with options for three additional wells from Soeker in South Africa. Forasol-Foramer is currently negotiating an additional contract for the SOUTH SEAS DRILLER in West Africa. In addition, Forasol-Foramer has been selected by Baker Hughes Inteq for a three-year contract for the upgrading and management of a Lagoven barge in Venezuela. Forasol-Foramer anticipates investing $4.5 million in capital expenditures on the project.

     In the onshore sector, Forasol-Foramer recently secured two contracts for two of its ultra-heavy land rigs, the NATIONAL 1625/3 and NATIONAL 1320/2. The NATIONAL 1625/3 began mobilizing in November 1996 to Argentina, where it will work for Total under a one-year contract plus one six-month option. The NATIONAL 1320/2 received a six-month contract with two options to drill for Mobil in Algeria.

FORWARD-LOOKING INFORMATION

     The statements included in this Proxy Statement/Prospectus regarding future financial performance and results and the other statements that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words "anticipate," "estimate," "expect," "predict," "project" and similar expressions are also intended to identify forward-looking statements. Such statements are subject to numerous risks, uncertainties and assumptions, including but not limited to uncertainties relating to industry and market conditions, prices of crude oil and natural gas, foreign exchange and currency fluctuations and other factors discussed in this Proxy Statement/Prospectus and in Pride's and Forasol-Foramer's other filings with the Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following tables set forth summary historical and pro forma financial and operating information for Pride and Forasol-Foramer as of the dates and for the periods indicated. The following data should be read in conjunction with the Unaudited Pro Forma Financial Statements, including the notes thereto,
"Selected Historical Financial Data of Pride," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Pride," "Selected Historical Financial Data of Forasol-Foramer," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Forasol-Foramer" and the consolidated financial statements of Pride and Forasol-Foramer (including the notes thereto) included elsewhere in this Proxy Statement/Prospectus. The historical consolidated information for the nine months ended September 30, 1995 and 1996 for Pride, for the six months ended June 30, 1995 and 1996 and for the nine months ended September 30, 1996 for Forasol-Foramer are unaudited. Results of operations for the six months ended June 30, 1996 for Forasol-Foramer and for the nine months ended September 30, 1996 for Pride and Forasol-Foramer are not necessarily indicative of the results of operations for the full year.

PRIDE PETROLEUM SERVICES, INC.

                                                                               NINE MONTHS
                                              YEAR ENDED DECEMBER 31,      ENDED SEPTEMBER 30,
                                          -------------------------------  --------------------
                                            1993       1994       1995       1995       1996
                                          ---------  ---------  ---------  ---------  ---------
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues................................  $ 127,099  $ 182,336  $ 263,599  $ 198,512  $ 283,593
Operating costs.........................    100,305    139,653    188,252    143,376    202,796
Depreciation and amortization...........      6,407      9,550     16,657     12,077     19,987
Selling, general and administrative.....     17,572     25,105     32,418     23,620     34,120
                                          ---------  ---------  ---------  ---------  ---------
Earnings from operations................  $   2,815  $   8,028  $  26,272  $  19,439  $  26,690
                                          =========  =========  =========  =========  =========
Net earnings(1).........................  $   5,940  $   6,214  $  15,359  $  11,227  $  14,454
                                          =========  =========  =========  =========  =========
Net earnings per share(1)...............  $     .36  $     .30  $     .60  $     .44  $     .52
                                          =========  =========  =========  =========  =========
OTHER OPERATING DATA:
EBITDA(2)...............................  $   9,087  $  17,273  $  44,616  $  33,156  $  47,152

BALANCE SHEET DATA (AT END OF PERIOD):
Working capital.........................  $  21,758  $  26,640  $  31,302  $  28,914  $  59,731
Property and equipment, net.............     62,823    139,899    178,488    173,264    361,759
Total assets............................    109,981    205,193    257,605    256,818    529,604
Long-term debt, net of current
  portion...............................        200     42,096     61,136     58,817     97,947
Convertible subordinated debentures.....     --         --         --         --         80,500
Shareholders' equity....................     69,126    111,385    131,239    126,546    192,669

------------
(1) Net earnings for the year ended December 31, 1993 include $3,835,000 ($.23 per share) cumulative effect of change in accounting for income taxes. See
    Note 6 of Notes to Consolidated Financial Statements of Pride.

(2) EBITDA (earnings before interest, taxes, depreciation and amortization) is presented here to provide additional information about Pride's operations. EBITDA should not be considered as an alternative to net income as an indicator of Pride's operating performance or as an alternative to cash flows as a better measure of liquidity.

FORASOL-FORAMER N.V.

                                                                             SIX MONTHS ENDED     NINE MONTHS
                                              YEAR ENDED DECEMBER 31,            JUNE 30,            ENDED
                                          -------------------------------  --------------------  SEPTEMBER 30,
                                            1993       1994       1995       1995       1996         1996
                                          ---------  ---------  ---------  ---------  ---------  -------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenues................................  $ 151,926  $ 148,304  $ 171,500  $  83,333  $  89,680    $ 137,640
Operating costs.........................    105,995    104,398    127,491     58,640     72,390      108,536
Depreciation and amortization...........     19,966     20,292     20,264     10,063     10,851       16,598
Selling, general and administrative.....     15,330     16,216     17,660      8,556      8,484       12,606
                                          ---------  ---------  ---------  ---------  ---------  -------------
Operating income (loss).................  $  10,635  $   7,398  $   6,085  $   6,074  $  (2,045)   $    (100)
                                          =========  =========  =========  =========  =========  =============
Net income (loss).......................  $   2,947  $     936  $  (4,013) $   1,129  $  (4,261)   $  (3,410)
                                          =========  =========  =========  =========  =========  =============
Net income (loss) per share.............  $     .31  $     .10  $    (.40) $     .11  $    (.36)   $    (.25)
                                          =========  =========  =========  =========  =========  =============
OTHER OPERATING DATA:
EBITDA(1)...............................     30,601     27,690     26,349     16,137      8,806       16,498

BALANCE SHEET DATA (AT END OF PERIOD):
Working capital.........................  $  (7,899) $ (21,230) $ (26,219)            $  19,579    $   5,202
Property and equipment, net.............    209,284    212,726    230,372               229,288      239,272
Total assets............................    324,272    317,623    333,055               356,185      350,803
Long-term debt, net of current
  portion...............................     44,968     34,898     40,258                27,928       25,783
Long-term leases, net of current
  portion...............................     39,655     30,899     44,538                33,089       34,597
Shareholders' equity....................    120,531    126,880    123,005               188,642      189,448

------------
(1) EBITDA (earnings before interest, taxes, depreciation and amortization) is presented here to provide additional information about Forasol-Foramer's operations. EBITDA should not be considered as an alternative to net income as an indicator of Forasol-Foramer's operating performance or as an alternative to cash flows as a better measure of liquidity.

                          SUMMARY UNAUDITED PRO FORMA
                            COMBINED FINANCIAL DATA

     The following tables set forth summary unaudited pro forma combined financial information for Pride as of the dates and for the periods indicated. The summary unaudited pro forma combined financial information illustrates the effect of (i) the acquisition of Quitral-Co S.A.I.C. by Pride, (ii) the acquisition of Forasol-Foramer by Pride, (iii) the sale of Pride's U.S. land-based well servicing operations to Dawson, and (iv) the related financing transactions. The unaudited pro forma combined financial information does not purport to represent what Pride's financial position or results of operations actually would have been had the acquisition of Quitral-Co, the acquisition of Forasol-Foramer, the sale of Pride's U.S. land-based well servicing operations and the related financing transactions in fact occurred at or prior to the dates or periods indicated. Furthermore, the unaudited pro forma combined financial information does not reflect changes which may occur as the result of post-combination activities and other matters. The following data should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements, including the notes thereto, included elsewhere in this Proxy Statement/ Prospectus.

                                                             YEAR ENDED                                NINE MONTHS ENDED
                                                          DECEMBER 31, 1995                           SEPTEMBER 30, 1996
                                          -------------------------------------------------   -----------------------------------
                                                        PRIDE       PRIDE/          PRO                     PRIDE       PRIDE/
                                            PRIDE        PRO        FORASOL        FORMA        PRIDE        PRO        FORASOL
                                          HISTORICAL   FORMA(1)   COMBINED(2)   COMBINED(3)   HISTORICAL   FORMA(1)   COMBINED(2)
                                          ----------   --------   -----------   -----------   ----------   --------   -----------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

STATEMENT OF OPERATIONS DATA:
  Revenues..............................   $263,599    $458,163    $ 629,663     $ 516,548     $283,593    $346,803    $ 484,443
  Operating costs.......................    188,252    346,237       473,728       387,551      202,796    252,137       360,673
  Depreciation and amortization.........     16,657     28,064        55,028        49,643       19,987     24,314        45,937
  Selling, general and administrative...     32,418     41,063        58,723        45,219       34,120     37,951        50,557
                                          ----------   --------   -----------   -----------   ----------   --------   -----------
  Earnings from operations..............   $ 26,272    $42,799     $  42,184     $  34,135     $ 26,690    $32,401     $  27,276
                                          ==========   ========   ===========   ===========   ==========   ========   ===========
  Net earnings..........................   $ 15,359    $16,378     $   5,485     $   2,235     $ 14,454    $16,137     $   6,042
                                          ==========   ========   ===========   ===========   ==========   ========   ===========
  Net earnings per share
      Primary...........................   $    .60    $   .64     $     .15(4)  $     .06     $    .52    $   .59     $     .16(4)
                                          ==========   ========   ===========   ===========   ==========   ========   ===========
      Fully diluted.....................   $    .60    $   .61     $  *          $  *          $    .50    $   .55     $  *
                                          ==========   ========   ===========   ===========   ==========   ========   ===========
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital.......................   $ 31,302                                            $ 59,731    $59,731     $  21,733
  Property and equipment, net...........    178,488                                             361,759    361,759       761,083
  Total assets..........................    257,605                                             529,604    529,604     1,017,259
  Long-term debt, net of current
    portion.............................     61,136                                              97,947     97,947       203,730
  Long-term leases, net of current
    portion.............................     --                                                  --          --           34,597
  Convertible subordinated debentures...     --                                                  80,500     80,500        80,500
  Shareholders' equity..................    131,239                                             192,669    192,669       362,969

                                        NINE MONTHS ENDED
                                       SEPTEMBER 30, 1996
                                       ------------------
                                              PRO
                                             FORMA
                                          COMBINED(3)
                                          -----------
STATEMENT OF OPERATIONS DATA:
  Revenues..............................   $ 397,153
  Operating costs.......................     292,917
  Depreciation and amortization.........      41,867
  Selling, general and administrative...      40,305
                                          -----------
  Earnings from operations..............   $  22,064
                                          ===========
  Net earnings..........................   $   5,612
                                          ===========
  Net earnings per share
      Primary...........................   $     .15
                                          ===========
      Fully diluted.....................   $  *
                                          ===========
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital.......................   $  46,133
  Property and equipment, net...........     717,983
  Total assets..........................     982,909
  Long-term debt, net of current
    portion.............................     142,830
  Long-term leases, net of current
    portion.............................      34,597
  Convertible subordinated debentures...      80,500
  Shareholders' equity..................     417,169
------------
 *   Anti-dilutive.


(1) Illustrates the effect of the acquisition of Quitral-Co S.A.I.C. on the Pride Historical data, assuming such acquisition had been consummated at the beginning of the periods presented. See Note 1 of Notes to Unaudited Pro Forma Combined Financial Statements.

(2) Illustrates the effect of the acquisition of Forasol-Foramer on the Pride Pro Forma data, assuming such acquisition had been consummated at the beginning of the periods presented.

(3) Illustrates the effect of the sale of Pride's U.S. land-based well servicing operations on the Pride/Forasol Combined data, assuming such sale had been consummated at the beginning of the periods presented.

(4) PRIDE'S MANAGEMENT DOES NOT BELIEVE THAT FORASOL-FORAMER'S OPERATING RESULTS FOR THE PERIODS PRESENTED, OR THEIR EFFECT UPON PRO FORMA COMBINED EARNINGS PER SHARE, ARE INDICATIVE OF THE OPERATING PERFORMANCE THAT IS EXPECTED TO BE ACHIEVED FOLLOWING THE BUSINESS COMBINATION. SEE THE INTRODUCTION TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS AT PAGE 38. SEE ALSO "THE BUSINESS COMBINATION -- PRIDE'S REASONS FOR THE BUSINESS COMBINATION" AND " -- OPINION OF PRIDE'S FINANCIAL ADVISOR."

                               THE PRIDE MEETING
DATE, TIME, PLACE

     The Pride Meeting will be held at the Westchase Hilton, 9999 Westheimer, Houston, Texas on ____________, February __, 1997, at 9:00 a.m., Houston time.

THE PRIDE PROPOSAL TO BE VOTED UPON

     Pride shareholders will be asked to approve the Pride Proposal (i) to amend Pride's Restated Articles of Incorporation to increase the number of authorized shares of Pride from 40,000,000 to 100,000,000 and (ii) to issue approximately 11,100,000 shares of Pride Common Stock, together with a cash payment of approximately $113,200,000, pursuant to the Purchase Agreement. The two parts of the Pride Proposal are being submitted for approval and adoption by Pride's shareholders as a single, unitary proposal.

     THE BOARD OF DIRECTORS OF PRIDE HAS UNANIMOUSLY APPROVED THE PRIDE PROPOSAL AND RECOMMENDS A VOTE FOR APPROVAL BY THE SHAREHOLDERS OF PRIDE.

QUORUM AND VOTE REQUIRED

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Pride Common Stock at the Pride Meeting is necessary to constitute a quorum. The affirmative vote of the holders of a majority of the outstanding shares of Pride Common Stock represented in person or by proxy, and constituting a quorum, is required to adopt and approve the Pride Proposal.

RECORD DATE; STOCK ENTITLED TO VOTE

     The Board of Directors of Pride has established January 21, 1997 as the date to determine those record holders of Pride Common Stock entitled to notice of and to vote at the Pride Meeting. On that date, there were 28,527,656 shares of Pride Common Stock outstanding, with each share entitled to one vote. As of December 31, 1996, 2,461,934 of such shares, or 8.6%, were beneficially owned by the directors and executive officers of Pride and their affiliates.

VOTING AND REVOCATION OF PROXIES

     Shares represented by all properly executed proxies received in time for the Pride Meeting will be voted at such meeting in the manner specified by the holders thereof. Proxies that do not contain voting instructions will be voted FOR approval of the Pride Proposal. It is not expected that any matter other than the Pride Proposal will be brought before the Pride Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

     Any holder of Pride Common Stock has the right to revoke his or her proxy at any time prior to the voting thereof at the Pride Meeting by (i) filing a written revocation with the Secretary of Pride prior to the voting of such proxy, (ii) giving a duly executed proxy bearing a later date, or (iii) attending the Pride Meeting and voting in person. Attendance by a shareholder will not itself revoke his or her proxy.

SOLICITATION OF PROXIES

     Solicitation of proxies for use at the Pride Meeting may be made in person or by mail, telephone, telecopy or telegram. Pride will bear the cost of the solicitation of proxies from Pride shareholders. In addition, directors, officers and employees of Pride may solicit proxies from shareholders by telephone, telecopy or telegram or in person. Pride has requested banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Pride Common Stock held of record by such entities, and Pride will, upon the request of such record holders, reimburse reasonable forwarding expenses. In addition, Pride has retained Georgeson & Company Inc. to assist in the solicitation of proxies. Pride anticipates that it will incur total fees of approximately $10,000, plus reimbursement of certain out-of-pocket expenses, for this service.

     This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to shareholders of Pride on or about January __, 1997.

                          THE FORASOL-FORAMER MEETING
DATE, TIME, PLACE

     The Forasol-Foramer Meeting will be held at the offices of Trenite Van Doorne, Weena 666, 3012 CN, Rotterdam, on ____________, February __, 1997, at 10:00 a.m., Netherlands time.

THE FORASOL-FORAMER PROPOSAL TO BE VOTED UPON

     Forasol-Foramer shareholders will be asked to approve the Forasol-Foramer Proposal, which consists of proposals (i) to approve the transactions provided for in the Purchase Agreement, (ii) to dissolve Forasol-Foramer as of the Closing, including entrusting the Board of Managing Directors of Forasol-Foramer with the liquidation of all its assets and liabilities, without any specific remuneration in this respect, and to designate International Drilling Management B.V., a wholly owned subsidiary of the F-F Subsidiary, to be custodian for the accounts and other records of Forasol-Foramer for a period of 10 years after the completion of the liquidation, and (iii) to make the Liquidating Distribution.

     THE BOARD OF SUPERVISORY DIRECTORS OF FORASOL-FORAMER HAS UNANIMOUSLY APPROVED THE FORASOL-FORAMER PROPOSAL.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the outstanding FFNV Common Shares represented in person or by proxy is required to adopt and approve the Forasol-Foramer Proposal. THE FORASOL CONTROLLING SHAREHOLDERS, EACH OF WHICH IS A PARTY TO THE PURCHASE AGREEMENT, HAVE PROVIDED AN UNDERTAKING THAT, SUBJECT TO CERTAIN CONDITIONS THAT WOULD CAUSE A TERMINATION OF THE PURCHASE AGREEMENT, EACH OF THEM WILL VOTE ALL OF THE FFNV COMMON SHARES HELD BY THEM IN FAVOR OF THE FORASOL-FORAMER PROPOSAL AT THE FORASOL-FORAMER MEETING AND, UPON PRIDE'S REQUEST, WILL PROMPTLY CONSTITUTE AND APPOINT AN EXECUTIVE OFFICER OF PRIDE TO ACT AS THEIR AGENT, PROXY AND ATTORNEY-IN-FACT TO CAUSE SUCH SHARES TO BE VOTED IN FAVOR OF THE FORASOL-FORAMER PROPOSAL. ACCORDINGLY, APPROVAL OF THE FORASOL-FORAMER PROPOSAL BY THE SHAREHOLDERS OF FORASOL-FORAMER IS ASSURED.

SHARES ENTITLED TO VOTE
     There are currently 16,650,290 FFNV Common Shares outstanding, with each share entitled to one vote. Of such shares, 24,000 are beneficially owned by the directors and executive officers of Forasol-Foramer or their affiliates. Any shareholder who establishes his legal ownership of FFNV Common Shares as of the date of the Forasol-Foramer Meeting will be entitled to attend and/or, in person or by proxy, vote such shares at the meeting. A beneficial owner who holds shares through a brokerage firm or otherwise in "street name" may establish his ownership and right to vote by becoming a registered owner of FFNV Common Shares prior to the meeting.

VOTING AND REVOCATION OF PROXIES

     Shares represented by all properly executed proxies received in time for the Forasol-Foramer Meeting will be voted at such meeting in the manner specified by the holders thereof. It is not expected that any matter other than the Forasol-Foramer Proposal will be brought before the Forasol-Foramer Meeting.

     Any holder of FFNV Common Shares has the right to revoke his or her proxy at any time prior to the voting thereof at the Forasol-Foramer Meeting by (i) filing a written revocation with the Secretary of Forasol-Foramer prior to the voting of such proxy, (ii) giving a duly executed proxy bearing a later date, or
(iii) attending the Forasol-Foramer Meeting and voting in person. Attendance by a shareholder will not itself revoke his or her proxy.

SOLICITATION OF PROXIES

     Solicitation of proxies for use at the Forasol-Foramer Meeting may be made in person or by mail, telephone, telecopy or telegram. Forasol-Foramer will bear the cost of the solicitation of proxies from Forasol-Foramer shareholders. In addition, directors, officers and employees of Forasol-Foramer may solicit proxies from shareholders by telephone, telecopy or telegram or in person. Forasol-Foramer has requested banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of FFNV Common Shares held of record by such entities, and Forasol-Foramer will, upon the request of such record holders, reimburse reasonable forwarding expenses.

                          THE PRIDE CHARTER AMENDMENT

     Pride is currently authorized to issue 40,000,000 shares of Pride Common Stock, of which 28,527,656 shares are issued and outstanding and 9,468,579 shares are reserved for issuance upon conversion of Pride's convertible subordinated debentures and under Pride's stock option and stock purchase plans, leaving 2,003,765 authorized shares that have not been issued or reserved for issuance. In the Business Combination with Forasol-Foramer, Pride will (i) issue approximately 11,000,000 shares of Pride Common Stock for distribution to the shareholders of Forasol-Foramer and 110,000 shares upon surrender of certain options to purchase FFNV Common Shares and (ii) reserve up to an additional 387,200 shares for issuance upon exercise of options to purchase FFNV Common Shares that will be converted into Pride stock options. Thus, approximately 9,500,000 additional shares that presently are not authorized for issuance by Pride's Restated Articles of Incorporation will be required to complete the Business Combination.

     Pride's Board of Directors has unanimously approved an increase in the number of authorized shares of Pride Common Stock from 40,000,000 to 100,000,000, such that after completing the Business Combination, there will be approximately 50,500,000 unissued and unreserved shares of Pride Common Stock available for future issuance. The Board of Directors will have full authority to issue the entire amount of such additional authorized but unissued and unreserved shares of Pride Common Stock for such purposes and on such terms as it may determine without further action on the part of Pride's shareholders. However, any such issuance would be subject to the requirements of applicable law, of governmental or regulatory bodies and of any securities exchange on which Pride Common Stock is listed or admitted to trading at the time. The Nasdaq National Market, on which the Pride Common Stock is now listed, currently requires shareholder approval as a prerequisite to listing shares in certain instances, including acquisition transactions where the issuance could increase the number of outstanding shares by 20% or more.

     The Board of Directors believes that the increase in the number of authorized shares of Pride Common Stock will be advantageous to Pride and its shareholders because it will provide Pride with added flexibility for acquisitions, stock splits, stock dividends, equity financings, employee benefit plans and other transactions involving the use of capital stock.

     Except for the shares required to complete the Business Combination, the Pride Charter Amendment will not change the number of shares of Pride Common Stock currently outstanding or the rights of the holders of such stock. Pride shareholders will not have any preemptive rights to acquire the additional shares of Pride Common Stock authorized by the Pride Charter Amendment upon the issuance thereof.

     Depending upon the nature and terms thereof, the issuance of additional shares of Pride Common Stock in the future could, under certain circumstances, render more difficult or discourage an attempt to obtain control of Pride. For example, the issuance of shares of Pride Common Stock in a public or private sale, merger or similar transaction would increase the number of Pride's outstanding shares, thereby diluting the interest of a party seeking to take control of Pride. The Pride Charter Amendment has not, however, been included in the Pride Proposal in response to any effort to obtain control of Pride.

     If Pride's shareholders approve the Pride Proposal, Pride will cause the Pride Charter Amendment to become effective by making an appropriate filing with the Secretary of State of the State of Louisiana only upon consummation of the Business Combination.

                            THE BUSINESS COMBINATION

     THE INFORMATION UNDER THIS CAPTION INCLUDES A SUMMARY OF CERTAIN TERMS AND PROVISIONS OF THE PURCHASE AGREEMENT WHICH IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PURCHASE AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT/PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE.

GENERAL DESCRIPTION

     Pursuant to the Purchase Agreement, at the Closing, Pride will purchase from Forasol-Foramer the capital stock of the F-F Subsidiary for the Purchase Consideration. Based on the current number of outstanding FFNV Common Shares, the Purchase Consideration will consist of 10,989,191 shares of Pride Common Stock (representing approximately 27.8% of the Pride Common Stock to be outstanding immediately after the Closing) and $113,221,972 in cash. An additional 110,000 shares of Pride Common Stock will be issued to two senior executives of Forasol-Foramer whose employment will be terminated in the Business Combination upon such executives' surrender of their outstanding options to purchase FFNV Common Shares, and up to an additional 387,200 shares of Pride Common Stock will be reserved for future issuance for Pride stock options into which outstanding stock options of Forasol-Foramer will be converted.

     As soon as practicable following delivery of the Purchase Consideration, Forasol-Foramer, which is a holding company having no significant assets (other than its interests, through the F-F Subsidiary, in its operating subsidiaries and joint ventures) and no significant liabilities, will cause the Liquidating Distribution of the Purchase Consideration to be made to its registered shareholders on the basis of 0.66 shares of Pride Common Stock and $6.80 in cash (subject to applicable Dutch withholding taxes) for each of the FFNV Common Shares held by such shareholders. As soon as practicable following the Liquidating Distribution, Forasol-Foramer will take such steps as may be necessary to wind up its affairs and cease its corporate existence. Forasol-Foramer will appoint its wholly owned subsidiary, International Drilling Management B.V. ("IDM"), as liquidator. IDM, in turn, will authorize American Stock Transfer & Trust Company, the transfer agent and registrar for FFNV Common Shares, to act as the distribution agent for the Liquidating Distribution (the "Distribution Agent"). Since Forasol-Foramer will have no assets other than the Purchase Consideration provided by Pride, its shareholders will not receive any additional distributions upon its final liquidation. In the Purchase Agreement, Pride has agreed to assume Forasol-Foramer's closing costs, including the cost to wind up its affairs and liquidate.

     The Business Combination is subject to the satisfaction of certain conditions, including approval of the Pride Proposal and the Forasol-Foramer Proposal by the respective shareholders of Pride and Forasol-Foramer, the listing of the Pride Common Stock included in the Purchase Consideration on the Nasdaq National Market and the accuracy of each party's representations and warranties in all material respects.

     Consummation of the Business Combination, including the filing of Pride's Charter Amendment with the Secretary of State of Louisiana and the Liquidating Distribution, is expected to occur not more than five business days after all of the conditions to Closing contained in the Purchase Agreement have been satisfied or waived. If the Pride Proposal and the Forasol-Foramer Proposal are approved at the respective special meetings, the parties expect that the Closing will occur on or about February __, 1997, although there can be no assurance as to whether or when the Closing will occur.

     At the Closing, the Purchase Consideration will be delivered to the Distribution Agent. Not later than five business days following the Closing, Forasol-Foramer will cause the Distribution Agent to distribute the Purchase Consideration, subject to the withholding of any applicable taxes (see "The Business Combination -- Certain Tax Consequences"), to the holders of FFNV Common Shares who are registered in Forasol-Foramer's register of shareholders when the Liquidating Distribution is made. TO FACILITATE A PROPER DETERMINATION OF THOSE HOLDERS OF FFNV COMMON SHARES WHO ARE ENTITLED TO PARTICIPATE IN THE LIQUIDATING DISTRIBUTION, FORASOL-FORAMER INTENDS TO CAUSE TRADING IN SUCH SHARES ON THE NASDAQ NATIONAL MARKET TO BE SUSPENDED AT THE CLOSE OF TRADING ON ____________, FEBRUARY __, 1997. No fractional shares of Pride Common Stock will be distributable, and Forasol-Foramer will make, and will cause the Distribution Agent to make, such adjustments with respect to any fractional shares of Pride

Common Stock otherwise distributable as it may deem to be fair and equitable or as otherwise may be required by applicable law.

BACKGROUND OF THE BUSINESS COMBINATION

     Pride's strategy for revenue and earnings growth has for some time included acquisitions in both international and offshore markets. Consistent with this strategy, Pride continually evaluates opportunities for acquisitions worldwide. In early October 1996, Pride approached Jefferies & Company, Inc.
("Jefferies") regarding a possible business combination of Pride and Forasol-Foramer, after which Jefferies began discussions with Forasol-Foramer regarding such possibility.

     Prior to its initial contacts with Pride, Forasol-Foramer had for a number of years been exploring ways to expand its operations and asset base to improve its competitive position in the markets in which it operates. The Board of Supervisory Directors of Forasol-Foramer recognized that in order to remain competitive in a rapidly consolidating market and have the financial wherewithal to fund capital expenditures required to meet customer requirements, Forasol-Foramer needed to reach a certain critical mass in its assets and operations. Forasol-Foramer hired Jefferies in December 1994 to assist it in reviewing all of its strategic options, including potential financing alternatives to enhance shareholder value. As part of this exercise, Forasol-Foramer reviewed several presentations prepared by Jefferies that analyzed its strategic alternatives, including potential combination transactions and rig acquisitions, and provided detailed information on potential candidates. During this time, Forasol-Foramer also had informal discussions with several other drilling companies regarding potential combinations or rig acquisitions.

     In May 1996, Forasol-Foramer completed an initial public offering of 6,900,000 shares on the Nasdaq National Market. During the fall of 1996, Jefferies had several meetings with Forasol-Foramer's management and members of its Board of Supervisory Directors to discuss issues related to Forasol-Foramer's strategy and its strengths and weaknesses, including among other things (i) a review of Forasol-Foramer's stock performance since the initial public offering, (ii) an analysis of Forasol-Foramer's competitive position in the industry and (iii) the ability of Forasol-Foramer to grow through independent rig acquisitions. These discussions further confirmed Forasol-Foramer's belief that it needed to explore potential for growth through mergers and acquisitions.

     During September 1996, Forasol-Foramer held discussions with several companies regarding the feasibility of a business combination to take advantage of existing market conditions, and Forasol-Foramer received a written indication of interest regarding a potential combination from one such company. However, due to a variety of reasons, none of these discussions progressed to a definitive stage. As stated previously, in early October, Pride approached Jefferies regarding a possible business combination of Pride and Forasol-Foramer, after which Jefferies consulted with Forasol-Foramer regarding a possible combination of the two companies.

     During the next several weeks, Pride and Forasol-Foramer had a series of discussions and several meetings, during which they reviewed the assets, operations and general structure of each company as well as the potential combination benefits, including consolidation opportunities in common business areas and enhanced marketing and operating capabilities. Pride expressed the reasons for Pride's interest in acquiring Forasol-Foramer, which included among other things, Pride's desire to enter the deepwater drilling business and to realize synergies from consolidation of international onshore operations. Pride indicated its intent to make a proposal to Forasol-Foramer to acquire the company and discussed the possible composition of the consideration. The parties decided to further pursue investigation of a business combination of Pride and Forasol-Foramer.

     During the week of October 21, 1996, Pride submitted a written proposal to acquire Forasol-Foramer for a consideration consisting of Pride Common Stock and cash. Forasol-Foramer responded that it would consider the offer and indicated its interest in entering into negotiations.

     On October 25, 1996, a special meeting of the Board of Supervisory Directors of Forasol-Foramer was held to discuss strategic growth opportunities, and specifically potential mergers and acquisitions. At the meeting the Board of Supervisory Directors received a presentation from Jefferies which provided an analysis of (i) Forasol-Foramer's current operations, financial position and future outlook and matters relating to the FFNV Common Shares, including stock price performance, trading volume, liquidity and float and Forasol-Foramer's value relative to comparable companies in the offshore drilling industry; (ii) factors relevant to determining how to enhance shareholder value; (iii) Pride's offer to acquire Forasol-Foramer and the pro forma effect on shareholder value to Forasol-Foramer of a business combination of Pride and Forasol-Foramer; and
(iv) other strategic business opportunities available to Forasol-Foramer. The Board of Supervisory Directors discussed the various strategic opportunities that could enhance the value of Forasol-Foramer to its shareholders and decided to continue negotiations with Pride for a possible business combination.

     Meetings were held on October 26 and 27, 1996 in Paris attended by Ray Tolson and Paul Bragg of Pride, members of Forasol-Foramer's Board of Supervisory Directors and representatives from Jefferies to negotiate terms of the possible combination of Pride and Forasol-Foramer.

     On October 27, 1996, Pride and Forasol-Foramer entered into a letter of intent setting forth the framework governing the terms of the proposed Business Combination of the two companies. Pursuant to the letter of intent, Pride and Forasol-Foramer agreed, among other things, (i) that Pride would purchase substantially all of the business of Forasol-Foramer for consideration equivalent to $6.80 cash and 0.66 shares of Pride Common Stock for each FFNV Common Share; (ii) to submit a definitive purchase agreement for approval by their respective boards of directors as promptly as practicable; (iii) to include in the purchase agreement certain terms and conditions, including (a) for two positions on Pride's Board of Directors to be filled by one individual designated by Soletanche Group and one individual designated by Ackermans & van Haaren Group; and (b) for Gerard Godde, Chief Operating Officer of Forasol-Foramer, to be Senior Vice-President of Pride, President and Chief Operating Officer of the continuing operations of Forasol-Foramer and member of Pride's Executive Management Committee, and for John O'Leary, Manager of Marketing and Business Development of Forasol S.A., to be elected to Pride's Executive Management Committee and to executive positions at Pride and Forasol-Foramer; and (iv) to pay break-up or termination fees ranging from $5 million to $20 million under certain circumstances. Before the commencement of trading on October 28, 1996, Pride and Forasol-Foramer each issued a press release announcing the execution of the letter of intent.

     From and after October 27, 1996, the parties continued to conduct due diligence with respect to each other and to negotiate definitive documentation for the Business Combination. Subsequent negotiations among representatives of Forasol-Foramer, the Forasol-Foramer Controlling Shareholders and Pride took place in numerous meetings, telephone conversations and correspondence that transpired between October 28, 1996 and December 19, 1996.

     On December 4, 1996, at a regularly scheduled meeting of Pride's Board of Directors, following presentations from Pride's management and legal counsel and delivery by Simmons & Company International ("Simmons") of its oral opinion that as of such date the Purchase Consideration was fair to the shareholders of Pride from a financial point of view, Pride's Board of Directors approved the Business Combination and authorized management to execute and deliver the Purchase Agreement. On December 16, 1996, at a special meeting of Forasol-Foramer's Board of Supervisory Directors, following a presentation from Jefferies & Co., Inc. and delivery of its oral opinion that as of such date the Purchase Consideration was fair to the shareholders of Forasol-Foramer from a financial point of view, Forasol-Foramer's Board of Supervisory Directors approved the proposed Business Combination and authorized execution of the Purchase Agreement with Pride. On December 19, 1996, Pride and Forasol-Foramer executed the Purchase Agreement.

PRIDE'S REASONS FOR THE BUSINESS COMBINATION

     Since 1993, Pride has changed dramatically the composition of its business by entering international and offshore markets, primarily through acquisition of established operators in geographic areas with well developed oil industries. To date, Pride has concentrated these efforts in South America and the U.S. Gulf of Mexico, acquiring four businesses in Argentina, two businesses in Venezuela, two businesses in

Colombia and the largest fleet of modular platform rigs in the Gulf of Mexico. Pride has further developed these businesses by constructing new or refurbishing and deploying existing rigs from its fleet to these markets. In acquiring and developing its business in these new markets, Pride has sought to consolidate market share and achieve critical mass in terms of size to obtain resulting cost benefits. Pride believes that its successful implementation of this strategy has resulted in substantial revenue growth and improved operating results.

     Pride has continued to pursue acquisition opportunities in both its principal international and offshore markets as well as new geographic regions with growth potential. In evaluating potential acquisition candidates, Pride identified Forasol-Foramer as a business that met its acquisition and growth objectives. Forasol-Foramer, like Pride, operates a diverse fleet of rigs that includes offshore assets and land-based drilling and workover rigs. Additionally, Forasol-Foramer has a significant concentration of rigs in South America, particularly in Argentina and Venezuela. The Board of Directors believes that the combination of Forasol-Foramer's South American operations with those of Pride will result in Pride's further achievement of critical mass and the resulting cost benefits of economies of scale. Furthermore, Forasol-Foramer has significant operations in Africa, both onshore in the countries of North Africa and offshore West Africa, giving Pride access to these important markets through established operations.

     In its evaluation of Forasol-Foramer, the Board of Directors placed considerable significance on Forasol-Foramer's deep-water operating capabilities. The Board of Directors believes that acquiring such capabilities will significantly increase Pride's abilities to service the needs of its customers throughout the world in this rapidly expanding segment of the oil industry and that the size of the combined business will increase Pride's financial strength to further develop the deep-water business.

     Pride has also strived to build a globally focused company. Pride believes that Forasol-Foramer's headquarters in France will give it improved access to important European and Asian Pacific customers. Additionally, because the pool of experienced oilfield laborers in the United States is currently very tight, Pride anticipates a potential benefit in the ability of Forasol-Foramer to attract certain skilled European employees to fill operating positions created in the expansion of Pride's business.

     The Board of Directors of Pride has determined that the Business Combination is in the best interests of Pride and the holders of Pride Common Stock. In arriving at its determination, the Board of Directors of Pride considered the advice of management regarding the businesses and operations of Forasol-Foramer and the advice of management, legal counsel and Simmons regarding the terms and provisions of the Purchase Agreement. The Board of Directors of Pride gave substantial consideration to the internal analyses prepared by management, the analyses prepared and presented by Simmons and the opinion of Simmons, dated December 4, 1996. In addition, the Board of Directors of Pride considered a number of factors, including the following:

          (i) an analysis of the financial performance, operations, assets, business condition and business prospects of Pride and Forasol-Foramer, including the projected financial performance of Pride and Forasol-Foramer;

          (ii) the potential consolidation cost savings and economies of scale that could result from the Business Combination;

          (iii) the potential for increased stability of earnings and cash flow of Pride following the Business Combination due to greater diversification of geographic operations and assets and the contracted status of certain of Forasol-Foramer's assets;

          (iv) the potential business synergies to be achieved by the combination of the relative strengths of Pride and Forasol-Foramer, particularly in respect of customer base, geographic areas and management expertise with certain classes of assets, including (a) the belief of the Board of Directors of Pride that expansion into certain international markets served by Forasol-Foramer may create additional possibilities for Pride to pursue its strategic objective of deploying excess domestic rig capacity in more profitable international markets and (b) the belief of the Board of Directors of Pride that Forasol-

     Foramer's rigs and services may be deployed into certain markets where Pride has a stronger presence than Forasol-Foramer;

          (v) the potential opportunities for growth of revenues and earnings in new markets currently served by Forasol-Foramer, but not currently served by Pride, due to the expertise of the management of Forasol-Foramer in these areas;

          (vi) the market consolidation that would take place in certain Latin American markets upon consummation of the Business Combination;

          (vii) the outlook of the worldwide onshore and offshore drilling industry, along with other economic and market conditions, including stable oil and natural gas prices;

          (viii) the structure of the Business Combination and the terms of the Purchase Agreement, which were the result of arms'-length negotiations between Pride and Forasol-Foramer;

          (ix) the presentations, advice and opinion of Simmons, that, as of the date of such opinion, the Purchase Consideration to be received by the holders of FFNV Common Shares was fair, from a financial point of view, to the holders of Pride Common Stock;

          (x) the belief of the Board of Directors of Pride that the increased size of Pride following the Business Combination may enhance the ability of Pride to pursue further strategic acquisitions;

          (xi) the historical market prices and trading volumes of the Pride Common Stock and the Forasol-Foramer Common Shares; and

          (xii) the belief of the Board of Directors of Pride that the increased size of Pride following the Business Combination may provide increased market float of Pride Common Stock and increase investor interest.

     In determining whether the Business Combination was in the best interests of Pride and the holders of the Pride Common Stock, the Board of Directors of Pride considered the factors above as a whole and did not find it practicable to, and did not, quantify or otherwise attempt to assign specific or relative weights to such factors.

OPINION OF PRIDE'S FINANCIAL ADVISOR

     On December 4, 1996, Simmons orally presented a summary of the analyses prepared pursuant to the rendering of its opinion to the Board of Directors of Pride. Subsequently, Simmons delivered to the Board of Directors of Pride its written opinion, dated December 4, 1996, that as of such date, the Purchase Consideration to be paid by Pride in the Business Combination was fair from a financial point of view to the holders of Pride Common Stock.

     The full text of Simmons' fairness opinion, dated December 4, 1996, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is attached to this Proxy Statement/Prospectus as Appendix B and incorporated herein by reference. Simmons' opinion is directed only to the fairness, from a financial point of view, to the holders of Pride Common Stock of the Purchase Consideration to be paid by Pride in the Business Combination and does not constitute a recommendation to any holder of Pride Common Stock as to how such shareholder should vote on the Pride Proposal. The summary of Simmons' opinion set forth below is qualified in its entirety by reference to the full text of such opinion attached as Appendix B. The holders of Pride Common Stock are urged to read the opinion in its entirety.

     In connection with rendering its opinion, Simmons reviewed and analyzed, among other things, the following: (i) a draft of the Purchase Agreement; (ii) publicly available financial statements and other information concerning Pride;
(iii) certain internal information, primarily financial in nature, concerning the business and operations of Pride furnished by Pride for purposes of Simmons' analysis; (iv) certain publicly available information concerning the trading of, and the trading market for, Pride Common Stock; (v) publicly available financial statements and other information concerning Forasol-Foramer; (vi) certain internal information, primarily financial in nature, concerning the business and operations of Forasol-

Foramer furnished by Forasol-Foramer at Pride's request for purposes of Simmons' analysis; (vii) certain publicly available information concerning the trading of, and the trading market for, FFNV Common Shares; (viii) certain publicly available information with respect to certain other companies that Simmons believed to be comparable to Pride or Forasol-Foramer (the "Comparable Companies") and the trading markets for certain of Comparable Companies' securities; (ix) certain publicly available information concerning the estimates of the future operating and financial performance of Pride, Forasol-Foramer and Comparable Companies prepared by industry experts unaffiliated with either Pride or Forasol-Foramer; and (x) certain publicly available information concerning the nature and terms of certain other transactions considered relevant to the inquiry. Further, Simmons made such other analyses and examinations as deemed necessary or appropriate. Simmons also met with certain officers and employees of Pride and Forasol-Foramer to discuss the foregoing, as well as other matters believed relevant to the inquiry.

     In arriving at its opinion, Simmons assumed and relied upon the accuracy and completeness of all of (i) the financial and other information provided by Pride and Forasol-Foramer, or publicly available, including without limitation, information with respect to asset conditions, tax positions, liability reserves and business contract terms, and (ii) the representations and warranties of Forasol-Foramer and Pride contained in the Purchase Agreement. Simmons did not attempt independently to verify any of such information, representations or warranties. Simmons did not conduct a physical inspection of any of the assets, properties or facilities of Pride or Forasol-Foramer, nor did Simmons make or obtain any independent evaluations or appraisals of any of such assets, properties or facilities, other than estimates contained in certain publicly available information. Simmons' opinion necessarily is based upon general economic, market and financial conditions as they then existed and could be evaluated and on the information made available at the date of such opinion.

     In connection with its presentation to the Board of Directors of Pride on December 4, 1996, Simmons advised the Board of Directors of Pride that in evaluating the Purchase Consideration to be paid in the Business Combination by Pride, Simmons performed a variety of preliminary financial and comparative analyses with respect to Pride and Forasol-Foramer. Prior to delivery of the written opinion, Simmons performed procedures to review the assumptions on which such analyses were based. The analyses performed by Simmons pursuant to the rendering of its opinion include those described below:

     ANALYSIS OF SELECTED PUBLICLY TRADED COMPARABLE COMPANIES. Simmons reviewed certain publicly available financial, operating and stock market information as of December 3, 1996 for Pride, Forasol-Foramer and the Comparable Companies. Simmons reviewed a number of publicly traded oil service and equipment companies in preparing its Comparable Companies analysis, including Atwood Oceanics, Inc., Cliffs Drilling Company, ENSCO International Incorporated, Falcon Drilling Company, Inc., Key Energy Group, Inc., Marine Drilling Companies, Inc., Nabors Industries, Inc., Noble Drilling Corporation, Parker Drilling Company, Pool Energy Services Co. and Smedvig asa. For Pride and the Comparable Companies, Simmons calculated, among other things, multiples of market stock price to "TTM" (trailing twelve months ending with the most recently publicly reported period) earnings and cash flow per share and to estimated 1996 and 1997 earnings and cash flow per share (derived from estimates prepared by industry experts unaffiliated with either Pride or Forasol-Foramer). For Forasol-Foramer, Simmons calculated, among other things, multiples of the implied consideration at December 3, 1996 (obtained by multiplying the closing stock price for Pride Common Stock on December 3, 1996 by 0.66 and adding $6.80) to TTM earnings and cash flow per share and to estimated 1996 and 1997 earnings and cash flow per share. For Pride, Forasol-Foramer and the Comparable Companies, Simmons also calculated multiples of "Adjusted Total Market Capitalization" (the total market capitalization less cash balances in excess of five percent of operating revenues) to TTM "EBDIT" (earnings before depreciation, interest and taxes) and to estimated 1996 and 1997 EBDIT (derived from estimates prepared by industry experts unaffiliated with either Pride or Forasol-Foramer).

     An analysis of the multiples of market stock price to TTM earnings per share, to estimated 1996 earnings per share and to estimated 1997 earnings per share yielded 24.3x, 23.7x and 16.4x, respectively, for Pride, and averages (excluding the highest and lowest values) of 43.1x, 33.5x and 18.8x for the

Comparable Companies. An analysis of the multiples of the implied consideration at December 3, 1996 to the TTM earnings per share and to estimated 1996 earnings per share resulted in negative multiples for Forasol-Foramer, while an analysis of the multiple of the implied consideration at December 3, 1996 to the estimated 1997 earnings per share yielded 13.5x for Forasol-Foramer. An analysis of the multiples of market stock price to TTM cash flow per share, to estimated 1996 cash flow per share and to estimated 1997 cash flow per share yielded 9.8x, 9.7x and 8.2x, respectively, for Pride, and averages (excluding the highest and lowest values) of 19.5x, 16.4x and 11.6x for the Comparable Companies. An analysis of the multiples of the implied consideration at December 3, 1996 to TTM cash flow per share, to estimated 1996 cash flow per share and to estimated 1997 cash flow per share yielded 25.9x, 15.8x and 7.1x for Forasol-Foramer. An analysis of Adjusted Total Market Capitalization to TTM EBDIT, to estimated 1996 EBDIT and to estimated 1997 EBDIT yielded 9.5x, 8.9x and 7.5x, respectively, for Pride, 21.5x, 16.0x and 7.2x for Forasol-Foramer and averages (excluding the highest and lowest values) of 16.1x, 12.9x and 9.3x for the Comparable Companies.

     ANALYSIS OF SELECTED COMPARABLE TRANSACTIONS. Simmons reviewed thirteen transactions involving the acquisition of all or part of certain companies that were generally focused on operating drilling and/or workover rigs. Simmons calculated the multiples of acquisition price or transaction value to TTM revenues and TTM EBDIT and calculated the multiples for adjusted acquisition price (defined as acquisition price less the value of debt assumed in the transaction) to TTM net income of such companies.

     For these transactions, the calculations yielded, excluding values that Simmons believed were not meaningful, a range of acquisition price to TTM revenues of 0.8x to 8.6x, with an average (excluding the highest and lowest values) of 3.6x, a range of acquisition price to TTM EBDIT of 5.5x to 35.0x, with an average (excluding the highest and lowest values) of 16.9x and a range of adjusted acquisition price to TTM net income of 14.4x to 47.3x, with an average (excluding the highest and lowest values) of 24.4x. Simmons then compared the results of these calculations to the multiples of acquisition price to TTM revenues and TTM EBDIT, and the multiple of adjusted acquisition price to TTM net income of Forasol-Foramer, based on the implied consideration at December 3, 1996. The multiples of acquisition price to TTM revenues and TTM EBDIT were 2.2x and 21.7x, respectively, for Forasol-Foramer and the multiple of adjusted acquisition price to TTM net income of Forasol-Foramer was a negative value.

     PREMIUM ANALYSIS. Simmons calculated the premium to holders of FFNV Common Shares of the implied consideration at October 25, 1996 (obtained by multiplying the closing stock price for Pride Common Stock on October 25, 1996 by 0.66 and adding $6.80) to the closing stock prices for FFNV Common Shares on such date and on the dates one week and four weeks prior thereto. Based on the closing price of $15.25 for Pride Common Stock on October 25, 1996, Simmons calculated premiums to the holders of FFNV Common Shares equal to 21.6% of the closing price for FFNV Shares on October 25, 1996; 21.6% of the closing price for FFNV Common Shares one week prior; and 40.5% of the closing price for FFNV Common Shares four weeks prior.

     Simmons also analyzed average acquisition premiums for nineteen other acquisitions of public companies in the oilfield services and equipment industry. The average premium (excluding the highest and lowest values) to last closing price prior to the announcement of such transactions was 25.4%, the average premium (excluding the highest and lowest values) to the closing price one week prior to the announcement was 28.8%, and the average premium (excluding the highest and lowest values) to the closing price four weeks prior to the announcement was 37.8%.

     Simmons also reviewed average acquisition premiums for 640 acquisitions of public companies between January 1, 1987 and November 26, 1996. The average premium to last closing price prior to announcement of such transactions was 29.4%, the average premium to the closing price one week prior to announcement was 33.5%, and the average premium to the closing price four weeks prior to the announcement was 37.9%.

     PRO FORMA BUSINESS COMBINATION ANALYSIS. Simmons performed an analysis of the effect of the Business Combination on the earnings per share and cash flow per share of Pride Common Stock for the projected results for the years ending December 31, 1997 and December 31, 1998, which assumed that the

Business Combination was consummated on January 1, 1997. For projected operating results and certain combination assumptions, Simmons relied on information prepared by the management of Pride and Forasol-Foramer, and did not attempt to independently verify such information. In performing this analysis, Simmons also assumed that annual consolidation cost savings of $8 million were fully realized as of January 1, 1997, and that one-time costs associated with the Business Combination of $8 million were capitalized. The cash portion of the Purchase Consideration was assumed to be financed at an interest rate of 10%. This analysis indicated that the pro forma impact of the Business Combination was accretive to the earnings and cash flow per share of Pride Common Stock in both 1997 and 1998.

     Simmons also analyzed the balance sheet impact of the Business Combination. At September 30, 1996, the total debt-to-total book capitalization of Pride and Forasol-Foramer combined was 51.5%. Pride's stand-alone total debt-to-total book capitalization at September 30, 1996 was 52.3%.

     RELATIVE CONTRIBUTION ANALYSIS. Simmons analyzed the relative contributions of Pride and Forasol-Foramer to, among other things, the combined pro forma revenues, EBDIT, net income, cash flow and total market capitalization of the two companies, assuming completion of the Business Combination (without giving effect to any transaction adjustments or cost savings). Based on estimated 1996 results, Simmons calculated contributions by Pride of 71% of combined revenues, 75% of combined EBDIT, 100% of combined net income and 74% of combined cash flow. Based on projected 1997 results, Simmons calculated contributions by Pride of 69% of combined revenues, 65% of combined EBDIT, 63% of combined net income and 61% of combined cash flow. Based on the terms of the Business Combination and the closing price for Pride Common Stock on December 3, 1996, Simmons calculated the contribution of Pride to the total market capitalization of the two companies of 64%.

     DISCOUNTED CASH FLOW ANALYSIS. Simmons developed five-year projections based on two-year projections prepared by the respective managements of Pride and Forasol-Foramer to calculate projected future cash flows for Pride and Forasol-Foramer. In developing the five-year projections, Simmons used similar assumptions for revenue and cost growth for each company beyond year two. Simmons then performed discounted cash flow analyses based on the unlevered free cash flows generated by Pride and Forasol-Foramer, generating terminal values based on a multiple of year five EBDIT and applying appropriate discount rates.

     The purpose of this analysis was to determine the value of Pride and Forasol-Foramer, both on a stand-alone basis, a combined basis and relative to each other. Consolidation savings were only incorporated in the analysis of the value of the combined entity. The closing price of Pride Common Stock on December 3, 1996 was within the range of values for Pride on a stand-alone basis calculated by the analysis and the implied consideration at December 3, 1996 for Forasol-Foramer was within the range of values calculated for Forasol-Foramer on a stand-alone basis. The range of values calculated for the combined entity per share of Pride Common Stock exceeded the range of values calculated for Pride on a stand-alone basis by $1.53 to $1.94 per share.

     The foregoing summary does not purport to be a complete description of the analyses performed by Simmons or of its presentations to the Board of Directors of Pride. The preparation of financial analyses and fairness opinions is a complex process and is not necessarily susceptible to partial analysis or summary description. Simmons believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Simmons, without considering all of such analyses and factors, could create an incomplete view of the processes underlying the analyses conducted by Simmons and its opinion. Simmons made no attempt to assign specific weights to particular analyses. Any estimates contained in Simmons' analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Simmons does not assume responsibility for their accuracy.

     Simmons, as a specialized energy-related investment banking firm, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements of debt and equity, and the management and underwriting of sales of equity and debt to the public. Simmons has previously rendered investment banking services to Pride in connection with transactions for which Simmons received customary compensation. In addition, in the ordinary course of business, Simmons may actively trade the securities of Pride and Forasol-Foramer for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Simmons is acting as a financial advisor to Pride in this transaction and will receive a customary fee for its services.

FORASOL-FORAMER'S REASONS FOR THE BUSINESS COMBINATION

     The Board of Supervisory Directors of Forasol-Foramer has unanimously determined that the terms of the Purchase Agreement and the transactions contemplated thereby are fair to and in the best interests of Forasol-Foramer and all of its shareholders. The Board of Supervisory Directors of Forasol-Foramer believes that this combination meets its strategic growth objective of creating a larger, more diversified drilling company that will be able to compete more effectively in the areas of the world in which it operates. The Board of Supervisory Directors further believes that the combined company will be better able to pursue further growth opportunities through acquisitions and mergers. Accordingly, the Board of Supervisory Directors of Forasol-Foramer has unanimously approved the Purchase Agreement and has submitted it for approval by the shareholders of Forasol-Foramer. In reaching its determination, the Board of Supervisory Directors of Forasol-Foramer consulted with Forasol-Foramer management, as well as its legal counsel and financial advisors and considered a number of factors, including, without limitation, the following:

          (i) information concerning the financial performance and condition, assets, liabilities, business operations and prospects of each of Forasol-Foramer and Pride on both a historical and prospective basis, and Forasol-Foramer's projected future performance and prospects as a separate entity and on a combined basis with Pride;

          (ii) recent and prior market prices per share of FFNV Common Shares and Pride Common Stock;

          (iii) the potential value of Forasol-Foramer's business and of Pride's business;

          (iv) the opportunity for future liquidity associated with Pride Common Stock due to its high trading volume as compared to the trading volume of FFNV Common Shares;

          (v) the Board's belief that the FFNV Common Shares would trade at higher multiples comparable to those of other drilling companies due to improved liquidity and greater investor interest;

          (vi) the opportunity afforded Forasol-Foramer shareholders to maintain a publicly traded equity investment in a larger combined enterprise in the drilling industry and to participate in the growth and appreciation of the business of the combined company;

          (vii) the Board's belief that the future business prospects of the combined company are strong due to the large size of the onshore and offshore fleet and geographic diversity of operations;

          (viii) the opportunity afforded Forasol-Foramer shareholders to share in the potential synergies and cost savings achieved through consolidation;

          (ix) enhanced marketing capabilities and operating expertise of the combined company;

          (x) the terms and conditions of the Purchase Agreement, including the proposed structure of the Business Combination;

          (xi) the Purchase Consideration of cash and Pride Common Stock to be paid by Pride to Forasol-Foramer;

          (xii) recent consolidation in and the outlook for the offshore drilling industry;

          (xiii) the Board's belief that the increased size of the combined company will enhance its ability to pursue further acquisitions; and

          (xiv) the financial analysis and opinion of Jefferies described below.

     In determining the Business Combination was fair to and in the best interests of Forasol-Foramer and all of its shareholders, the Board of Supervisory Directors considered the factors above as a whole and did not assign specific or relative weights to such factors. The Board of Supervisory Directors believes that the Business Combination is an opportunity for Forasol-Foramer shareholders to participate in a combined enterprise that has significantly greater business and financial resources than Forasol-Foramer would have absent the Business Combination.

OPINION OF FORASOL-FORAMER'S FINANCIAL ADVISOR

     Jefferies acted as financial advisor to Forasol-Foramer's Board of Supervisory Directors in connection with the transactions contemplated by the Purchase Agreement. The Board of Supervisory Directors instructed Jefferies, in its role as financial advisor, to evaluate the fairness of the Business Combination to Forasol-Foramer's shareholders from a financial point of view and, in such regard, to conduct such investigations as Jefferies deemed appropriate for such purpose. No limitations were imposed upon Jefferies with respect to the investigations made or procedures followed by it in rendering its opinion.

     On December 16, 1996, Jefferies delivered its oral opinion (which was subsequently confirmed in writing) (the "Jefferies Opinion") to the Board of Supervisory Directors to the effect that, as of December 16, 1996, and based on the assumptions stated therein, the Purchase Consideration to be received by the holders of FFNV Common Shares pursuant to the Purchase Agreement is fair, from a financial point of view, to such holders. The Purchase Consideration was based on negotiations between Pride and Forasol-Foramer to which Jefferies provided certain assistance. The Jefferies Opinion is directed only to the fairness of the Purchase Consideration to be paid in the Business Combination from a financial point of view and does not constitute a recommendation to any shareholder (or any other person) as to how such person should vote with respect to the Business Combination. A copy of the Jefferies Opinion, dated December 16, 1996, is attached hereto as Appendix C. Shareholders of Forasol-Foramer are urged to read the Jefferies Opinion in its entirety for an explanation of the assumptions made, matters considered and limits of the review undertaken by Jefferies.

     In its review and analysis and in rendering its opinion, Jefferies has assumed and relied upon the accuracy and completeness of the representations and warranties made by Pride and Forasol-Foramer in the Purchase Agreement, as well as all the financial and other information, provided to it by Forasol-Foramer's and Pride's management or publicly available, including without limitations, information with respect to tax positions, contingent liabilities, condition of assets and material contract terms, and Jefferies did not assume any responsibility for the independent verification of such information. Jefferies did not conduct a physical inspection of any of the properties or facilities of Forasol-Foramer or Pride, nor did Jefferies make or consider any independent evaluations or appraisals of any of such properties or facilities. Pursuant to the terms of the Purchase Agreement, Jefferies also assumed that the Business Combination will be accounted for as a purchase transaction in accordance with generally accepted accounting principles.

     In rendering its opinion as expressed herein, Jefferies reviewed (i) the Purchase Agreement; (ii) the historical and current financial condition and results of operations of Forasol-Foramer and Pride; (iii) certain non-public financial and non-financial information prepared by the management of Forasol-Foramer and Pride, which data was made available to Jefferies in its role as financial advisor to Forasol-Foramer; (iv) published information regarding the financial performance and operating characteristics of a selected group of companies which Jefferies deemed comparable; (v) business prospects of Forasol-Foramer and Pride when taking into consideration the impact of the Business Combination; (vi) the historical and current market price for FFNV Common Shares and Pride Common Stock and for the equity securities of certain other companies with businesses that Jefferies considered relevant to its inquiry; (vii) publicly available information, including research reports on companies Jefferies considered relevant to its inquiry; and (viii) the nature and terms of other recent acquisition transactions in the offshore drilling industry. Jefferies also met with certain officers and employees of Forasol-Foramer and Pride to discuss the foregoing as well as other matters believed relevant to its opinion.

     In evaluating the Purchase Consideration to be paid in the Business Combination by Pride, Jefferies performed a variety of financial and comparative analyses with respect to Pride and Forasol-Foramer, including those described below:

     PERFORMANCE OF FFNV COMMON SHARES. Jefferies analysis of the performance of FFNV Common Shares consisted of an historical analysis of closing prices and trading volumes from May 10, 1996, the date that Forasol-Foramer completed its initial public offering (the "IPO"). For the seven-day and thirty-day periods preceding October 28, 1996, FFNV Common Shares averaged $14.28 per share and $13.07 per share, respectively, and averaged $12.97 per share since the IPO, based on daily closing sale prices as reported by the Nasdaq National Market. Jefferies observed that an implied purchase price of $16.87 per share based upon the Purchase Consideration and Pride's closing price of $15.25 per share on October 25, 1996 (the last trading day before the signing of the letter of intent) represented premiums of 18% and 29% to the average prices of FFNV Common Shares for the seven-day and thirty-day periods preceding October 28, 1996, respectively, and a 30% premium to Forasol-Foramer's average price since the IPO. In addition Jefferies observed that a second implied purchase price of $19.18 per share based upon the Purchase Consideration and Pride's closing stock price of $18.75 per share on December 6, 1996 represented premiums of 34% and 47% to the average prices of FFNV Common Shares for the seven-day and thirty-day periods preceding October 28, 1996, respectively, and a 48% premium to Forasol-Foramer's average price since the IPO.

     COMPARABLE COMPANY ANALYSIS. Comparable company analysis examines a company's trading characteristics relative to a group of publicly traded peers. Jefferies analyzed the trading characteristics of companies in the offshore drilling industry and in the onshore drilling and workover industry. Companies in the offshore drilling industry that were examined include Atwood Oceanics, Inc., Cliffs Drilling Company, Diamond Offshore Drilling, Inc., ENSCO International Incorporated, Falcon Drilling Company, Inc., Global Marine, Inc., Marine Drilling Companies, Inc., Noble Drilling Corporation, Reading and Bates Corporation, Rowan Companies, Inc., Smedvig asa and Transocean Offshore Inc. (the "Offshore Peers"). Companies in the onshore drilling and workover industry that were examined include Nabors Industries, Inc., Parker Drilling Company, Pool Energy Services Co., and Helmerich & Payne, Inc. (the "Onshore Peers").

     Balance sheet information used in connection with the ratios provided below with respect to the Offshore Peers and the Onshore Peers (collectively, the "Comparable Companies") and Pride was as of the most recent financial statements publicly available for each company. Market information used in calculating the ratios was as of October 25, 1996, the last trading day prior to the initial public announcement of the Business Combination, unless otherwise noted. Earnings per share ("EPS"), cash flow per share ("CFPS") and earnings before interest, taxes and depreciation and amortization ("EBITDA") estimates for Forasol-Foramer, Pride and the Comparable Companies were obtained from Jefferies' energy research group and publicly available research reports.

     Jefferies analyzed the relative stock price performance and value for Pride and Forasol-Foramer compared to the Comparable Companies. Among the market trading information considered in the evaluation were the stock price movement of Forasol-Foramer, Pride and the Comparable Companies in 1996 and the ratios as of the last trading day before the initial public announcement of the Business Combination of market price to EPS estimates, market price to CFPS estimates and total enterprise value (defined as market capitalization plus the book value of total financial debt less cash) to EBITDA estimates for 1997 and 1998. This analysis indicates that (i) the ratios of market price to 1997 and 1998 EPS estimates were 14.5x and 13.3x, respectively, for Pride and 12.1x and 7.5x, respectively, for Forasol-Foramer; (ii) the average ratios of market price to 1997 and 1998 EPS estimates were 16.0x and 12.6x, respectively, for the Offshore Peers, and 22.8x and 20.6x, respectively, for the Onshore Peers; (iii) the ratios of market price to 1997 and 1998 CFPS estimates were 8.1x and 7.7x, respectively, for Pride and 5.7x and 4.3x, respectively, for Forasol-Foramer;
(iv) the average ratios of market price to 1997 and 1998 CFPS estimates were 9.9x and 8.2x, respectively, for the Offshore Peers and 11.2x and 9.4x, respectively, for the Onshore Peers; (v) the ratios of total enterprise value to EBITDA for 1997 and 1998 were 8.8x and 8.0x, respectively, for Pride and 6.0x and 4.7x, respectively, for Forasol-Foramer, and (vi) the average ratios of total enterprise value to EBITDA were 8.8x and 7.3x, respectively, for the Offshore Peers and 9.2x and 7.8x, respectively, for the Onshore Peers. Jefferies observed that as of October 25, 1996, the common stock of Pride and Forasol-Foramer generally traded at a discount to the Offshore Peers and Onshore Peers. Jefferies also observed that the FFNV Common Shares appreciated 3% in value from May 10, 1996 to October 25, 1996, relative to a 40% increase in an index of the Offshore Peers' common stock and a 14% increase in an index of the Onshore Peers' common stock over the same time period. Jefferies attributes Forasol-Foramer's lower trading multiples relative to Pride and the Offshore Peers and Onshore Peers due to Forasol-Foramer's smaller size and investor perception of lack of suitable rig acquisition opportunities for the company in a highly competitive acquisition environment.

     No company included in the comparable company analysis as a comparison is identical to Pride or Forasol-Foramer. In evaluating the Comparable Companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Pride or Forasol-Foramer, such as the impact of competition on the business of Pride and Forasol-Foramer and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Pride or Forasol-Foramer or the industry or in the financial markets in general. Due to the inherent differences between the operations of Pride or Forasol-Foramer and the Comparable Companies, a purely quantitative mathematical analysis (such as determining the average) is not in itself a meaningful method of using comparable company data.

     COMPARABLE TRADING ANALYSIS. Jefferies analyzed the implied equity value of Forasol-Foramer by applying average trading multiples for 1996 and 1997 as of December 6, 1996, including the ratio of market price to EPS estimates, market price to CFPS estimates and total enterprise value to EBITDA estimates, of selected comparable companies (the "Selected Comparable Companies") to research analyst estimates of Forasol-Foramer's earnings, operating cash flow and EBITDA for the years 1996 and 1997. The Selected Comparable Companies include Falcon Drilling Company, Smedvig asa, Nabors Industries, Inc. and Parker Drilling Company. The Selected Comparable Companies were selected based on general business, operating and financial characteristics compared to those of Forasol-Foramer. Jefferies applied a discount of 30% to the average trading multiples of the Selected Comparable Companies based on the fact that all of the Selected Comparable Companies are significantly larger in size relative to Forasol-Foramer.

     Jefferies observed that the implied equity value of Forasol-Foramer based on the comparable trading analysis was $15.92 per share compared to the implied purchase prices as of October 25, 1996 and December 6, 1996 of $16.87 per share and $19.18 per share, respectively. Because of the inherent differences among the Selected Comparable Companies, Jefferies believes that an appropriate use of a comparable trading analysis in this instance involves qualitative judgments concerning differences among the operating and financial characteristics of Forasol-Foramer and Selected Comparable Companies, which judgments are reflected in the Jefferies Opinion.

     COMPARABLE TRANSACTION ANALYSIS. Jefferies performed an analysis of several recent acquisition transactions ("Comparable Transactions") in the offshore drilling industry since 1995 with total transaction values (defined as the value of cash and securities paid plus the book value of total financial debt assumed less the amount of cash assumed) ranging from $100 million to $500 million. In the comparable transaction analysis, Jefferies considered the one-year projected EBITDA of the targets in the Comparable Transactions, based on research analyst projections at the date of the transaction. This analysis indicated an average acquisition multiple of 6.9x the one-year projected EBITDA of the targets in the Comparable Transactions. Jefferies observed that the implied equity value of Forasol-Foramer is $17.14 per share based on the acquisition multiple of 6.9x and the 1997 projected EBITDA of Forasol-Foramer as provided by research analyst estimates.

     PREMIUM ANALYSIS. Jefferies analyzed implied share premiums paid in selected negotiated transactions completed in the offshore drilling industry since January 1, 1995. This analysis indicated that the average premiums to the targets' share prices for the one-day, one-week, four-week and eight-week periods

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
prior to announcement of the transactions were 6%, 6%, 22% and 22%, respectively, during this period. Jefferies observed that the implied equity value per share of Forasol-Foramer's common stock based on the average premiums paid in offshore drilling mergers since 1995 for the one-day, one-week, four-week and eight-week periods prior to October 28, 1996 was $14.76, $14.72, $14.58 and $14.38, respectively, relative to the implied purchase prices of $16.87 per share and $19.18 per share on October 25, 1996 and December 6, 1996, respectively.

     PRO FORMA ANALYSIS OF THE BUSINESS COMBINATION. Jefferies analyzed certain pro forma financial effects of the Business Combination assuming that the Business Combination was treated as a purchase transaction. The operating and financial data used by Jefferies in this analysis were provided by the management of Pride and Forasol-Foramer. Jefferies observed that, assuming $8 million of cost savings and synergies, the Business Combination would have an accretive effect on earnings per share to Pride of approximately 19% for the calendar year 1997 and approximately 32% for the calendar year 1998.

     PRO FORMA TRADING ANALYSIS. Jefferies analyzed the implied equity value per share to Forasol-Foramer's shareholders by applying the average trading multiples, including market price to EPS estimates, market price to CFPS estimates and total enterprise value to EBITDA estimates for 1997 and 1998, as of December 6, 1996, of the Offshore Peers to the pro forma earnings, cash flow and EBITDA of the combined company for 1997 and 1998. Jefferies observed that the implied equity value to Forasol-Foramer shareholders based on the pro forma trading analysis and the Purchase Consideration was $24.44 per share, representing 71%, 87% and 88% premiums to the average FFNV Common Share prices of $14.28, $13.07 and $12.97 per share for the seven-day, thirty-day and since the IPO periods.

     The foregoing summary does not purport to be a complete description of the analyses performed by Jefferies. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. In arriving at its opinion, Jefferies did not attribute any particular weight to any analysis or factors considered by it, but rather, made qualitative judgments as to the significance and relevance of each analysis and factor. Jefferies believes that its analyses must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Jefferies, without considering all of such analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of fairness opinions is a complex process and is not necessarily susceptible to partial analysis or summary description.

     Jefferies is an investment banking firm with substantial experience in transactions similar to the Business Combination and is familiar with Forasol-Foramer and its business. As part of its investment banking business, Jefferies is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     Jefferies will be paid customary fees for its role as financial advisor to Forasol-Foramer in this transaction. Jefferies has previously rendered certain investment banking and financial advising services to Forasol-Foramer for which it has received customary compensation. In the normal course of its business, Jefferies trades in Forasol-Foramer Common Stock for its own account and for the account of its customers, and, accordingly, may at any time hold a long or short position therein.

CONDUCT OF BUSINESSES PENDING THE CLOSING

     In the Purchase Agreement, Pride and Forasol-Foramer have agreed that until the Closing, except as otherwise contemplated by the Purchase Agreement, each of them and their respective subsidiaries will (i) carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, (ii) use all reasonable efforts to preserve intact their respective present business organizations, and (iii) keep available the services of its current officers and employees and endeavor to preserve its relationships with customers, suppliers and others having business dealings with them to the end that the goodwill and ongoing business of Pride and Forasol-Foramer, respectively, shall not be impaired in any material respect at the Closing. Each of the parties has also agreed that without the consent of the other party, neither Pride nor Forasol-Foramer nor any of their respective subsidiaries will take certain specific actions, including (i) the declaration or payment of dividends (other than dividends or other distributions from subsidiaries), (ii) acquire or agree to acquire another business where the aggregate purchase price exceeds $10,000,000, (iii) grant increases in the compensation of or benefits provided to its directors, officers or employees,
(iv) incur any indebtedness or commit to any capital expenditures which are not provided for in previously approved capital budgets or (v) take or fail to take any other action that would reasonably be expected to (a) cause any representational warranty in the Purchase Agreement or any statement and any schedule thereto to be inaccurate, incomplete or misleading or (b) prevent or materially impede, interfere with or delay the consummation of the transactions contemplated by the Purchase Agreement.

     The Purchase Agreement also prohibits Forasol-Foramer and each of the Forasol Controlling Shareholders, as well as their respective officers, directors, employees, agents and other representatives, from directly or indirectly soliciting, initiating, or encouraging acquisition proposals that would compete with the proposed Business Combination. Such prohibition does not prohibit responses to unsolicited proposals.

FORASOL-FORAMER EMPLOYEE MATTERS

     Following the Closing, those members of the senior management of Forasol S.A. who are not retained in their present or equivalent positions for at least two years will be afforded certain agreed severance benefits and other arrangements, and those management employees of Forasol S.A. who continue to be employed by that firm or its successor shall be entitled to compensation and benefits that are no less favorable than those they are currently receiving and are otherwise at least as favorable as those provided to management employees of Pride and its subsidiaries holding comparable positions at comparable employment locations (giving due regard to differences in cost of living, competitive conditions and other similar factors). All other employees of Forasol-Foramer and its subsidiaries, so long as their employment by Pride and its subsidiaries continues, shall be entitled to employee benefits comparable to those they were receiving immediately prior to the Closing and, to the extent legally permissible, their years of service and level of seniority with Forasol-Foramer and its subsidiaries shall be recognized for purposes of the terms of employment and eligibility, vesting and benefit determinations under Pride's employee benefits plans.

     Following the Closing of the Business Combination, outstanding options to purchase a total of 352,000 FFNV Common Shares (and any stock appreciation rights relating thereto), both vested and unvested, will be converted into options to purchase shares of Pride Common Stock (subject to their prior surrender in exchange for a cash payment) on the basis of 1.1 shares of Pride Common Stock for each FFNV Common Share covered by the Forasol-Foramer options, and the vesting of the right to exercise such options will be accelerated.

ADDITIONS TO PRIDE'S BOARD OF DIRECTORS AND CERTAIN RELATED AGREEMENTS

     The Forasol Controlling Shareholders collectively will receive approximately 6.6 million shares of Pride Common Stock as a result of the Liquidating Distribution, or approximately 16.7% of the shares of Pride Common Stock to be outstanding. Half of such shares will be distributed to Sertofin B.V., a wholly owned subsidiary of Ackermans & van Haaren Group ("AVH"), a publicly traded company listed on the Brussels Stock Exchange. The remaining half of such 6.6 million shares will be distributed to Gialos B.V. and Compagnie Financiere de Services Petroliers S.A., both wholly owned subsidiaries of Soletanche Group ("Soletanche"), a privately held French company a major shareholder of which is GTM Entrepose S.A., a publicly traded company listed on the Paris Stock Exchange. AVH and Soletanche are not affiliated with each other. See "Principal Shareholders of Pride and Forasol-Foramer." Until the fifth anniversary of the Closing Date, AVH on the one hand and Soletanche on the other hand will each be entitled to nominate a director to the Board of Directors of Pride provided that they, respectively, continue to own, directly or indirectly, 50% or more of the shares of Pride Common Stock distributed to them in the Liquidating Distribution. One of such nominees, as determined by agreement between AVH and Soletanche, will serve as Vice Chairman of the Board of Directors of Pride.

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
     It is expected that AVH will initially designate Christian J. Boon Falleur and that Soletanche will initially designate Remi Dorval to serve on the Board of Directors of Pride. It is further expected that Mr. Dorval will initially be designated to serve as Vice Chairman of the Board of Directors of Pride. The continuing service of such individuals on Pride's Board of Directors is subject to their election by the shareholders of Pride at the next annual meeting at which directors are to be elected.

     Mr. Boon Falleur is a Supervisory Director of Forasol-Foramer and Executive Vice President of its management subsidiary, IDM. He has been affiliated with AVH since 1972 and is currently in charge of AVH's energy services and construction sections. Mr. Dorval is a Supervisory Director of Forasol-Foramer and Chief Executive Officer of IDM. He has been a supervisory director of Soletanche since 1990 and is in charge of Soletanche's interests in the oil and gas sector. Messrs. Boon Falleur and Dorval also serve as senior executives and board members of Forasol-Foramer's principal operating subsidiaries. In the Business Combination, their positions as salaried employees of Forasol-Foramer and its subsidiaries will terminate. As severance benefits, they will receive an aggregate of 110,000 shares of Pride Common Stock upon their surrender of options to purchase an equal number of FFNV Common Shares.

     So long as the Board of Directors of Pride includes a person designated by AVH or any of its affiliates on the one hand or Soletanche or any of its affiliates on the other hand (or any of them has participated in the designation of such person), and for a period of not less than 90 days after the Board of Directors of Pride ceases to include any person so designated, such designating shareholder may not, either directly or indirectly, individually or as a member of any group (i) participate in any unsolicited offer to acquire control of Pride or in any election contest relating to Pride; (ii) vote any of the shares of Pride Common Stock distributed to it in the Liquidating Distribution in the election of directors of Pride for any person other than the persons nominated by the Board of Directors of Pride (including those nominated pursuant to the agreement described above); (iii) vote in favor of any business combination or any other transaction with a third party that has not been approved by at least a majority of the members of Pride's Board of Directors; (iv) increase its ownership in Pride such that it and its affiliates, together with all other non-affiliated Forasol Controlling Shareholders and their respective affiliates, would own or control more than 20% of Pride's outstanding voting securities; or
(v) enter into any discussion, negotiations, arrangements or understandings with any third party with a view to taking, or advising, aiding, abetting, soliciting, inducing or encouraging, any action prohibited by any of the foregoing.

     The Forasol Controlling Shareholders have also agreed that as of the Closing, all technical services agreements and other contracts or arrangements they have with Forasol-Foramer and its subsidiaries providing for payments or compensation to them in any form shall be terminated.

PRIDE MANAGEMENT

     Pride will create an Executive Management Committee having general responsibility for strategic planning of Pride's worldwide operations. The initial members of the committee will be Ray H. Tolson, Chairman of the Board, President and Chief Executive Officer of Pride; Paul A. Bragg, Vice President and Chief Financial Officer of Pride; James W. Allen, Senior Vice
President -- Operations of Pride; Gerard Godde, Managing Director of Forasol S.A.; and John O'Leary, Manager -- Marketing and Business Development of Forasol S.A. Mr. Godde will also be elected Senior Vice President of Pride and Mr. O'Leary will be elected Vice President of International Marketing of Pride. Mr. Godde will serve as President and Chief Operating Officer and Mr. O'Leary will serve as Director of Marketing for the continuing operations of the assets and business of the Forasol-Foramer operating companies.

     Gerard Godde has been Senior Vice President and Chief Operating Officer of IDM since April 1996 and Managing Director of Forasol S.A. since 1987. Mr. Godde joined Forasol S.A. in 1968 and has been involved with the management of its various offshore and land operations in Africa, the Middle East and North America. From 1976 until he joined the executive management of Forasol S.A. in 1979, he served as Executive Vice President of Foratex, Inc. (a supply company) and Forwest, Inc. (a land rig contractor in the United States) to develop Forasol-Foramer's strategic plan and international business. John O'Leary has been Manager, Marketing and Business Development of Forasol S.A. since June 1993 and is responsible for the worldwide business development of Forasol S.A.'s offshore and onshore businesses. Mr. O'Leary joined Forasol S.A. in August 1985 and has the specific responsibility to develop joint ventures.

INTERESTS OF CERTAIN PERSONS

     Based on the matters discussed above, the Forasol Controlling Shareholders, the persons designated to serve on the Board of Directors of Pride, the members of management of Forasol S.A. designated to serve on Pride's new Executive Management Committee and as executive officers of Pride, and the officers and employees of Forasol-Foramer and its subsidiaries who hold options to purchase FFNV Common Shares that will be converted into Pride Common Stock and options to purchase Pride Common Stock may all be deemed to have interests in the Business Combination in addition to any interests they may have, directly or through affiliates, as shareholders of Forasol-Foramer generally.

TERMINATION AND TERMINATION PAYMENTS

     The Purchase Agreement may be terminated at any time prior to Closing by mutual consent of Pride and Forasol-Foramer or by either of such parties if (i) the Closing shall not have occurred on or before April 30, 1997; (ii) any court or governmental entity shall have taken action to restrain, enjoin or otherwise prohibit consummation of the Business Combination; (iii) either party fails to obtain the required approval of its shareholders; or (iv) subject to certain materiality thresholds where no fraud, willful misrepresentation or gross negligence is involved, the representations and warranties of the other party are not true and correct in all material respects and, in the case of Forasol-Foramer, the Business Combination will result in certain taxes becoming payable by Forasol-Foramer or its subsidiaries. Either Pride or Forasol-Foramer may also terminate the Purchase Agreement if the Board of Directors of Forasol-Foramer shall have approved or recommended any other proposal for the acquisition of Forasol-Foramer or any of its subsidiaries which is deemed to be financially superior, from the point of view of Forasol-Foramer and its shareholders, to the transactions provided for in the Purchase Agreement; provided that Pride shall be entitled to a termination payment of $5.0 million plus 40% of the amount by which the total value of such other acquisition proposal exceeds the total value of the Purchase Consideration based on the closing market price of Pride Common Stock on October 25, 1996 (up to a maximum aggregate payment of $20.0 million). If Pride is unable to consummate the transactions provided for in the Purchase Agreement solely as a result of its failure to obtain the requisite approval of its shareholders, Pride shall pay to Forasol-Foramer $5.0 million, plus an additional $15.0 million if (i) a person or group of persons shall have become the beneficial owner of 10% or more of the outstanding shares of Pride Common Stock or (ii) a proxy contest to acquire control of Pride shall have been initiated. Such break-up or termination fees are deemed to be reasonable compensation to Pride or Forasol-Foramer, as the case may be, to compensate such party for undertakings in the Purchase Agreement, the incurring of costs and expenses related thereto and the loss or potential loss of other business opportunities.

EXTENSION, WAIVER AND AMENDMENT

     The Purchase Agreement provides that it may be amended by the parties at any time before or after approval of the Pride Proposal and the Forasol-Foramer Proposal by the respective shareholders of Pride and Forasol-Foramer; provided that after such approvals have been obtained, there can be no amendment that by law would require further approval by such shareholders without such further approval. Pride or Forasol-Foramer may extend the time of performance of any of the obligations of the other party, waive compliance with such obligations or conditions with respect to those obligations or waive inaccuracies in any representations and warranties of the other party.

RESTRICTIONS ON RESALES BY FORASOL-FORAMER AFFILIATES; REGISTRATION RIGHTS

     Pride will obtain from each of the Forasol Controlling Shareholders and from each other shareholder of Forasol-Foramer identified by it as an "affiliate" of Forasol-Foramer an agreement to the effect that such shareholder will not transfer any shares of Pride Common Stock received by it as a result of the Liquidating Distribution except in compliance with the applicable provisions of the Securities Act and the regulations of the Commission thereunder.

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
     Pursuant to a Registration Rights Agreement (attached as Exhibit A to the Purchase Agreement), AVH and Soletanche will each be entitled to one "demand" registration and up to two "piggyback" registrations under the Securities Act solely for the purpose of selling their shares of Pride Common Stock through underwritten public offerings. Any demand registration must cover at least $25 million worth of Pride Common Stock and any "piggyback" registration must cover at least $5 million worth of Pride Common Stock as to each of AVH and Soletanche and their respective affiliates. Such registration rights expire three years following the Closing.

APPRAISAL RIGHTS

     Under applicable law, neither Pride's nor Forasol-Foramer's shareholders will be entitled to any appraisal or dissenter's rights in connection with the Business Combination.

CERTAIN TAX CONSEQUENCES

     The following is a summary of the material United States federal income tax consequences of the Liquidating Distribution generally applicable to United States Holders of FFNV Common Shares, as well as the Dutch withholding tax requirements applicable to the Liquidating Distribution. As used herein, a "United States Holder" means a holder of FFNV Common Shares which is (i) an individual citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in the United States or under the law of the United States or of any State, or (iii) an estate or trust which is not treated as a foreign estate or foreign trust for United States federal tax purposes. This summary does not address all tax consequences that may be relevant to United States Holders, nor does it address the tax consequences to United States Holders that may be subject to special treatment under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, and dealers in securities and currencies. This summary addresses only FFNV Common Shares which are held as capital assets for United States federal income tax purposes. This summary is based upon current provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, current administrative rulings of the United States Internal Revenue Service, court decisions, and the provisions of the current income tax treaty between the United States and the Netherlands (the "Treaty"), all of which are subject to change, possibly with retroactive effect.

     EACH HOLDER OF FFNV COMMON SHARES IS URGED TO CONSULT HIS OWN TAX ADVISOR IN LIGHT OF HIS OWN PARTICULAR CIRCUMSTANCES AS TO THE TAX CONSEQUENCES OF THE LIQUIDATING DISTRIBUTION, INCLUDING THE EFFECTS OF ANY APPLICABLE FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS.

     The shares of Pride Common Stock and cash received pursuant to the Liquidating Distribution by a United States Holder will be treated as received in full payment in exchange for the United States Holder's FFNV Common Shares. Accordingly, the difference between the amount realized on the Liquidating Distribution (the fair market value of the shares of Pride Common Stock and the amount of cash received, including the amount of any Dutch tax withheld from such cash as described below) and the United States Holder's basis for his FFNV Common Shares will be treated as capital gain or loss. Because none of the FFNV Common Shares issued to United States Holders will have been outstanding for more than one year at the date of the Liquidating Distribution, such gain or loss will be treated as short-term capital gain or loss. The tax basis of the shares of Pride Common Stock received in the Liquidating Distribution will be equal to the fair market value of such shares as of the date of the Liquidating Distribution, and the holding period for such shares will commence on the day after the date of the Liquidating Distribution.

     The distribution of shares of Pride Common Stock and cash to United States Holders pursuant to the Liquidating Distribution will be treated as a dividend for Dutch tax purposes to the extent that the amount distributed per FFNV Common Share exceeds the average paid-in capital per FFNV Common Share (14.63 Dutch guilders). Based on recent currency translation rates, Forasol-Foramer believes that its paid-in capital per share in U.S. dollars is approximately $7.96; however, the applicable amount for purposes of determining Dutch withholding tax will be based on the currency translation rate at the date the

Liquidating Distribution is made. Assuming solely for purposes of illustration that the value per share of the Pride Common Stock on the date of the Liquidating Distribution is $22.00 and the paid-in capital per FFNV Common Share is $7.96, the amount deemed to be distributed for each FFNV Common Share will be $21.32 (consisting of $6.80 in cash and the value of 0.66 shares of Pride Common Stock) and the excess amount subject to Dutch withholding tax will be $13.36. Except with respect to certain exempt organizations described in Articles 35 and 36 of the Treaty, such excess amount when paid to a United States Holder will be subject to the withholding of Dutch tax at the rate of 15% (either through initial withholding at this rate or through a refund procedure) if the United States Holder qualifies for benefits under the Treaty, or 25% if the holder does not so qualify. Forasol-Foramer will provide its shareholders (including, through their brokers, beneficial owners of FFNV Common Shares) additional information about the Dutch withholding tax and the requirements for eligibility for the 15% withholding tax rate prior to the date of the Forasol-Foramer Meeting. To the extent Dutch withholding tax is applicable, such tax will be withheld from the cash otherwise distributable to a United States Holder.

     The Dutch withholding tax is an income tax which, technically, is creditable against a United States Holder's U.S. income tax liability. However, due to the operation of the limitation on the foreign tax credit under section 904 of the Code, it is likely that most United States Holders will not be entitled to credit any Dutch withholding tax against their U.S. tax liability. A United States Holder may claim a deduction for such Dutch withholding tax in determining the holder's U.S. income tax liability as long as the holder does not claim a credit for any other foreign income taxes for the holder's taxable year in which the Liquidating Distribution occurs. Such deduction may be subject to various limitations, including the overall limitation on itemized deductions under section 68 of the Code which applies to individuals whose adjusted gross income exceeds a specified amount. A UNITED STATES HOLDER WHO SELLS HIS FFNV COMMON SHARES PRIOR TO BECOMING ENTITLED TO THE LIQUIDATING DISTRIBUTION WILL NOT BE SUBJECT TO DUTCH WITHHOLDING TAX ON SUCH SALE.

ACCOUNTING TREATMENT

     The Business Combination will be accounted for by Pride as a purchase under generally accepted accounting principles in the United States.

REGULATORY APPROVALS

     Neither the Business Combination nor any other transaction contemplated by the Purchase Agreement is subject to any material regulatory review or approval.

SOURCE OF PRIDE FUNDS

     The maximum amount of cash expected to be required by Pride in connection with the transactions contemplated by the Purchase Agreement is approximately $123 million, including the cash portion of the Purchase Consideration for the Business Combination, the fees and expenses of Pride's and Forasol-Foramer's financial, tax and other advisors, the cost of liquidating Forasol-Foramer and winding up its affairs, printing and registration expenses, and other transaction costs incurred by Pride and Forasol-Foramer. Pride will obtain such funds from working capital, existing credit lines and from the proceeds of the sale of its domestic land-based operations. See "Information About
Pride -- Dawson Transaction." Pride also intends to file, prior to the Pride Meeting, a shelf registration statement under the Securities Act covering up to $500 million of debt securities and Pride Common Stock to be issued from time to time based on market conditions and Pride's cash requirements.

                      MARKET PRICES AND DIVIDEND POLICIES

     Pride Common Stock is listed on the Nasdaq National Market under the symbol "PRDE." FFNV Common Shares are listed on the Nasdaq National Market under the symbol "FSOLF"; however, prior to May 10, 1996 when Forasol-Foramer completed an initial public offering in the United States, all of the outstanding FFNV Common Shares were owned by the Forasol Controlling Shareholders and their affiliates and there was no public market for such shares. The following table sets forth the range of high and low sales prices of Pride Common Stock and FFNV Common Shares on the Nasdaq National Market for the periods shown:

                                               PRIDE            FFNV COMMON
                                            COMMON STOCK           SHARES
                                          ----------------     --------------
                                           HIGH       LOW      HIGH       LOW
                                           ----       ---      ----       ---
1994
  First Quarter........................   $ 6 1/4   $ 4 7/8     --          --
  Second Quarter.......................     5 7/8     4 3/4     --          --
  Third Quarter........................     5 7/8     4 5/8     --          --
  Fourth Quarter.......................     5 1/2     4 5/8     --          --
1995
  First Quarter........................   $ 7 3/8   $ 4 3/4     --          --
  Second Quarter.......................     8 3/4     6 1/2     --          --
  Third Quarter........................    10 1/2     7 3/8     --          --
  Fourth Quarter.......................    11         8         --          --
1996
  First Quarter........................   $14 3/8   $ 9 1/8     --          --
  Second Quarter.......................    18        13 5/8    $13 3/4   $ 9 5/8
  Third Quarter........................    16 3/4    11 5/8     13 1/8     9 3/4
  Fourth Quarter.......................    23 1/4    13 3/8     20        11 7/8
1997
  First Quarter (through January ___)..   $24 3/8   $20 1/4    $21 3/4   $18 5/8

     On October 25, 1996, the last trading day prior to announcement by Pride and Forasol-Foramer that they had reached a preliminary agreement concerning the Business Combination, the last sale price of Pride Common Stock on the Nasdaq National Market was $15 1/4 per share (indicating a pre-tax value of the Liquidating Distribution of $16.87 per FFNV Common Share), and the last sale price of FFNV Common Shares on the Nasdaq National Market was $13 7/8 per share.

     On January __, 1997, the last sale price of Pride Common Stock on the Nasdaq National Market was $_ per share (indicating a pre-tax value of the Liquidating Distribution of $______ per Forasol-Foramer share), and the last sale price of FFNV Common Shares on the Nasdaq National Market was $_________ per share. Following the Business Combination, Pride Common Stock will continue to be listed on the Nasdaq National Market under the symbol "PRDE" and the listing of FFNV Common Shares on the Nasdaq National Market will be terminated.

     Shareholders are advised to obtain current market quotations for Pride Common Stock and FFNV Common Shares. No assurance can be given as to the market price of Pride Common Stock or FFNV Common Shares at, or in the case of Pride Common Stock, after the consummation of the Business Combination.

     Both Pride and Forasol-Foramer currently have a policy of retaining all available earnings for the development and growth of their respective businesses. Pride does not anticipate paying dividends on the Pride Common Stock at any time in the foreseeable future. The ability of Pride to pay cash dividends in the future may be restricted by future borrowing agreements (although it is not currently so restricted) and the desirability of paying such dividends could be materially affected by U.S. and foreign tax considerations.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Combined Balance Sheet as of September 30, 1996 and the Unaudited Pro Forma Combined Statements of Operations for the nine months ended September 30, 1996 and the year ended December 31, 1995 illustrate the effect of (i) the acquisition of Quitral-Co S.A.I.C. ("Quitral-Co") by Pride, (ii) the acquisition of Forasol-Foramer by Pride,
(iii) the sale of Pride's U.S. land-based well servicing operations to Dawson and (iv) the related financing transactions.

     The historical balance sheet and results of operations for Pride have been derived from Pride's consolidated financial statements included elsewhere herein. The historical results of operations for Quitral-Co have been derived from Quitral-Co's consolidated financial statements as adjusted for U.S. GAAP and have been translated into U.S. dollars in accordance with U.S. GAAP. The historical balance sheet and results of operations for Forasol-Foramer have been derived from Forasol-Foramer's consolidated financial statements included elsewhere herein. The Unaudited Pro Forma Combined Balance Sheet has been prepared assuming the acquisition of Forasol-Foramer by Pride, the sale of Pride's U.S. land-based well servicing operations, and the related financing transactions were consummated as of September 30, 1996. The Unaudited Pro Forma Statements of Operations have been prepared assuming that such transactions were consummated as of January 1, 1995.

     The pro forma adjustments and the resulting unaudited pro forma combined financial statements are based upon available information and certain assumptions and estimates described in the notes to unaudited pro forma combined financial statements. A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments reflected in the pro forma combined financial information are preliminary and have been made solely for purposes of developing the pro forma combined financial information. However, Pride's management believes that the pro forma adjustments and the underlying assumptions and estimates reasonably present the significant effects of the transactions reflected thereby and that any subsequent changes in the underlying assumptions and estimates (other than changes after closing of the relevant transactions to reflect cost savings resulting from the termination of redundant personnel) will not materially affect the pro forma combined financial statements presented herein. The pro forma combined financial statements do not purport to represent what Pride's financial position or results of operations actually would have been had the acquisition of Quitral-Co, the acquisition of Forasol-Foramer, the sale of Pride's U.S. land-based well servicing operations and the related financing transactions occurred on the dates indicated or to project Pride's financial position or results of operations for any future date or period. Furthermore, the unaudited pro forma combined financial statements do not reflect changes which may occur as the result of post-combination activities and other matters.

     The unaudited pro forma combined financial statements and the notes thereto should be read in conjunction with the historical financial statements of Pride, including the notes thereto, the historical financial statements of Forasol-Foramer, including the notes thereto, and the historical financial statements of Quitral-Co, including the Notes thereto, all of which are included elsewhere herein.

     PRIDE'S PRO FORMA EARNINGS PER SHARE SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS REFLECT SUBSTANTIAL DILUTION AS A RESULT OF INCLUSION OF THE OPERATING RESULTS OF FORASOL-FORAMER. PRIDE'S MANAGEMENT DOES NOT BELIEVE THAT FORASOL-FORAMER'S HISTORICAL OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 1995 OR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 ARE INDICATIVE OF THE OPERATING PERFORMANCE THAT IS EXPECTED TO BE ACHIEVED FOLLOWING THE BUSINESS COMBINATION. DURING THESE HISTORICAL PERIODS, ONE OF FORASOL-FORAMER'S SEMI-SUBMERSIBLE RIGS, THE PERFORMANCE OF WHICH SIGNIFICANTLY AFFECTS OPERATING RESULTS, WAS STACKED AND SUBSEQUENTLY REFURBISHED. IT WAS PLACED BACK INTO SERVICE IN THE FOURTH QUARTER OF 1996. THE WORLDWIDE MARKET FOR SEMI-SUBMERSIBLE RIGS HAS RECENTLY EFFECTIVELY REACHED FULL UTILIZATION OF AVAILABLE UNITS. SUCH DEMAND HAS RESULTED IN SUBSTANTIAL APPRECIATION OF PREVAILING DAY RATES FOR SUCH RIGS. FORASOL-FORAMER HAS ENTERED INTO NEW WORK AGREEMENTS FOR BOTH OF ITS SEMI-SUBMERSIBLE RIGS TO COMMENCE DURING 1997. THESE CONTRACTS WILL RESULT IN DAY RATES WHICH WILL BE APPROXIMATELY DOUBLE THE RATES CURRENTLY BEING RECEIVED BY FORASOL-FORAMER. THE NEW CONTRACTS FOR THE TWO RIGS HAVE MINIMUM TERMS OF APPROXIMATELY FOUR YEARS AND ONE YEAR, RESPECTIVELY. ADDITIONALLY, FORASOL-FORAMER HAS EXPERIENCED IMPROVED DEMAND FOR CERTAIN OTHER OF ITS OFFSHORE AND LAND RIGS. THESE AND OTHER FACTORS, INCLUDING SUBSTANTIAL COST SAVINGS EXPECTED TO BE REALIZED FROM THE ELIMINATION OF REDUNDANT ADMINISTRATIVE FUNCTIONS, HAVE LED PRIDE AND ITS FINANCIAL ADVISOR TO CONCLUDE THAT FORASOL-FORAMER'S OPERATING RESULTS FOR 1997 SHOULD SHOW SIGNIFICANT IMPROVEMENT FROM THOSE REPORTED FOR THE 1995 AND 1996 PERIODS, AND SHOULD BE ACCRETIVE TO PRIDE'S 1997 EARNINGS PER SHARE. SEE "THE BUSINESS COMBINATION -- PRIDE'S REASONS FOR THE BUSINESS COMBINATION" AND " -- OPINION OF PRIDE'S FINANCIAL ADVISOR."

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1996
                                 (IN THOUSANDS)

                                                                     BUSINESS        PRIDE/       SALE OF        PRO-
                                          PRIDE        FORASOL      COMBINATION      FORASOL     U.S. LAND      FORMA
                                        HISTORICAL    HISTORICAL    ADJUSTMENTS     COMBINED     BUSINESS      COMBINED
                                        ----------    ----------    -----------     ---------    ---------     --------

CURRENT ASSETS
  Cash and cash equivalents..........    $  26,515     $  23,834     $ 100,000(H)   $  27,149    $ 40,750 (P)  $37,899
                                                                      (123,200)(I)                (30,000)(Q)
  Short-term investments.............          401        --                              401                      401
  Trade receivables, net.............       87,268        45,370                      132,638                  132,638
  Parts and supplies.................       24,065        --                           24,065      (2,000)(P)   22,065
  Deferred income taxes..............        2,480         1,994                        4,474                    4,474
  Other current assets...............       15,390        15,938                       31,328                   31,328
                                        ----------    ----------                    ---------                  --------
         Total current assets........      156,119        87,136                      220,055                  228,805
                                        ----------    ----------                    ---------                  --------
PROPERTY AND EQUIPMENT, NET..........      361,759       239,272       160,052(I)     761,083     (43,100)(P)  717,983
OTHER ASSETS
  Investments in and advances to
    affiliates.......................       --             9,346                        9,346                    9,346
  Deferred income taxes..............       --             8,710                        8,710                    8,710
  Goodwill and other intangibles,
    net..............................        3,254        --                            3,254                    3,254
  Other..............................        8,472         6,339                       14,811                   14,811
                                        ----------    ----------                    ---------                  --------
         Total other assets..........       11,726        24,395                       36,121                   36,121
                                        ----------    ----------                    ---------                  --------
                                         $ 529,604     $ 350,803                    $1,017,259                 $982,909
                                        ==========    ==========                    =========                  ========
CURRENT LIABILITIES
  Accounts payable...................    $  32,513     $  25,983                    $  58,496                  $58,496
  Accrued expenses...................       31,204        30,852                       62,056    $   (650)(P)   61,406
  Current portion of long-term
    debt.............................       32,671        20,387     $  20,000(H)      73,058      (9,000)(P)   58,058
                                                                                                   (6,000)(Q)
  Current portion of long-term lease
    obligations......................       --             4,712                        4,712                    4,712
                                        ----------    ----------                    ---------                  --------
         Total current liabilities...       96,388        81,934                      198,322                  182,672
                                        ----------    ----------                    ---------                  --------
OTHER LONG-TERM LIABILITIES..........       13,313         9,779                       23,092                   23,092
LONG-TERM DEBT, NET OF CURRENT
  PORTION............................       97,947        25,783        80,000(H)     203,730     (36,900)(P)  142,830
                                                                                                  (24,000)(Q)
LONG-TERM LEASE OBLIGATIONS, NET OF
  CURRENT PORTION....................       --            34,597                       34,597                   34,597
CONVERTIBLE SUBORDINATED
  DEBENTURES.........................       80,500        --                           80,500                   80,500
DEFERRED INCOME TAXES................       48,787         6,354        56,000(I)     111,141     (12,000)(P)   99,141
MINORITY INTEREST....................       --             2,908                        2,908                    2,908
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
  Common stock.......................            1            94           (94)(I)          1                        1
  Paid-in capital....................      142,727       140,688      (140,688)(I)    313,027                  313,027
                                                                       170,300(I)
  Treasury stock, at cost............         (191)       --                             (191)                    (191 )
  Retained earnings..................       50,132        49,006       (49,006)(I)     50,132      54,200 (P)  104,332
  Cumulative translation
    adjustment.......................       --              (340)          340(I)      --                        --
                                        ----------    ----------                    ---------                  --------
         Total shareholders'
          equity.....................      192,669       189,448                      362,969                  417,169
                                        ----------    ----------                    ---------                  --------
                                         $ 529,604     $ 350,803                    $1,017,259                 $982,909
                                        ==========    ==========                    =========                  ========

The accompanying notes are an integral part of the pro forma combined financial statements.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  BUSINESS         PRIDE                   BUSINESS        PRIDE/
                                         PRIDE      QUITRAL-CO   COMBINATION        PRO-       FORASOL    COMBINATION      FORASOL
                                       HISTORICAL   HISTORICAL   ADJUSTMENTS       FORMA      HISTORICAL  ADJUSTMENTS     COMBINED
                                       ----------   ----------   -----------     ----------   ----------  -----------     ---------

REVENUES.............................   $ 283,593    $  47,410     $15,800(A)     $ 346,803    $ 137,640                  $ 484,443
                                       ----------   ----------                   ----------   ----------                  ---------
COSTS AND EXPENSES
  Operating costs....................     202,796       37,001      12,340(A)       252,137      108,536                    360,673
  Depreciation and amortization......      19,987        2,847         950(A)        24,314       16,598   $   5,025(J)      45,937
                                                                       530(B)
  Selling, general and
   administrative....................      34,120        2,871         960(A)        37,951       12,606                     50,557
                                       ----------   ----------                   ----------   ----------                  ---------
    Total costs and expenses.........     256,903       42,719                      314,402      137,740                    457,167
                                       ----------   ----------                   ----------   ----------                  ---------
EARNINGS FROM OPERATIONS.............      26,690        4,691                       32,401         (100)                    27,276
OTHER INCOME (EXPENSE)
  Other income (expense).............         475         (389)       (130)(A)          (44)       3,060                      3,016
  Interest income....................       2,044          242          80(A)         1,491          818        (870)(K)      1,439
                                                                      (875)(C)
  Interest expense...................      (9,856)        (294)       (100)(A)      (12,550)      (6,937)     (6,375)(L)    (24,437)
                                                                      (380)(D)                                 1,425(M)
                                                                    (1,920)(E)
                                       ----------   ----------                   ----------   ----------                  ---------
    Total other expense, net.........      (7,337)        (441)                     (11,103)      (3,059)                   (19,982)
                                       ----------   ----------                   ----------   ----------                  ---------
EARNINGS BEFORE MINORITY INTEREST AND
 INCOME TAXES........................      19,353        4,250                       21,298       (3,159)                     7,294
MINORITY INTEREST....................      --           --                           --             (310)                      (310)
                                       ----------   ----------                   ----------   ----------                  ---------
EARNINGS BEFORE INCOME TAXES.........      19,353        4,250                       21,298       (2,849)                     7,604
INCOME TAX PROVISION.................       4,899        1,091        (829)(F)        5,161          561      (4,160)(N)      1,562
                                       ----------   ----------                   ----------   ----------                  ---------
NET EARNINGS.........................   $  14,454    $   3,159                    $  16,137    $  (3,410)                 $   6,042
                                       ==========   ==========                   ==========   ==========                  =========
NET EARNINGS PER SHARE
  Primary............................   $     .52                                 $     .59                               $     .16
                                       ==========                                ==========                               =========
  Fully diluted......................   $     .50                                 $     .55
                                       ==========                                ==========
WEIGHTED AVERAGE COMMON SHARES AND
  EQUIVALENTS OUTSTANDING
  Primary............................      27,539                                    27,539                   11,099(O)      38,638
                                       ==========                                ==========                               =========
  Fully diluted......................      33,518                      621(G)        34,139
                                       ==========                                ==========

                                        SALE OF        PRO-
                                       U.S. LAND      FORMA
                                       BUSINESS      COMBINED
                                       ---------     --------
REVENUES.............................  $ (87,290)(R) $397,153
                                                     --------
COSTS AND EXPENSES
  Operating costs....................    (67,756)(R) 292,917
  Depreciation and amortization......     (4,070)(R)  41,867
  Selling, general and
   administrative....................    (10,252)(R)  40,305
                                                     --------
    Total costs and expenses.........                375,089
                                                     --------
EARNINGS FROM OPERATIONS.............                 22,064
OTHER INCOME (EXPENSE)
  Other income (expense).............       (230)(R)   2,786
  Interest income....................        405(S)    1,844
  Interest expense...................      2,244(R)  (20,293)
                                           1,900(T)
                                                     --------
    Total other expense, net.........                (15,663)
                                                     --------
EARNINGS BEFORE MINORITY INTEREST AND
 INCOME TAXES........................                  6,401
MINORITY INTEREST....................                   (310)
                                                     --------
EARNINGS BEFORE INCOME TAXES.........                  6,711
INCOME TAX PROVISION.................       (463)(U)   1,099
                                                     --------
NET EARNINGS.........................                $ 5,612
                                                     ========
NET EARNINGS PER SHARE
  Primary............................                $   .15
                                                     ========
  Fully diluted......................
WEIGHTED AVERAGE COMMON SHARES AND
  EQUIVALENTS OUTSTANDING
  Primary............................                 38,638
                                                     ========
  Fully diluted......................


The accompanying notes are an integral part of the pro forma combined financial statements.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  BUSINESS        PRIDE                    BUSINESS        PRIDE/
                                         PRIDE      QUITRAL-CO   COMBINATION       PRO-       FORASOL     COMBINATION      FORASOL
                                       HISTORICAL   HISTORICAL   ADJUSTMENTS      FORMA      HISTORICAL   ADJUSTMENTS     COMBINED
                                       ----------   ----------   -----------    ----------   ----------   -----------     ---------

REVENUES.............................   $ 263,599    $ 194,564                   $ 458,163    $ 171,500                   $ 629,663
                                       ----------   ----------                  ----------   ----------                   ---------
COSTS AND EXPENSES
  Operating costs....................     188,252      157,985                     346,237      127,491                     473,728
  Depreciation and amortization......      16,657        9,807     $ 1,600(B)       28,064       20,264     $  6,700(J)      55,028
  Selling, general and
    administrative...................      32,418        8,645                      41,063       17,660                      58,723
                                       ----------   ----------                  ----------   ----------                   ---------
        Total costs and expenses.....     237,327      176,437                     415,364      165,415                     587,479
                                       ----------   ----------                  ----------   ----------                   ---------
EARNINGS FROM OPERATIONS.............      26,272       18,127                      42,799        6,085                      42,184
OTHER INCOME (EXPENSE)
  Other income (expense).............       1,687          (23)                      1,664          382                       2,046
  Interest income....................         740          502                       1,242          555       (1,160)(K)        637
  Interest expense...................      (6,276)      (5,945)     (4,450)(D)     (22,421)      (9,338)      (8,500)(L)    (36,459)
                                                                    (5,750)(E)                                 3,800(M)
                                       ----------   ----------                  ----------   ----------                   ---------
        Total other expense, net.....      (3,849)      (5,466)                    (19,515)      (8,401)                    (33,776)
                                       ----------   ----------                  ----------   ----------                   ---------
EARNINGS BEFORE MINORITY INTEREST AND
  INCOME TAXES.......................      22,423       12,661                      23,284       (2,316)                      8,408
MINORITY INTEREST....................      --           --                          --            1,288                       1,288
                                       ----------   ----------                  ----------   ----------                   ---------
EARNINGS BEFORE INCOME TAXES.........      22,423       12,661                      23,284       (3,604)                      7,120
INCOME TAX PROVISION.................       7,064        3,867      (4,025)(F)       6,906          409       (5,680)(N)      1,635
                                       ----------   ----------                  ----------   ----------                   ---------
NET EARNINGS FROM CONTINUING
  OPERATIONS.........................   $  15,359    $   8,794                   $  16,378    $  (4,013)                  $   5,485
                                       ==========   ==========                  ==========   ==========                   =========
NET EARNINGS PER SHARE
  Primary............................   $    0.60                                $     .64                                $     .15
                                       ==========                               ----------                                =========
  Fully diluted......................   $    0.60                                $     .61
                                       ==========                               ==========
WEIGHTED AVERAGE COMMON
  SHARES AND EQUIVALENTS OUTSTANDING
  Primary............................      25,465                                   25,465                    11,099(O)      36,564
                                       ==========                               ==========                                =========
  Fully diluted......................      25,840                    6,571(G)       32,411
                                       ==========                               ==========

                                        SALE OF        PRO-
                                       U.S. LAND      FORMA
                                       BUSINESS      COMBINED
                                       ---------     --------
REVENUES.............................  $(113,115)(R) $516,548
                                                     --------
COSTS AND EXPENSES
  Operating costs....................    (86,177)(R) 387,551
  Depreciation and amortization......     (5,385)(R)  49,643
  Selling, general and
    administrative...................    (13,504)(R)  45,219
                                                     --------
        Total costs and expenses.....                482,413
                                                     --------
EARNINGS FROM OPERATIONS.............                 34,135
OTHER INCOME (EXPENSE)
  Other income (expense).............     (1,260)(R)     786
  Interest income....................        540(S)    1,177
  Interest expense...................        821(R)  (33,088)
                                           2,550(T)
                                                     --------
        Total other expense, net.....                (31,125)
                                                     --------
EARNINGS BEFORE MINORITY INTEREST AND
  INCOME TAXES.......................                  3,010
MINORITY INTEREST....................                  1,288
                                                     --------
EARNINGS BEFORE INCOME TAXES.........                  1,722
INCOME TAX PROVISION.................     (2,148)(U)    (513)
                                                     --------
NET EARNINGS FROM CONTINUING
  OPERATIONS.........................                $ 2,235
                                                     ========
NET EARNINGS PER SHARE
  Primary............................                $   .06
                                                     ========
  Fully diluted......................
WEIGHTED AVERAGE COMMON
  SHARES AND EQUIVALENTS OUTSTANDING
  Primary............................                 36,564
                                                     ========
  Fully diluted......................


The accompanying notes are an integral part of the pro forma combined financial statements.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.  BACKGROUND

     In April 1996, Pride acquired all of the outstanding capital stock of Quitral-Co from Perez Companc S.A., Astra C.A.P.S.A. and other shareholders for aggregate consideration of $140,000,000, consisting of $110,000,000 in cash and a note payable to the sellers for $30,000,000. The note payable bears interest at a variable rate of LIBOR plus 2% payable quarterly. Payments of principal are expected to be made in 30 monthly installments. Of the cash portion of the purchase price, $70,000,000 was funded from Pride's working capital and $40,000,000 from the net proceeds from two new long-term financing arrangements with three lending institutions. Borrowings under these arrangements, which are collateralized by substantially all of Pride's domestic land-based rig fleet and ancillary equipment, bear interest at a variable rate of prime plus 1/2% and are repayable in monthly installments of principal and interest over a five to six year period.

     In January 1996, Pride completed the public sale of $80,500,000 principal amount of 6 1/4% Convertible Subordinated Debentures due 2006, which resulted in net proceeds to Pride of approximately $77,585,000. Approximately $10,000,000 of such net proceeds were used to repay outstanding indebtedness. The remainder of such net proceeds was used to fund various capital projects, including the acquisition of Quitral-Co.

     In October 1996, Pride entered into a letter agreement providing for the acquisition of Forasol-Foramer. Pursuant to the agreement, Pride will issue .66 common shares and $6.80 cash for each share of Forasol-Foramer. A definitive purchase agreement setting forth additional specific terms and conditions was executed in December 1996. The transaction is subject to approval by both Pride's and Forasol-Foramer's shareholders, and is expected to close during the first quarter of 1997. For purposes of preparing the pro forma combined financial information included herein, it has been assumed that the cash portion of the purchase price, approximately $113,200,000, will be funded out of working capital and the proceeds of new bank facilities totalling $100,000,000, which it is assumed will be repayable over a period of five years and bear interest at a rate of 8.50% per annum. For each .25% change in the actual rate received, Pride/Forasol Combined net income will change by $160,000 for the year ended December 31, 1995 and $120,000 for the nine months ended September 30, 1996, and pro forma combined net income will change by $110,000 for the year ended December 31, 1995 and $85,000 for the nine months ended September 30, 1996.

     In December 1996, Pride entered into an agreement to sell substantially all of the assets used in its U.S. land-based well servicing operations for $131,900,000 in cash. After federal and state income taxes and repayment of approximately $45,900,000 of debt secured by the assets to be sold, Pride expects the remaining net proceeds to be approximately $40,750,000. For purposes of preparing the pro forma combined financial information included herein, it has been assumed that $30,000,000 of such net proceeds will be used to repay the new bank debt assumed to be incurred in connection with the acquisition of Forasol-Foramer. The proposed sale is subject to the buyer obtaining adequate financing, and is expected to close during the first quarter of 1997.

2.  BASIS OF PRESENTATION

     The accompanying unaudited pro forma combined balance sheet has been prepared assuming the acquisition of Quitral-Co and Forasol-Foramer by Pride, the sale of Pride's U.S. land-based well servicing operations and the related financing transactions were consummated as of September 30, 1996. The unaudited pro forma combined statements of operations have been prepared assuming that such transactions were consummated as of January 1, 1995.

     Net earnings per share have been computed based on the weighted average number of common shares and common share equivalents outstanding on a pro forma basis during the applicable period. Common share equivalents include the number of shares issuable upon the exercise of stock options and warrants, less the number of shares that could have been repurchased with the exercise proceeds, using the treasury stock method. Fully diluted net earnings per share have not been presented on a pro forma combined basis as the calculation is anti-dilutive.

3.  MANAGEMENT ASSUMPTIONS

     The unaudited pro forma combined financial statements reflect the following pro forma adjustments related to the acquisition of Quitral-Co by Pride, the acquisition of Forasol-Foramer by Pride, the sale of Pride's U.S. land-based well servicing operations and the related financing transactions:

  QUITRAL-CO ACQUISITION

     (A) Estimated Quitral-Co April 1996 operating results. Prior to the acquisition by Pride in April 1996, the books and records of Quitral-Co were maintained in constant Argentine pesos in accordance with Argentine GAAP, which differs in certain respects from U.S. GAAP. Financial information in U.S. dollars prepared in accordance with U.S. GAAP has been prepared through March 31, 1996. Such U.S. dollar, U.S. GAAP information is not available for the period from March 31, 1996 through April 30, 1996, the date the acquisition by Pride was consummated. Accordingly, Pride management has estimated such results for purposes of preparing the accompanying pro forma financial information and believes that actual results would not be materially different.

     (B) Increase in depreciation and amortization expense resulting from the preliminary allocation of the purchase cost to the assets acquired and application of Pride's depreciation policies to such assets. Based on a preliminary determination of the fair values of the assets and liabilities acquired, approximately $161,420,000 was allocated to property and equipment. The pro forma adjustment to depreciation expense was based upon an estimated salvage value of 10% and an estimated average remaining useful life of 12.5 years for the Quitral-Co assets.

     (C) Reduction in historical interest income as a result of utilization of $70,000,000 in cash for the acquisition of Quitral-Co. Such cash amount constituted a portion of the net proceeds from the issuance by Pride in January 1996 of $80,500,000 principal amount of 6 1/4% Convertible Subordinated Debentures due 2006. Therefore, historical interest income on such cash amount for the three months prior to the accquisition of Quitral-Co by Pride has been reduced, based upon an approximate annual interest rate on investments during the period of 5.0%.

     (D) Increase in interest expense due to issuance and sale of $80,500,000 principal amount of 6 1/4% Convertible Subordinated Debentures due 2006, less decrease in interest expense on $10,000,000 of debt, bearing interest at an average rate of 8.5% per annum, retired with a portion of the net proceeds from such debentures. The pro forma adjustment to interest expense relating to these financing transactions is composed of the following:

                                         NINE MONTHS
                                            ENDED              YEAR ENDED
                                      SEPTEMBER 30, 1996    DECEMBER 31, 1995
                                      ------------------    -----------------
                                                  (IN THOUSANDS)
Interest on convertible subordinated
  debentures.........................       $  425               $ 5,000
Amortization of deferred financing
  costs..............................           25                   300
Interest on debt retired.............          (70)                 (850)
                                            ------              --------
                                            $  380               $ 4,450
                                            ======              ========

     (E) Increase in interest expense resulting from $40,000,000 of net borrowings pursuant to two new collateralized term loans entered into in connection with the acquisition of Quitral-Co by Pride and the addition of a $30,000,000 note payable to the sellers. The pro forma adjustment to interest expense relating to these financing transactions is composed of the following:


                                        NINE MONTHS
                                           ENDED              YEAR ENDED
                                     SEPTEMBER 30, 1996    DECEMBER 31, 1995
                                     ------------------    -----------------
                                                 (IN THOUSANDS)
Collateralized term loans..........        $1,170               $ 3,500
Note payable to sellers............           750                 2,250
                                         --------              --------
                                           $1,920               $ 5,750
                                         ========              ========

     The pro forma adjustment to interest expense relating to these financing transactions is based upon interest rates of 8.75% per annum for the collateralized term loans and 7.50% per annum for the note payable to sellers, which are the rates currently in effect for each of these loans. For each .25% change in the actual interest rates incurred on the collateralized term loans and the note payable to sellers, pro forma net earnings for the year ended December 31, 1995 will change by approximately $64,000 and $52,000, respectively. For the nine months ended September 30, 1996, the change in pro forma net earnings would be approximately $48,000 and $38,000, respectively.

     (F) Income tax effects of the pro forma adjustments included herein, based on a combined U.S. federal and state income tax rate of 36% and an Argentine income tax rate of 30% for 1995 and 33% for 1996. Such rates approximate the statutory rates in effect for the respective periods.

     (G) Increase in weighted average common shares and equivalents outstanding for fully diluted earnings per share calculation purposes, due to issuance by Pride of $80,500,000 principal amount of 6 1/4% Convertible Subordinated Debentures due 2006, which are convertible at a price of $12.25 per share.

  FORASOL-FORAMER ACQUISITION

     (H) Receipt of aggregate proceeds of $100,000,000 from anticipated new financing arrangements.

     (I) Acquisition of Forasol-Foramer by Pride for aggregate consideration of $283,500,000, consisting of $113,200,000 cash and 11,099,000 shares of common stock valued at $170,300,000, based on the approximate market value of Pride's common stock prior to the date of the letter agreement of $15.50 per share. In addition, management estimates that Pride will incur legal, accounting and other transaction-related costs, including Forasol-Foramer's closing costs and the cost to wind up its affairs and liquidate, totalling approximately $10,000,000. Based on a preliminary determination of the fair values of the assets and liabilities acquired, approximately $160,052,000 of the total purchase cost was allocated to property and equipment. Additional adjustments to reflect the acquisition include elimination of the equity accounts of Forasol-Foramer and to increase the deferred income tax liability by approximately $56,000,000 to provide for temporary differences resulting from the allocation of the pro forma purchase cost at the statutory French income tax rate of 33%.

     (J) Increase in depreciation and amortization expense resulting from the preliminary allocation of the purchase cost to the assets acquired and adoption by Forasol-Foramer of Pride's depreciation policies, based upon an estimated salvage value of 10% and an estimated average remaining useful life of 12.5 years for the Forasol-Foramer property and equipment.

     (K) Reduction in historical interest income as a result of utilization of a net $23,200,000 of cash for the acquisition of Forasol-Foramer, based upon an approximate annual interest rate on investments during the period of 5.0%.

     (L) Increase in interest expense resulting from $100,000,000 of borrowings pursuant to new financing arrangements to be entered into in connection with the acquisition of Forasol-Foramer by Pride.

     (M) Reduction in interest expense resulting from use of a portion of the net proceeds from Forasol-Foramer's public offering of common shares in May 1996 to repay indebtedness and liquidate capital lease obligations of Forasol-Foramer. The principal amounts extinguished and the related interest savings are as follows:

                                                                      INTEREST SAVINGS
                                                           --------------------------------------
                                                           NINE MONTHS ENDED
                                              AMOUNT         SEPTEMBER 30,         YEAR ENDED         INTEREST
                                           EXTINGUISHED          1996           DECEMBER 31, 1995    RATE RANGE
                                           ------------    -----------------    -----------------    -----------
                                                                      (IN THOUSANDS)
Credit Facility.........................     $ 20,840           $   585              $ 1,563         7.5%
Current portion of long-term debt.......        8,650               240                  637         7.1% - 7.7%
Current portion of long-term lease
  obligations...........................        3,210               100                  264         6.4% - 8.6%
Long-term debt..........................        8,860               250                  660         7.1% - 7.7%
Long-term lease obligations.............        8,040               250                  657         6.4% - 8.6%
                                           ------------        --------         -----------------
          Total.........................     $ 49,600           $ 1,425              $ 3,781
                                           ============        ========         =================

     Forasol-Foramer operates in tax free jurisdictions (primarily Angola) and approximately $3,500,000 of the $3,781,000 in pro forma annual savings result from such tax jurisdictions.

     (N) Income tax effects of the pro forma adjustments included herein, based on a combined U.S. federal and state income tax rate of 36% and a French income tax rate of 33%. Such rates approximate the statutory rates in effect for the period.

     (O) Estimated increase in weighted average common shares and equivalents outstanding due to issuance of 11,099,000 shares in connection with the acquisition of Forasol-Foramer by Pride.

  SALE OF U.S. LAND-BASED WELL SERVICING OPERATIONS

     (P) Receipt of net proceeds from sale of U.S. land-based well servicing operations, net of $44,600,000 of estimated federal and state income taxes and repayment of approximately $45,900,000 of debt collateralized by the assets to be sold. Also, elimination of the assets to be sold and the liabilities to be transferred and reflection of an estimated gain of approximately $54,200,000 on the sale.

     (Q) Repayment of $30,000,000 of debt incurred in connection with the acquisition of Forasol-Foramer out of the net proceeds to be received from the sale of Pride's U.S. land-based well servicing operations.

     (R) Elimination of the results of operations related to the assets of Pride's U.S. land-based well servicing business to be sold.

     (S) Restoration of a portion of the historical interest income reduced by adjustment (M), above, as a result of a net $10,750,000 cash to be generated from the sale of Pride's U.S. land-based well servicing operations.

     (T) Elimination of interest expense on $30,000,000 of debt incurred as part of the acquisition of Forasol-Foramer to be repaid out of the net proceeds to be received from the sale of Pride's U.S. land-based well servicing operations.

     (U)  Adjustment of income tax expense as follows:

                                            NINE MONTHS
                                               ENDED              YEAR ENDED
                                         SEPTEMBER 30, 1996    DECEMBER 31, 1995
                                         ------------------    -----------------
                                                     (IN THOUSANDS)
Elimination of actual income tax expense
 incurred by U.S. land-based
 operations.............................      $ (1,008)             $(2,873)
Income tax effects of pro forma
  adjustments based on a combined U.S.
  federal and state income tax rate of
  36%, which rate approximates the
  combined statutory rate in effect for
  the period............................           545                  725
                                         ------------------    -----------------
                                              $   (463)             $(2,148)
                                         ==================    =================

                           COMPARATIVE PER SHARE DATA

     The following table sets forth (a) selected comparative per share data for each of Pride and Forasol-Foramer on an historical basis and (b) selected unaudited pro forma comparative per share data assuming the Business Combination had occurred at the beginning of each period presented. The unaudited pro forma data reflects the Business Combination using the purchase method of accounting and the historical financial statements of Pride. Actual adjustments, which may include adjustments to additional assets and liabilities of the Forasol Operating Companies, will be made on the basis of evaluations as of the Closing and, therefore, will differ from those reflected in the unaudited pro forma comparative per share data. The information presented in the table is derived from and should be read in conjunction with the combined unaudited pro forma financial statements and the separate consolidated financial statements of Pride and Forasol-Foramer and the notes thereto appearing elsewhere or incorporated by reference herein.

     Pro forma amounts are not necessarily indicative of results of operations or combined financial position that would have resulted had the Business Combination been consummated at the beginning of each period indicated.

                                                                    UNAUDITED PRO FORMA
                                                                 -------------------------
                                                                                FORASOL-
                                                                                 FORAMER
                                                    FORASOL-                   EQUIVALENT
                                         PRIDE      FORAMER      COMBINED       COMBINED
                                       ---------    --------     ---------     -----------
Book value per common share:
  December 31:
     1993............................  $    4.23     $ 12.71      $    --         $  --
     1994............................       4.64       12.68           --            --
     1995............................       5.29       12.26           --            --
  September 30, 1996 (unaudited).....       6.76       11.38        10.80          7.13

Earnings (loss) per common share:
  Years ended December 31:
     1993............................  $     .36     $   .31      $    --         $  --
     1994............................        .30         .10           --            --
     1995............................        .60        (.40)         .24           .16
  Nine months ended September 30,
     1996 (unaudited)................        .52        (.25)         .26           .17

     No cash dividends were declared or paid by Pride or Forasol-Foramer for any periods presented.

                            INFORMATION ABOUT PRIDE
GENERAL

     Pride is a leading international and domestic provider of contract drilling, well servicing, workover, completion and plugging and abandonment services, both on land and offshore. Pride's fleet of 644 owned rigs (prior to the Dawson Transaction) is one of the world's largest, consisting of 421 land-based rigs in the United States, 133 land-based rigs in Argentina, 43 land-based and two barge rigs in Venezuela, 19 land-based rigs in Colombia and three land-based rigs in other international markets, and 23 offshore platform rigs located in the Gulf of Mexico. See " -- The Dawson Transaction." Pride performs maintenance and workovers necessary to operate producing oil and gas wells efficiently and provides contract drilling of new wells in certain international and offshore markets. Pride also provides services for the completion of newly drilled oil and gas wells and plugging and abandonment services at the end of a well's useful life.

BUSINESS STRATEGY

     Pride's goal is to achieve revenue and earnings growth through a strategy of (i) acquisitions in both international and domestic markets, including related consolidation savings and economies of scale, (ii) expansion in the offshore market through acquisitions and new rig construction, (iii) upgrades to enhance the capabilities and profitability of its existing rig fleet and (iv) deployment of existing domestic land-based capacity to more profitable international markets. International and offshore operations generally have greater profit potential than domestic land-based operations because of less competition, higher utilization rates and stronger demand resulting from a general trend by major oil operators toward shifting expenditures to exploration and development activities abroad and in the Gulf of Mexico. For these reasons, Pride has actively sought to diversify beyond its domestic land-based operations, which prior to mid-1993 accounted for substantially all of Pride's revenues and earnings. With the sale of Pride's domestic land-based operations in the Dawson Transaction, Pride believes it will have effectively realigned its business to focus on the more profitable international and offshore markets. See " -- The Dawson Transaction."

     Consistent with its strategy, in April 1996 Pride acquired Quitral-Co (now Pride International S.A.) from Perez Companc S.A., Astra C.A.P.S.A. and other shareholders for an aggregate purchase price of $140 million, consisting of $110 million in cash and a $30 million installment note. Prior to the acquisition, Quitral-Co was the largest drilling and workover contractor in Argentina, where it operated 23 drilling and 57 workover rigs. Quitral-Co also had significant operations in Venezuela, where it operated seven drilling and 23 workover rigs. For its fiscal year ended June 30, 1995 and the nine-month period ended March 31, 1996, Quitral-Co's consolidated revenues were approximately $175 million and $150 million, respectively. Approximately 80% of such revenues were derived from Quitral-Co's Argentine operations, with the remainder attributable to Venezuela. The acquisition of Quitral-Co has been included in Pride's consolidated results of operations from April 30, 1996, the effective date of the acquisition.

     In addition to the Quitral-Co acquisition, since mid-1993, Pride has acquired six other businesses with 62 land-based rigs serving international markets and a fleet of 22 rigs serving the domestic offshore market. Pride has further expanded international operations by deploying 35 underutilized rigs from its U.S. land-based fleet to Argentina, Venezuela and Russia since entering those markets. Additionally, in 1994 Pride constructed two drilling/workover barge rigs now operating in Venezuela, and has constructed two new platform rigs in the past two years, both of which are now operating in the Gulf of Mexico.

     Pride believes that providing high quality equipment, employees and services and a safe work environment is critical to its strategy. Pride has committed substantial capital to an ongoing rig refurbishment program to provide technological enhancements and to maintain Pride's equipment in high quality condition. Additionally, Pride has invested in quality, safety and management training programs. Pride believes that many smaller competitors have not undertaken comparable maintenance and upgrading of equipment or training of personnel, and do not have the financial resources to enable them to do so. Pride believes that certain of its customers give significant consideration to safety records and quality management systems of contractors in their screening and selecting processes, and that such factors will gain further importance in the future.

THE DAWSON TRANSACTION

     On December 23, 1996, Pride entered into a definitive agreement to sell to Dawson Production Services, Inc. substantially all of the assets used in Pride's domestic, land-based well servicing operations, including 407 of its 421 domestic land-based rigs, for an aggregate purchase price of approximately $136 million. The sale is expected to generate pre-tax revenues of approximately $90 million, net of repayment of debt related to the assets to be sold. Pride intends to use the net proceeds from the Dawson Transaction to partially fund the cash portion of the consideration to be paid for the acquisition of the operating subsidiaries of Forasol-Foramer. During the nine months ended September 30, 1996 and the year ended December 31, 1995, the operations to be sold generated revenues of $87.3 million and $113.1 million, respectively, and earnings from operations of $4.4 million and $7.0 million, respectively. Consummation of the Dawson Transaction is subject to various conditions, including Dawson's completion of certain financings. Dawson is engaged in the business of providing workover and production services for oil and gas wells. Pride believes the Dawson Transaction together with the Business Combination will effectively redeploy Pride's resources to the more profitable international and offshore markets.

INTERNATIONAL OPERATIONS

     Since the beginning of 1993, Pride has expanded its international operations through acquisitions and deployment of underutilized domestic assets into Argentina, Venezuela, Colombia and Russia. During the first half of 1993, Pride deployed three rigs from its U.S. land-based fleet to Western Siberia. In July 1993, Pride purchased established well servicing and drilling operations in Argentina and Venezuela and, in February 1994, acquired a four-rig competitor in Argentina. Pride has also upgraded and deployed 25 rigs from its U.S. land-based fleet to Argentina and seven to Venezuela. In 1994, Pride built two drilling/workover barge rigs, which were placed in operation in Venezuela in 1995 under ten-year contracts. In October 1995, Pride acquired a six-rig drilling operation in Colombia. In April 1996, Pride acquired the rig operations of Quitral-Co in Argentina and Venezuela and in October 1996, acquired a 13-rig operation in Colombia and a three-rig operation in Argentina. Pride now operates 133 land-based rigs in Argentina, 43 land-based and two barge rigs in Venezuela, 19 land-based rigs in Colombia and three land-based rigs in Russia. Pride continues to review opportunities to expand internationally.

  ARGENTINA

     In Argentina, Pride currently operates 133 land-based rigs, which Pride believes represents approximately 40% of rigs in the Argentine market. Of these rigs, 33 are drilling rigs and 100 are workover rigs. The Argentine oil production market has experienced improved conditions in recent years as a result of general economic reform, sales of certain state-owned oilfields to private operators and privatization of the state-owned oil company, the predecessor of YPF. These improved conditions have resulted in additional demand for rig services. Argentine rig operations are mostly conducted in remote regions of the country and require substantial fixed infrastructure and operating support costs. Pride operates a fleet of oilfield haul trucks and maintains camps to provide eating and sleeping accommodations for its employees and for employees of certain of its customers. The Argentine base camps are stocked with significant levels of spare parts and operating supplies to avoid interruption of services. Additionally, because Pride has achieved critical mass and is realizing certain economies of scale by acquiring and operating 133 rigs in Argentina, it is able to allocate and recover such fixed costs efficiently. Pride estimates that its largest competitor in Argentina has approximately 45 rigs. Pride believes that its established infrastructure and scale of operations provide Pride with a competitive advantage in the Argentine market. See
" -- Customers."

  VENEZUELA

     Pride's fleet in Venezuela currently consists of 43 land-based rigs, and two workover/drilling barge rigs working on Lake Maracaibo. Of the 43 land-based rigs, 32 are workover rigs and 11 are drilling rigs. In recent years, the Venezuelan national oil company has entered into operating service agreements with a number of international oil companies to rehabilitate and develop approximately 80 "marginal" fields. Development of these fields is providing additional demand for rig services in Venezuela. In July 1995, the Venezuelan Congress enacted legislation that created a new mechanism for private sector involvement in the oil and gas industry in that country through production sharing contracts. As of December 1996, eight of Venezuela's largest undeveloped properties had been awarded to multinational oil operators for development through such contracts, and the Venezuelan government has recently determined that 20 additional properties will be made available for development under this program. Venezuelan government estimates indicate that $10 billion or more in new investment will be needed over the next ten years to develop these properties. Pride believes it is well positioned to capitalize on any resulting opportunities.

     In January 1995, Pride's two drilling/workover barge rigs began operations on Lake Maracaibo, Venezuela, pursuant to contracts with Lagoven which run through 2004. The two barge rigs were completed for an aggregate total cost of approximately $42 million, which was financed on a project basis by two Japanese trading firms. Terms of the financing agreement limit the lenders' recourse essentially to the barge rigs, related contract proceeds and certain other of Pride's Venezuelan assets. Pride also provided the lenders a limited guaranty with respect to certain political risks. Pride has obtained political risk insurance policies from OPIC to protect against political risks that could result in potential payments under the terms of Pride's guaranty.

  COLOMBIA

     In October 1995, Pride purchased Marlin Colombia Drilling Co. Inc. from a member of the Royal Dutch/Shell Group of Companies for approximately $6 million. In October 1996, Pride acquired Ingeser de Colombia, S.A. Pride presently operates 13 drilling rigs and six workover rigs in Colombia. The Colombian government has recently enacted policies to encourage oil and gas exploration and production activities and awarded additional properties for development to major international oil operators under production sharing contracts. Pride believes it can compete effectively for any Colombian business opportunities.

  RUSSIA

     In 1993, Pride formed a Russian company and deployed one workover/drilling rig and two small well servicing rigs in Russia. These rigs have been equipped for severe cold weather conditions and are supported by heavy equipment, including oilfield trucks and a large capacity forklift with earth moving capability. Pride believes that there will be significant opportunities in Russia if, and when, the political situation in that country stabilizes and allows a more meaningful flow of international investment capital for rehabilitation and development of its oil fields.

DOMESTIC OFFSHORE OPERATIONS

     In June 1994, Pride commenced operations in the Gulf of Mexico through the acquisition of the largest fleet of offshore self-erecting platform workover rigs in that market. Pride operates 23 platform rigs (approximately 45% of available market capacity), a fleet approximately twice as large as that of its next largest competitor. Pride has made substantial capital improvements in this fleet and believes it has one of the most technologically advanced fleets in the industry, which Pride believes has led to higher day rates and increased utilization of its rigs.

     Pride generally utilizes its offshore rigs to drill or workover wells from platforms in water depths of greater than 125 feet. Platform rigs consist of well servicing equipment and machinery arranged in modular packages which are transported to and assembled and installed on fixed offshore platforms owned by the customer. Fixed offshore platforms are steel tower-like structures that stand on the ocean floor, with the top portion, or platform, above the water level and providing the foundation upon which the platform rig is placed. Certain of Pride's platform rigs are capable of operating at well depths of up to 25,000 feet. Pride is performing an increasing amount of drilling and horizontal re-entry services utilizing portable top drives, enhanced pumps and solids control equipment for drilling fluids, in addition to providing workover services offshore.

DOMESTIC LAND-BASED OPERATIONS

     On December 23, 1996, Pride entered into a definitive agreement to sell to Dawson Production Services, Inc. substantially all of the assets used in Pride's domestic, land-based well servicing operations, including 407 of its 421 land-based rigs. See " -- The Dawson Transaction." Prior to the Dawson Transaction, Pride's domestic land-based fleet consisted of 421 rigs that operated from 21 service locations concentrated primarily in California, the Permian Basin areas of West Texas and New Mexico, and the Texas and Louisiana Gulf Coast. Historically, Pride enhanced the profitability of its domestic land-based operations by increasing efficiency and implementing cost-saving measures. Pride actively considered acquisition opportunities in its three principal domestic markets when such acquisitions presented opportunities in significant consolidation savings and operating efficiencies. In March 1995, Pride acquired an operator of 35 well servicing rigs in New Mexico, and in February 1996, Pride acquired a seven-rig operation in South Texas.

     During 1995, Pride's average utilization rate per working day (rig hours worked divided by total available hours) for its domestic land rigs was approximately 50%. Pride worked 337 of its domestic land-based rigs at some time during 1995, with most of the inactive rigs being maintained in workable condition. Pride's inactive rigs generally can be mobilized quickly, giving Pride substantial operating leverage to take advantage of new market opportunities. As a result of international opportunities for Pride's services and equipment, Pride has shipped 35 previously inactive rigs from its U.S. fleet to international markets since mid-1993. Following the Dawson Transaction, Pride will retain 14 domestic land-based rigs for international deployment opportunities.

SERVICES PROVIDED

     Pride provides oil field services to oil and gas exploration and production companies, primarily through the use of mobile well servicing rigs, together with crews of generally three to four persons. Additional items of equipment, such as pumps, tanks, blowout preventers, power swivels, coiled tubing units and foam units, are also provided by Pride as may be required and requested by the customer for a particular job. Pride also provides trucking services for moving large equipment and hauling fluids to and from the job sites of its customers.

     Well servicing can be categorized as to the type of job performed: maintenance, workover or completion.

  MAINTENANCE SERVICES

     Maintenance services are required on producing oil and natural gas wells to ensure efficient, continuous operation. These services consist of routine mechanical repairs necessary to maintain production from the well, such as repairing parted sucker rods or replacing a defective downhole pump in an oil well or replacing defective tubing in a gas well. Pride provides the rigs, equipment and crews for these maintenance services, which are performed on both oil and gas wells but which are more often required on oil wells. Many of Pride's rigs also have pumps and tanks that can be used for circulating fluids into and out of the well. Maintenance jobs are often performed on a series of wells in geographic proximity to each other, typically take less than 48 hours per well to complete and generally require little, if any, revenue-generating equipment other than a rig.

     Maintenance services are generally required throughout the life of a well. The need for these services does not depend on the level of drilling activity and is generally independent of short-term fluctuations in oil and gas prices. Accordingly, the demand for maintenance services is generally more stable than for other well servicing activities. The general level of maintenance, however, is affected by changes in the total number of producing oil and gas wells.

  WORKOVER SERVICES

     In addition to needing periodic maintenance, producing oil and natural gas wells occasionally require major repairs or modifications, called "workovers." Workover services include the opening of new producing zones in an existing well, recompletion of a well in which production has declined, drilling out plugs and packers and the conversion of a producing well to an injection well during enhanced recovery operations. These extensive workover operations are normally performed by a well servicing rig with additional specialized accessory equipment, which may include rotary drilling equipment, mud pumps, mud tanks and blowout preventers, depending upon the particular type of workover operation. Most of Pride's rigs are designed and equipped to handle the more complex workover operations. A workover may last anywhere from a few days to several weeks.

     The level of workover services is sensitive to changes in oil and gas prices. When oil and gas prices are low, there is little incentive to perform workovers on wells to increase production, and operators of wells tend to defer workover services. As oil and gas prices increase, the incentive to increase production also improves and the number of workovers tends to increase as operators seek to increase production by enhancing the efficiency of their wells through workovers.

  COMPLETION SERVICES

     Completion services prepare a newly drilled well for production. The completion process may involve selectively perforating the well casing at the depth of discrete producing zones, stimulating and testing these zones and installing downhole equipment. Newly drilled wells are frequently completed by a well servicing rig so that an operator can avoid using a higher-cost drilling rig any longer than necessary. The completion process may require a few days to several weeks, depending on the nature and type of the completion, and will also generally require additional revenue-generating equipment.

     The market for well completions is directly related to drilling activity levels, which are very sensitive to changes in oil and gas prices. During periods of weak drilling demand, drilling contractors will frequently price the well completion work competitively with a workover rig so that the drilling rig stays on the job for a longer period of time. Thus, excess drilling capacity will serve to reduce the amount of completion work available to the well servicing industry.

  DRILLING SERVICES

     Pride provides contract drilling services to oil and gas operators in international and offshore markets. Some of Pride's workover rigs that are operating internationally can also be used for drilling, although Pride has many specialized drilling rigs and ancillary equipment in its international locations.

  ADDITIONAL SERVICES

     Pride also provides packer sales and service, oilfield trucking, plugging and abandonment services and well bore cleaning and production enhancement services. In addition, Pride sells oilfield supplies on a retail basis through certain wholly owned subsidiaries.

COMPETITION

     Competition in the international markets in which Pride operates is generally limited to substantially fewer companies than in the domestic land-based market. These companies range from large multinational competitors offering a wide range of well servicing and drilling services to smaller, locally owned businesses. Pride believes that it is competitive in terms of pricing, performance, equipment, safety, availability of equipment to meet customer needs and availability of experienced, skilled personnel in those international areas in which it operates. Currently, Pride has strong market positions in Argentina, Venezuela and Colombia and believes it is well positioned in Russia.

     Pride believes that in the Gulf of Mexico there are approximately 12,000 producing oil and gas wells and that such wells generally require workovers about once every five years in order to maintain optimal production levels. The market for offshore platform workover rig services is highly competitive, with Pride's two most significant competitors having an aggregate of approximately 19 rigs compared to 23 for Pride.

     The domestic land-based well servicing industry is highly fragmented and is characterized by a few large companies and numerous smaller companies. Competition is primarily on a local market basis, and Pride generally competes with several well servicing contractors within a 50-mile radius of each service location. Pride and its most significant competitor in this market, Pool Energy Services Co. ("Pool"), are the largest companies serving the domestic land-based well servicing market. Both Pride and Pool operate in multiple geographic regions and each has in excess of 400 domestic land-based rigs. Pride competes with

Pool in all three of Pride's principal domestic regions. Two other competitors, each having 100 to 200 rigs, compete with Pride in separate domestic regions. There are several regional companies that have fleets of 30 to 60 rigs which operate from several service bases within each region. Numerous other competitors have 10 or fewer rigs and operate in limited market areas. On December 23, 1996, Pride entered into a definitive agreement to sell to Dawson Production Services, Inc. substantially all of Pride's assets used in its domestic, land-based well servicing operations, including 407 of its 421 land-based rigs. See " -- The Dawson Transaction."

     Excess capacity in the well servicing industry has resulted in severe price competition throughout much of the past decade. In the well servicing market, possibly the most important competitive factor in establishing and maintaining long-term customer relationships is having an experienced, skilled and well-trained work force. In recent years, customers have placed emphasis not only on pricing, but also increasingly on safety and quality of service. Pride believes that certain of its customers give significant consideration to safety records and quality management systems of contractors in their screening and selecting processes, and that such factors will gain further importance in the future. In that regard, Pride has directed substantial resources toward employee safety and quality management training programs, as well as its employment review process. While Pride's efforts in these areas are not unique, many competitors, particularly small contractors, have not been able to undertake similar training programs for their employees. One of the benefits of distinguishing itself in safety and quality is that Pride has been able to establish strategic alliances with certain major customers.

CUSTOMERS

     In international markets, Pride works for government-owned oil companies, large multinational oil companies and locally owned independent operators. During 1995, approximately 40% of the revenues from the operations conducted in Argentina by Pride and Quitral-Co on a pro forma basis was derived from YPF, the successor to the operations of the former state-owned oil company. Services provided to YPF accounted for approximately 20% of Pride's pro forma consolidated revenues for 1995. The remainder of Pride's Argentine customers are large multinational oil companies and locally owned independent operators. Approximately 24% of the revenues from the operations conducted in Venezuela by Pride and Quitral-Co in 1995 on a pro forma basis were derived from Perez Companc S.A. Services provided to Perez Companc S.A. accounted for approximately 12% of Pride's pro forma consolidated revenues for 1995. In Venezuela, Pride also provides services for three subsidiaries of Petroleos de Venezuela, S.A., the state-owned oil company, as well as multinational oil companies. In Russia, Pride's current contracts are with joint venture entities co-owned by large multinational operators and Russian production associations. Pride's U.S. customers are predominantly major integrated and large independent operators. One customer, Shell Oil Company, accounted for approximately 54% of revenues from domestic offshore operations during 1995. Revenues from Shell Oil Company and its affiliates from both land-based and offshore operations accounted for approximately 8% of pro forma consolidated revenues for 1995. Approximately 60% of revenues from domestic land-based operations were generated from Pride's 20 largest U.S. customers, with no one customer accounting for more than 10% of such revenues in 1995.

CONTRACTS

     Most of Pride's contracts provide for compensation on either an hourly or daily basis. Under such contracts, Pride receives a fixed amount per hour or per day for servicing or drilling the well. Such contracts also generally provide that the customer pay for movement of the equipment to the job site, assembly and dismantling.

     In the United States, many jobs are performed on a "call-out" or "as requested" basis and may involve one or multiple wells. Such work is performed pursuant to Pride's published operating rates and general work terms and conditions or according to the terms of service arrangements established with the operators.

     In international markets, contracts generally provide for longer terms. Such contracts are often awarded to the successful bidder of the customer's project tender. When contracting abroad, Pride may be faced with the risks of currency fluctuation or exchange controls. Typically, Pride seeks to limit these risks by obtaining contracts denominated to the greatest extent possible in U.S. dollars and maximizing the portion of payments to be received in freely convertible foreign currency or U.S. dollars. There can be no assurance that Pride will be able to continue to take such actions. Accordingly, Pride could be exposed to foreign currency risks, which could adversely affect its results of operations and financial condition.

     Since January 1992, currency exchange transactions in Argentina have been governed by the country's Convertibility Law. The Convertibility Law was adopted as the primary fiscal policy of that country's economic reform program, and has resulted in a stable currency since its implementation. The Convertibility Law requires the Argentine Central Bank to maintain foreign reserves equivalent to the amount of outstanding domestic currency at a rate of one U.S. dollar to each Argentine peso issued. The law prevents the Argentine Central Bank from printing new money to finance the country's treasury. Pride believes the law provides fiscal and monetary discipline and has served to control inflation by limiting the government's ability to increase the amount of domestic currency in the economy. The Convertibility Law also requires the Argentine Central Bank to sell U.S. dollars to any party who presents Argentine pesos for exchange. Accordingly, Pride has not been subjected to any significant currency exchange risks with respect to its Argentine operations and does not contemplate such risks so long as the Convertibility Law is maintained. Additionally, substantially all of Pride's contracts in Argentina are denominated in U.S. dollars.

     In Venezuela, the government has from time to time imposed exchange control policies and established arbitrary exchange rates for its currency relative to the U.S. dollar. A deterioration in economic conditions in Venezuela resulted in significant devaluation of the Venezuelan bolivar during the first half of 1994, resulting in currency translation losses for Pride during that period. In December 1995, the Venezuelan government further devalued the bolivar. This devaluation did not result in the recognition of any material currency translation gain or loss by Pride. In April 1996, the Venezuelan government removed exchange control restrictions with respect to the bolivar and effectively allowed the bolivar to float relative to the U.S. dollar. As a result, the value of the Venezuelan bolivar has further declined relative to the U.S. dollar, but Pride has not experienced any material currency translation gains or losses. At present, Pride has structured its contracts in Venezuela so that the amount of revenues denominated in local currency does not exceed its expense requirement in bolivars. Such contract terms allow Pride to limit its exposure to potential currency losses in certain circumstances. Pride continues to monitor Venezuelan economic conditions and intends to take such measures as may be practicable to limit its exposure to currency translation losses in future periods resulting from fluctuations in the value of the Venezuelan bolivar relative to the U.S. dollar.

     Currently, foreign exchange in Colombia is carried out on a free-market basis. However, there can be no assurances that the local monetary authorities in that country will not implement exchange controls in the future. To date, contracts for Pride's operations in Russia have provided for payment in U.S. dollars.

     Pride's contracts with Lagoven for the operation of the two drilling/workover barge rigs on Lake Maracaibo, Venezuela provide for a term that runs through 2004. Rates under the contracts are subject to contractual escalation and are denominated in part in U.S. dollars and in part in local currency. The portion of the rate denominated in U.S. dollars may be paid in local currency based on prevailing exchange rates provided that exchange into U.S. dollars can be readily effected.

SEASONALITY

     In general, Pride's business activities are not significantly affected by seasonal fluctuations. In the United States, all of Pride's rigs are located in geographical areas not subject to severe weather that would halt operations for prolonged periods. Pride's rigs in Russia have been winterized so that they may continue to operate during periods of severe cold weather.

PROPERTY

     Pride's property consists primarily of well servicing rigs, drilling rigs and ancillary equipment, substantially all of which are owned by Pride.

     A well servicing rig consists of a mobile carrier, engine, drawworks and derrick. The primary function of a well servicing rig is to act as a hoist so that pipe, rods and downhole equipment can be run into and out of a well. A single derrick rig is able to stand up single joints of tubing in the derrick and hang double joints of rods. A double derrick rig is able to stand up double joints of tubing in the derrick and hang triple joints of rods. A swab unit is a specialized piece of equipment used solely for swabbing or cleaning operations. It includes a short derrick and small drawworks mounted on a truck. The majority of Pride's rigs are large capacity double derrick-type units. All of Pride's well servicing rigs can be readily moved between well sites and between geographic areas of operations.

     A drilling rig consists of engines, drawworks, a mast, pumps to circulate the drilling fluid, blowout preventers, drill string and related equipment. The engines power a rotary table that turns the drill string, causing the drill bit to bore through the subsurface rock layers. Rock cuttings are carried to the surface by the circulating drilling fluid. The intended well depth and the drilling site conditions are the principal factors that determine the size and type of rig most suitable for a particular drilling job.

     Pride's drilling/workover barge rigs have crew quarters, storage facilities and related equipment mounted on floating barges with the drilling equipment cantilevered from the stern of the barge. The barges are towed to the drilling location and are held in place by anchors while drilling or workover activities are conducted.

     Pride owns and operates vacuum, transport and winch trucks; plugging and cementing units; hyperclean and filtration units; and foam units, pumps, generators, power swivels, coiled tubing units and similar ancillary equipment. Pride owns approximately 850 vehicles and leases approximately 525 others. Pride also owns 20 sets of accommodation modules that may be leased to customers to provide temporary living quarters for crews working on offshore platforms, as well as several cranes utilized for lifting heavy equipment onto the platforms.

     The corporate office in Houston, Texas occupies approximately 20,000 square feet of leased space under a lease that expires in April 1998. Pride owns 19 and leases 13 of its office and yard locations in Texas, Louisiana, Oklahoma, New Mexico and California, not all of which are currently being used. In Argentina, Pride owns approximately 30,000 square feet of office space in Buenos Aires and owns eight operating bases and leases three others. In Venezuela, Pride owns one operating base and office facility and leases two additional operating bases with an office facility at one. In Colombia, Pride leases office space in Bogota and operating bases in Neiva and Bucaramanga. Shore-based operations for Pride's offshore platform rig operations are conducted from its owned facility in Houma, Louisiana. The shore facility is located on the intracoastal waterway and provides direct access to the Gulf of Mexico.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Pride -- Liquidity and Capital Resources" for information concerning financing arrangements in place with respect to certain of Pride's rigs and equipment.

     The following table sets forth the type, number and location of the land rigs owned by Pride and its subsidiaries as of December 31, 1996, prior to the sale of Pride's domestic land-based operations in the Dawson Transaction:

                                LAND-BASED RIGS

                                                  SINGLE      DOUBLE      SWAB
                                        TOTAL     DERRICK     DERRICK     UNIT      DRILLING
                                        -----     -------     -------     -----     --------
UNITED STATES:
Southern Area
     Alice, TX.......................     12         --           12        --          --
     McAllen, TX.....................     11         --           11        --          --
     Freer, TX.......................     18          5           13        --          --
     Liberty, TX.....................     14          1           13        --          --
     Winnsboro, TX...................      7         --            7        --          --
     Corpus Christi, TX..............     10         --           --        10          --
     Panola, TX......................     13         --            7         6          --
     Palestine, TX...................      3         --            3        --          --
     La Grange, TX...................      8         --            8        --          --
     El Campo, TX....................     14         --           13         1          --
     South Houston, TX...............     10         --           10        --          --
     Lafayette, LA...................     10         --           10        --          --
     Kilgore, TX.....................     20          1           19        --          --
Central Area
     Midland, TX.....................     27         --           27        --          --
     Crane, TX.......................     34         --           34        --          --
     Hobbs, NM.......................     44         --           43         1          --
     Snyder, TX......................     16         --           16        --          --
     Artesia, NM.....................     15         --           15        --          --
Western Area
     Bakersfield, CA.................     56         24           32        --          --
     Ventura, CA.....................     17          1           16        --          --
     Taft, CA........................     48         32           16        --          --
Elk City, OK (storage area) (1)......     10         --           10        --          --
Undergoing Refurbishment (2).........      4         --            2        --           2
                                        -----     -------     -------     -----       ----
          Total United States (3)....    421         64          337        18           2
                                        -----     -------     -------     -----       ----
INTERNATIONAL:
Argentina
     Comodora Rivadavia..............     67          1           48        --          18
     Rincon de los Sauces/Neuquen....     40         --           29        --          11
     Mendoza.........................     23         --           19        --           4
     Salta...........................      3         --            3        --          --
                                        -----     -------     -------     -----       ----
          Total Argentina............    133          1           99        --          33
                                        -----     -------     -------     -----       ----
Colombia.............................     19         --            6        --          13
Venezuela............................     43         --           32        --          11
Russia...............................      3         --            1         2          --
                                        -----     -------     -------     -----       ----
          Total International........    198          1          138         2          57
                                        -----     -------     -------     -----       ----
TOTAL COMPANY........................    619         65          475        20          59
                                        =====     =======     =======     =====       ====

------------
(1) No operations are conducted from this facility.

(2) These rigs are being refurbished for international deployment.

(3) Of 421 total rigs, 407 are to be sold in the Dawson Transaction.

     The following table sets forth, as of December 31, 1996, certain information concerning Pride's offshore platform and Venezuelan barge rig fleet:

                  OFFSHORE PLATFORM AND VENEZUELAN BARGE RIGS

                                                                                      RATED
   RIG                                             DRAWWORKS                        DRILLING
 NUMBER               RIG TYPE                    MAKE/MODEL           HORSEPOWER     DEPTH        STATUS
---------    ---------------------------    -----------------------    ----------   ---------    ----------
OFFSHORE PLATFORM RIGS                                                              (IN FEET)
11           Light Workover                 Gardner Denver 3000             350        10,000    Available
14           Light Workover                 Gardner Denver 3000             350        10,000      Active
15           Light Workover                 Gardner Denver 3000             350        10,000     Stacked
30           Standard Workover              Gardner Denver 500S(1)          650        15,000    Available
80           Standard Workover              Gardner Denver 500S             650        15,000     Stacked
100          Standard Workover              Gardner Denver 500S             650        15,000      Active
110          Standard Workover              Gardner Denver 500S             650        15,000    Available
130          Standard Workover              Gardner Denver 500S             650        15,000    Available
170          Standard Workover              Gardner Denver 500S             650        15,000      Active
200          Improved Workover              Gardner Denver 500S             650        15,000      Active
210          Improved Workover              Gardner Denver 500S             650        15,000    Available
220          Improved Workover              Gardner Denver 500S             650        15,000      Active
650E         Improved Electric Workover     Gardner Denver 500S(1)          650        15,000      Active
651E         Improved Electric Workover     Gardner Denver 500S(1)          650        15,000      Active
653E         Improved Electric Workover     Gardner Denver 500S             650        15,000      Active
750E         Heavy Electric Workover        Dreco 750E(1)                   750        16,500      Active
751E         Heavy Electric Workover        OIME SL-5(1)                    800        16,500      Active
951          Heavy Workover                 Gardner Denver 1000S          1,000        18,000      Active
952          Heavy Workover                 Gardner Denver 1000S          1,000        18,000      Active
1001E        Heavy Electric Workover        OIME SL-7(1)                  1,500        20,000      Active
1002E        Heavy Electric Workover        OIME SL-7(1)                  1,500        20,000      Active
1003E        Heavy Electric Workover        OIME SL-7(1)                  1,500        20,000      Active
1501E        Heavy Electric Workover        OIME SL-7(1)                  1,500        25,000      Active

VENEZUELAN BARGE RIGS
PRIDE I      Drilling/Workover              National 110UBDE(1)           1,500        20,000      Active
PRIDE II     Drilling/Workover              National 110UBDE              1,500        20,000      Active

------------
(1) Equipped with top-drive drilling system.

LEGAL PROCEEDINGS

     Pride is routinely involved in litigation incidental to its business, which often involves claims for significant monetary amounts, some of which would not be covered by insurance. In the opinion of management, none of the existing litigation will have any material adverse effect on Pride's financial condition or results of operations.

EMPLOYEES

     Prior to the Dawson Transaction, Pride employed approximately 1,000 salaried employees and approximately 6,500 hourly paid employees. Approximately 2,500 of the employees are located in the United States and approximately 5,000 are located abroad. Approximately 1,900 of Pride's domestic employees will become employees of Dawson following the Dawson Transaction. Hourly rig crew members comprise the vast majority of employees. Typically, a rig crew consists of an operator, a derrick man and two crewmen on the rig floor. Offshore platform and barge rig crews also typically include a crane operator, two roustabouts and an electrician. In most cases, a rig supervisor oversees the rig crew, secures work orders from customers and maintains contact with the customer throughout the job.

     None of Pride's U.S. employees are represented by a collective bargaining unit. Many of Pride's international employees are subject to industry-wide labor contracts within their respective countries. Management believes that Pride's employee relations are good.

SEGMENT INFORMATION

     Information with respect to revenues, earnings from operations and identifiable assets attributable to Pride's operating segments and geographic areas of operations for the last three fiscal years is presented in Note 12 of the Notes to Pride's Consolidated Financial Statements and Note 7 of the Notes to Pride's Unaudited Consolidated Financial Statements.

                  SELECTED HISTORICAL FINANCIAL DATA OF PRIDE

     The following selected consolidated financial information as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, has been derived from the audited consolidated financial statements of Pride included elsewhere herein. This information should be read in conjunction with such consolidated financial statements and the notes thereto. The selected income statement and balance sheet data for the nine-month periods ended or as of September 30, 1995 and 1996 have been derived from the unaudited consolidated financial statements of Pride included elsewhere herein, which include all adjustments, consisting of normal, recurring adjustments, that Pride considers necessary for a fair presentation of its financial position and results of operations for these periods. Operating results for the nine-month period ended September 30, 1996 are not necessarily indicative of the results that may be expected for the entire year. The selected consolidated financial information as of December 31, 1991, 1992 and 1993, and for each of the two years in the period ended December 31, 1992, has been derived from audited consolidated financial statements of Pride that are not included herein. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Pride."

                                                                                               NINE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                       -----------------------------------------------------  --------------------
                                         1991       1992       1993       1994       1995       1995       1996
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues.............................  $ 112,224  $ 101,382  $ 127,099  $ 182,336  $ 263,599  $ 198,512  $ 283,593
Operating costs......................     87,700     83,829    100,305    139,653    188,252    143,376    202,796
Depreciation and amortization........      5,861      5,649      6,407      9,550     16,657     12,077     19,987
Selling, general and
  administrative.....................     13,825     14,076     17,572     25,105     32,418     23,620     34,120
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings (loss) from operations......      4,838     (2,172)     2,815      8,028     26,272     19,439     26,690
Other income (expense)...............        880        813        504        106     (3,849)    (2,472)    (7,337)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings (loss) before income taxes
  and cumulative effect of change in
  accounting for income taxes........      5,718     (1,359)     3,319      8,134     22,423     16,967     19,353
Income tax provision (benefit).......      2,199       (517)     1,214      1,920      7,064      5,740      4,899
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings (loss) before cumulative
  effect of change in accounting for
  income taxes.......................      3,519       (842)     2,105      6,214     15,359     11,227     14,454
Cumulative effect of change in
  accounting for income taxes........     --         --          3,835     --         --         --         --
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings (loss)..................  $   3,519  $    (842) $   5,940  $   6,214  $  15,359  $  11,227  $  14,454
                                       =========  =========  =========  =========  =========  =========  =========
Net earnings (loss) per share before
  cumulative effect of change in
  accounting for income tax..........  $     .22  $    (.05) $     .13  $     .30  $     .60  $     .44  $     .52
Cumulative effect of change in
  accounting for income taxes........     --         --      $     .23     --         --         --         --
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings (loss) per share........  $     .22  $    (.05) $     .36  $     .30  $     .60  $     .44  $     .52
                                       =========  =========  =========  =========  =========  =========  =========
Weighted average common shares and
  equivalents outstanding............     16,354     16,245     16,487     20,795     25,465     25,280     27,539
OTHER OPERATING DATA:
EBITDA(1)............................  $  10,800  $   3,482  $   9,087  $  17,273  $  44,616  $  33,156  $  47,152
BALANCE SHEET DATA (AT END OF
  PERIOD):
Working capital......................  $  25,983  $  29,989  $  21,758  $  26,640  $  31,302  $  28,914  $  59,731
Property and equipment, net..........     46,424     45,084     62,823    139,899    178,488    173,264    361,759
Total assets.........................     89,819     94,842    109,981    205,193    257,605    256,818    529,604
Long-term debt, net of current
  portion............................      4,908      3,648        200     42,096     61,136     58,817     97,947
Convertible subordinated
  debentures.........................     --         --         --         --         --         --         80,500
Shareholders' equity.................     62,376     61,774     69,126    111,385    131,239    126,546    192,669

------------
(1) EBITDA (earnings before interest, taxes, depreciation, and amortization) is presented here to provide additional information about Pride's operations. EBITDA should not be considered as an alternative to net income as an indicator of Pride's operating performance or as an alternative to cash flows as a better measure of liquidity.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS OF PRIDE
GENERAL

     The following discussion and analysis should be read in conjunction with Pride's consolidated financial statements, including the notes thereto, included elsewhere in this Proxy Statement/Prospectus or incorporated by reference herein.

     Increases and decreases in domestic well servicing and drilling activity historically have had a significant correlation with changes in oil and natural gas prices. International well servicing and drilling activity is also affected by fluctuations in oil and natural gas prices, but historically to a lesser extent than domestic activity. International rig services contracts are typically for terms of one year or more, while domestic contracts are typically for one or multiple wells. Accordingly, international rig services activities generally are not as sensitive to short-term changes in oil and gas prices as domestic operations.

     Since 1993, Pride has entered into a number of transactions that have significantly expanded Pride's operations, including the following:

      o In a series of transactions from mid-1993 through September 1996, Pride acquired established businesses in Argentina, Venezuela and Colombia and deployed 35 rigs from its U.S. land-based fleet to Argentina, Venezuela and Russia.

      o In June 1994, Pride acquired the largest fleet of platform workover rigs, consisting of 22 units, in the Gulf of Mexico. Four additional platform rigs have since been constructed and added to the fleet, one in September 1995, one in April 1996, one in October 1996 and one in December 1996, replacing three rigs that were retired from the fleet.

      o In January 1995, Pride commenced operation of two drilling/workover barge rigs on Lake Maracaibo, Venezuela. The barge rigs were constructed during 1994 pursuant to ten-year operating contracts entered into with Lagoven, S.A. ("Lagoven"), a subsidiary of the Venezuelan national oil company.

      o In March 1995, Pride acquired X-Pert Enterprises, Inc. ("X-Pert"), which operates 35 well servicing rigs in New Mexico.

      o In April 1996, Pride acquired Quitral-Co S.A.I.C. from Perez Companc S.A., Astra C.A.P.S.A. and other shareholders. Quitral-Co operates 23 drilling and 57 workover rigs in Argentina and seven drilling and 23 workover rigs in Venezuela. For its fiscal year ended June 30, 1995 and the nine-month period ended March 31, 1996, Quitral-Co's consolidated revenues were approximately $175 million and $150 million, respectively. The acquisition has been accounted for as a purchase, effective April 30, 1996.

      o In October 1996, Pride acquired Ingeser de Colombia, S.A. ("Ingeser"). Ingeser operates seven drilling rigs and six workover rigs in Colombia. During the twelve-month period ended June 30, 1996, Ingeser generated revenues of approximately $16 million. The acquisition has been accounted for as a purchase, effective October 30, 1996.

      o In November 1996, Pride acquired three land-based drilling rigs and support assets from an Argentine operator.

RESULTS OF OPERATIONS -- HISTORICAL

     The following tables set forth selected consolidated financial information of Pride by operating segment for the periods indicated:

                                                                             NINE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                       ----------------------------------  ----------------------
                                          1993        1994        1995        1995        1996
                                       ----------  ----------  ----------  ----------  ----------
                                                             (IN THOUSANDS)
REVENUES:
     Domestic land...................  $  105,865  $   95,860  $  113,115  $   85,990  $   87,290
     Domestic offshore...............      --          23,441      49,595      37,564      41,677
     International...................      21,234      63,035     100,889      74,958     154,626
                                       ----------  ----------  ----------  ----------  ----------
          Total revenues.............  $  127,099  $  182,336  $  263,599  $  198,512  $  283,593
                                       ==========  ==========  ==========  ==========  ==========
EARNINGS FROM OPERATIONS:
     Domestic land...................  $    1,307  $    1,184  $    6,857  $    4,574  $    4,260
     Domestic offshore...............      --           3,304       6,785       5,074       4,891
     International...................       1,508       3,540      12,630       9,791      17,539
                                       ----------  ----------  ----------  ----------  ----------
          Total earnings from
             operations..............  $    2,815  $    8,028  $   26,272  $   19,439  $   26,690
                                       ==========  ==========  ==========  ==========  ==========


                                                                         NINE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                       -------------------------------  --------------------
                                         1993       1994       1995       1995       1996
                                       ---------  ---------  ---------  ---------  ---------
                                                          (IN THOUSANDS)
REVENUES:
     Domestic land...................       83.3%      52.6%      42.9%      43.3%      30.8%
     Domestic offshore...............     --           12.9       18.8       18.9       14.7
     International...................       16.7       34.5       38.3       37.8       54.5
                                       ---------  ---------  ---------  ---------  ---------
          Total revenues.............      100.0%     100.0%     100.0%     100.0%     100.0%
                                       =========  =========  =========  =========  =========
EARNINGS FROM OPERATIONS:
     Domestic land...................       46.4%      14.7%      26.1%      23.5%      16.0%
     Domestic offshore...............     --           41.2       25.8       26.1       18.3
     International...................       53.6       44.1       48.1       50.4       65.7
                                       ---------  ---------  ---------  ---------  ---------
          Total earnings from
             operations..............      100.0%     100.0%     100.0%     100.0%     100.0%
                                       =========  =========  =========  =========  =========

  NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

     REVENUES. Revenues for the nine months ended September 30, 1996 increased $85,081,000, or 43%, as compared to the corresponding period in 1995. Of this increase, $79,668,000 was a result of expansion of Pride's international operations, including $72,466,000 due to the acquisition of Quitral-Co in April 1996. Revenues from domestic land operations increased $1,300,000, primarily as a result of the inclusion of operating results of X-Pert (commencing in March
1995) for nine months in the 1996 period as compared to only seven months in the 1995 period. Revenues attributable to domestic offshore operations increased $4,113,000, due primarily to higher utilization of Pride's offshore platform rigs.

     OPERATING COSTS. Operating costs for the nine months ended September 30, 1996 increased $59,420,000, or 41%, as compared to the corresponding period in 1995. Of this increase, $53,962,000 was a result of expansion of Pride's international operations and $1,365,000 was attributable to its domestic land operations, principally due to the inclusion of the operating results of X-Pert for the full period. Operating costs related to domestic offshore operations increased $4,093,000, due to higher utilization, as discussed above.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization for the nine months ended September 30, 1996 increased $7,910,000, or 65%, as compared to the corresponding period in 1995, primarily as a result of the Quitral-Co acquisition and additional expansion of Pride's international and domestic offshore assets.

     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses for the nine months ended September 30, 1996 increased $10,500,000, or 44%, as compared to the corresponding period in 1995, primarily due to the inclusion of $8,713,000 of such costs for Quitral-Co. As a percentage of revenues, total selling, general and administrative costs were 12.0% for the first nine months of 1996 as compared to 11.9% for the first nine months of 1995. During the period, Pride incurred certain nonrecurring expenses in connection with consolidation of acquired operations with its existing operations in Argentina and Venezuela.

     EARNINGS FROM OPERATIONS. Earnings from operations for the nine months ended September 30, 1996 increased $7,251,000, or 37%, as compared to the corresponding period in 1995. Of this increase, $6,849,000 was attributable to the Quitral-Co acquisition and $899,000 was attributable to other international expansion. These increases were partially offset by a decrease in income from domestic offshore operations of $183,000 due to moderately lower utilization of Pride's offshore platform rigs during the first quarter of 1996. Earnings from domestic land-based operations decreased by $314,000, due primarily to start-up costs incurred during the latter part of the second quarter of 1996.

     OTHER INCOME (EXPENSE). Other income (expense) for the nine months ended September 30, 1996 included net gains from asset sales, foreign exchange transactions and other sources. Other income (expense) for the corresponding 1995 period consisted principally of a gain of $1,049,000 from the insurance recovery relating to a domestic land rig that was destroyed in an explosion and fire and other miscellaneous gains of $591,000 from asset sales, insurance recoveries, foreign exchange transactions and other sources. Interest income increased to $2,044,000 for the nine months ended September 30, 1996 from $577,000 for the corresponding 1995 period due to an increase in cash available for investment. Interest expense for the nine months ended September 30, 1996 increased by $5,167,000 over the corresponding 1995 period, as a result of interest accrued on the convertible subordinated debentures and borrowings related to the Quitral-Co acquisition and other additions to property and equipment. During the nine months ended September 30, 1996 and 1995, Pride capitalized $1,152,000 and $188,000, respectively, of interest expense in connection with construction projects.

     INCOME TAX PROVISION. Pride's consolidated effective income tax rate for the nine months ended September 30, 1996 was approximately 25%, as compared to approximately 34% for the corresponding period in 1995. The decrease is primarily attributable to the recognition in the first nine months of 1996 of current tax benefits from the utilization of approximately $5,279,000 of foreign net operating loss carryforwards. Pride had previously provided a valuation allowance for the tax benefits of such foreign net operating loss carryforwards.

  YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     REVENUES. Revenues for the year ended December 31, 1995 increased $81,263,000, or 45%, as compared to the year ended December 31, 1994. Of this increase, $37,854,000 was attributable to Pride's international operations. Pride experienced increased activity levels in Argentina, Venezuela and Russia, due primarily to the utilization of additional assets deployed in those areas. Pride's offshore operations, which were acquired in mid-1994, accounted for $26,154,000 of the increase, as those operations were included for a full year in 1995. Revenues from Pride's domestic land-based operations increased $17,255,000, due primarily to the addition of X-Pert in March 1995.

     OPERATING COSTS. Operating costs for the year ended December 31, 1995 increased $48,599,000, or 35%, as compared to the year ended December 31, 1994. Of this increase, $21,957,000 was attributable to Pride's international operations, due to expansion of those operations, as discussed above, $17,285,000 was attributable to a full year of operations for Pride's offshore operations, and $9,357,000 was attributable to Pride's domestic land-based operations. Pride's domestic land-based operations experienced improved operating margins as a result of extensive cost-cutting efforts, improved safety performance and reduced insurance costs (attributable to both reduced rates and improved claims experience).

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization for the year ended December 31, 1995 increased $7,107,000, or 74%, as compared to the year ended December 31, 1994, primarily as a result of expansion of Pride's domestic offshore and international asset base.

     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses for the year ended December 31, 1995 increased $7,313,000, or 29%, as compared to the year ended December 31, 1994, primarily as a result of the inclusion of such costs related to acquired businesses. As a percentage of revenues, total selling, general and administrative expenses declined to approximately 12% in 1995 from approximately 14% in 1994.

     EARNINGS FROM OPERATIONS. Pride generated earnings from operations for the year ended December 31, 1995 of $26,272,000. Of this amount, $12,630,000 was generated from international operations, $6,785,000 was generated from domestic offshore operations and $6,857,000 was generated from domestic land-based operations. During 1994, international operations generated earnings from operations of $3,540,000, domestic offshore operations generated earnings from operations of $3,304,000, and domestic land-based operations generated earnings from operations of $1,184,000.

     OTHER INCOME (EXPENSE). Other income (expense) for the year ended December 31, 1995 included a gain of $1,049,000 from the insurance recovery relating to the loss of a domestic land rig, and other miscellaneous gains of $638,000 from asset sales, other insurance recoveries, foreign exchange transactions and other sources. Interest income increased to $740,000 for the year ended December 31, 1995 from $618,000 in 1994 due to an increase in cash available for investment. Interest expense for the year ended December 31, 1995 increased by $6,069,000 from 1994, as a result of borrowings related to the project financing of Pride's two drilling/workover barge rigs, acquisitions and other additions to property and equipment.

     INCOME TAX PROVISION. Pride's consolidated effective income tax rate for the year ended December 31, 1995 increased to approximately 32% from approximately 24% for the year ended December 31, 1994, primarily as a result of the recognition in 1994 of current tax benefits from the utilization of approximately $3,000,000 of foreign net operating loss carryforwards. Pride recognized no such tax benefits from the utilization of foreign net operating loss carryforwards in 1995.

  YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     REVENUES. Revenues for the year ended December 31, 1994 increased $55,237,000, or 43%, as compared to the corresponding period in 1993. Of this increase, $41,801,000 was attributable to Pride's international operations. Pride's expansion into Argentina and Venezuela did not begin until July 1993, while such operations generated revenues for all of 1994. The addition of Pride's domestic offshore operations in mid-1994 accounted for $23,441,000 of the increase. These increases were partially offset by a $10,005,000 decline in revenues as a result of a reduction in hours worked due to weaker demand for Pride's domestic land operations.

     OPERATING COSTS. Operating costs for the year ended December 31, 1994 increased $39,348,000, or 39%, as compared to the corresponding period in 1993. Of this increase, $31,636,000 was attributable to Pride's international operations and $16,875,000 was a result of the addition of Pride's offshore operations. These increases were partially offset by a $9,163,000 decline in operating costs as a result of reduced activity for Pride's domestic land operations.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization for the year ended December 31, 1994 increased $3,143,000, or 49%, as compared to the corresponding period in 1993, primarily as a result of provisions for recently acquired domestic offshore and international assets.

     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses for the year ended December 31, 1994 increased $7,533,000, or 43%, as compared to the corresponding period in 1993, primarily as a result of the inclusion of such costs for acquired domestic offshore and international operations, offset somewhat by a decrease in such costs for domestic land operations. As a percentage of revenues, total selling, general and administrative expenses remained constant from 1993 to 1994 at approximately 14%.

     EARNINGS FROM OPERATIONS. Pride generated earnings from operations for the year ended December 31, 1994 of $8,028,000. Of this amount, $3,540,000 was generated from international operations (despite a loss from operations in Russia of $1,172,000), $3,304,000 was generated from domestic offshore operations and $1,184,000 was generated from domestic land-based operations. For the corresponding period in 1993, domestic land operations generated earnings from operations of $1,307,000 and international operations generated earnings from operations of $1,508,000, including earnings of $462,000 from Russian operations.

     OTHER INCOME (EXPENSE). Other income (expense) for the year ended December 31, 1994 consisted principally of net foreign currency translation losses of $362,000 resulting from the devaluation of the Venezuelan bolivar, partially offset by other miscellaneous income items. Interest expense of $207,000 for the twelve months ended December 31, 1994 resulted from debt related to Pride's newly acquired domestic offshore operations and other short-term working capital borrowings. During the year ended December 31, 1994, Pride capitalized $458,000 of interest expense in connection with construction projects, primarily the construction of the two workover/drilling barge rigs sent to Venezuela. During the corresponding period of 1993, Pride had no such borrowings or interest expense.

     INCOME TAX PROVISION. Pride's consolidated effective income tax rate for the year ended December 31, 1994 declined to approximately 24% from approximately 37%, before the cumulative effect of a change in accounting for income taxes, for the corresponding period in 1993, primarily as a result of the recognition of current tax benefits from the utilization of approximately $3,000,000 of foreign net operating loss carryforwards.

QUITRAL-CO ACQUISITION

     On April 30, 1996, Pride completed the acquisition of Quitral-Co from Perez Companc S.A., Astra C.A.P.S.A. and other shareholders for aggregate consideration of $140,000,000, consisting of $110,000,000 in cash and a $30,000,000 installment note. Prior to the acquisition, Quitral-Co was the largest drilling and workover contractor in Argentina, where it operated 23 drilling and 57 workover rigs. Quitral-Co also had significant operations in Venezuela, where it operated seven drilling and 23 workover rigs. Of the cash portion of the purchase price, $70,000,000 was funded from Pride's working capital and $40,000,000 from the net proceeds of two new financing arrangements with three lenders.

     Set forth below is a discussion of summary historical financial information and other data for Quitral-Co, which financial information was prepared in accordance with Argentine generally accepted accounting principles. The summary historical financial information should be read in conjunction with the historical financial statements of Quitral-Co included elsewhere in this Proxy Statement/Prospectus.

                                                           NINE MONTHS ENDED
                                    YEAR ENDED JUNE 30,        MARCH 31,
                                    --------------------  --------------------
                                      1994       1995       1995       1996
                                    ---------  ---------  ---------  ---------
                                      (IN THOUSANDS OF      (IN THOUSANDS OF
                                     CONSTANT ARGENTINE   ARGENTINE PESOS)(1)
                                        PESOS AS OF
                                       JUNE 30, 1995)

Net sales..........................   143,178    175,313    127,072    148,650
Costs and expenses:
     Cost of sales.................   126,516    158,767    115,582    132,125
     Operating expenses............     7,875     11,624      9,167      8,569
     Other income, net.............       800        620        (69)    (4,437)
     Financial income and holding
       (gains) losses, net.........       271      3,709      4,031       (417)
                                    ---------  ---------  ---------  ---------
Income (loss) from continuing
  operations before income tax.....     7,716        593     (1,639)    12,810
Income tax.........................    (2,528)    (4,044)    (3,795)    (3,927)
                                    ---------  ---------  ---------  ---------
Income (loss) from continuing
  operations.......................     5,188     (3,451)    (5,434)     8,883
                                    =========  =========  =========  =========

                                                    (FOOTNOTE ON FOLLOWING PAGE)

------------
(1) According to a resolution adopted by the Inspeccion General de Justicia (governmental regulatory agency for nonpublic companies), restatement in constant money has been computed only until August 31, 1995. See Note 3 to the March 31, 1996 unaudited financial statements of Quitral-Co.

  YEAR ENDED JUNE 30, 1995 COMPARED TO YEAR ENDED JUNE 30, 1994

     Net sales of 175.3 million pesos for the year ended June 30, 1995 increased
32.1 million pesos, or 22.4%, from 143.2 million pesos for the year ended June 30, 1994. This increase was primarily attributable to an increase of 18.9 million pesos, or 14%, in Argentina due principally to improved utilization of Quitral-Co's rig fleet corresponding to generally improved oil and gas exploration and production activities during the period. Net sales from Venezuelan operations increased 13.2 million pesos, or 172%, during the year ended June 30, 1995. This increase is attributable primarily to Quitral-Co's owning the Venezuelan business for the entire 1995 fiscal period as compared to only seven months during the 1994 fiscal period. Additionally, the Venezuelan rig fleet was increased by eleven rigs during the 1995 fiscal year in response to strong demand, particularly from private sector operators.

     The loss from continuing operations of 3.5 million pesos for the year ended June 30, 1995 consisted of income of 3.2 million pesos from Argentine operations and a loss of 6.7 million pesos from Venezuelan operations. The income from operations of 5.2 million pesos for the corresponding prior year consisted of income of 6.4 million pesos from Argentine operations and a loss of 1.2 million pesos from Venezuelan operations. During the year ended June 30, 1995, Quitral-Co incurred substantial expenses in connection with a major restructuring of its recently acquired Venezuelan business. It acquired the remaining 30% of the ownership of the entity and assumed full operating control of the business. Major costs incurred included those to repair and upgrade rigs and facilities, to terminate management and other employees and to settle other obligations and commitments that originated prior to Quitral-Co's assuming control over the business. The income from the Argentine operations decreased
3.2 million pesos in the year ended June 30, 1995 despite increased revenues primarily because (i) financial expense increased 3.4 million pesos due to increased borrowings primarily used to finance an increase of Pride's investment in Venezuela and deployment of rigs to that market, and (ii) salaries and benefits costs increased. Also, no benefit could be recognized in Argentina for tax losses originating in Venezuela in the period.

  NINE MONTHS ENDED MARCH 31, 1996 COMPARED TO NINE MONTHS ENDED MARCH 31, 1995

     Net sales of 148.7 million pesos for the nine months ended March 31, 1996 increased 21.6 million pesos, or 17%, from 127.1 million pesos for the nine months ended March 31, 1995. This increase was primarily attributable to an increase in net sales from Venezuelan operations of 16.2 million pesos, or 118%, during the nine months ended March 31, 1996, primarily due to expansion of the Venezuelan rig fleet from 12 rigs at March 31, 1995 to 28 rigs at March 31, 1996, corresponding to strong demand from Venezuelan customers, particularly private sector operators. Also, net sales from Argentine operations increased
5.4 million pesos, or 5%, due to improved utilization of Quitral-Co's rig fleet corresponding to generally increased oil and gas exploration and production activities during the period.

     Income from continuing operations of 8.9 million pesos for the nine months ended March 31, 1996 consisted of 3.9 million pesos from Argentine operations and 5.0 million pesos from Venezuelan operations. The operating loss of 5.4 million pesos for the corresponding prior period consisted of 2.2 million pesos income from Argentine operations and 7.6 million pesos loss from Venezuelan operations. During the latter part of 1994, Quitral-Co incurred substantial expenses in connection with a major restructuring of its recently acquired Venezuelan business as described above. The improved income from continuing operations in Argentina was a direct result of increased rig utilization during the period.

LIQUIDITY AND CAPITAL RESOURCES

     Pride had net working capital of $59,731,000 and $31,302,000 at September 30, 1996 and December 31, 1995, respectively. Pride's current ratio was 1.6 at September 30, 1996 and 1.7 at December 31, 1995. In July 1996, Pride completed the public sale of 3,450,000 shares of common stock, which resulted in net proceeds to Pride of approximately $45,641,000. Approximately $20,200,000 of such net proceeds were used to repay outstanding indebtedness, approximately $12,000,000 was used to finance the construction of two platform rigs for Pride's offshore fleet and approximately $7,000,000 is being used to fund various capital projects for Quitral-Co, including rig upgrades and expansion of its rig transportation fleet. The balance of the net proceeds is available for general corporate purposes. Management believes that Pride's available funds, including cash generated from operations and existing bank credit lines, will be sufficient to fund its normal ongoing capital expenditure, working capital and debt service requirements.

     Pride is active in reviewing possible expansion and acquisition opportunities relating to all of its business segments. While Pride has no definitive agreements, other than as disclosed herein, to acquire additional equipment, suitable opportunities may arise in the future. The timing, size or success of any acquisition effort and the associated potential capital commitments are unpredictable. From time to time, Pride has one or more bids outstanding for contracts that could require significant capital expenditures and mobilization costs. Pride expects to fund acquisitions and project opportunities primarily through a combination of working capital, cash flow from operations and full or limited recourse debt or equity financing.

     In January 1996, Pride completed the public sale of $80,500,000 principal amount of convertible subordinated debentures, which resulted in net proceeds to Pride of approximately $77,585,000. Approximately $10,000,000 of such net proceeds were used to repay outstanding indebtedness. The remainder of such net proceeds were used to fund a portion of the purchase price for Quitral-Co and various other capital projects. Pride purchased Quitral-Co for aggregate consideration of $140,000,000, consisting of $110,000,000 in cash and a note payable to the sellers for $30,000,000. The note bears interest at LIBOR plus 2%, payable quarterly, and is expected to be repaid in thirty monthly installments. Of the cash portion of the purchase price, $70,000,000 was funded from Pride's working capital and $40,000,000 from the net proceeds from two new long-term financing arrangements with three lending institutions. Borrowings under these arrangements, which are collateralized by substantially all of Pride's domestic land rigs and ancillary equipment, bear interest initially at the prime rate plus 1/2% and are repayable in monthly installments of principal and interest over a five-to-six-year period. Pride may elect to convert the borrowings to a fixed rate of interest at any time during the term.

     In October 1996, Pride acquired all of the outstanding capital stock of Ingeser for aggregate consideration of $5,500,000, consisting of $4,000,000 cash and a contingent note payable to the sellers for $1,500,000. Based on the debt assumed and the working capital position of Ingeser, the transaction was valued at approximately $12,000,000. In November 1996, Pride acquired three land-based drilling rigs and other support assets from a competitor in Argentina for $8,200,000 cash.

     As of September 30, 1996, Pride had domestic bank commitments providing for guidance lines of credit of $18,000,000, against which letters of credit of $8,652,000 were outstanding. Substantially all of these letters of credit have been issued in favor of Pride's insurance carriers to guarantee payment of Pride's share of insured claims. As of September 30, 1996, Pride had accrued approximately $6,761,000 of claims liabilities, of which $4,349,000 was included in current liabilities and $2,412,000 was included in other long-term liabilities in the unaudited consolidated balance sheet. Pride has estimated the amount and timing of payment of these liabilities based on actuarial studies provided by the insurance carriers and past experience. Due to the nature of Pride's business and the structure of its insurance program, the occurrence of a significant event against which Pride is not fully insured, or a number of lesser events against which Pride is insured, but subject to substantial deductibles, could significantly affect the operating results of Pride for a given period.

     During 1994, Pride entered into long-term financing arrangements with two Japanese trading companies in connection with the construction and operation of two drilling/workover barge rigs. The loans are collateralized by the barge rigs and related charter contracts. At September 30, 1996, the outstanding balance of these loans was $39,812,000. The loans are being repaid from the proceeds of the related charter contracts in equal monthly installments of principal and interest through July 2004. In addition, a portion of the contract proceeds is being held in trust to assure the timely payment of future debt service obligations.

At September 30, 1996, $2,435,000 of such contract proceeds are being held in trust as security for the lenders, and are not presently available for use by Pride.

     In connection with operating, upgrading and expanding its offshore platform rig fleet, Pride has established credit facilities with a lending institution in the aggregate amount of $30,000,000. As of September 30, 1996, $2,970,000 of secured term loans were outstanding pursuant to this facility.

     During the nine months ended September 30, 1996, Pride spent approximately $15,100,000 on additions to its offshore assets, including: (i) construction of two new state-of-the-art diesel electric platform rigs, (ii) major rig refurbishments and (iii) auxiliary equipment such as top-drive drilling systems and larger capacity pumps and generators, and improved living quarters. Pride recently completed construction of an additional platform rig for an estimated cost of $6,000,000. Capital expenditures for offshore assets for the nine months ended September 30, 1995 were approximately $12,800,000.

     In September 1995, Pride entered into an agreement with a financial institution for the sale and leaseback of up to $10,000,000 of equipment to be used in Pride's business. During 1995, Pride received proceeds of $5,500,000 pursuant to this facility relating to the construction of a new platform rig. Pride has annual purchase and lease renewal options at projected future fair market values under the agreement. The lease has been classified as an operating lease for financial statement purposes. Rentals on the initial transaction are $1,167,000 annually. The net book value of the equipment has been removed from the balance sheet and the excess of $483,000 realized on the transaction has been deferred and is being amortized as a reduction of the lease expense over the maximum lease term of five years. In April 1996, the amount of the facility was increased to $10,800,000, and $5,300,000 of proceeds were received by Pride in connection with the sale and leaseback of a second newly-constructed offshore platform rig. Rentals on the second transaction are $1,083,000 annually. In October 1996, Pride established a new sale and leaseback facility with the same financial institution for an additional $12 million. In November 1996 Pride received proceeds of $5.1 million on the facility relating to the sale and leaseback of a newly-constructed offshore platform rig. Annual rentals associated with this transaction are $821,000.

     International rig refurbishment and deployment costs for the nine months ended September 30, 1996 and 1995 were approximately $16,400,000 and $13,700,000, respectively. Capital expenditures related to the completion of the two drilling/workover barge rigs in the first nine months of 1995 were approximately $3,800,000. Other international capital expenditures, excluding acquisition expenditures, for the nine months ended September 30, 1996 and 1995 were approximately $14,600,000 and $2,900,000, respectively. Capital expenditures related to domestic land-based operations for the nine months ended September 30, 1996 and 1995 were approximately $5,000,000 and $15,200,000, respectively, including acquisition expenditures of approximately $1,800,000 and $10,800,000, respectively.

CURRENCY FLUCTUATIONS

     Deterioration in economic conditions in Venezuela resulted in significant devaluation of the country's currency during the first half of 1994, which resulted in currency translation losses for Pride. These losses resulted principally from the translation of the net Venezuelan monetary assets (primarily, accounts receivable in excess of trade payables) at devaluing exchange rates from month to month.

     In the latter part of June 1994, the Venezuelan government imposed exchange control policies and established an official fixed exchange rate of 170 Venezuelan bolivars per U.S. dollar. This official rate was maintained for the remainder of 1994 and during the first three quarters of 1995. Accordingly, no currency translation losses resulted in those periods. In December 1995, the Venezuelan government devalued its currency by revising the official exchange rate to 290 Venezuelan bolivars per U.S. dollar. The December 1995 devaluation did not result in the recognition of any material currency translation gain or loss by Pride in its consolidated financial statements.

     In April 1996, the Venezuelan government removed exchange control restrictions and effectively allowed the bolivar to "float" relative to the U.S. dollar. As a result, the exchange rate for Venezuelan bolivars has declined to approximately 450-500 bolivars per U.S. dollar. The April 1996 devaluation did not have any material impact on Pride's consolidated results of operations. To a large extent, Pride avoided currency translation losses from these recent devaluations of the bolivar by limiting the bolivar component of its Venezuelan contracts. If the market rate of exchange for Venezuelan bolivars continues to decline relative to the U.S. dollar, however, Pride could be susceptible to future translation losses with respect to its Venezuelan operations. Pride continues to monitor developments in this regard and intends to take such measures as may be practical to limit its exposure to currency translation losses in future periods.

ACCOUNTING MATTERS

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No.
121"). SFAS No. 121, which is effective for fiscal years beginning after December 15, 1995, requires that long-lived assets and certain identifiable intangibles to be held and used by the entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of SFAS No. 121 did not have any material effect on Pride's financial position or results of operations.

     In October 1995, the Financial Accounting Standards Board issued Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation"
("SFAS No. 123"). SFAS No. 123, which is effective for fiscal years beginning after December 15, 1995, encourages but does not require companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on new fair value accounting rules. Pride has decided not to adopt this new fair value-based method of accounting for its stock-based incentive plans.

                       INFORMATION ABOUT FORASOL-FORAMER

     Through its operating subsidiaries and joint ventures, Forasol-Foramer provides onshore and offshore drilling, workover and related services to oil and gas companies worldwide. Forasol-Foramer currently provides services in more than 20 countries, with significant operations in West Africa and South America. Forasol-Foramer currently operates a diverse fleet of seven tender-assisted rigs, four barge rigs, two semisubmersible rigs, three jackup rigs and 29 land rigs. Forasol-Foramer also provides well engineering, integrated drilling services, turnkey wells and project management to its customers. Since commencing operations in 1953, Forasol-Foramer has expanded its operations by responding to the specific drilling requirements of its customers around the world. As part of its operations, Forasol-Foramer focuses on niche markets and on developing innovative drilling solutions through research and development and rig design in conjunction with its major customers. " -- Business Strategy" and " -- Drilling Rig Fleet."

     Forasol-Foramer has historically generated a consistent level of operating income despite the downturns experienced in the oil and gas industry. Forasol-Foramer has accomplished this by (i) maintaining a diverse fleet of rigs to minimize its exposure to fluctuations in demand for any particular rig type,
(ii) developing long-term relationships with major oil and gas and national oil companies by providing a full range of drilling expertise and technology, and
(iii) operating in remote locations and in niche markets where it can use its engineering and project management expertise to give it a competitive advantage. Over the last 15 years, Forasol-Foramer has been able to maintain, and in certain areas expand, its operations exclusively through internally generated cash flow and bank borrowings.

BUSINESS STRATEGY

     Forasol-Foramer's business strategy is to enhance its operating cash flows by further developing and expanding its position in its existing niche and geographic markets, and in classes of rigs that offer favorable economics. Forasol-Foramer's current strategy is to (i) acquire additional semisubmersible rigs for offshore drilling opportunities, (ii) utilize its deepwater drilling expertise to expand into the dynamic vessel market in Brazil and West Africa,
(iii) seek consolidation opportunities in the tender, barge and selected land rig markets, (iv) consolidate and expand its operations in South America and (v) expand its integrated drilling services. Consistent with this strategy, Forasol-Foramer recently (i) acquired the remaining 85% interest in the SOUTH SEAS DRILLER, a second generation semisubmersible, from its joint venture partner, (ii) acquired HAPSA, a land drilling and workover company that owns and operates 11 rigs in

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
Argentina, and (iii) was awarded contracts to operate four additional offshore rigs on Lake Maracaibo, which will significantly expand its Venezuelan operations. Forasol-Foramer believes that the strategy of offshore-onshore diversification and selected geographic focus enables it to take advantage of market upturns, while minimizing its exposure to sharp downturns in any particular market sector.

DRILLING RIG FLEET

     Forasol-Foramer operates a fleet of 16 offshore rigs, consisting of seven tender-assisted rigs, four barge rigs, two semisubmersible rigs and three jackup rigs. Forasol-Foramer owns all or a majority interest in five of the tender-assisted rigs, three of the barge rigs, the two semisubmersible rigs and one of the jackup rigs and is a minority owner in one of the tender assisted rigs. Forasol-Foramer has no ownership interest in the remaining four rigs, consisting of one tender-assisted rig, two jackup rigs and one barge rig, but operates such rigs under management contracts. Forasol-Foramer's diverse fleet of offshore rigs allows it to operate in many oil and natural gas regions around the world. The following table sets forth the types of offshore equipment and the locations and status of such equipment operated by Forasol-Foramer as of December 31, 1996:

                                 OFFSHORE RIGS

                                                                                         RATED
                                                                                         WATER
              RIG NAME                            RIG TYPE               LOCATION        DEPTH         STATUS
-------------------------------------    ---------------------------     ---------     ----------     ---------
                                                                                       (IN FEET)
TENDERS
  Alligator                              Self-erecting barge(1)          Angola             330       Working
  Barracuda                              Self-erecting barge(1)          Angola             330       Working
                                         Self-erecting converted
  Cormorant                              ship                            Angola             300       Working
  Al Baraka I                            Self-erecting barge(1)          Cabinda            650       Working
  Ile de Sein                            Self-erecting barge(1)          Malaysia           450       Available
  GP-18                                  Tender barge                    Venezuela          150       Working
  Ile de la Martinique                   Converted ship                  Shanjah            400       Stacked
SEMISUBMERSIBLES
  South Seas Driller                     Aker H-3                        Spain            1,000       Working
  Nymphea                                F&G L-1033 Enhanced             Cabinda          1,500       Working
                                         Pacesetter(1)
JACKUPS
  Ile du Levant                          Hitachi Drill Hope IC-150-T     Venezuela          270       Working
  GP-19                                  Baker Marine(1)                 Venezuela          150       Working
  GP-20                                  Baker Marine(1)                 Venezuela          200       Working
LAKE BARGES
  Rig 50                                 Maracaibo-type barge            Venezuela          150       Working
  Rig 51                                 Maracaibo-type barge            Venezuela          150       Working
  GP-10                                  Gusto                           Venezuela          120       Working
SWAMP BARGE
  Bintang Kalimantan                     Posted Barge(1)                 Nigeria           7-21       Working

------------
(1) Equipped with top-drive drilling system.

     TENDER-ASSISTED RIGS. Forasol-Foramer operates seven tender-assisted rigs, of which four are equipped with a top-drive drilling system. Four of these rigs are positioned offshore West Africa, with the remaining three positioned in Malaysia, the United Arab Emirates and Venezuela. Tenders are usually non-self propelled barges, which are moored alongside a platform and contain quarters, mud pits, mud pumps and power generation systems. Thus, the only equipment on the platform is the derrick equipment set consisting of the substructure, drillfloor, derrick and drawworks. As a result, tender rigs are less hazardous and allow smaller, less costly platforms to be used for development projects. Self-erecting tenders carry their own derrick equipment set and have a crane capable of erecting it on the platform, thereby eliminating the cost associated with a separate derrick barge and related equipment. Older tenders frequently require the assistance of a derrick barge to erect the derrick equipment set. Four of Forasol-Foramer's tenders are self-erecting converted barges. One of Forasol-Foramer's tenders, the CORMORANT, is a self-erecting converted ship.

     The tender market in West Africa is highly consolidated with only three competitors and seven tenders, all of which are currently contracted; Forasol-Foramer operates four of the seven tenders in this region. In 1992, Forasol-Foramer made capital expenditures of approximately $14 million to replace the derrick set and crane on the BARRACUDA and upgrade the derrick set on the ALLIGATOR. Since that time, the ALLIGATOR and BARRACUDA have experienced 100% utilization and are contracted through the end of 1997, with two six-months options, and mid-1997, respectively. In 1994, Forasol-Foramer completed the construction of the self-erecting tender AL BARAKA I for $56 million, of which Forasol-Foramer owns 12.5% through Basafojagu, a joint venture company. This tender has been 100% utilized since its delivery and is contracted through January 1997. In addition to its ownership interest, Forasol-Foramer also manages the rig. Forasol-Foramer recently completed construction of a new derrick set for the CORMORANT at a cost of approximately $5.7 million that allows the rig to compete in the tender-assisted workover barge market offshore West Africa. The CORMORANT is currently under contract for Elf through October 1997, with a six-month option. Southeast Asia is a more competitive market with seven competitors operating 17 tenders. Forasol-Foramer has one tender in this region. Forasol-Foramer operates one tender in Venezuela on Lake Maracaibo under a management contract with Maraven through December 1997.

     SEMISUBMERSIBLES. Forasol-Foramer currently operates one third-generation and one second-generation semisubmersible rig. Semisubmersible rigs are floating platforms which, by means of a water ballasting system, can be submerged to a predetermined depth so that a substantial portion of the lower hulls, or pontoons, are below the water surface during drilling operations. The rig is "semisubmerged," remaining afloat, off bottom, in a position where the lower hull is about 60 to 80 feet below the water line and the upper deck protrudes well above the surface. This type of rig maintains its position over the well through the use of an anchoring system or computer controlled thruster system.

     Forasol-Foramer wholly owns one third-generation semisubmersible, the NYMPHEA,which is currently drilling offshore West Africa for Chevron until April 1997. Upon completion of the Chevron contract, the NYMPHEA will be upgraded at a cost of approximately $6 million, after which the rig will be mobilized to Brazil at an increased day rate for a three-year contract with a one-year renewal option with Petrobras to drill high-pressure, high-temperature wells. Since 1994, Forasol-Foramer has expended approximately $5 million to upgrade the NYMPHEA,which is equipped with a 15,000 p.s.i. blowout preventer stack.

     In October 1995, Forasol-Foramer acquired its joint venture partner's 86% interest in Forasol-Foramer's second generation semisubmersible, the SOUTH SEAS DRILLER, for $9.4 million pursuant to a right of first refusal. Since that time, Forasol-Foramer has expended approximately $11 million to upgrade the rig. The SOUTH SEAS DRILLER is currently contracted with Repsol through April 1997, after which the rig will be mobilized to South Africa where it will begin working for Soeker pursuant to a four-well contract, excluding options.

     JACKUPS. Forasol-Foramer operates three jackup rigs, all of which are drilling in Lake Maracaibo through 1998 and 1999. Jackup rigs are mobile self-elevating drilling platforms equipped with legs that can be lowered to the ocean floor until a foundation is established to support the drilling platform. The rig legs may have a lower hull or mat attached to the bottom of them to provide a more stable foundation in soft bottom areas. Independent leg rigs are better suited for harsher or uneven seabed conditions. Jackup rigs are generally subject to a maximum water depth of approximately 350 feet, while some jackup rigs may drill in water depths as shallow as ten feet. The water depth limit of a particular rig is determined by the length of the rig's legs and the operating environment. Moving a rig from one drill site to another involves lowering the hull down into the water until it is afloat and then jacking up its legs with the hull floating on the surface of the water. The hull is then towed to the new drilling site. A cantilever jackup has a feature which allows the drilling platform to be extended out from the hull, allowing it to perform drilling or workover operations over a pre-existing platform or structure. Certain cantilever jackup rigs have "skid-off" capability, which allows the derrick equipment to be skidded onto an adjacent platform, thereby increasing the operational capacity of the rig. Slot type jackup rigs are configured for drilling operations to take place through a slot in the hull. Slot type rigs are usually used for exploratory drilling, in that their configuration makes them difficult to position over existing platforms or structures.

     All of Forasol-Foramer's jackup rigs are independent leg rigs equipped with cantilevers and one has skid-off capability. In the fourth quarter of 1994, Forasol-Foramer incurred approximately $2 million of capital expenditures to modify one of its jackup rigs, the ILE DU LEVANT, to work in Lake Maracaibo. The modifications included shortening the legs to 150 feet, the addition of a zero discharge system to the rig and improved top-drive capabilities. Operations in the Lake Maracaibo area are characterized by long-term contracts and full utilization. The ILE DU LEVANT is contracted through February 1998 plus a one-year option. The other two jackup rigs, the GP-19and GP-20, are owned by Maraven, which awarded a contract to Forasol-Foramer to upgrade and operate these rigs until April 1999. The GP-19and GP-20 also earn additional income on a per well basis for providing certain additional services.

     BARGE RIGS. Forasol-Foramer operates three barge rigs in Lake Maracaibo. Rigs operating in this region are generally barges that have been modified to work in a floating mode with a cantilever feature and a mooring system that enables the rig to operate in waters up to 150 feet deep. In 1992, Forasol-Foramer acquired two barges and made these modifications for a total capital expenditure of approximately $17.3 million through a joint venture with Falcon Drilling Company, Inc. ("Falcon") in which Forasol-Foramer owns a 62.5% interest. These rigs are contracted through May 1997 at which time the customer has a buyout option for nominal consideration. Forasol-Foramer operates the other barge rig under a management contract with Maraven through February 1997. In addition, Forasol-Foramer operates one swamp barge rig in Nigeria.

     The following table sets forth certain information regarding the rigs included in Forasol-Foramer's land-based drilling fleet as of December 31, 1996:

                                LAND-BASED RIGS

                                                                            RATED
                                                                          DRILLING
        RIG NAME/DESCRIPTION                RIG TYPE        LOCATION        DEPTH         STATUS
-------------------------------------    --------------     ---------     ---------     -----------
                                                                          (IN FEET)
Foramatic 1(1)(2)                        Light/Workover     France            8,000     Stacked
Foramatic 2(1)(2)                        Light/Workover     France            8,000     Stacked
H25                                      Light/Workover     Libya             8,000     Working
H35                                      Light/Workover     France            8,000     Training(3)
H725                                     Light/Workover     France            8,000     Stacked
Hapsa 14 Skytop 650                      Light/Workover     Argentina         8,000     Working
Hapsa 51 (Workover)                      Light/Workover     Argentina         8,000     Working
Hapsa 52 (Workover)                      Light/Workover     Argentina         8,000     Working
Hapsa 53 (Workover)                      Light/Workover     Argentina         8,000     Working
Hapsa 54 (Workover)                      Light/Workover     Argentina         8,000     Working
Hapsa 55 (Workover)                      Light/Workover     Argentina         8,000     Working
Hapsa 56 (Workover)                      Light/Workover     Argentina         8,000     Working
Hapsa 57 (Workover)                      Light/Workover     Argentina         8,000     Working
Hapsa 58 (Workover)                      Light/Workover     Argentina         8,000     Working
Foraslim (Slimhole rig)(1)               Medium             Romania          10,000     Working
ESH 1200 (Heli-rig)                      Medium             Ecuador          12,000     Working
ED 900/2                                 Medium             Italy            12,000     Stacked
Rig 31                                   Medium             Oman             12,000     Working
Rig 32                                   Medium             Oman             12,000     Working
Hapsa 08 (Nat. 80B)                      Medium             Argentina        12,000     Working
National 110/2                           Heavy              Yemen            16,000     Available
National 110/9                           Heavy              Pakistan         16,000     Working
National 110/10                          Heavy              Syria            16,000     Working
National 110/13(1)                       Heavy              Libya            16,000     Working
National 110/15                          Heavy              France           16,000     Stacked
Hapsa 09 (Nat. 110)                      Heavy              Argentina        16,000     Working
National 1320/2(1)                       Ultra-Heavy        Algeria          25,000     Working
National 1320/3                          Ultra-Heavy        Pakistan         25,000     Working
National 1625/3(1)                       Ultra-Heavy        Argentina        25,000     Mobilizing

------------
(1) Equipped with top-drive drilling system.

(2) Not actively marketed; currently for sale. Major parts of the Foramatic 2 will be installed on Lagoven barge for the BHI contract.

(3) Used as a training rig in association with the French Institute for Petroleum Research.

     LIGHT/WORKOVER. Forasol-Foramer operates 14 light land-based drilling and workover rigs and has two deparaffination units. Ten of Forasol-Foramer's light rigs and its two deparaffination units are currently under contract. These rigs are equiped to drill to depths between 4,000 to 8,000 feet or to carry out workover operations.

     MEDIUM. Forasol-Foramer operates six medium land-based rigs. These rigs are equiped to drill to depths between 8,000 to 12,000 feet. Five of Forasol-Foramer's medium rigs are currently under contract. One of Forasol-Foramer's medium rigs, the ESH 1200, is a helicopter transportable rig which is designed to be transported to and assembled in remote locations that cannot be reached by traditional means of transportation. The FORASLIM is a slimhole rig designed and constructed by Forasol-Foramer that can drill to depths of over 10,000 feet and offers a complete drilling, waste treatment and mud service package designed for enhanced portability, reduced operating costs and minimized surface area at the drilling site. The slimhole rig has achieved approximately 35% cost savings and requires approximately 15% of the surface area at the drilling site as compared to conventional drilling rigs. In October 1995, Forasol-Foramer was awarded a contract by Shell Romania to drill and complete three slimhole wells in the Transylvania concession in Romania on a fully integrated services basis. The FORASLIM rig offers significant advantages over a standard conventional rig, even in non-sensitive regions that do not have heli-transport or other site-access restrictions. Management believes that Shell Romania's primary reasons for employing the FORASLIM included simplified transportation and mobilization, reduced wellsite and environmental impact, coring capabilities and substantially reduced operator well costs.

     HEAVY. Forasol-Foramer operates six heavy land-based rigs. These rigs are equipped to drill to depths between 12,000 to 16,000 feet, one of which is equipped with a top drive unit to drill horizontal wells. Four of Forasol-Foramer's heavy rigs are currently under contract.

     ULTRA-HEAVY. Forasol-Foramer operates three ultra-heavy land-based drilling rigs, two of which are equipped with top drive systems. These rigs are equipped to drill to depths between 16,000 to 25,000 feet. Two of Forasol-Foramer's ultra-heavy rigs are currently under contract, while the third is currently mobilizing to Argentina to begin a one-year contract in April 1997.

JOINT VENTURES; ASSOCIATIONS; MANAGEMENT CONTRACTS

     Since its inception, Forasol-Foramer has entered new markets through joint ventures and is presently conducting drilling operations through six joint venture companies. Due to Forasol-Foramer's technical expertise and marketing capabilities, Forasol-Foramer's joint ventures are generally structured such that Forasol-Foramer earns management fees in addition to its pro rata share of operational cash flow. Additionally, Forasol-Foramer is engaged in management contracts for four third-party owned rigs and one third-party owned platform. Forasol-Foramer's joint ventures and management contracts are discussed below.

     AL JAZIRAH FORASOL DRILLING CORPORATION ("AJFDC"). AJFDC is a corporate joint venture owned by Al Jazirah Holdings Ltd. (51%) and Forasol-Foramer (49%). This corporation was organized to own and operate two land rigs. Forasol-Foramer receives a management fee for managing these rigs and is entitled to a portion of the cash flow generated from operations. Forasol-Foramer accounts for its ownership of AJFDC as an equity affiliate.

     BASAFOJAGU (H.S.) LTD. ("BASAFOJAGU"). Basafojagu is a joint venture company owned by Forasol-Foramer (12.5%) and by a group of Saudi Arabian and Malaysian investors (87.5%). The joint venture company was organized to build the self-erecting tender, AL BARAKA I, which initiated operations in November 1994. Basafojagu entered into a long-term management agreement with Forasol-Foramer to manage and operate the rig from the delivery date. The owners share the economics on a pro rata basis and Forasol-Foramer also receives a management fee for managing the rig. In addition, Forasol-Foramer has a right of first refusal to purchase the rig in the event of a future sale. This entity is accounted for at cost.

     FORWEST DE VENEZUELA ("FDV"). FDV is owned 62.5% by Forasol-Foramer. The joint venture was instituted to build and operate two Lake Maracaibo barges on a five-year contract beginning May 1992 for Maraven. In May 1997, the contract will terminate and Maraven has an option to purchase the barges at that time for nominal consideration. FDV is consolidated in the financial statements of Forasol-Foramer.

     HORWELL. Forasol-Foramer owns a 50.8% interest in Horwell ("Horwell") in association with IFP and Geoservices S.A., a geological and drilling surveillance corporation. Horwell has more than 10 years of experience in the field of horizontal drilling technology, reservoir and drilling engineering and project management. Horwell maintains an in-house engineering staff and provides other services through its associated companies. Horwell is consolidated in the financial statements of Forasol-Foramer.

     NDSC. NDSC is a joint venture company owned by Forasol-Foramer (30%) and a group of Omani and Indian investors (70%). The joint venture company was set up to operate two highly mobile desert land rigs in Oman. All management decisions require unanimous voting by NDSC's shareholders, and the owners share the economics based upon share ownership. Forasol-Foramer accounts for its ownership of NDSC as an equity affiliate.

     FORADEL SDN BHD ("FORADEL"). Foradel is a joint venture company that was organized for the sole purpose of allowing Forasol-Foramer to operate in Malaysia. Foradel is registered for drilling and related activities in Malaysia. Forasol-Foramer accounts for its ownership of Foradel as an equity affiliate.

     MARAVEN. Forasol-Foramer has been awarded a management contract from Maraven, a wholly owned subsidiary of PDVSA, to upgrade and operate two jackup rigs in Lake Maracaibo. In addition, Forasol-Foramer has entered into management contracts with Maraven to operate a tender-assisted rig and a lake barge rig in Lake Maracaibo.

     ALWYN. Forasol-Foramer has been engaged by Total Oil Marine to manage the operations of the Alwyn platform in the U.K. sector of the North Sea. In accordance with the terms of the contract, Forasol-Foramer provides equipment maintenance, performs drilling and workover services and supplies personnel.

GEOGRAPHIC REVENUE BREAKDOWN

     Operations of Forasol-Foramer in Africa, the Middle East, the Far East, France, Europe (excluding France), and North and South America accounted for approximately 52%, 8%, 4%, 2%, 10% and 24%, respectively, of Forasol-Foramer's total revenues in 1995; 59%, 10%, 18%, 0%, 3% and 10%, respectively, in 1994; and 52%, 17%, 13%, 6%, 4% and 8%, respectively, in 1993. See Note 15 to Forasol-Foramer's Consolidated Financial Statements.

ENGINEERING

     Forasol-Foramer's management believes that its engineering and design expertise have been important factors in the growth and success of the business and will continue to remain so in the future. As a result, Forasol-Foramer employs a technical staff dedicated to industry research and development and to designing specialized drilling equipment to fill specific customer requirements. Forasol-Foramer's engineering staff designed and managed the fabrication of six of the rigs in Forasol-Foramer's current offshore rig fleet and a majority of Forasol-Foramer's land rigs. While few new rigs have been built in the offshore industry over the last five years, Forasol-Foramer has supervised the construction of one new tender and designed and managed the construction of two Lake Maracaibo barges, in addition to making modifications to eight of its offshore rigs with its in-house engineering staff. Onshore, Forasol-Foramer completed in 1994 the design and fabrication of the slimhole rig, which offers a complete drilling, waste treatment and mud service package designed for enhanced portability, reduced operating costs and minimized surface area at the drilling site. The slimhole rig has achieved 35% savings in overall well costs and requires only 15% of the surface area at the drilling site compared to standard drilling rigs. In addition, the engineering staff is a strong complement to Forasol-Foramer's turnkey and project management effort. Forasol-Foramer also operates a subsidiary that is dedicated to reservoir drainage analysis, well engineering and project management for smaller oil fields, which enhances Forasol-Foramer's contract drilling services. In addition to standard contract drilling, Forasol-Foramer has significant project management experience having assumed primary responsibility for the drilling of 130 horizontal wells, 223 turnkey wells, 179 footage wells and 239 integrated services wells.

     Forasol-Foramer's policy concerning research and development consists of three primary objectives, including (i) rig automation to increase safety and efficiency and reduce operating costs, (ii) optimization of penetration rates by monitoring drilling parameters, and (iii) development of slimhole technology. For the years ended December 31, 1995, 1994 and 1993, Forasol-Foramer incurred approximately $0.8 million, $2.9 million and $0.2 million, respectively, of research and development expenditures. Forasol-Foramer received grants from French and European public institutions relating to such research and development activities to finance these expenditures of $0.7 million, $1.2 million and $0.2 million in 1995, 1994 and 1993, respectively. A minor portion of these grants are repayable if the research and development efforts result in a successfully marketed product or service.

DRILLING CONTRACTS, MARKETING AND CUSTOMERS

     Forasol-Foramer's drilling contracts are individually negotiated and vary in form and substance. In Forasol-Foramer's experience, offshore services in recent years have been provided primarily on long-term contracts while onshore contracts generally have a term for less than 12 months. Contracts for the employment of rigs are most often awarded based on competitive bidding; however, some contracts are the result of direct negotiations between the drilling contractor and the customer. Forasol-Foramer's drilling contracts generally provide for payment in U.S. dollars.

     Forasol-Foramer's contracts typically provide for compensation on a "dayrate" basis, under which Forasol-Foramer receives a fixed amount per day when the rig is operating under contract. The dayrate is generally reduced or eliminated when the rig is moving to or from the drill site (other than in field moves) or when operations are suspended because of weather or mechanical problems. Depending on market conditions then prevailing, the contracts may permit Forasol-Foramer to recover some or all of the mobilization and demobilization costs associated with moving a rig between locations. Under dayrate contracts, Forasol-Foramer pays operating expenses of the rig, including wages, rig insurance and the cost of incidental supplies. Forasol-Foramer may also be paid on a "turnkey" basis, under which the drilling contractor agrees to drill a well to a specified depth for a fixed price, which is comprised of operating expenses, re-drilling insurance and a sufficient risk premium. Turnkey contracts offer the possibility of greater profits than conventional dayrate contracts, but also entail more financial risk. The risks associated with a turnkey contract depend upon the performance of the drilling unit, drilling conditions and other factors.

     The duration of drilling contracts is generally determined by two factors: market demand and the management strategies of the offshore drilling contractors and their customers. In periods of rising demand for offshore rigs, contractors typically prefer well-to-well contracts that give contractors the flexibility to profit from increasing dayrates. In contrast, customers with reasonably definite drilling programs typically prefer long-term contracts to maintain drilling prices at the lowest level possible. Conversely, in periods of decreasing demand for rigs, contractors generally prefer long-term contracts to preserve dayrates at existing levels and the customers prefer well-to-well contracts to allow them to obtain the benefit of lower dayrates. In general, Forasol-Foramer seeks to have a reasonable balance of short-term and long-term contracts to minimize the downside impact of a decline in the market, while still participating in the benefit of increasing dayrates in a rising market.

     Since the commencement of its operations in 1953, Forasol-Foramer has performed drilling operations for many of the leading international oil and gas companies, as well as for many government controlled and independent oil companies. As is typical in the industry, Forasol-Foramer operates for a relatively small number of these customers at any given time. During the year ended December 31, 1995, Elf, Total, YPF, Maraven, Shell, and Chevron accounted for approximately 30%, 9%, 9%, 8%, 7% and 4%, respectively, of Forasol-Foramer's total revenues. During the year ended December 31, 1994, Elf, Total, Maraven, Shell and Chevron accounted for approximately 36%, 9%, 9%, 7% and 7%, respectively, of Forasol-Foramer's total revenues. During the year ended December 31, 1993, Elf, Shell, Maraven and Total accounted for approximately 40%, 12%, 7% and 4%, respectively, of Forasol-Foramer's total revenues. In addition, major oil companies accounted for over 65% of Forasol-Foramer's revenues in 1995, with state-owned oil companies and independent oil companies accounting for the remainder.

OPERATIONAL HAZARDS AND INSURANCE

     Forasol-Foramer's operations are subject to the usual hazards inherent in the drilling of oil and natural gas wells, such as blow-outs, reservoir damage, loss of well control, cratering or fires, the occurrence of any one of which could result in the suspension of drilling operations, damage to or destruction of the equipment involved and injury or death to rig personnel. Damage to the environment could also result from Forasol-Foramer's operations, particularly through oil spillage or extensive uncontrolled fires. In addition, offshore drilling operations are subject to perils peculiar to marine operations, including capsizing, grounding, collision and loss or damage from severe weather or storms.

     Forasol-Foramer maintains broad insurance coverage, including insurance against general and marine public liability. Forasol-Foramer's offshore drilling equipment is covered by physical damage insurance policies against marine and other perils, including losses due to capsizing, grounding, collision, fire, lightning, hurricanes, wind, storms, actions of waves, cratering, blowouts and explosions, and by policies against war and political risks to, and expropriation of, its rigs located in certain foreign countries. Forasol-Foramer also carries employer's liability and other insurance customary in the drilling business.

     Forasol-Foramer believes it is adequately insured in accordance with industry standards against normal risks in its operations; however, such insurance coverage may not in all situations provide sufficient funds to protect Forasol-Foramer from all liabilities that could result from its drilling operations. Although Forasol-Foramer's current practice is to insure its drilling units for at least their net book value, Forasol-Foramer's insurance may not in some instances cover the costs that would be required to replace its units, including certain of its jackups or semisubmersibles. Moreover, Forasol-Foramer's insurance coverage generally does not protect against loss of revenues. Accordingly, the occurrence of a casualty or loss against which Forasol-Foramer is not fully insured could have a material adverse effect on Forasol-Foramer's financial position and results of operations.

     Forasol-Foramer is subject to liability under various environmental laws and regulations. See "-- Regulation." Forasol-Foramer has generally been able to obtain some degree of contractual indemnification pursuant to which Forasol-Foramer's customers agree to protect and indemnify Forasol-Foramer from liability for pollution and environmental damages. However, there is no assurance that Forasol-Foramer can obtain such indemnities in all of its contracts or that, in the event of extensive pollution and environmental damage, the responsible customer will have the financial capability to fulfill its contractual obligation to Forasol-Foramer or, if challenged in court, the indemnity will be enforceable.

INTERNATIONAL OPERATIONS

     Forasol-Foramer derives substantially all of its revenues from its non-U.S. operations and sold substantially all of the assets of its U.S. operating subsidiary, Forwest Inc., in January 1995.

     Forasol-Foramer's operations are subject to certain political and other uncertainties not generally encountered in domestic operations in the United States, including risks of war, expropriation of equipment, renegotiation or modification of existing contracts, taxation policies and the general hazards associated with foreign sovereignty over certain areas in which operations are conducted. Forasol-Foramer is protected to a substantial extent against capital loss (but not loss of revenues) from many of such risks through insurance, indemnity provisions in its drilling contracts, or both. See "-- Operational Hazards and Insurance" and "-- Regulation."

     Forasol-Foramer's ability to compete in the international drilling market may be adversely affected by foreign governmental practices which favor or effectively require the awarding of drilling contracts to local contractors. Forasol-Foramer expects to continue to structure certain of its operations through joint ventures or other appropriate means in order to remain competitive in the world market.

     Other risks inherent in Forasol-Foramer's operations are the possibility of currency exchange losses where revenues are received in currencies other than United States dollars and the possibility of losses resulting from an inability to collect dollar revenues because of a shortage of convertible currency available to the foreign country. Generally, Forasol-Foramer limits these risks by obtaining compensation in United States dollars or freely convertible foreign currency and, to the extent possible, by limiting acceptance of blocked currency to amounts which match its expense requirements in local currency. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Forasol-Foramer -- Foreign Currency."

REGULATION

     Many aspects of Forasol-Foramer's operations are affected by international political developments and are subject to numerous governmental laws and regulations that may relate directly or indirectly to the drilling industry, including laws and regulations relating to the protection of the environment and certification, licensing and other requirements imposed by treaties, laws, regulations and conventions in the jurisdictions in which Forasol-Foramer operates. The energy service industry is dependent upon demand for services from the oil and natural gas exploration industry and, accordingly, is affected by changing taxes, price controls and other laws relating to the energy business generally. Forasol-Foramer does not believe that governmental regulations have had a material adverse effect on its capital expenditures, results of operations or competitive position, and does not anticipate that any material expenditures will be required to enable it to continue to comply with existing laws and regulations or the adoption of new laws and regulations. However, the modification of existing laws or regulations or the adoption of new laws or regulations curtailing or increasing the effective cost of exploratory or developmental drilling for oil and natural gas could have a material adverse effect on Forasol-Foramer's operations. Forasol-Foramer cannot currently determine the extent to which future earnings may be affected by new legislation or regulations or compliance with new or existing regulations that may become applicable as a result of rig relocation.

EMPLOYEES

     As of December 31, 1996, Forasol-Foramer had approximately 720 permanent and 1,780 temporary employees. The number of temporary employees varies depending on rig utilization. Forasol-Foramer hires local employees when required to do so by local laws and customs and to maintain its competitive position. Management believes that its relations with its employees generally are satisfactory.

     Forasol-Foramer does not consider the possibility of a shortage of qualified personnel currently to be a factor in its business. If demand for oilfield services were to increase rapidly, retention of qualified people might become more difficult without significant increases in compensation. Forasol-Foramer maintains and negotiates collective bargaining agreements in certain countries; however, Forasol-Foramer does not believe such collective bargaining agreements have a material adverse impact on Forasol-Foramer.

PROPERTIES

     Other than its rigs, Forasol-Foramer owns no properties that are material to the operation of its business. Forasol-Foramer's principal offices are in Velizy-Villacoublay, France and occupy approximately 1,681 square meters under a lease/purchase agreement. Forasol-Foramer also leases premises comprised of 1,621 square meters under a lease agreement entered into in September 1989. In addition, Forasol-Foramer operates from facilities located in 20 countries. Forasol-Foramer believes that all of its leased properties are suitable and adequate for its present activities.

COMPETITION

     Forasol-Foramer's principal international onshore competitors include Sedco Forex, Deutsche Tiefbohr A.G., Saipem S.P.A., Nabors Industries, Inc., Parker Drilling Company and Helmerich & Payne, Inc., while Forasol-Foramer's principal offshore competitors include Sedco Forex, Reading & Bates Corporation, Global Marine, Noble Drilling Corporation, ENSCO International Inc. and Smedvig asa.

     Drilling contracts are generally awarded on a competitive bid basis and, while an operator may consider quality of service and equipment, intense price competition is currently the primary factor in determining which contractor, among those with suitable rigs, is awarded a job. Forasol-Foramer believes that competition for land drilling contracts will continue to be intense for the foreseeable future because of the worldwide oversupply of land drilling rigs and the ability of operators to move rigs from areas of low utilization and dayrates to areas of greater activity and relatively higher dayrates.

LEGAL PROCEEDINGS

     Forasol-Foramer and its subsidiaries are involved in a number of lawsuits and disputes, all of which have arisen in the ordinary course of Forasol-Foramer's business. Forasol-Foramer does not believe that any ultimate liability resulting from any pending litigation will have a material adverse effect on the operations or financial position of Forasol-Foramer.

                       SELECTED HISTORICAL FINANCIAL DATA
                               OF FORASOL-FORAMER

     The selected consolidated income statement data below for the years ended December 31, 1995, 1994 and 1993 under U.S. GAAP and the consolidated balance sheet data at December 31, 1995 and 1994 are derived from Forasol-Foramer's consolidated financial statements included elsewhere in this Proxy Statement/Prospectus. The data set forth below should be read in conjunction with the Consolidated Financial Statements of Forasol-Foramer and Notes thereto included herein. The selected statement of income data for the six-month periods ended June 30, 1995 and 1996 have been derived from the unaudited consolidated financial statements of Forasol-Foramer included elsewhere herein, which include all adjustments, consisting of normal, recurring adjustments, that Forasol-Foramer considers necessary for a fair presentation of its financial position and results of operations for those periods. Operating results for the six-month period are not necessarily indicative of results that may be expected for the entire year. The selected consolidated financial information as of December 31, 1992 and 1991 and for each of the two years ended December 31, 1992 under French GAAP have been derived from audited consolidated financial statements of Forasol-Foramer not included herein. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Forasol-Foramer."

                                          FRENCH GAAP(1)                          U.S. GAAP
                                       --------------------  -----------------------------------------------------
                                           YEAR ENDED                                           SIX MONTHS ENDED
                                           DECEMBER 31,          YEAR ENDED DECEMBER 31,            JUNE 30,
                                       --------------------  -------------------------------  --------------------
                                         1991       1992       1993       1994       1995       1995       1996
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenues(2)..........................  $ 204,149  $ 202,415  $ 151,926  $ 148,304  $ 171,500  $  83,333  $  89,680
Operating costs (3)..................     --         --        105,995    104,398    127,491     58,640     72,390
Depreciation and amortization........     --         --         19,966     20,292     20,264     10,063     10,851
Selling, general and
  administrative.....................     --         --         15,330     16,216     17,660      8,556      8,484
                                                             ---------  ---------  ---------  ---------  ---------
Operating income (loss)(3)...........      5,459      9,398     10,635      7,398      6,085      6,074     (2,045)
                                                             =========  =========  =========  =========  =========
Other income (expense)...............     --         --          2,909      3,959        382        484      3,473
Income tax expense(4)................     --         --          2,073      2,580        409        829      1,411
Net income (loss)....................      5,827     (2,971)     2,947        936     (4,013)     1,129     (4,261)
                                                             =========  =========  =========  =========  =========
Net income (loss) per share(4).......  $    0.58  $   (0.30) $    0.31  $    0.10  $   (0.40) $    0.11  $   (0.36)
                                                             =========  =========  =========  =========  =========
Pro forma net income (loss) per
  share(5)...........................     --         --         --         --          (0.02)    --         --
OTHER OPERATING DATA:
EBITDA...............................     --         --         30,601     27,690     26,349     16,137      8,806
BALANCE SHEET DATA (AT END OF
  PERIOD):
Working capital......................  $  --      $  --      $  (7,899) $ (21,230) $ (26,219)            $  19,579
Property and equipment, net..........     --         --        209,284    212,726    230,372               229,288
Total assets.........................    246,254    224,233    324,272    317,623    333,055               356,185
Long-term debt, net of current
  portion............................                           44,968     34,898     40,258                27,928
Long-term leasees, net of current
  portion............................                           39,655     30,899     44,538                33,089
Shareholders' equity.................     --         --        120,531    126,880    123,005               188,642

------------
(1) French GAAP income statement data was translated from French francs to U.S. dollars using an average exchange rate for the particular period. The balance sheet data denominated in French francs was translated at the period-end exchange rate. The French GAAP balance sheet and income statement amounts are presented to reflect the Forasol-Foramer structure. Certain captions under U.S. GAAP do not correspond to those in French GAAP and therefore, the related financial data is omitted under the French GAAP presentation.

(2) Under U.S. GAAP, Forasol-Foramer's net operating revenues are the sum of gross operating revenues net of value-added tax. Under French GAAP, Forasol-Foramer's revenues include gross operating revenues net of value-added tax, reversals of various provisions and government grants received for purposes of research and development.

(3) As permitted under French GAAP, Forasol-Foramer has elected to treat all of its leases as operating leases; therefore, lease payments are recorded directly in cost of operations. Under U.S. GAAP, certain of the leases qualify as capital leases, and the interest portion of the capital lease payments has been included in interest and other financial expense.

(4) Forasol-Foramer is subject to taxation on its activities in each country according to the tax laws applicable. Taxation in France is applicable to the operations conducted in, or deemed to be conducted in, France according to international tax treaties and is charged at a statutory rate of 36.67%.

(5) Net income (loss) per share of common stock was computed retroactively based on the number of shares issued by Forasol-Foramer to its two shareholders in exchange for their respective interests in Forasol S.A. on April 3, 1996. See Notes 1 and 3 of Notes to Consolidated Financial Statements of Forasol-Foramer.

(6) Pro forma net income (loss) per share for 1995 reflects the impact of Forasol-Foramer's revised debt and financing structure, reduced interest expense from application of a portion of the net proceeds to repay indebtedness and capital lease obligations and the February 1996 agreement to dispose of Forasol-Foramer's 20% interest in the joint venture, Pelerin Drilling Partnership. See Note 19 of Notes to Consolidated Financial Statements to Forasol-Foramer.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                  AND RESULTS OF OPERATIONS OF FORASOL-FORAMER
GENERAL

     The following discussion should be read in conjunction with Forasol-Foramer's Consolidated Financial Statements (including the Notes thereto) included elsewhere in this Proxy Statement/Prospectus.

     REVENUES. Forasol-Foramer's revenues are directly related to the number of days its fleet is utilized and the dayrates received, the completion of turnkey drilling contracts, and the rendering of well engineering, project management and integrated drilling services. Revenues from dayrate drilling contracts are recognized on a daily basis. Revenues can also increase or decrease as a result of the acquisition or disposition of rigs. In order to improve utilization or realize higher dayrates, Forasol-Foramer may mobilize its rigs from one market to another. When mobilization or enhancement is required for a contract, Forasol-Foramer may receive a lump-sum payment to offset a portion of the cost of such requirements. During periods of mobilization, however, revenues are generally adversely affected. Mobilization revenues less costs incurred to mobilize a rig from one market to another are recognized over the related term of the mobilization. Generally, revenues received by Forasol-Foramer from rig deployments and mobilizations do not vary significantly from year to year. Turnkey drilling contract revenues are recognized when all terms and conditions of the contract are fulfilled. No material turnkey contracts were completed by Forasol-Foramer in the three years ended December 31, 1995. Two such turnkey contracts, one an onshore drilling contract and the other a drilling management contract, were, however, completed by Forasol-Foramer during the six months ended June 30, 1996. The results from these two contracts are discussed below. As a response to changes in demand, Forasol-Foramer may withdraw a rig from the market by stacking it or may reactivate a rig which was previously stacked, which may decrease or increase revenues, respectively.

     OPERATING INCOME. Operating income is primarily affected by changes in revenue, but is also a function of varying levels of operating expenses. Operating expenses are not generally affected by changes in dayrates, but are generally influenced by fluctuations in utilization. For instance, if a rig is to be idle for an extended period of time, Forasol-Foramer may reduce the size of the rig's crew and take steps to "cold stack" the rig, which reduces expenses and partially offsets the impact on operating income associated with loss of revenues. Forasol-Foramer recognizes as an operating expense maintenance activities such as painting, inspections and routine overhauls that maintain rather than upgrade the rigs. These expenses vary from period to period. Costs of rig enhancements are capitalized and depreciated over the expected useful lives of the enhancements. Additionally, Forasol-Foramer incurs base costs in each of the countries in which it operates. When a rig moves to a new country, the previous base is closed with minimal associated costs. Forasol-Foramer's selling, general and administrative costs are related to the head office in Velizy, France and three commercial bases. Depreciation expense decreases operating income in periods subsequent to capital upgrades.

     INCOME TAX EXPENSE. Forasol-Foramer is subject to taxation on its activities in each country according to the tax laws applicable. Taxation in France is applicable to the operations conducted in, or deemed to be conducted in, France according to international tax treaties and is charged at a statutory rate of 36.67%. Forasol-Foramer's income tax expense is greater than the amounts calculated under the statutory rate primarily due to taxes based on revenue in certain foreign jurisdictions being in excess of the taxes based on the statutory income tax rate and operating losses of a subsidiary of Forasol-Foramer located in a tax-free jurisdiction that cannot be offset against other taxable income. Due to the projected inability to fully utilize tax loss carryforwards related to Forasol-Foramer's operations against Forasol-Foramer's forecasted future statutory earnings in certain jurisdictions, Forasol-Foramer recorded a valuation allowance against such tax loss carryforwards of $15.7 million and $13.8 million at December 31, 1995 and 1994, respectively.

     SEGMENT INFORMATION. For a detail of Forasol-Foramer's geographic segment information, see Note 15 to Forasol-Foramer's Consolidated Financial Statements. Geographic segment operating income is primarily dependent upon the number and type of rigs deployed in the particular region. Forasol-Foramer, therefore, believes that an analysis of contract dayrates and utilization of the equipment provides a more meaningful presentation of Forasol-Foramer's operations. As a result, management's discussion and analysis of financial condition and results of operations has been presented by rig class type to follow the fluctuations of dayrates and utilizations by such rig class types.

  SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

     GENERAL. Forasol-Foramer reported a net loss of $4.3 million for the six months ended June 30, 1996 as compared to net income of $1.1 million for the first six months of 1995. Net income in the period ended June 30, 1996 was adversely affected by losses of $1.7 million after income taxes related to two turnkey contracts and by $0.9 million of losses incurred by Forasol-Foramer's Argentinean subsidiary, Hispano Americana De Petroleos S.A. ("HAPSA"). Also affecting the results for the current period were increases in depreciation and amortization and in net interest expense. These effects were partly offset by a $1.8 million gain on the disposal of Forasol-Foramer's interest in the drillship Pelerin and by foreign exchange gains of $1.7 million. Net income for the six months ended June 30, 1995 benefited from the receipt of an $8.2 million early termination fee (of which $6.5 million was recognized in the first six months and $1.7 million in the second six months of 1995) related to the National 1625/3 rig which was under contract in Kazakhstan. Net income for the first six months of 1995 was adversely affected by net foreign exchange losses of $1.0 million.

     Comparative data relating to Forasol-Foramer's revenues and operating expenses by rig class for the periods presented are as follows:

                                          SIX MONTHS ENDED
                                              JUNE 30,
                                       ----------------------     INCREASE
                                          1996        1995       (DECREASE)
                                       ----------  ----------    ----------
                                                  (IN THOUSANDS)
REVENUES
     Tenders/Barges..................  $   27,622  $   24,934     $  2,688
     Semisubmersibles/Drillship......      13,319      12,713          606
     Jackups.........................       6,779       3,681        3,098
     Land............................      34,992      31,605        3,387
     Engineering and Management
       Services......................       6,945      10,165       (3,220)
     Equity in Net Income of
       Affiliates....................          23         235         (212)
                                       ----------  ----------    ----------
               Total Revenues........  $   89,680  $   83,333     $  6,347
                                       ==========  ==========    ==========
COST OF OPERATIONS
     Tenders/Barges..................  $   14,561  $   13,034     $  1,527
     Semisubmersibles/Drillship......       8,228      11,184       (2,956)
     Jackups.........................       4,713       2,355        2,358
     Land............................      31,004      20,079       10,925
     Engineering and Management
       Services......................       7,368       8,687       (1,319)
     Bases...........................       6,516       3,301        3,215
                                       ----------  ----------    ----------
               Total Cost of
                  Operations.........  $   72,390  $   58,640     $ 13,750
                                       ==========  ==========    ==========
OPERATING INCOME (LOSS)
     Tenders/Barges..................  $   13,061  $   11,900     $  1,161
     Semisubmersibles/Drillship......       5,091       1,529        3,562
     Jackups.........................       2,066       1,326          740
     Land............................       3,988      11,526       (7,538)
     Engineering and Management
       Services......................        (423)      1,478       (1,901)
     Equity in Net Income of
       Affiliates....................          23         235         (212)
     Bases...........................      (6,516)     (3,301)      (3,215)
     Selling, General and
       Administrative Expense........      (8,484)     (8,556)          72
     Depreciation and Amortization
       Expense.......................     (10,851)    (10,063)        (788)
                                       ----------  ----------    ----------
               Total Operating Income
                  (Loss).............  $   (2,045) $    6,074     $ (8,119)
                                       ==========  ==========    ==========

     REVENUES. The $2.7 million increase in Forasol-Foramer's tender/barge revenues, from $24.9 million for the six months ended June 30, 1995 to $27.6 million for the six months ended June 30, 1996, was principally due to full utilization in 1996 of the swamp barge, BINTANG KALIMANTAN, in Nigeria compared to a lower utilization in 1995 and to new management contracts with two barges, GP 18 and GP 10, for Maraven in Venezuela. This increase was partly offset by a reduction in revenues from the CORMORANT tender barge which did not work during the current period, but which was used as a barge hotel in the first half of 1995. Neither the ILE DE SEIN nor the ILE DE LA MARTINIQUE were used in either period.

     The $606,000 increase in semisubmersible/drillship revenues for the first six months of 1996 as compared to the same period in 1995 was due to increased utilization of the NYMPHEA and of the PELER in and to a $1.9 million termination fee received in respect of the management contract following completion of the sale of the PELERIN in May 1996. This increase was partially offset by reduced revenues from the ACTINIA, which was operated under a management contract through February 1996 compared to a full six months of revenues in 1995. The SOUTH SEAS DRILLER, which was stacked and did not work during the six months ended June 30, 1995, was being upgraded and refurbished during the six months ended June 30, 1996 and is to start work with Repsol offshore Spain at the start of the fourth quarter of 1996.

     Revenues from Forasol-Foramer's jackup rigs increased by $3.1 million, from $3.7 million for the six months ended June 30, 1995 to $6.8 million for the six months ended June 30, 1996. This increase was due principally to the full utilization of the ILE DU LEVANT in Venezuela in 1996 and the commencement of integrated services contracts for Maraven in Venezuela utilizing jackup rigs GP 19 and GP 20 in April and May 1996, respectively. The TOURMALINES was stacked and not used during either period.

     Land rig revenues for the first six months of 1996 were $35 million, an increase of $3.4 million over the corresponding period of 1995. This increase was due principally to inclusion of a full six months contribution from HAPSA, which was acquired in May 1995, in the current period as compared to only two months activity in the six months ended June 30, 1995, and to revenues from the turnkey contract for the NATIONAL 1320/2 rig in Algeria in the first six months of 1996. These effects were partially offset by the recognition in the first six months of 1995 of $6.5 million in respect of the nonrecurring termination fee discussed above and as a result of the Foraslim rig being fully utilized in the first six months of 1995, as compared to 1996 when it was in the mobilization phase. Furthermore, three rigs, the NATIONAL 110/9, the NATIONAL 110/10 and the NATIONAL 110/2, were on standby in the first six months of 1996 but were under contract in Pakistan, Syria and Yemen, respectively, in the corresponding period of 1995.

     Engineering revenues decreased by $3.2 million, from $10.1 million for the first six months of 1995 to $6.9 million for 1996, principally due to a reduction in services provided under the labor services contract with the Ghana National Petroleum Company.

     COST OF OPERATIONS. The $1.5 million increase in tender/barge cost of operations was due to full utilization of the BINTANG KALIMANTAN in the first six months of 1996 as compared to partial utilization in the same period of 1995 and to the commencement of the new management contracts with the GP 18 and GP 10 barges for Maraven in Venezuela.

     The $3.0 million decrease in semisubmersible/drillship cost of operations in the first six months of 1996 as compared to the corresponding period of 1995 was principally due to the completion of the ACTINIAmanagement contract in February 1996 and to the reduction of costs of operations in respect of the South Seas Driller, which was stacked in 1995 but which was being refurbished and upgraded in the first six months of 1996.

     Jackup rig costs of operations increased $2.4 million in the first six months of 1996 as compared with the same period in 1995. This increase was principally due to the commencement of the integrated services contracts for the two Maraven-owned jackup rigs, the GP 19 and GP 20.

     The $10.9 million increase in the cost of operations of the land rigs, between the first six months of 1995 and 1996, was principally due to the inclusion of HAPSA in 1996 and to the completion of the turnkey well in Algeria. This increase was partially offset by reduced costs of the National 110/9, National 110/10 and National 110/2 rigs, which were on standby during the first six months of 1996 but which were under contract during the corresponding period of 1995.

     The $1.3 million decrease of engineering costs between the first six months of 1995 and the first six months of 1996 was due principally to the reduction of work under the labor services contract with the Ghana National Petroleum Company. This decrease was partly offset by costs and losses associated with a turnkey drilling management contract in Venezuela.

     The increase in base costs, from $3.3 million for the first six months of 1995 to $6.5 million in the first six months of 1996, was principally due to the inclusion of the operations of HAPSA and to an increase in activity and related base costs onshore Venezuela.

     SELLING, GENERAL AND ADMINISTRATIVE. The slight reduction in selling, general and administrative expenses between the first six months of 1995 and 1996 was due to a significant portion of Forasol-Foramer's administrative costs being denominated in French francs and to the higher average value of the U.S. dollar relative to the French franc in the first six months of 1996 as compared to the same period in 1995.

     DEPLETION AND AMORTIZATION. Depreciation and amortization costs were $10.9 million for the first six months of 1996 as compared to $10.1 million for the first six months of 1995. Approximately $0.4 million of this increase was due to the inclusion of a full six months activity from HAPSA in 1996. The remaining increase was explained by an increase in the average utilization rate for Forasol-Foramer's rigs in 1996 as compared to 1995.

     NET INTEREST AND OTHER FINANCIAL EXPENSE. The increase of $0.8 million in net interest and other financial expense for the first six months of 1996 as compared to the same period in 1995 was principally due to the inclusion in 1996 of $0.3 million of net interest charges for HAPSA and to an increase in the average level of debt between the periods. The increase in the average level of debt was due to the significantly higher level of debt in the first five months of 1996 as compared to the same period in 1995. This increase was partially offset by the lower level of debt in June 1996 as compared to June 1995, following receipt of the proceeds from the initial public offering and the retirement of $50.2 million of debt at the end of May 1996.

     NET FOREIGN EXCHANGE GAIN. Net foreign exchange gains amounted to $1.8 million for the first six months of 1996 as compared to net foreign exchange losses of $1.0 million for the corresponding period in 1995. The net gain for the first six months of 1996 was mainly realized and arose when French franc denominated debt was repaid at the end of May at a time when the U.S. dollar was approximately 6% stronger as compared to the French franc than at December 31, 1995. The net foreign exchange loss for the first six months of 1995 was mainly unrealized and was due to the effect of a weakening of the U.S. dollar compared to the French franc between December 31, 1994 and June 30, 1995.

     OTHER INCOME. Other income increased to $1.7 million for the six months ended June 30, 1996 from $0.5 million for the same period in 1995, principally due to increased gains realized on disposal of assets.

     INCOME TAXES. Income taxes increased by $0.6 million to $1.4 million for the first six months of 1996 from $0.8 million for the same period of 1995, due principally to an increase in taxes based on revenues rather than profits in Algeria and other foreign tax jurisdictions.

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
  YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Comparative data relating to Forasol-Foramer's revenues and operating expenses by rig class are as follows:

                                             YEAR ENDED
                                            DECEMBER 31,
                                       ----------------------      INCREASE
                                          1995        1994        (DECREASE)
                                       ----------  ----------     ----------
                                                  (IN THOUSANDS)
REVENUES
     Tenders/Barges..................  $   52,296  $   57,698      $  (5,402)
     Semisubmersibles/Drillship......      28,495      24,508          3,987
     Jackups.........................       8,219       8,581           (362)
     Land............................      67,383      38,672         28,711
     Engineering and Management
       Services......................      14,942      18,889         (3,947)
     Equity in Net Income of
       Affiliates....................         165         (44)           209
                                       ----------  ----------     ----------
          Total Revenues.............  $  171,500  $  148,304      $  23,196
                                       ==========  ==========     ==========
COST OF OPERATIONS
     Tenders/Barges..................  $   29,703  $   27,912      $   1,791
     Semisubmersibles/Drillship......      22,560      19,703          2,857
     Jackups.........................       4,921       7,405         (2,484)
     Land............................      48,224      28,561         19,663
     Engineering and Management
       Services......................      12,880      15,415         (2,535)
     Bases...........................       9,203       5,402          3,801
                                       ----------  ----------     ----------
          Total Cost of Operations...  $  127,491  $  104,398      $  23,093
                                       ==========  ==========     ==========
OPERATING INCOME (LOSS)
     Tenders/Barges                    $   22,593  $   29,786      $  (7,193)
     Semisubmersibles/Drillship......       5,935       4,805          1,130
     Jackups.........................       3,298       1,176          2,122
     Land............................      19,159      10,111          9,048
     Engineering and Management
       Services......................       2,062       3,474         (1,412)
     Equity in Net Income of
       Affiliates....................         165         (44)           209
     Bases...........................      (9,203)     (5,402)        (3,801)
     Selling, General and
       Administrative Expense........     (17,660)    (16,216)        (1,444)
     Depreciation and Amortization
       Expense.......................     (20,264)    (20,292)            28
                                       ----------  ----------     ----------
          Total Operating Income.....  $    6,085  $    7,398      $  (1,313)
                                       ==========  ==========     ==========

     REVENUES. The $5.4 million decrease in tender/barge revenues for the year ended December 31, 1995 compared to 1994 was due to the completion of 10 years of continuous activity for the ILE DE SEIN in Malaysia in January 1995 and the completion of the CORMORANT contract in October 1995. This decrease was partially offset by the activity of the AL BARAKA I, which was delivered in November 1994 and was fully utilized in 1995, and the increased utilization of the BINTANG KALIMANTAN, which commenced a long-term contract in Nigeria in March 1995. While the ILE DE LA MARTINIQUE was not utilized in either period, Forasol-Foramer's other tenders/barges were all fully utilized during 1995 and 1994 and experienced no significant increases or decreases in dayrates.

     The $4.0 million increase in semisubmersible/drillship revenues for 1995 as compared to 1994 was due to the full utilization and improved dayrate of the PELERIN compared to a lower utilization of the drillship in 1994, the full utilization of the ACTINIA in 1995 and increased revenues from the NYMPHEA in Angola. Forasol-Foramer operated the ACTINIA under a management contract through February 1996. The SOUTH SEAS DRILLER was stacked and did not work in 1995, which partially offset this increase.

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
     Jackup revenues remained relatively unchanged for 1995 as compared to 1994. During both periods, the TOURMALINES was stacked and the ILE DU LEVANT worked at almost full utilization. The ILE DU LEVANT is currently under a long-term incentive contract in Venezuela.

     The $28.7 million increase in land rig revenues for 1995 as compared to 1994 was due primarily to the increased revenues of approximately $13.3 million resulting from the HAPSA acquisition in May 1995, an $8.2 million cancellation and demobilization fee relating to the Kazakhstan contract for the NATIONAL 1625/3 and a $1.6 million mobilization fee for the rig to Romania. In addition, Forasol-Foramer achieved favorable revenues from a new two-rig contract in Libya, a new contract for the FORASLIM in Gabon and a new contract for a rig in Italy. These revenue increases were partially offset by reduced utilization of the Heli-rig and the completion of contracts for one rig in each of France, Syria, Yemen and Pakistan.

     The $4.0 million decrease in engineering and management services revenue for 1995 as compared to 1994 was due to the completion of the Mosel Bay labor contract offshore South Africa during the second half of 1994. This decrease was partially offset by a slight increase in revenues from the ALWYN platform in the North Sea. Forasol-Foramer maintained a consistent level of revenues from its labor contract for Ghana National Petroleum Company.

     COST OF OPERATIONS. The $1.8 million increase in tender/barge cost of operations was due to the full utilization of the AL BARAKA I in 1995, the increased utilization of the BINTANG KALIMANTAN and increased costs associated with the ALLIGATOR, the BARRACUDA and the CORMORANT. This increase was partially offset by the completion of activity for the ILE DE SEIN in Malaysia in January 1995 and a decrease in operating costs for RIG 50and RIG 51 in Venezuela.

     The $2.9 million increase in semisubmersible/drillship cost of operations for 1995 as compared to 1994 was due to the full utilization of the PELERIN compared to a lower utilization of the drillship in 1994 and the costs associated with the commencement of the contract for the NYMPHEA in Angola. This increase was partially offset by the reduced operating costs of the SOUTH SEAS DRILLER which was stacked during 1995 as opposed to operating at near full utilization during 1994.

     Jackup rig cost of operations declined by $2.5 million in 1995 as compared to 1994. During both periods, the TOURMALINES was stacked and the ILE DU LEVANT worked at almost full utilization; however, Forasol-Foramer incurred mobilization costs in late 1994 to move the rig to Venezuela where the ILE DU LEVANT is currently working under a long-term contract.

     The $19.7 million increase in land rig cost of operations for 1995 as compared to 1994 was due primarily to the increased activity in South America resulting from the HAPSA acquisition in May 1995, the demobilization of the NATIONAL 1625/3 in Kazakhstan and the subsequent mobilization of the rig to Romania. In addition, in 1995 Forasol-Foramer mobilized its Heli-rig to Ecuador and one rig in Italy and had 97% utilization for two rigs in Libya and the FORASLIM in Gabon. These increases in cost of operations were partially offset by reduced utilization of the Heli-rig, the termination of activity in France and the reduction of activity in Syria, Yemen and Pakistan.

     The $2.5 million decrease in engineering and management services cost of operations for 1995 as compared to 1994 was due to the completion of the Mosel Bay labor contract offshore South Africa during the second half of 1994. This decrease was partially offset by a slight increase in cost of operations for the Alwyn platform in the North Sea.

     The $3.8 million increase in base costs for 1995 compared to 1994 was due primarily to the HAPSA acquisition in May 1995. This increase was offset slightly by the reduced base costs in Malaysia due to the stacking of the ILE DE SEIN in January 1995.

     SELLING, GENERAL AND ADMINISTRATIVE. The $1.4 million increase in selling, general and administrative expense for 1995 as compared to 1994 was due in part to a significant portion of Forasol-Foramer's administrative costs being denominated in French francs coupled with a declining value of the U.S. dollar relative to the French franc.

     NET INTEREST EXPENSE. Net interest expense for 1995 increased to $8.8 million from $7.3 million for 1994 due to increased levels of borrowings and a slightly higher weighted average interest rate on bank debt.

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
     OTHER INCOME/(EXPENSE). Other income was $0.4 million for 1995 as compared to $4.0 million for 1994. The decrease in other income of $3.6 million was principally due to foreign exchange hedging activities and an unrealized foreign exchange loss on French franc denominated debt.

     INCOME TAX EXPENSE. Income tax expense decreased by $2.2 million from $2.6 million in 1994 to $0.4 million in 1995 as a result of reduced taxable income, a tax refund of approximately $0.5 million from the Indian government, a deferred tax credit due to the realization of deferred tax liabilities in respect of leased assets and an increase in overseas tax loss carryforwards.

  YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     Comparative data relating to Forasol-Foramer's revenues and operating expenses by rig class are as follows:

                                             YEAR ENDED
                                            DECEMBER 31,
                                       ----------------------      INCREASE
                                          1994        1993        (DECREASE)
                                       ----------  ----------     ----------
                                                  (IN THOUSANDS)
REVENUES
     Tenders/Barges..................  $   57,698  $   56,108      $   1,590
     Semisubmersibles/Drillship......      24,508      27,765         (3,257)
     Jackups.........................       8,581       6,321          2,260
     Land............................      38,672      36,190          2,482
     Engineering and Management
       Services......................      18,889      23,068         (4,179)
     Equity in Net Income of
       Affiliates....................         (44)      2,474         (2,518)
                                       ----------  ----------     ----------
          Total Revenues.............  $  148,304  $  151,926      $  (3,622)
                                       ==========  ==========     ==========
COST OF OPERATIONS
     Tenders/Barges..................  $   27,912  $   28,756      $    (844)
     Semisubmersibles/Drillship......      19,703      21,409         (1,706)
     Jackups.........................       7,405       6,204          1,201
     Land............................      28,561      24,773          3,788
     Engineering and Management
       Services......................      15,415      19,067         (3,652)
     Bases...........................       5,402       5,786           (384)
                                       ----------  ----------     ----------
          Total Cost of Operations...  $  104,398  $  105,995      $  (1,597)
                                       ==========  ==========     ==========
OPERATING INCOME (LOSS)
     Tenders/Barges..................  $   29,786  $   27,352      $   2,434
     Semisubmersibles/Drillship......       4,805       6,356         (1,551)
     Jackups.........................       1,176         117          1,059
     Land............................      10,111      11,417         (1,306)
     Engineering and Management
       Services......................       3,474       4,001           (527)
     Equity in Net Income of
       Affiliates....................         (44)      2,474         (2,518)
     Bases...........................      (5,402)     (5,786)           384
     Selling, General and
       Administrative Expense........     (16,216)    (15,330)          (886)
     Depreciation and Amortization
       Expense.......................     (20,292)    (19,966)          (326)
                                       ----------  ----------     ----------
          Total Operating Income.....  $    7,398  $   10,635      $  (3,237)
                                       ==========  ==========     ==========

     REVENUES. The $1.6 million increase in tender/barge revenues resulted from the mobilization and commencing of operations of the newly built AL BARAKA I, which is currently under contract with Chevron Corp. ("Chevron") offshore West Africa, and the full utilization of the CORMORANT compared to its low utilization in 1993. This increase was partially offset by the completion of the contract for the BINTANG KALIMANTAN, Forasol-Foramer's swamp barge, in January 1994 and the stacking of the rig for the remainder of the year. With the exception of the ILE DE LA MARTINIQUE, which was stacked, the other tender/barges maintained full utilization in both 1994 and 1993. Notwithstanding the recent weakness in the oil price

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
market during these periods, tender dayrates and utilization remained stable in all of Forasol-Foramer's operating regions for these assets.

     The $3.3 million decrease in semisubmersibles/drillship revenues from 1993 to 1994 was primarily due to $6.3 million of revenues in 1993 related to a special management contract for the repairs and upgrading of the ACTINIA and the reduced activity of the PELERIN in 1994 while it was between contracts. This decrease was offset partially by increased semisubmersible utilization to 92% in 1994 as compared to 76% in 1993.

     The $2.3 million increase in Forasol-Foramer's jackup revenues was due to the mobilization fee and increased utilization for the ILE DU
LEVANT.Forasol-Foramer's other jackup, the TOURMALINES, was stacked in early 1993 and all of 1994 following a four-year contract with Shell in Nigeria.

     The $2.5 million increase in Forasol-Foramer's land rigs revenues was due primarily to the full utilization of the ultra-heavy rig NATIONAL 1625/3 in 1994 in Kazakhstan at a higher than average dayrate and the award of a contract for 14 wells, with associated services, in North Africa involving the heavy land rig NATIONAL 110/13 and the workover land rig H25. Revenues also increased due to the delivery of the FORASLIM in April 1994. The increase in revenue was partially offset by the reduction of activity in France and Pakistan and the discontinuing of operations in Yemen, Syria and Niger.

     The $4.2 million decrease in engineering and management services revenues resulted from the completion of a management contract for Soeker in the middle of 1993. This decrease was offset slightly by the new contract for the management of a drillship for Ghana National Petroleum Company in 1994. Forasol-Foramer retained its management contract with Total Oil Marine for its production platform ALWYN in the North Sea during 1993 and 1994.

     The $2.5 million decrease in equity in net income of affiliates was due to the completion of a turnkey contract by National Drilling and Services Co. LLC ("NDSC") in August 1993 which was renewed as a four-year dayrate contract, plus a one-year option period, earning significantly lower margins.

     COST OF OPERATIONS. The $0.8 million decrease in tender/barges cost of operations was primarily due to completion of the BINTANG KALIMANTAN contract in January 1994. This decrease was partially offset by the full utilization of the CORMORANT in 1994 relative to its low utilization in the prior year. In addition, Forasol-Foramer incurred mobilization costs for the AL BARAKA I,which was delivered to the market as a new tender in November 1994. Operating costs for the ALLIGATOR, the BARRACUDA and the ILE DE SEIN remained stable during 1993 and 1994.

     The $1.7 million decrease in semisubmersible/drillship cost of operations was due in part to the $6.3 million cost of repairs which were incurred for the ACTINIA in 1993 that related to a special management contract. Additionally, Forasol-Foramer experienced a reduction in operating costs as a result of a decrease in the utilization of the drillship PELERIN from 69% in 1993 to 50% in 1994. These decreases were partially offset by increased costs of the NYMPHEAin 1994 relating to the mobilization of the rig. In addition, costs increased in connection with management contract awarded to Forasol-Foramer in 1994 for the SOUTH SEAS DRILLER.

     The $1.2 million increase in Forasol-Foramer's jackup cost of operations was due to the increased utilization of the ILE DU LEVANT and mobilization costs of the unit from Singapore to Venezuela at the end of 1994. Forasol-Foramer's other jackup, the TOURMALINES, incurred stacking costs for all of 1994 and nearly all of 1993.

     The $3.8 million increase in operating costs from 1993 to 1994 was due to the full utilization of the ultra heavy rig NATIONAL 1625/3 in Kazakhstan in 1994, compared to the 27% utilization in 1993, the mobilization of the heavy rig NATIONAL 110/13 and the workover rig H25 to North Africa, and the initial mobilization and contracts in France and Gabon for the FORASLIM which was delivered in April 1994. These increases were partially offset by the incurrence of demobilization costs for the Heli-rig in 1993 which did not occur in 1994, a reduction of activity in Syria and Pakistan and the reduction of rig stacking costs in France.

     Forasol-Foramer's engineering and management services cost of operations decreased by $3.7 million in 1994 as compared to 1993. Costs of operations decreased primarily due to the completion in 1993 of the management contract for Soekor. This decrease was partially offset by the costs associated with the commencement of the Ghana National Petroleum Company contract in mid-1994.

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
     SELLING, GENERAL AND ADMINISTRATIVE. The $0.9 million increase in selling, general and administrative expense to $16.2 million for 1994 from $15.3 million in 1993 was due primarily to the effect of currency fluctuations in Forasol-Foramer's French franc denominated administrative costs coupled with a declining value of the U.S. dollar relative to the French franc. In addition, Forasol-Foramer incurred additional costs to expand its marketing efforts in 1994.

     NET INTEREST EXPENSE. Net interest expense for 1994 declined by $1.0 million from $8.3 million in 1993 to $7.3 million for 1994 as a result of the net repayment of $16.4 million of Forasol-Foramer's long-term debt.

     OTHER INCOME/(EXPENSE). Other income increased by $1.1 million from $2.9 million in 1993 to $4.0 million in 1994. This increase was principally due to higher gains from foreign exchange hedging activities, including a reversal of an unrealized loss in 1993, partially offset by a lower level of gains on disposals of equipment in 1994.

     INCOME TAX EXPENSE. Income tax expense increased by $0.5 million from $2.1 million in 1993 to $2.6 million in 1994. The effective tax rate increased from 46% in 1993 to 64% in 1994 due to irrecoverable tax losses and permanent timing differences. The effect was amplified by increases in activities in high foreign tax threshold jurisdictions.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash from operating activities increased by $9.8 million to $3.4 million for the first six months of 1996 from a use of $6.4 million for the same period of 1995, principally due to a decrease in funds used for operating assets and liabilities. This increase was partially offset by a reduction in net income of $5.4 million during the first six months of 1996 as compared to the six months ended June 30, 1995.

     Net cash from operating activities for the year ended December 31, 1995 decreased $24.6 million to $5.0 million as compared to $29.6 million for the prior year. This reduction was primarily attributable to a $4.9 million reduction in net income, a $12.5 million use of funds for working capital and $1.9 million due to deferred income taxes. In 1994, net cash from operating activities increased $10.2 million from $19.4 million for the prior year. This increase was primarily attributable to $7.5 million of cash provided by working capital in 1994 as compared to $0.4 million of cash provided by working capital in 1993. In addition there was a $2.4 million reduction in undistributed earnings in affiliates and a $2.6 million increase in unrealized foreign exchange losses in 1994 as compared to 1993. These increases were partially offset by a reduction of $2.0 million in net income in 1994 as compared to 1993.

     The $12.5 million of funds used for working capital in 1995 was due primarily to (i) the $7.5 million increase in accounts receivable, (ii) an $11.3 million decrease in other current and operating liabilities and (iii) $6.6 million of deferred income due primarily to the final settlement of rig modification fees from Elf relating to the NATIONAL 1625/3 in Kazakhstan. These uses of funds were offset partially by (i) a $7.0 million decrease in prepaid expenses and (ii) a $5.9 million increase in trade accounts and notes payable. The $7.5 million of cash provided for working capital in 1994 resulted primarily from a $7.7 million reduction in accounts receivable and a $2.9 million increase in other current liabilities, neither of which were related to any individual significant transactions. These sources of funds were offset in part by the $2.0 million repayment of trade accounts and notes payable and $2.7 million of deferred income. In 1993, working capital remained relatively unchanged. However, there was a $5.1 million increase in trade accounts and notes payable and the $8.7 million increase in deferred income related to the modification fee for the NATIONAL 1625/3 rig that is being paid in 18 quarterly installments, which commenced in November 1993. This increase in working capital was partially offset by a $9.2 million increase in accounts receivable and a $3.2 million increase in prepaid expenses and other current assets.

     Net cash used in investing activities amounted to $5.0 million in the first six months of 1996 as compared to $6.9 million during the same six month period of 1995. An increase in capital expenditures, from $7.5 million in the first six months of 1995 to $12.5 million in the first six months of 1996, was more than offset by increased proceeds from the sale of plant and machinery of $7.5 million in 1996 as compared to $2.1 million for the six months ended June 30, 1995.

     Net cash used in investing activities was $27.1 million in 1995 compared to $14.7 million in 1994. In 1995, Forasol-Foramer made $30.1 million of capital expenditures, which includes $9.4 million relating to the acquisition of the remaining 85% of the SOUTH SEAS DRILLER, $8.9 million for the upgrading of certain land rigs, $1.7 million for the upgrading of two tender-assisted units and one jack-up rig, $2.5 million for the refurbishment and installation of a top-drive unit for the BINTANG KALIMANTAN, and approximately $7.0 million of maintenance capital expenditures. These capital expenditures were partially offset by $3.0 million of proceeds from sales of plant and equipment. In 1994, Forasol-Foramer made $20.7 million of capital expenditures of which $5.7 million related to the building of the FORASLIM land rig and approximately $8.8 million was related to specific contract related upgrades for three offshore rigs and two land rigs. In addition, Forasol-Foramer incurred approximately $6.2 million of maintenance capital expenditures. In 1993, Forasol-Foramer made $22.9 million of capital expenditures, of which $11.0 million was used for the upgrading and winterization of the NATIONAL 1625/3 and $3.1 million was used for the building of the FORASLIM which was completed in 1994. In addition, in 1993 Forasol-Foramer invested approximately $4.5 million for specific contract-related capital expenditures for two offshore rigs and four land rigs and made approximately $4.2 million of maintenance capital expenditures.

     Cash flows from financing activities increased to $26.3 million in the first six months of 1996 from $0.3 million in the corresponding period in 1995. Forasol-Foramer completed its initial public offering of 6,640,290 common shares in May 1996 and received net proceeds of approximately $70 million after deducting underwriting fees and expenses of the offering. Approximately $50.2 million of the net proceeds was used to retire debt and $4.6 million was used during the period to finance the refurbishment and upgrade of the SOUTH SEAS DRILLER. Proceeds from long-term debt in the six months ended June 30, 1996 comprised a $6.5 million advance in respect of the contract with Elf for the CORMORANT to finance the construction of a new workover derrick set. Forasol-Foramer generated $19.7 million of net cash from financing activities in 1995 compared to a net use of cash of $22.3 million in 1994. In 1995, Forasol-Foramer had $25.9 million of proceeds from loans, including a $10 million facility used to finance the acquisition of the SOUTH SEAS DRILLER,$8.1 million in interim financing from affiliated parties for working capital purposes, and $5.4 million of long-term indebtedness relating to the HAPSA acquisition, which was partially offset by $18.5 million of principal repayments on long-term debt and capital lease obligations. In addition, Forasol-Foramer incurred $8.7 million of short-term indebtedness under its credit facility. In 1994, Forasol-Foramer made $23.0 million of long-term debt repayments as compared to $19.4 million of long-term debt repayments in 1993. In addition, Forasol-Foramer made net principal repayments of $5.8 million under its short-term credit facility.

     As of June 30, 1996, Forasol-Foramer had $88.2 million of outstanding short-term and long-term indebtedness, or 32% of short-term debt and total capitalization, which was composed of capital leases, commercial facilities and working capital facilities with maturities ranging from one to thirteen years and annual interest rates ranging from 6% to 10%.

     In February 1996, Forasol-Foramer's management contract with respect to the ACTINIA, a third-generation semisubmersible rig owned by Actinia Shipping Corporation, terminated. Net cash flow from this management contract in 1995 was $750,000.

     In February 1996, Forasol-Foramer and Pelerin Shipping Ltd. entered into an agreement to sell the PELERIN to a third party. The sale of the PELERIN was completed on May 22, 1996 and resulted in Forasol-Foramer receiving net proceeds of $5.6 million, plus a $1.9 million cancellation fee in respect of the management contract. Forasol-Foramer also completed the sale of the land rig GD 3000 for net proceeds of $1.5 million, the sale of the land rig IR 1500 for net proceeds of $1.2 million and the sale of the workover jackup rig TOURMALINES for net proceeds of $1.4 million.

     In connection with the contract with Elf for the CORMORANT that began October 1996, Forasol-Foramer received a prepayment of $6.5 million in April 1996, which was used to fund the building of a new workover derrick set, additional refurbishment and mobilization costs for the rig.

     Forasol-Foramer has an outstanding credit facility secured by Forasol-Foramer's third-generation semisubmersible rig NYMPHEA, which bears interest at a rate of six months LIBOR plus a margin ranging from 1.25% to 2.5% dependent upon the contract dayrate of the NYMPHEA (1.25% as of June 30, 1996), and

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
is payable in equal semiannual installments with final maturity in August 2002. As of June 30, 1996, a total of $18.9 million was outstanding under this facility. Forasol-Foramer has a second credit facility secured by Forasol-Foramer's tender-assisted rigs, the ALLIGATOR, BARRACUDA and ILE DE SEIN. This facility is payable in equal semiannual installments and carries a fixed rate of interest of 7.67%. Final payment under this facility is due in October 2002. As of June 30, 1996, a total of $37.8 million was outstanding under this facility.

     In December 1996, Forasol-Foramer signed a credit facility for $30 million, secured by its semisubmersible SOUTH SEAS DRILLER, which bears interest at a rate of six-month LIBOR plus a margin ranging from 1% to 2%, depending on the dayrate earned by the SOUTH SEAS DRILLER and the amount outstanding under the facility as it relates to the asset market value of the rig. There is a commitment fee of 0.25% on the undrawn balance of the facility.

     In the normal course of business, Forasol-Foramer employs a variety of off-balance sheet financial instruments, including interest rate swap agreements and interest rate cap agreements, to manage its exposure to fluctuations in interest rates. Forasol-Foramer designates interest rate instruments as hedges of debt and capital lease obligations, and accrues the differential to be paid or received under the agreements as interest rates change over the lives of the contracts.

     Forasol-Foramer expects to fund its planned capital expenditures and any future acquisitions primarily through a combination of cash flow from operations, borrowings under debt facilities and issuances of additional equity. Although the Tender Capital Lease contains certain limitations on the incurrence of additional indebtedness including the limitation that indebtedness may not exceed tangible net worth, Forasol-Foramer will be permitted to assume, among other things, indebtedness of acquired businesses, subject to compliance with the other financial covenants of the Tender Capital Lease.

FOREIGN CURRENCY

     Forasol-Foramer records its transactions and prepares its financial statements in U.S. dollars. Fluctuations in the value of the currencies in which Forasol-Foramer conducts its business relative to the U.S. dollar have caused, and will continue to cause, translated amounts to change in comparison with previous periods. Forasol-Foramer has historically incurred a majority of its administrative expenses in French francs, with the substantial majority of its revenues and debt denominated in U.S. dollars. Any appreciation in the French franc relative to the U.S. dollar would, absent any effects associated with hedging or currency trading transactions, detrimentally affect Forasol-Foramer's financial performance. Forasol-Foramer attempts to limit its exposure to French franc currency fluctuations compared to the U.S. dollar by entering into various financial instruments, including forward exchange contracts with regard to its major drilling contracts, to offset its French franc denominated expenses with associated U.S. dollar denominated revenues if, in the opinion of Forasol-Foramer, to do so would mitigate foreign exchange losses. Forasol-Foramer, however, does not systematically enter into these financial instruments, nor does it attempt to mitigate its exposure to currency fluctuations related to its balance sheet assets and liabilities. The forward exchange contracts Forasol-Foramer has entered into are marked to market, with any gains or losses and associated costs recognized in the income statement. Forasol-Foramer cannot predict the effect of exchange rate fluctuations upon future operating results.

              PRINCIPAL SHAREHOLDERS OF PRIDE AND FORASOL-FORAMER

     The following tables set forth information with respect to the beneficial ownership of Pride Common Stock and FFNV Common Shares as of December 31, 1996 by (1) each person known by Pride or Forasol-Foramer, as applicable, to be the beneficial owner of more than 5% of such capital stock, (2) each director of Pride, (3) certain executive officers of Pride, including the Chief Executive Officer and the four most highly compensated officers other than the Chief Executive Officer who were serving as officers at December 31, 1996 and (4) all executive officers and directors of Pride and of Forasol-Foramer as a group. Except as otherwise indicated below, each of the entities and persons named in the tables has sole voting and investment power with respect to all shares of capital stock beneficially owned. Unless otherwise indicated, the address for each of the individuals or entities named in the tables below is the principal executive offices of Pride or Forasol-Foramer, as applicable.

PRIDE

                                            % BEFORE THE              PRIDE SHARES               % AFTER THE
                NAME                    BUSINESS COMBINATION       BENEFICIALLY OWNED        BUSINESS COMBINATION
-------------------------------------   --------------------      ---------------------      --------------------
Ray H. Tolson, Chairman of the                   3.1%                     901,866                     2.2%
  Board, President and Chief
  Executive Officer
Paul A. Bragg, Vice President and                1.4%                     411,000                     1.0%
  Chief Financial Officer
James W. Allen, Senior Vice                      1.3%                     365,000                      *
  President -- Operations
Robert W. Randall, Vice President,                *                       126,667                      *
  General Counsel and Secretary
James J. Byerlotzer, Vice                         *                       107,700                      *
  President -- Domestic Operations
James B. Clement, Director                        *                        14,500                      *
Jorge E. Estrada M., Director                     *                       173,388(2)                   *
Ralph D. McBride, Director                        *                         5,000                      *
Thomas H. Roberts, Jr., Director                 1.2%                     339,313                      *
James T. Sneed, Director                          *                        17,500                      *
All current directors and executive              8.1%                   2,461,934                     6.2%
  officers as a group (10 persons)
Christian J. Boon Falleur,                       N/A                       40,000(4)                   *
  Director(3)
Remi Dorval, Director(3)                         N/A                       70,000(4)                   *
Husic Capital Management(5)                      5.2%                   1,486,000                     3.8%
  555 California Street
  Suite 2900
  San Francisco, California 94104
Neuberger & Berman(5)(6)                         6.6%                   1,874,400                     4.7%
  605 Third Avenue
  New York, New York 10158-3698

------------
 *  Less than one percent.

(1) Includes shares over which such person shares voting or disposition power and shares in which such person has the right to acquire beneficial ownership within 60 days, including upon exercise of a stock option or conversion of a convertible security.

(2) Represents shares issuable upon conversion of Pride's 6 1/4% Convertible Subordinated Debentures due 2006.

(3) To become a director following the Business Combination.

(4) Shares issuable in the Business Combination upon surrender of options to purchase FFNV Common Shares.

(5) Such information is based upon filings made with the Commission as of September 30, 1996.

(6) Includes shares held by Neuberger & Berman Institutional Asset Management Division, Neuberger & Berman and Neuberger & Berman Management Incorporated.

FORASOL-FORAMER

                                            FFNV COMMON                           PRIDE COMMON STOCK
                                         SHARES BEFORE THE                        AFTER THE BUSINESS
                NAME                    BUSINESS COMBINATION      PERCENTAGE        COMBINATION(1)        PERCENTAGE
-------------------------------------   --------------------      ----------      ------------------      ----------
Soletanche Group(1)                           5,005,000              30.1%             3,303,300             8.4%
  6, rue de Watford
  92000 Nanterre
  France
Ackermans & van Haaren Group(2)               5,005,000              30.1%             3,303,300             8.4%
  Begijnenvest 113
  B-2000 Antwerpen
  Belgium
All directors and officers as a                  24,000              *                    15,840             *
  group (15 persons).................

------------
 *  Less than one percent.

(1) Gialos B.V. and Compagnie Financiere de Services Petroliers S.A., both wholly owned subsidiaries of Soletanche, own 3,511,419 FFNV Common Shares (21.1%) and 1,493,581 FFNV Common Shares (9.0%), respectively. The Soletanche Group is a privately held French company the majority of which is owned by IGEBE, a privately held French company with over 20 individual beneficial owners, and the remainder of which is owned by a subsidiary of GTM Entrepose S.A., a publicly traded company listed on the Paris Stock Exchange.

(2) Sertofin B.V., an indirect wholly owned subsidiary of Ackermans, owns the shares indicated. Ackermans is a publicly traded company listed on the Brussels Stock Exchange.

         COMPARISON OF THE CAPITAL SHARES OF PRIDE AND FORASOL-FORAMER

PRIDE COMMON STOCK

     GENERAL. Pride is currently authorized to issue 40,000,000 shares of Pride Common Stock, and will be authorized to issue 100,000,000 shares upon approval of the Pride Proposal at the Pride Meeting and completion of the Business Combination. As of January 21, 1997, 28,527,656 shares were issued and outstanding, and 9,468,579 were reserved for issuance upon conversion of Pride's outstanding convertible subordinated debentures and under various employee benefit plans of Pride. Pride Common Stock is traded on the Nasdaq National Market under the symbol "PRDE."

     VOTING AND OTHER RIGHTS. Holders of Pride Common Stock are entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter is sufficient to authorize action. Dividends may be paid to the holders of Pride Common Stock when, as and if declared by the Board of Directors out of funds legally available for such purpose. Holders of Pride Common Stock have no conversion, redemption, cumulative voting or preemptive rights. In the event of any liquidation, dissolution or winding up of Pride, after payment or provision for payment of the debts and other liabilities of Pride and payment or provision for payment of all amounts to which holders of any other series or class of Pride's stock that ranks senior as to liquidation rights to the Pride Common Stock are entitled, the holders of Pride Common Stock will be entitled to share ratably in any remaining assets of Pride. All outstanding shares of Pride Common Stock are, and the shares of Pride Common Stock to be issued by Pride hereby will be, duly and validly issued, fully paid and nonassessable.

     The transfer agent and registrar for the Pride Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

PRIDE PREFERRED STOCK

     Pride is authorized to issue 5,000,000 shares of preferred stock, no par value ("Pride Preferred Stock"). To date, no series of Pride Preferred Stock has been designated or issued. When and if issued, however, shares of each series of Pride Preferred Stock will have such rights and preferences as are fixed by the Board of Directors in the resolution or resolutions authorizing the issuance of that particular series. In designating any series of Pride Preferred Stock, the Board of Directors has the authority, without further action of the holders of Pride Common Stock, to fix the number of shares constituting that series and to fix the preferences, limitations and relative rights of the series, including the dividend rights, dividend rate, terms and prices of redemption, liquidation preferences, sinking fund rights, conversion rights and voting rights. It is expected that the holders of any series of Pride Preferred Stock, when and if issued, will have priority with respect to dividends and any distributions upon liquidation of Pride, and may have other preferences over the holders of Pride Common Stock, including the preferential right to elect directors in the event dividends on Pride Preferred Stock are not paid for a specified period. Although Pride has no present intent to issue shares of Pride Preferred Stock, the issuance of Pride Preferred Stock could be used to discourage an unsolicited acquisition proposal or otherwise have an antitakeover effect.

FFNV COMMON SHARES

     GENERAL. The authorized share capital of Forasol-Foramer is NLG 500,000, consisting of 50,000,000 FFNV Common Shares, each with a par value of NLG.01. There currently are 16,650,290 FFNV Common Shares issued and outstanding, and 462,000 are reserved for issuance upon exercise of Forasol-Foramer stock options. FFNV Common Shares are traded on the Nasdaq National Market under the symbol "FSOLF."

     VOTING AND OTHER RIGHTS. Forasol-Foramer shareholders are entitled to one vote for each FFNV Common Share held on every matter submitted to a vote of shareholders, and, in general, an absolute majority of votes cast is sufficient to authorize action on such matters. In the event of the liquidation, dissolution or winding up of Forasol-Foramer, holders of FFNV Common Shares are entitled to receive, on a pro rata basis, all assets of Forasol-Foramer remaining available for distribution. The Forasol-Foramer Articles of Association (the "Forasol-Foramer Articles") make no provision for cumulative voting.

     The Forasol-Foramer Articles have delegated to Forasol-Foramer's Board of Supervisory Directors the power to issue new shares up to the level of the authorized capital. Under the laws of The Netherlands, such authorization can only be granted for a five-year period and will expire in April 2001, subject to future extension. The Forasol-Foramer Articles also provide that Forasol-Foramer's Board of Supervisory Directors may limit or exclude preemptive rights.

     The transfer agent and registrar for the FFNV Common Shares is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

COMPARISON OF VOTING AND OTHER RIGHTS

     Pride is a Louisiana corporation subject to the provisions of Louisiana law. Forasol-Foramer is a Dutch limited liability company subject to the provisions of the laws of The Netherlands. Shareholders of Forasol-Foramer, whose rights are governed by the Forasol-Foramer Articles and the laws of The Netherlands, will become shareholders of Pride upon consummation of the Business Combination. As shareholders of Pride, their rights will then be governed by the Restated Articles of Incorporation of Pride, as amended (the "Pride
Articles"), the bylaws of Pride (the "Pride Bylaws") and the provisions of Louisiana law. Set forth below is a summary of the material differences between the rights of Forasol-Foramer shareholders under the Forasol-Foramer Articles and the laws of The Netherlands, on the one hand, and the rights of Pride shareholders under the Pride Articles, the Pride Bylaws and Louisiana law, on the other hand.

     MEETINGS OF SHAREHOLDERS. The Pride Articles and the Pride Bylaws provide that special meetings of shareholders may be called by any shareholder or group of shareholders holding in the aggregate at least 80% of the total voting power, or by the Chairman of the Board, the President or the Board of Directors of Pride. A quorum for a meeting of Pride shareholders is a majority of the outstanding shares of Pride Common Stock entitled to vote. Unless the question brought before the meeting is one for which, by express provision of law or the Pride Articles, a different vote is required, a majority of the votes cast decides the question. Unless otherwise required by law or the Pride Bylaws, meetings of Pride shareholders may be held at any place within or without Louisiana, as designated by the Board of Directors of Pride.

     Extraordinary general meetings of Forasol-Foramer shareholders may be held as often as the Board of Managing Directors, its Chairman or its Chief Operating Officer, its Board of Supervisory Directors or its Chairman deems necessary, or as otherwise provided under the laws of The Netherlands. General meetings of Forasol-Foramer shareholders are held in The Netherlands. Unless otherwise required by the Forasol-Foramer Articles or the laws of The Netherlands, resolutions of general meetings of Forasol-Foramer shareholders require the vote of a majority of the votes cast. Resolutions of general meetings of shareholders occurring outside The Netherlands require the entire issued share capital being present or represented.

     DISTRIBUTIONS. Dividends may be paid to the holders of Pride Common Stock when, as and if declared by the Board of Directors out of funds legally available for such purpose. The Pride Board of Directors may declare dividends at any regular or special meeting.

     The Forasol-Foramer shareholders, acting at a general meeting, may distribute that portion of Forasol-Foramer's annual profits that remains after the Board of Supervisory Directors establishes reserves. The general meeting of shareholders may also declare distributions, upon the approval of the Board of Managing Directors, out of Forasol-Foramer's share premium reserve and other reserves available for shareholder distributions under the laws of The Netherlands. Upon proposal of the Board of Managing Directors, distributions to shareholders resolved by the general meeting of shareholders may be fully or partially made in the form of shares of capital of Forasol-Foramer. The Board of Supervisory Directors may, subject to certain statutory provisions, distribute one or more interim dividends before the accounts for any year have been approved and adopted at a general meeting of shareholders. Rights to cash dividends and distributions that have not been collected within five years after the date on which they became due and payable shall revert to the Company.

     BOARD OF DIRECTORS. The Pride Articles provide that the members of the Board of Directors of Pride will be elected for terms of five years and until their successors are elected and qualified. The Pride Articles further provide that the number of directors will be as designated in the Pride Bylaws, although no amend-ment to the Pride Bylaws to decrease the number of directors shall shorten the term of any incumbent director. The Pride Bylaws currently provide for six directors (to be increased to eight upon completion of the Business Combination) and, in addition, provide that the Pride Bylaws may be amended by shareholders only upon the affirmative vote of at least 80% of the voting power. Moreover, the Pride Articles provide that any vacancy on the Board of Directors may be filled by a vote of at least two-thirds of the directors then in office, and a director elected to fill a vacancy shall serve until the next shareholders' meeting held for the election of directors generally. The shareholders, however, have the right at a special meeting, if called for such purpose prior to such action by the Board of Directors, to fill a vacancy. The Pride Articles also provide that directors may be removed only for cause and only by the affirmative vote of not less than 80% of the voting power, provided that the removal may be effected only at a meeting of shareholders called for that purpose.

     Forasol-Foramer has a Board of Managing Directors and a Board of Supervisory Directors, each of which has one or more members. The Board of Managing Directors is entrusted with the management of Forasol-Foramer, and the Board of Supervisory Directors supervises the policy of the Board of Managing Directors. Vacancies are filled by a vote of shareholders at the first general meeting after such vacancy occurs or is created. Supervisory Directors and Managing Directors serve until the expiration of their respective terms of office or until their resignation, death or removal, with or without cause, by the shareholders or, in the case of Supervisory Directors, upon reaching the mandatory retirement age of 72. The existing Board of Supervisory Directors members serve staggered three-year terms; the members of the Board of Managing Directors serve indefinite terms.

     SHAREHOLDER NOMINATIONS OF DIRECTORS. The Pride Articles provide that only persons who are nominated by, or at the direction of, the Board of Directors of Pride or by a shareholder who has given timely notice to the Secretary of Pride prior to the meeting at which directors are to be elected will be eligible for election as directors. To be timely, notice must be received by Pride at its principal executive offices not less than 45 days nor more than 90 days prior to the meeting (or, if less than 55 days' notice or prior public disclosure of the meeting date is given or made to shareholders, not later than the tenth day following the day on which such notice was mailed or such prior public disclosure was made). Notice to Pride from a shareholder who proposes to nominate a person at a meeting for election as a director must contain certain specified information about that person.

     The Forasol-Foramer Articles do not provide for shareholder nominations of directors. Instead, the Supervisory Directors and the Management Directors are elected from nominations made by the Board of Supervisory Directors. At least two persons must be nominated for each vacancy. Under the laws of The Netherlands and the Forasol-Foramer Articles, the shareholders may deprive the nominations of their binding effect by a resolution passed by two-thirds of the votes cast, so long as such vote represents more than one-half of the issued share capital.

     APPROVAL OF ANNUAL ACCOUNTS AND DISCHARGE OF MANAGEMENT LIABILITY. Each year, Forasol-Foramer's Board of Managing Directors is responsible for the preparation and submission of annual accounts to a general meeting of shareholders for approval within five months after the end of Forasol-Foramer's financial year, unless the general meeting of shareholders has extended this period by a maximum of six months due to special circumstances. Adoption of Forasol-Foramer's annual accounts by the general meeting of shareholders discharges the members of the Board of Managing Directors and the members of the Board of Supervisory Directors from liability for the exercise of their duties during the financial year concerned, unless an explicit reservation is made by the general meeting of shareholders and without prejudice to the provisions of the laws of The Netherlands relating to liability of members of boards of supervisory directors and boards of managing directors upon bankruptcy of a company pursuant to Articles 138 and 149 of Book 2 of the Civil Code of The Netherlands. Under the laws of The Netherlands, this discharge does not extend to matters not disclosed to Forasol-Foramer's shareholders.

     There are no similar provisions under the Pride Articles or Louisiana law.

     ANTITAKEOVER PROVISIONS. The Pride Articles provide that certain business combinations are prohibited unless approved by 80% of the total voting power (excluding such securities and obligations owned by an acquiring entity) and unless certain substantive conditions are satisfied. These requirements will not apply to a business combination that (i) is approved by a majority of directors unaffiliated with the acquiring entity who were directors prior to an acquiring entity's becoming such (or certain successors) (the "Continuing Directors"), if there are at least three Continuing Directors or (ii) involves solely either
(A) transfer of assets of Pride to a subsidiary wholly owned by Pride or (B) a merger or consolidation with or into a successor corporation, as long as the percentages of shareholder ownership remain the same and the successor corporation's articles of incorporation contain the same provisions as the Pride Articles.

     Louisiana law requires that certain transactions, such as mergers, consolidations or share exchanges, with a shareholder beneficially owning 10% or more of the voting power of the corporation (an "Interested Shareholder") or its affiliates be recommended by the board of directors and approved by the affirmative vote of (i) 80% of the votes entitled to be cast by outstanding shares of the corporation's voting stock and (ii) two-thirds of the votes entitled to be cast by holders of voting stock other than the Interested Shareholder and its affiliates. These voting requirements do not apply to such transactions if the transaction (i) does not alter the contract rights of the stock or change or convert, in whole or in part, the outstanding shares of the corporation or (ii) satisfies certain requirements with regard to the consideration to be received by shareholders and certain procedural requirements.

     The Pride Articles and Louisiana law provide that the Board of Directors of Pride, when evaluating a tender offer or an offer to make a tender or exchange offer or to effect a Business Combination, may, in exercising its judgment in determining what is in the best interests of Pride and its shareholders, consider the following factors and any other factors that it deems relevant: (i) not only the consideration being offered in the proposed transaction, in relation to the then-current market price for the outstanding capital stock of Pride, but also (A) the market price for the capital stock of Pride over a period of years, (B) the estimated price that might be achieved in a negotiated sale of Pride as a whole or in part or through orderly liquidation, (C) the premiums over market price for the securities of other corporations in similar transactions, (D) current political, economic and other factors bearing on securities prices and (E) Pride's financial condition and future prospects; (ii) the social and economic effects of such transaction on Pride, its subsidiaries or their employees, customers, creditors and the communities in which Pride and its subsidiaries do business; (iii) the business and financial condition and earnings prospects of the acquiring party or parties, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring party or parties, and the possible effect of such conditions upon Pride and its subsidiaries and the communities in which Pride and its subsidiaries do business; and (iv) the competence, experience and integrity of the acquiring party or parties and its or their management.

     There are no similar provisions under Dutch law or the Forasol-Foramer Articles.

     REPURCHASE OF COMMON SHARES AND CAPITAL REDUCTIONS. Subject to certain restrictions contained in the laws of The Netherlands and the Forasol-Foramer Articles, Forasol-Foramer's shareholders may authorize the Board of Managing Directors to cause Forasol-Foramer to acquire its own fully paid shares in an amount not to exceed 10% of the outstanding shares at any time in open market purchases. Such authorization may not be granted for more than 18 months. No such authorization will be required if Forasol-Foramer acquires shares of its own capital for the purpose of transferring the same to employees of Forasol-Foramer or of a group company under a scheme applicable to such employees, provided that such shares are officially listed on an exchange. Upon a proposal by the Board of Supervisory Directors of Forasol-Foramer, the general meeting of shareholders may reduce the issued share capital by cancellation of FFNV Common Shares held by Forasol-Foramer or by reducing the par value of FFNV Common Shares, subject to certain statutory provisions.

     AMENDMENT OF CERTAIN PROVISIONS OF THE ARTICLES. The Pride Articles provide, with certain exceptions, that the holders of a majority of the total voting power present at a shareholders' meeting are required to amend certain provisions of the Pride Articles. The exceptions relate generally to the authority of the Board to issue Pride preferred stock, the anti-takeover provisions and limitations on director liability, in which instances an amendment requires approval of holders of 80% of the total voting power. The Pride Bylaws provide that they may be amended or repealed only by (i) a majority of the entire Board of Directors at any time when there is no acquiring entity,
(ii) both a majority of the entire Board of Directors and a majority of the Continuing Directors at any time when there is an acquiring entity or (iii) the affirmative vote of the holders of at least 80% of the total voting power.

     The Forasol-Foramer Articles may be amended at a general meeting of shareholders if amendments are proposed by the Board of Supervisory Directors. No such amendment shall become effective, however, until the Ministry of Justice of The Netherlands has issued a statement of no objection and a deed of amendment has been executed by a Dutch civil law notary.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Pride Common Stock to be issued and distributed in the Business Combination will be passed upon by McGlinchey Stafford Lang, a professional limited liability company, New Orleans, Louisiana.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated balance sheet of the Company as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995, and the related schedules, included and incorporated by reference in this Proxy Statement/Prospectus, have been included and incorporated by reference herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting. With respect to the unaudited interim financial information for the periods ended September 30, 1996 and 1995, included or incorporated by reference in this Proxy Statement/Prospectus, Coopers & Lybrand L.L.P. has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report related to the interim financial information included and incorporated by reference herein states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Coopers & Lybrand L.L.P. is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

     The consolidated financial statements of Quitral-Co S.A.I.C. at June 30, 1995 and 1994, and for each of the three years in the period ended June 30, 1995, included and incorporated by reference in this Proxy Statement Prospectus have been audited by Pistrelli, Diaz y Asociados, member firm of Arthur Andersen, independent public accountants, as indicated in their report with respect thereto, and included and incorporated by reference in this Proxy Statement Prospectus in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated U.S. GAAP balance sheets of Forasol-Foramer at December 31, 1995 and 1994, and the related consolidated statements of income, of cash flows and of changes in stockholders' equity for each of the three years in the period ended December 31, 1995, included in this Proxy Statement/Prospectus, except as they relate to National Drilling and Services Co. LLC, have been audited by Price Waterhouse, Paris, France, independent accountants, and, insofar as they relate to National Drilling and Services Co. LLC, by SABA & Company, an affiliate of Deloitte & Touche LLP, independent accountants, whose reports thereon appear herein. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

     On July 1, 1996, the Supervisory Board of Forasol-Foramer, upon recommendation from the Audit Committee, approved Ernst & Young as Forasol-Foramer's independent accountants effective for fiscal 1996. Prior to fiscal 1996, Price Waterhouse served as Forasol-Foramer's independent accountants. During the two most recent fiscal years and any subsequent interim period preceding the change in independent accountants, there were no disagreements with Price Waterhouse on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Price Waterhouse would have caused them to make reference thereto in their report on the financial statements for such years. None of the audit reports of Price Waterhouse for any period, including the fiscal years ended December 31, 1995 and 1994, contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

                         INDEX TO FINANCIAL STATEMENTS

                                        PAGE
                                        -----
Pride Petroleum Services, Inc.
     Annual Financial Statements
          Report of Independent
          Accountants................     F-3
          Consolidated Balance Sheet
          as of December 31, 1995 and
          1994.......................     F-4
          Consolidated Statement of
          Operations for the Years
          Ended December 31, 1995,
             1994 and 1993...........     F-5
          Consolidated Statement of
          Changes in Shareholders'
          Equity for the Years Ended
          December 31, 1995, 1994 and
          1993.......................     F-6
          Consolidated Statement of
          Cash Flows for the Years
          Ended December 31, 1995,
             1994 and 1993...........     F-7
          Notes to Consolidated
          Financial Statements.......     F-8
     Interim Financial Statements
     (unaudited)
          Report of Independent
          Accountants on Review of
          Interim Financial
          Information................    F-22
          Consolidated Balance Sheet
          as of September 30, 1996
          and December 31, 1995......    F-23
          Consolidated Statement of
          Operations for the Nine
          Months Ended Sepember 30,
          1996 and 1995..............    F-24
          Consolidated Statement of
          Cash Flows for the Nine
          Months Ended September 30,
          1996 and 1995..............    F-25
          Notes to Unaudited
          Consolidated Financial
          Statements.................    F-26
Quitral-Co S.A.I.C. and Subsidiary
     Annual Financial Statements
          Report of Independent
          Public Accountants.........    F-32
          Consolidated Balance Sheets
          as of June 30, 1995 and
          1994.......................    F-33
          Consolidated Statements of
          Income for the Years Ended
          June 30, 1995, 1994 and
          1993.......................    F-34
          Consolidated Statements of
          Changes in Shareholders'
          Equity for the Years Ended
          June 30, 1995, 1994 and
          1993.......................    F-35
          Consolidated Statements of
          Cash Flows for the Years
          Ended June 30, 1995, 1994
          and 1993...................    F-36
          Notes to Consolidated
          Financial Statements.......    F-37
     Interim Financial Statements
      (unaudited)
          Consolidated Balance Sheets
          as of March 31, 1996 and
          1995.......................    F-59
          Consolidated Statements of
          Income for the Nine Months
          Ended March 31, 1996 and
          1995.......................    F-60
          Consolidated Statements of
          Changes in Shareholders'
          Equity for the Nine Months
          Ended March 31, 1996 and
          1995.......................    F-61
          Consolidated Statements of
          Cash Flows for the Nine
          Months Ended March 31, 1996
          and 1995...................    F-62
          Notes to Unaudited Interim
          Consolidated Financial
          Statements.................    F-63

                                        PAGE
                                        -----
Forasol-Foramer N.V.
     Annual Financial Statements
          Report of Independent
          Accountants................    F-69
          Consolidated Balance Sheets
          as of December 31, 1995 and
          1994.......................    F-70
          Consolidated Statements of
          Income for the Years Ended
          December 31, 1995, 1994 and
          1993.......................    F-71
          Consolidated Statements of
          Cash Flows for the Years
          Ended December 31, 1995,
          1994 and 1993..............    F-72
          Consolidated Statements of
          Stockholders' Equity for
          the Years Ended December
          31, 1995, 1994 and 1993....    F-73
          Notes to the Consolidated
          Financial Statements.......    F-74
     Interim Financial Statements
      (unaudited)
          Consolidated Condensed
          Balance Sheets as of June
          30, 1996 and December 31,
          1995.......................    F-94
          Consolidated Condensed
          Statements of Income for
          the Six Months Ended June
          30, 1996 and 1995..........    F-95
          Consolidated Condensed
          Statements of Cash Flows
          for the Six Months Ended
          June 30, 1996 and 1995.....    F-96
          Notes to Unaudited
          Consolidated Condensed
          Financial Statements.......    F-97
          Consolidated Condensed
          Balance Sheets as of
          September 30, 1996 and
             December 31, 1995.......    F-98
          Consolidated Condensed
          Statement of Income for the
          Nine Months Ended
             September 30, 1996......    F-99
          Consolidated Condensed
          Statement of Cash Flows for
          the Nine Months Ended
          September 30, 1996.........   F-100
          Notes to Unaudited
          Consolidated Condensed
          Financial Statements.......   F-101
     Audited Financial Statements of
      National Drilling and Services
      Co. LLC
          Auditor's Report...........   F-102
          Balance Sheet as of
          December 31, 1995 and
          1994.......................   F-103
          Statement of Profit and
          Loss for the Year Ended
          December 31, 1995 and for
          the Period from April 1,
          1994 to December 31,
          1994.......................   F-104
          Statement of Cash Flows for
          the Year Ended December 31,
          1995 and for the
             Period from April 1,
          1994 to December 31,
          1994.......................   F-105
          Notes to Financial
          Statements.................   F-106
          Auditor's Report...........   F-115
          Balance Sheet as of
          December 31, 1994 and March
          31, 1994...................   F-116
          Statement of Profit and
          Loss for the Period from
          April 1, 1994 to December
          31, 1994 and for the Year
          ended March 31, 1994.......   F-117
          Statement of Cash Flows for
          the Period from April 1,
          1994 to December 31, 1994
          and for the Year Ended
          March 31, 1994.............   F-118
          Notes to Financial
          Statements.................   F-119

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Pride Petroleum Services, Inc.:

     We have audited the consolidated balance sheet of Pride Petroleum Services, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pride Petroleum Services, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in Note 6 to the financial statements, the Company changed its method of accounting for income taxes in 1993.

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
February 26, 1996

                         PRIDE PETROLEUM SERVICES, INC.
                           CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                             DECEMBER 31,
                                       ------------------------
                                          1995         1994
                                       -----------  -----------
                            ASSETS
CURRENT ASSETS
     Cash and cash equivalents.......  $     9,295  $     5,970
     Short-term investments..........        2,612        3,001
     Trade receivables, net of
      allowance for doubtful accounts
      of
       $426 and $394, respectively...       43,767       38,334
     Parts and supplies..............        9,473        4,468
     Deferred income taxes...........        1,518        2,388
     Other current assets............        6,488        6,128
                                       -----------  -----------
          Total current assets.......       73,153       60,289
                                       -----------  -----------
PROPERTY AND EQUIPMENT, AT COST......      296,939      246,365
ACCUMULATED DEPRECIATION.............     (118,451)    (106,466)
                                       -----------  -----------
          Net property and
             equipment...............      178,488      139,899
                                       -----------  -----------
GOODWILL AND OTHER INTANGIBLES,
  net................................        3,699        3,580
OTHER ASSETS.........................        2,265        1,425
                                       -----------  -----------
                                       $   257,605  $   205,193
                                       ===========  ===========

             LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
     Accounts payable................  $    15,010  $    14,715
     Accrued expenses................       16,550       15,332
     Current portion of long-term
      debt...........................       10,291        3,602
                                       -----------  -----------
          Total current
             liabilities.............       41,851       33,649
                                       -----------  -----------
OTHER LONG-TERM LIABILITIES..........        4,127        5,327
LONG-TERM DEBT, net of current
  portion............................       61,136       42,096
DEFERRED INCOME TAXES................       19,252       12,736
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
     Common stock, no par value;
      40,000,000 shares authorized;
      24,863,072 and 24,081,872
      shares issued and 24,808,852
      and 24,027,652 shares
      outstanding, respectively......            1            1
     Paid-in capital.................       95,751       91,256
     Treasury stock, at cost.........         (191)        (191)
     Retained earnings...............       35,678       20,319
                                       -----------  -----------
          Total shareholders'
             equity..................      131,239      111,385
                                       -----------  -----------
                                       $   257,605  $   205,193
                                       ===========  ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                         PRIDE PETROLEUM SERVICES, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                YEAR ENDED DECEMBER 31,
                                                                           ----------------------------------
                                                                              1995        1994        1993
                                                                           ----------  ----------  ----------
REVENUES.................................................................  $  263,599  $  182,336  $  127,099
                                                                           ----------  ----------  ----------
COSTS AND EXPENSES
     Operating costs.....................................................     188,252     139,653     100,305
     Depreciation and amortization.......................................      16,657       9,550       6,407
     Selling, general and administrative.................................      32,418      25,105      17,572
                                                                           ----------  ----------  ----------
          Total costs and expenses.......................................     237,327     174,308     124,284
                                                                           ----------  ----------  ----------
               Earnings from operations..................................      26,272       8,028       2,815
OTHER INCOME (EXPENSE)
     Other income (expense)..............................................       1,687        (305)       (135)
     Interest income.....................................................         740         618         649
     Interest expense....................................................      (6,276)       (207)        (10)
                                                                           ----------  ----------  ----------
               Total other income (expense), net.........................      (3,849)        106         504
                                                                           ----------  ----------  ----------
EARNINGS BEFORE INCOME TAXES AND
  CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING FOR INCOME TAXES............................................      22,423       8,134       3,319
INCOME TAX PROVISION.....................................................       7,064       1,920       1,214
                                                                           ----------  ----------  ----------
NET EARNINGS BEFORE CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING FOR INCOME TAXES..................................      15,359       6,214       2,105
CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING FOR INCOME TAXES.........................................      --          --           3,835
                                                                           ----------  ----------  ----------
NET EARNINGS.............................................................  $   15,359  $    6,214  $    5,940
                                                                           ==========  ==========  ==========
NET EARNINGS PER SHARE
     Before cumulative effect of change
       in accounting for income taxes....................................  $      .60  $      .30  $      .13
     Cumulative effect of change in
       accounting for income taxes.......................................      --          --             .23
                                                                           ----------  ----------  ----------
EARNINGS PER SHARE.......................................................  $      .60  $      .30  $      .36
                                                                           ==========  ==========  ==========
WEIGHTED AVERAGE COMMON SHARES AND
  COMMON SHARE EQUIVALENTS OUTSTANDING...................................      25,465      20,795      16,487
                                                                           ==========  ==========  ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                         PRIDE PETROLEUM SERVICES, INC.
           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                         COMMON STOCK                 TREASURY                   TOTAL
                                       -----------------    PAID-IN    STOCK     RETAINED    SHAREHOLDERS'
                                        SHARES    AMOUNT    CAPITAL   AT COST    EARNINGS        EQUITY
                                       ---------  ------   ---------  --------   ---------   --------------
BALANCE -- DECEMBER 31, 1992.........     16,034  $   1    $  53,915   $ (307)    $  8,165      $ 61,774
     Net earnings....................     --       --         --        --           5,940         5,940
     Issuance of common stock in
       connection with acquisition...        270   --          1,099      116       --             1,215
     Exercise of stock options.......         17   --            129    --          --               129
     Tax benefit of non-qualified
       stock options.................     --       --             68    --          --                68
                                       ---------  ------   ---------  --------   ---------   --------------
BALANCE -- DECEMBER 31, 1993.........     16,321      1       55,211     (191)      14,105        69,126
     Net earnings....................     --       --         --        --           6,214         6,214
     Issuance of common stock in
       public offering...............      6,918   --         32,108    --          --            32,108
     Issuance of common stock in
       connection with acquisition...        785   --          3,925    --          --             3,925
     Exercise of stock options.......          4   --              8    --          --                 8
     Tax benefit of non-qualified
       stock options.................     --       --              4    --          --                 4
                                       ---------  ------   ---------  --------   ---------   --------------
BALANCE -- DECEMBER 31, 1994.........     24,028      1       91,256     (191)      20,319       111,385
     Net earnings....................     --       --         --        --          15,359        15,359
     Issuance of common stock in
       connection with
       acquisitions..................        525   --          3,279    --          --             3,279
     Exercise of stock options.......        256   --            739    --          --               739
     Tax benefit of non-qualified
       stock options.................     --       --            477    --          --               477
                                       ---------  ------   ---------  --------   ---------   --------------
BALANCE -- DECEMBER 31, 1995.........     24,809  $   1    $  95,751   $ (191)    $ 35,678      $131,239
                                       =========  ======   =========  ========   =========   ==============

   The accompanying notes are an integral part of the consolidated financial statements.

                         PRIDE PETROLEUM SERVICES, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                            YEAR ENDED DECEMBER 31,
                                       ----------------------------------
                                          1995        1994        1993
                                       ----------  ----------  ----------
OPERATING ACTIVITIES
  Net earnings.......................  $   15,359  $    6,214  $    5,940
  Adjustments to reconcile net
     earnings to net cash provided by
     operating activities --
       Depreciation and
          amortization...............      16,657       9,550       6,407
       Gain on sale of assets........      (1,544)       (475)       (241)
       Effect of exchange rates......        (142)        362         167
       Deferred tax provision
          (benefit)..................       4,602       1,120        (103)
       Effect of change in accounting
          for income taxes...........      --          --          (3,835)
       Changes in assets and
          liabilities, net of effects
          of acquisitions --
             Trade receivables.......      (4,493)    (10,106)       (830)
             Parts and supplies......      (2,866)     (1,128)       (313)
             Other current assets....      (1,914)        (31)       (395)
             Accounts payable........        (358)      1,534       2,778
             Accrued expenses and
               other.................       1,391       1,331        (343)
                                       ----------  ----------  ----------
                  Net cash provided
                     by operating
                     activities......      26,692       8,371       9,232
                                       ----------  ----------  ----------
INVESTING ACTIVITIES
  Purchase of net assets of acquired
     entities, including
     acquisition costs, less cash
     acquired........................      (8,144)    (22,217)     (9,752)
  Purchases of property and
     equipment.......................     (40,636)    (59,171)    (12,123)
  Proceeds from sale of short-term
     investments.....................       1,250       1,004       2,852
  Proceeds from sale of property and
     equipment.......................       6,862         908         285
  Purchase of short-term
     investments.....................        (360)     --          (2,000)
  Other..............................        (485)         (6)         45
                                       ----------  ----------  ----------
                  Net cash used in
                     investing
                     activities......     (41,513)    (79,482)    (20,693)
                                       ----------  ----------  ----------
FINANCING ACTIVITIES
  Proceeds from issuance of common
     stock...........................       1,216      32,116         129
  Proceeds from debt borrowings......      27,535      39,358         400
  Reduction of debt..................     (10,410)       (740)     (1,797)
  Other..............................        (195)     (1,162)     --
                                       ----------  ----------  ----------
                  Net cash provided
                     (used) by
                     financing
                     activities......      18,146      69,572      (1,268)
                                       ----------  ----------  ----------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...................       3,325      (1,539)    (12,729)
CASH AND CASH EQUIVALENTS, beginning
  of period..........................       5,970       7,509      20,238
                                       ----------  ----------  ----------
CASH AND CASH EQUIVALENTS, end of
  period.............................  $    9,295  $    5,970  $    7,509
                                       ==========  ==========  ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                         PRIDE PETROLEUM SERVICES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION AND BASIS OF PRESENTATION

     Pride Petroleum Services, Inc. (the "Company") is a Louisiana corporation which was organized in 1988 as the successor to a company originally incorporated in 1968. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain reclassifications have been made to prior year amounts to conform with the current year presentation.

  CASH EQUIVALENTS

     For purposes of the consolidated balance sheet and consolidated statement of cash flows, the Company considers highly liquid debt instruments having maturities of three months or less at the date of purchase to be cash equivalents.

  SHORT-TERM INVESTMENTS

     Short-term investments include marketable securities, which in the case of debt instruments have maturities in excess of three months but less than one year at the date of purchase, and are carried at the lower of cost or market value. There were no material differences between cost and fair market value at December 31, 1995.

  PARTS AND SUPPLIES

     Parts and supplies consist of spare rig parts and supplies held for use in operations and are valued at the lower of weighted average cost or market value.

  PROPERTY AND EQUIPMENT

     Property and equipment are carried at original cost or adjusted net realizable value, as applicable. Major renewals and improvements are capitalized and depreciated over the respective asset's useful life. Maintenance and repair costs are charged to expense as incurred. During the years ended December 31, 1995, 1994 and 1993, maintenance and repair costs included in operating costs were $20,776,000, $16,290,000 and $12,541,000, respectively. When assets are sold or retired, the remaining costs and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in income.

     For financial reporting purposes, depreciation of property and equipment is provided using primarily the straight line method based upon expected useful lives of each class of assets. Estimated useful lives of the assets for financial reporting purposes are as follows:

                                         YEARS
                                        -------
Rigs and rig equipment...............    5 - 17
Transportation equipment.............    3 -  7
Buildings and improvements...........   10 - 20
Furniture and fixtures...............         5

     The Company capitalizes interest applicable to the construction of significant additions to property and equipment. In 1995 and 1994, total interest incurred was $6,526,000 and $665,000, respectively, of which $250,000 and $458,000, respectively, was capitalized. No interest was capitalized in 1993.

  GOODWILL AND OTHER INTANGIBLES

     Goodwill, totalling $2,650,000 and $2,846,000 at December 31, 1995 and 1994, respectively, represents the cost in excess of fair value of the net assets of companies acquired and is being amortized over 15 years. Other intangible assets, totalling $1,049,000 and $734,000 at December 31, 1995 and 1994,

                         PRIDE PETROLEUM SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) respectively, represent costs allocated to service contracts, employment contracts, covenants not to compete and client lists acquired in business acquisitions. Other intangible assets are being amortized over their estimated useful lives, which range from three to ten years. Total amortization of goodwill and other intangible assets for the years ended December 31, 1995, 1994 and 1993 amounted to $543,000, $475,000 and $453,000, respectively.

  REVENUE RECOGNITION

     The Company recognizes revenue from domestic land well servicing operations as services are performed based upon actual rig hours worked. Revenues from international and offshore well servicing and daywork drilling operations are recognized as services are performed based upon contracted day rates and the number of operating days during the period. Revenues from related operations are recognized in the period in which such services are performed.

  INCOME TAXES

     Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes"
("SFAS 109"). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the asset is recovered or the liability is settled.

  FOREIGN CURRENCY TRANSLATION

     The Company accounts for translation of foreign currency in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation". The Company's Venezuelan operations are in a "highly inflationary" economy resulting in the use of the U.S. dollar as the functional currency. Therefore, certain assets of this operation are translated at historical exchange rates and all translation gains or losses are reflected in the period's results of operations. In Argentina and Colombia, the local currency is considered the functional currency. Translation of Argentine and Colombian assets and liabilities is made at the prevailing exchange rate as of the balance sheet date. Revenues and expenses are translated at the average rate of exchange during the period. The resulting translation adjustments are recorded as a component of shareholders' equity. In Russia, contracts to date have called for payment and expenses to be in U.S. dollars; therefore, no exchange gain or loss has been applicable.

  EARNINGS (LOSS) PER SHARE

     Earnings (loss) per share has been computed based on the weighted average number of common shares outstanding during the applicable period. Common share equivalents have been included in periods in which their effect is dilutive. Common share equivalents include the number of shares issuable upon exercise of warrants and stock options, less the number of shares that could have been repurchased with the exercise proceeds, using the treasury stock method. Fully diluted earnings per share have not been presented as the results are not materially different.

  CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments in U.S. Government securities and in other high quality financial instruments. By policy, the Company limits the amount of credit exposure to any one financial institution or issuer. The Company's customer base consists primarily of major integrated and government-owned international oil companies as well as smaller independent oil and gas producers. Management believes the credit quality of its customers

                         PRIDE PETROLEUM SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) is generally high. The Company has in place insurance to cover certain exposure in its foreign operations and provides allowances for potential credit losses when necessary.

  MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While it is believed that such estimates are reasonable, actual results could differ from those estimates.

  CONDITIONS AFFECTING ONGOING OPERATIONS

     Increases and decreases in domestic well servicing activity historically have had a significant correlation with changes in oil and natural gas prices. International well servicing activity is also affected by fluctuations in oil and natural gas prices, but historically to a lesser extent than domestic activity. International well servicing contracts are typically for terms of one year or more, while domestic contracts are typically entered into for one or multiple wells. Accordingly, international well servicing activities generally are not as sensitive to short-term changes in oil and gas prices as domestic operations.

2.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1995 and 1994 consists of the following:

                                            DECEMBER 31,
                                       ----------------------
                                          1995        1994
                                       ----------  ----------
                                           (IN THOUSANDS)
Land.................................  $    2,458  $    2,340
Equipment............................     274,378     191,248
Buildings............................       6,492       5,495
Other................................         471         251
Construction-in-progress.............      13,140      47,031
                                       ----------  ----------
                                          296,939     246,365
Accumulated depreciation.............    (118,451)   (106,466)
                                       ----------  ----------
                                       $  178,488  $  139,899
                                       ==========  ==========

     Construction-in-progress as of December 31, 1995 included approximately $5,700,000 of costs related to the acquisition, refurbishment, equipping and deploying to international markets of seven land-based workover and four land-based drilling rigs and approximately $2,500,000 of costs related to the construction of an offshore platform workover rig. At December 31, 1994, construction-in-progress included approximately $36,533,000 of costs related to the construction of the two drilling/workover barge rigs which were placed in service in January 1995, approximately $4,355,000 of costs related to improvements to three offshore platform rigs, and $3,701,000 related to the refurbishment, upgrading and deployment of four additional rigs to Argentina.

3.  ACQUISITIONS

     In March 1995, the Company acquired all of the outstanding capital stock of X-Pert Enterprises, Inc. ("X-Pert") for aggregate consideration of approximately $10,000,000, consisting of $3,000,000 cash, a note payable to the selling shareholders in the amount of $5,964,000, and 200,000 shares of the Company's common stock.

                         PRIDE PETROLEUM SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  ACQUISITIONS (CONTINUED)

     The assets acquired and liabilities assumed in the X-Pert acquisition were as follows:

                                        ASSETS (LIABILITIES)
                                        ---------------------
                                           (IN THOUSANDS)
Cash and cash equivalents............          $ 1,719
Trade receivables....................            2,254
Other current assets.................               80
Property and equipment...............           10,000
Other assets.........................              725
Accounts payable.....................             (648)
Accrued expenses.....................             (761)
Long-term debt.......................             (569)
Deferred income taxes................           (2,800)
                                        ---------------------
                                               $10,000
                                        =====================

     Unaudited pro forma results of operations assuming the acquisition of X-Pert had occurred on January 1, 1994, are as follows:

                                                  YEAR ENDED DECEMBER
                                                          31,
                                                 ----------------------
                                                    1995        1994
                                                 ----------  ----------
                                                 (IN THOUSANDS, EXCEPT
                                                    PER SHARE DATA)
Revenues.......................................  $  265,592  $  197,154
Net Earnings...................................  $   15,488  $    7,112
Earnings per share.............................  $      .61  $      .34

     The pro forma results of operations presented above do not purport to be indicative of the results of operations of the Company that might have occurred nor are they indicative of future results.

     Also in March 1995, the Company acquired substantially all of the assets of a fluids hauling business for total consideration of $400,000, consisting of $350,000 cash and a note payable to the sellers in the amount of $50,000.

     In October 1995, the Company purchased all of the outstanding capital stock of Marlin Colombia Drilling Co., Inc. ("Marlin") for cash consideration of approximately $6,000,000.

     In June 1994, the Company acquired substantially all of the assets of Offshore Rigs, L.L.C. ("Offshore Rigs") for consideration of $31,213,000, consisting of $20,608,000 in cash, the issuance of 785,000 shares of the Company's common stock with a market value of $3,925,000, and the assumption of existing bank indebtedness of $6,680,000.

     In February 1994, the Company acquired all of the outstanding capital stock of Hydrodrill, S.A. ("Hydrodrill"). The principal assets of Hydrodrill were four land-based workover rigs located in southern Argentina.

     Each of the acquisitions discussed above was recorded using the purchase method of accounting. The operating results of each acquisition have been included in consolidated results of operations from the date of acquisition.

                         PRIDE PETROLEUM SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  DEBT

  LONG-TERM DEBT

     Long-term debt at December 31, 1995 and 1994 consists of the following:

                                           DECEMBER 31,
                                       --------------------
                                         1995       1994
                                       ---------  ---------
                                          (IN THOUSANDS)
Limited-recourse collateralized term
loans................................  $  42,320  $  33,311
Secured term loans...................      8,200      8,860
Secured revolver.....................      8,850     --
Notes payable........................      6,225        202
Acquisition note payable.............      5,070     --
Revolving line of credit.............        762      3,325
                                       ---------  ---------
                                          71,427     45,698
Less current portion.................     10,291      3,602
                                       ---------  ---------
                                       $  61,136  $  42,096
                                       =========  =========

     During 1994, the Company entered into long-term financing arrangements with two Japanese trading companies in connection with the construction and operation of two drilling/workover barge rigs. The term loans are collateralized by the barge rigs and related charter contracts. The aggregate amount of the collateralized term loans was initially $42,000,000. During 1994 and 1995, an aggregate of $2,503,000 of accrued interest was added to the principal amount of the loans. Pursuant to the terms of the loan agreements, interest, which accrues at a rate of 9.61% per annum, was added to the principal amount of the loans prior to the first scheduled payment in July 1995. The loans are being repaid from the proceeds of the related charter contracts in equal monthly installments of principal and interest through July 2004. In addition, a portion of the contract proceeds is being held in trust to assure timely payment of future debt service obligations. At December 31, 1995, $2,435,000 of such contract proceeds are being held in trust for the benefit of the lenders, and are not presently available for use by the Company. The terms of the financing agreements limit the lenders' recourse essentially to the barge rigs, contract proceeds and the assets of the Company's Venezuelan subsidiary. The Company also provided the lenders a limited guaranty with respect to certain political risks. The Company has obtained political risks insurance policies from the Overseas Private Investment Corporation to protect against political risks that could potentially result in payments under the terms of the Company's guaranty.

     In connection with the acquisition of the assets of Offshore Rigs in June 1994, the Company's new wholly-owned subsidiary, Pride Offshore, Inc. ("Pride Offshore"), entered into a $14,400,000 credit facility with a financial institution. The credit facility included $5,400,000 of secured term loans, a $4,000,000 secured revolver that was scheduled to convert to a term loan in January 1995 and a $5,000,000 revolving line of credit. The secured term loan initially bore interest at a rate of 8% per annum, while the secured revolver and the revolving line of credit each bore interest at a variable rate of prime plus 1/2% per annum. At December 31, 1994, the Company had $4,860,000 of borrowings outstanding under the secured term loans, $4,000,000 outstanding under the secured revolver and $3,325,000 outstanding under the revolving line of credit.

     In February 1995, the credit facility was amended to, among other things, increase the aggregate borrowing availability under the facility to $30,000,000, reschedule maturities of the loans and to revise the interest rates on a portion of the borrowings. Pursuant to the amended credit facility, the amount of the secured term loan was increased to $10,000,000, with two tranches. Tranche A had an initial principal amount of $4,680,000, is repayable in 28 equal monthly principal payments of $90,000 plus interest and one

                         PRIDE PETROLEUM SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  DEBT (CONTINUED)

final principal payment of $2,160,000 in June 1997, and bears interest, payable monthly, at a rate of 8% per annum. Tranche B had an initial principal amount of $5,320,000, is repayable in 60 equal monthly principal payments of $88,667 plus interest and bears interest, payable monthly, at a rate of 9.25% per annum.

     The proceeds of Tranche B of the amended secured term loan were used to repay the outstanding balance of the original secured revolver and a portion of the outstanding balance of the revolving line of credit. The secured term loan is collateralized by certain of the Company's offshore property and equipment.

     Pursuant to the amended loan agreements, the amount of borrowing availability under the secured revolver is $15,000,000. The secured revolver is to convert in July 1996 to a term loan which is repayable in 60 equal monthly principal payments plus interest. The secured revolver is collateralized by certain of the Company's property and equipment and bears interest, payable monthly, at a variable rate of prime plus 1/2% per annum (totalling 9% at December 31, 1995).

     The $5,000,000 revolving line of credit was amended to extend the maturity of such loan to April 30, 1996. The revolving line of credit bears interest, payable monthly, at a variable rate of prime plus 1/2% per annum (totalling 9% at December 31, 1995) and is collateralized by substantially all of the accounts receivable of Pride Offshore.

     The Company has unconditionally guaranteed the obligations of Pride Offshore under each of the amended secured term loans, the secured revolver and the revolving line of credit.

     Notes payable include four notes payable to lending institutions totaling an aggregate $6,175,000 which are collateralized by selected property and equipment and a note payable in the amount of $50,000 issued to the sellers of certain assets acquired by the Company during the first quarter of 1995.

     In March 1995, the Company entered into a note payable to two individuals in the amount of $5,964,000 as partial consideration for a business acquisition. The note bears interest at the rate of 8.5% per annum and is repayable in quarterly installments through March 2000. The acquistion note is collateralized by certain of the property and equipment of the acquired business.

     Future maturities of long-term debt are as follows:

                                            AMOUNT
                                        --------------
                                        (IN THOUSANDS)
1996.................................      $ 10,291
1997.................................        12,158
1998.................................         9,675
1999.................................         9,583
2000.................................         7,195
Thereafter...........................        22,525

     The Company has obtained bank commitments which provide for guidance lines of credit of $18,000,000. As of December 31, 1995, letters of credit totaling $11,397,000 were outstanding thereunder. Cash and cash equivalents and a portion of accounts receivable have been pledged as collateral pursuant to these credit facilities.

     Based on rates currently available to the Company for debt with similar terms and remaining maturities, the Company believes that the recorded value of long-term debt approximates fair market value at December 31, 1995.

                         PRIDE PETROLEUM SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  DEBT (CONTINUED)

  CONVERTIBLE SUBORDINATED DEBENTURES

     In January 1996, the Company completed the public sale of $80,500,000 principal amount of 6 1/4% convertible subordinated debentures. The debentures, which are due February 15, 2006, are convertible into common stock of the Company at a price of $12.25 per share. The debentures are redeemable at the option of the Company, in whole or in part, at any time on or after March 1, 1999, at an initial redemption price of 103.125% of the principal amount and declining to 100% of the principal amount by February 15, 2002. Interest is payable semi-annually on February 15 and August 15 of each year, commencing August 15, 1996.

5.  LEASES

     In September 1995, the Company entered into an agreement with a financial institution for the sale and leaseback of up to $10,000,000 of equipment to be used in the Company's business. As of December 31, 1995, the Company had received proceeds of $5,500,000 pursuant to this facility attributable to a new platform workover rig which was placed in service in September 1995. The Company has purchase and lease renewal options at projected future fair market values under the agreement. The lease has been classified as an operating lease for financial statement purposes. Rentals relating to the initial transaction are $1,167,000 annually. The net book value of the equipment has been removed from the balance sheet and the excess of funding over such net book value of $483,000 has been deferred and is being amortized as a reduction of lease expense over the maximum lease term of five years.

6.  INCOME TAXES

     Effective January 1, 1993, the Company adopted SFAS 109. During the first quarter of 1993, the Company recorded a gain in the amount of $3,835,000, or $.23 per share, which represents the reduction of the deferred tax liability as of January 1, 1993. The gain has been recorded in the consolidated statement of operations as "cumulative effect of change in accounting for income taxes".

     The components of the provision for income taxes were as follows:

                                           YEAR ENDED DECEMBER 31,
                                       -------------------------------
                                         1995       1994       1993
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
United States Federal:
     Current.........................  $   1,650  $     410  $     832
     Deferred........................      3,616      1,526        (14)
                                       ---------  ---------  ---------
                                           5,266      1,936        818
                                       ---------  ---------  ---------
State:
     Current.........................         89         24         85
     Deferred........................        201         90        (89)
                                       ---------  ---------  ---------
                                             290        114         (4)
                                       ---------  ---------  ---------
Foreign:
     Current.........................        723        366        400
     Deferred........................        785       (496)    --
                                       ---------  ---------  ---------
                                           1,508       (130)       400
                                       ---------  ---------  ---------
          Total income tax
             provision...............  $   7,064  $   1,920  $   1,214
                                       =========  =========  =========

                         PRIDE PETROLEUM SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6.  INCOME TAXES (CONTINUED)

     The difference between the effective federal income tax rate reflected in the income tax provision and the amounts which would be determined by applying the statutory federal tax rate to earnings before income taxes is summarized as follows:

                                           YEAR ENDED DECEMBER 31,
                                       -------------------------------
                                         1995       1994       1993
                                       ---------  ---------  ---------
U.S. statutory rate..................       34.0%      34.0%      34.0%
Foreign..............................       (7.1)     (14.0)      (1.1)
State and local taxes................        1.3        1.4       (0.1)
Other................................        3.3        2.2        3.8
                                       ---------  ---------  ---------
Effective tax rate...................       31.5%      23.6%      36.6%
                                       =========  =========  =========

     The Company's consolidated effective federal income tax rate for the year ended December 31, 1995 increased to approximately 32% from approximately 24% for the corresponding period in 1994, primarily as a result of the recognition in 1994 of current tax benefits from the utilization of approximately $3,000,000 of foreign net operating loss carryforwards. The Company had recognized a valuation allowance for the tax benefits of such foreign net operating loss carryforwards at the date the related foreign enterprise was acquired, due to uncertainties then existing regarding the Company's ability to utilize such tax benefits.

     The domestic and foreign components of earnings before income taxes and cumulative effect of change in accounting for income taxes were as follows:

                                         YEAR ENDED DECEMBER 31,
                                     -------------------------------
                                       1995       1994       1993
                                     ---------  ---------  ---------
                                             (IN THOUSANDS)
Domestic...........................  $  13,302  $   5,178  $   1,933
Foreign............................      9,121      2,956      1,386
                                     ---------  ---------  ---------
                                     $  22,423  $   8,134  $   3,319
                                     =========  =========  =========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets as of December 31, 1995 and 1994 were as follows:

                                                           DECEMBER 31,
                                                       --------------------
                                                         1995       1994
                                                       ---------  ---------
                                                          (IN THOUSANDS)
Deferred tax liabilities:
     Depreciation....................................  $  19,850  $  13,949
     Other...........................................      1,133        983
                                                       ---------  ---------
          Total deferred tax liabilities.............     20,983     14,932
                                                       ---------  ---------
Deferred tax assets:
     Foreign net operating loss carryforwards........     (1,462)    --
     Insurance claims................................     (2,236)    (3,814)
     Bad debts.......................................       (153)      (142)
     Other...........................................     (1,220)      (628)
                                                       ---------  ---------
          Total deferred tax assets..................     (5,071)    (4,584)
     Valuation allowance for deferred tax assets.....      1,822     --
                                                       ---------  ---------
          Net deferred tax assets....................     (3,249)    (4,584)
                                                       ---------  ---------
     Net deferred tax liability......................  $  17,734  $  10,348
                                                       =========  =========

                         PRIDE PETROLEUM SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6.  INCOME TAXES (CONTINUED)

     Applicable U.S. income taxes have not been provided on approximately $10,300,000 of undistributed earnings of the Company's foreign subsidiaries. The Company considers such earnings to be permanently invested outside the U.S. These earnings could be subject to U.S. income tax if distributed to the Company as dividends or otherwise. The Company anticipates that foreign tax credits would substantially reduce the amount of U.S. income tax that would be payable if these earnings were to be repatriated.

7.  EMPLOYEE BENEFITS

     The Company has a salary deferral plan covering its employees whereby employees may elect to contribute up to 15% of their annual compensation. The Company may at its discretion make matching contributions with respect to an employee's salary contribution of up to $1,000 or 6% of compensation, whichever is less. The Company made matching contributions to the plan for the years ended December 31, 1995, 1994 and 1993 totaling $229,000, $150,000 and $105,000, respectively.

     In 1993, the Company established a deferred compensation plan providing officers and key employees with the opportunity to participate in an unfunded deferred compensation program titled the "401(k) Restoration Plan". The 401(k) Restoration Plan is a non-qualified plan which allows certain employees to defer up to 100% of base compensation and bonuses earned.

8.  SHAREHOLDERS' EQUITY

  COMMON STOCK

     In April 1995, the Company issued 87,000 shares of common stock pursuant to the contractual earnout provisions of an acquisition agreement to an individual who became a director of the Company in connection with such acquisition. The value of such shares, estimated to be $435,000, has been allocated to the acquired assets and is being amortized over the remaining useful lives of such assets. In June 1995, the Company entered into an agreement with the director pursuant to which it issued 203,000 additional shares of common stock in exchange for the director's remaining contingent right to receive up to 73,000 common shares and the exercise of warrants to acquire an additional 500,000 shares of common stock on a net value basis. The value of the additional shares issued, estimated to be $1,624,000, was also allocated to the acquired assets.

     Also in April 1995, the Company issued 35,200 shares of common stock, having an estimated aggregate value of $220,000, to a related party as consideration for the purchase of support assets.

     In June 1994, the Company completed the sale of 6,918,000 shares of common stock. The public offering resulted in net cash proceeds to the Company of approximately $32,000,000. The Company utilized $20,608,000 of the proceeds from the public offering toward the purchase of the assets of Offshore Rigs.

  LONG-TERM INCENTIVE PLAN

     The Company has a Long-Term Incentive Plan which provides for the granting or awarding of stock options, restricted stock, stock appreciation rights and stock indemnification rights to officers and other key employees. The number of shares authorized and reserved for issuance under the Long-Term Incentive Plan is limited to 13% of total issued and outstanding shares, currently 2,775,550, subject to adjustment in the event of certain changes in the Company's corporate structure or capital stock. Stock options may be exercised in whole or in part beginning six months from the date of grant and expire ten years from the date of grant. The stock options also expire 60 days after termination of employment or one year after retirement, total disability or death of an employee.

                         PRIDE PETROLEUM SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8.  SHAREHOLDERS' EQUITY (CONTINUED)

     Transactions in stock options pursuant to the Long-Term Incentive Plan for the last three years are summarized as follows:

                                         NUMBER
                                        OF SHARES
                                       -----------
Outstanding at December 31, 1992.....      833,350
     Granted ($4.50 to $5.50 per
      share).........................      325,500
     Exercised ($2.25 per share).....       (2,000)
     Forfeited ($2.25 per share).....       (2,000)
                                       -----------
Outstanding at December 31, 1993.....    1,154,850
     Granted ($5.25 per share).......      775,000
     Exercised ($2.25 per share).....       (3,500)
     Forfeited.......................      --
                                       -----------
Outstanding at December 31, 1994.....    1,926,350
     Granted ($6.875 per share)......      483,000
     Exercised ($2.25 - $6.875 per
     share)..........................     (256,000)
     Forfeited.......................      --
                                       -----------
Outstanding at December 31, 1995.....    2,153,350
                                       ===========
     Exercisable at December 31,
     1995............................    2,153,350
                                       ===========

  DIRECTORS' STOCK OPTION PLAN

     In 1993, the shareholders of the Company approved and ratified the 1993 Directors' Stock Option Plan. The purpose of the plan is to afford the Company's directors who are not full-time employees of the Company or any subsidiary of the Company an opportunity to acquire a greater proprietary interest in the Company. A maximum of 200,000 shares of the Company's common stock are to be available for purchase upon the exercise of options granted pursuant to the 1993 Directors' Stock Option Plan. The exercise price of options is the fair market value per share on the date the option is granted. Directors' stock options vest over two years at the rate of 50% per year and expire ten years from the date of grant.

     Transactions in the 1993 Directors' Stock Option Plan since inception are summarized as follows:

                                        NUMBER
                                       OF SHARES
                                       ---------
Outstanding at December 31, 1992.....     --
     Granted ($4.25 to $6.75 per
      share).........................     50,000
     Exercised.......................     --
     Forfeited ($4.25 per share).....    (10,000)
                                       ---------
Outstanding at December 31, 1993.....     40,000
     Granted ($5.00 per share).......     12,000
     Exercised.......................     --
     Forfeited ($4.25 to $5.00 per
     share)..........................    (13,000)
                                       ---------
Outstanding at December 31, 1994.....     39,000
     Granted ($8.375 - $9.125 per
     share)..........................     19,000
     Exercised.......................     --
     Forfeited.......................     --
                                       ---------
Outstanding at December 31, 1995.....     58,000
                                       =========
Exercisable at December 31, 1995.....     34,500
                                       =========

                         PRIDE PETROLEUM SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9.  COMMITMENTS AND CONTINGENCIES

     The Company is routinely involved in litigation incidental to its business, which often involves claims for significant monetary amounts, some of which would not be covered by insurance. In the opinion of management, none of the existing litigation will have any material adverse effect on the Company's financial position or results of operations.

     The Company is self-insured with respect to physical damage or loss to its domestic vehicles, land rigs, and equipment (except for thirteen of its largest domestic rigs). Thirteen of the Company's largest domestic land rigs and all of the Company's international land rigs are insured, with deductibles of generally $25,000 per occurrence. The Company's offshore platform rigs and barge rigs are insured with deductibles of $50,000 and $150,000, respectively. Presently, the Company has insurance deductibles of $250,000 per occurrence for domestic workers' compensation claims, $100,000 per occurrence for domestic automobile liability claims, and $100,000 for general liability claims. The Company further limits its exposure by maintaining an accident and health insurance policy with respect to its domestic employees with a deductible of $10,000 per occurrence. Coverages with respect to foreign operations for workers' compensation and automobile claims are subject to deductibles of $40,000 to $100,000 per occurrence.

     In July 1995, one of the Company's domestic land rigs was destroyed in an explosion and fire. The damaged rig was covered by insurance and the Company received net insurance proceeds, after repurchasing the salvage, of $1,094,000. The Company recognized a gain from the insurance recovery of $1,049,000 which is included in other income in the accompanying consolidated statement of operations.

     As of December 31, 1995 and 1994, the Company had accrued approximately $7,249,000 and $11,111,000, respectively for estimated claims liabilities, of which $3,940,000 and $6,047,000, respectively, was included in current liabilities and $3,309,000 and $5,064,000, respectively, was reflected as other long-term liabilities in the accompanying balance sheet.

     As of December 31, 1995, the Company had letters of credit outstanding totaling $11,397,000. These letters of credit guarantee principally the funding of the Company's share of insured claims. Cash and cash equivalents and a portion of accounts receivable have been pledged as security for these letters of credit. The credit facility provides flexibility to reduce the pledge of cash and cash equivalents by pledging additional accounts receivable.

     Rental expense for equipment, vehicles and various facilities of the Company for the years ended December 31, 1995, 1994 and 1993 was $9,503,000, $7,987,000 and $4,505,000, respectively. As of December 31, 1995, future minimum lease payments for operating leases having initial or remaining noncancelable lease terms longer than one year are as follows: $218,000 in 1996; $218,000 in 1997; $74,000 in 1998; and none thereafter. The Company leases vehicles used in its domestic operations under a revolving master lease. Although any single lease is cancelable by the Company with 60 days notice, the Company expects to incur this lease expense in increasing amounts for the foreseeable future. Vehicle lease expense included in the above rental expense for the years ended December 31, 1995, 1994 and 1993 was $2,218,000, $2,134,000 and $1,809,000,
respectively.

                         PRIDE PETROLEUM SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     Summarized quarterly financial data for 1995 and 1994 are as follows:

                                       FIRST     SECOND      THIRD     FOURTH
                                      QUARTER    QUARTER    QUARTER    QUARTER
                                     ---------  ---------  ---------  ---------
1995                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues............................ $  62,512  $  68,856  $  67,144  $  65,087
Earnings from operations............     5,721      7,081      6,637      6,833
Net earnings........................     3,012      3,582      4,633      4,132
Earnings per share..................       .12        .14        .18        .16
Weighted average common shares and
  equivalents outstanding...........    24,675     25,496     25,708     25,893
1994
Revenues............................ $  36,805  $  40,257  $  50,974  $  54,300
Earnings from operations............     1,264      1,991      1,770      3,003
Net earnings........................       929        979      1,928      2,378
Earnings per share..................       .06        .06        .08        .10
Weighted average common shares and
  equivalents outstanding...........    16,727     17,537     24,418     24,381

11.  SUPPLEMENTAL FINANCIAL INFORMATION

  OTHER CURRENT ASSETS

     Other current assets at December 31, 1995 and 1994 consists of the following:

                                           DECEMBER 31,
                                       --------------------
                                         1995       1994
                                       ---------  ---------
                                          (IN THOUSANDS)
Pre-funded construction costs........  $  --      $   1,692
Other receivables....................      1,937      1,382
Prepaid expenses.....................      4,551      3,054
                                       ---------  ---------
                                       $   6,488  $   6,128
                                       =========  =========

  ACCRUED EXPENSES

     Accrued expenses at December 31, 1995 and 1994 consists of the following:

                                           DECEMBER 31,
                                       --------------------
                                         1995       1994
                                       ---------  ---------
                                          (IN THOUSANDS)
Insurance (excluding the long-term
  portion of $3,309 and $5,064,
  respectively)......................  $   3,940  $   6,047
Payroll..............................      6,318      4,149
Taxes, other than income.............      4,186      4,193
Other................................      2,106        943
                                       ---------  ---------
                                       $  16,550  $  15,332
                                       =========  =========

                         PRIDE PETROLEUM SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  SUPPLEMENTAL FINANCIAL INFORMATION (CONTINUED)

  CASH FLOW INFORMATION

     Cash paid for interest and income taxes during the years ended December 31, 1995, 1994 and 1993 was as follows:

                                          YEAR ENDED DECEMBER 31,
                                       ------------------------------
                                         1995       1994        1993
                                       ---------  ---------     -----
                                               (IN THOUSANDS)
Cash paid during the year for:
     Interest........................  $   4,316  $     623     $  10
     Income taxes -- U.S.............        500      1,893         2
     Income taxes -- foreign.........         16         28       871

12.  FINANCIAL DATA OF DOMESTIC AND INTERNATIONAL OPERATIONS

     The following table sets forth certain consolidated information with respect to the Company and its subsidiaries by operating segment:

                                        DOMESTIC    DOMESTIC
                                          LAND      OFFSHORE    INTERNATIONAL     TOTAL
                                       ----------  ----------   -------------   ----------
                                                         (IN THOUSANDS)
1995
Revenues.............................  $  113,115  $   49,595     $ 100,889     $  263,599
Earnings from operations.............       6,857       6,785        12,630         26,272
Identifiable assets..................      77,243      50,978       129,384        257,605
Capital expenditures, including
acquisitions.........................      14,502      15,066        28,940         58,508
Depreciation and amortization........       5,578       3,091         7,988         16,657
1994
Revenues.............................  $   95,860  $   23,441     $  63,035     $  182,336
Earnings from operations.............       1,184       3,304         3,540          8,028
Identifiable assets..................      64,740      46,693        93,760        205,193
Capital expenditures, including
acquisitions.........................       3,062      34,617        48,987         86,666
Depreciation and amortization........       5,085       1,056         3,409          9,550
1993
Revenues.............................  $  105,865  $   --         $  21,234     $  127,099
Earnings from operations.............       1,307      --             1,508          2,815
Identifiable assets..................      78,607      --            31,374        109,981
Capital expenditures, including
acquisitions.........................       2,435      --            21,408         23,843
Depreciation and amortization........       5,241      --             1,166          6,407

                         PRIDE PETROLEUM SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

12.  FINANCIAL DATA OF DOMESTIC AND INTERNATIONAL OPERATIONS (CONTINUED)

     The following table sets forth certain information with respect to the Company and its subsidiaries by geographic area:

                                                           RUSSIA
                                     NORTH       SOUTH       AND
                                    AMERICA     AMERICA     OTHER      TOTAL
                                   ----------  ---------  ---------  ----------
                                                  (IN THOUSANDS)
1995
Revenues.........................  $  162,710  $  98,382  $   2,507  $  263,599
Earnings from operations.........      13,642     12,448        182      26,272
Identifiable assets..............     128,221    125,939      3,445     257,605
Capital expenditures.............      29,568     28,940     --          58,508
Depreciation and amortization....       8,669      7,611        377      16,657
1994
Revenues.........................  $  119,301  $  62,430  $     605  $  182,336
Earnings (loss) from operations..       4,488      4,712     (1,172)      8,028
Identifiable assets..............     111,433     90,195      3,565     205,193
Capital expenditures.............      37,679     48,922         65      86,666
Depreciation and amortization....       6,141      3,216        193       9,550
1993
Revenues.........................  $  105,865  $  18,625  $   2,609  $  127,099
Earnings from operations.........       1,307      1,046        462       2,815
Identifiable assets..............      78,607     28,461      2,913     109,981
Capital expenditures.............       2,435     20,953        455      23,843
Depreciation and amortization....       5,241        927        239       6,407

     One customer accounted for approximately 17% and 18% of consolidated revenues during 1995 and 1994, respectively, representing 69% and 67%, respectively, of revenues from operations in Argentina during those years. Another customer accounted for approximately 54% and 40%, respectively, of revenues from domestic offshore operations during such periods. Revenues from such customer and its affiliates from both land-based and offshore operations accounted for approximately 13% and 18% of consolidated revenues during 1995 and 1994, respectively. During 1993, no customer accounted for more than 10% of consolidated revenues.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Pride Petroleum Services, Inc.:

     We have reviewed the accompanying consolidated balance sheet of Pride Petroleum Services, Inc. as of September 30, 1996, and the related consolidated statements of operations and cash flows for the nine-month periods ended September 30, 1996 and 1995. These financial statements are the responsibility of the Company's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

     We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of December 31, 1995, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated February 26, 1996, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying balance sheet as of December 31, 1995 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
November 14, 1996

                         PRIDE PETROLEUM SERVICES, INC.
                           CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                        SEPTEMBER 30,    DECEMBER 31,
                                            1996             1995
                                        -------------    ------------
                                         (UNAUDITED)
               ASSETS
CURRENT ASSETS
     Cash and cash equivalents.......     $  26,515        $  9,295
     Short-term investments..........           401           2,612
     Trade receivables, net of
      allowance for doubtful accounts
      of $528 and $426, respectively.        87,268          43,767
     Parts and supplies..............        24,065           9,473
     Deferred income taxes...........         2,480           1,518
     Other current assets............        15,390           6,488
                                        -------------    ------------
          Total current assets.......       156,119          73,153
                                        -------------    ------------
PROPERTY AND EQUIPMENT, at cost......       496,735         296,939
ACCUMULATED DEPRECIATION.............      (134,976)       (118,451)
                                        -------------    ------------
          Net property and
        equipment....................       361,759         178,488
                                        -------------    ------------
GOODWILL AND OTHER INTANGIBLES,
  net................................         3,254           3,699
OTHER ASSETS.........................         8,472           2,265
                                        -------------    ------------
                                          $ 529,604        $257,605
                                        =============    ============
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
     Accounts payable................     $  32,513        $ 15,010
     Accrued expenses................        31,204          16,550
     Current portion of long-term
      debt...........................        32,671          10,291
                                        -------------    ------------
          Total current
        liabilities..................        96,388          41,851
                                        -------------    ------------
OTHER LONG-TERM LIABILITIES..........        13,313           4,127
LONG-TERM DEBT, net of current
portion..............................        97,947          61,136
CONVERTIBLE SUBORDINATED
DEBENTURES...........................        80,500          --
DEFERRED INCOME TAXES................        48,787          19,252
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
     Common stock, no par value;
      40,000,000 shares authorized;
       28,564,376 and 24,863,072
      shares issued and 28,510,156
      and 24,808,852 shares outstanding,
      respectively...................             1               1
     Paid-in capital.................       142,727          95,751
     Treasury stock, at cost.........          (191)           (191)
     Retained earnings                       50,132          35,678
                                        -------------    ------------
          Total shareholders'
        equity.......................       192,669         131,239
                                        -------------    ------------
                                          $ 529,604        $257,605
                                        =============    ============

   The accompanying notes are an integral part of the consolidated financial statements.

                         PRIDE PETROLEUM SERVICES, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                         NINE MONTHS ENDED
                                           SEPTEMBER 30,
                                       ----------------------
                                          1996        1995
                                       ----------  ----------
REVENUES.............................  $  283,593  $  198,512
                                       ----------  ----------
COSTS AND EXPENSES
     Operating costs.................     202,796     143,376
     Depreciation and amortization...      19,987      12,077
     Selling, general and
      administrative.................      34,120      23,620
                                       ----------  ----------
          Total costs and expenses...     256,903     179,073
                                       ----------  ----------
               Earnings from
                  operations.........      26,690      19,439
OTHER INCOME (EXPENSE)
     Other income....................         475       1,640
     Interest income.................       2,044         577
     Interest expense................      (9,856)     (4,689)
                                       ----------  ----------
          Total other expense, net...      (7,337)     (2,472)
                                       ----------  ----------
EARNINGS BEFORE INCOME TAXES.........      19,353      16,967
INCOME TAX PROVISION.................       4,899       5,740
                                       ----------  ----------
NET EARNINGS.........................  $   14,454  $   11,227
                                       ==========  ==========
NET EARNINGS PER SHARE:
     Primary.........................  $      .52  $      .44
     Fully diluted...................  $      .50  $      .44
WEIGHTED AVERAGE COMMON SHARES AND
  COMMON SHARE EQUIVALENTS
  OUTSTANDING:
     Primary.........................      27,539      25,280
     Fully diluted...................      33,518      25,720

   The accompanying notes are an integral part of the consolidated financial statements.

                         PRIDE PETROLEUM SERVICES, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,
                                       ------------------------
                                           1996         1995
                                       ------------  ----------
OPERATING ACTIVITIES
  Net earnings.......................  $     14,454  $   11,227
  Adjustments to reconcile net
     earnings to net cash provided by
     operating activities --
       Depreciation and
        amortization.................        19,987      12,077
       Deferred interest.............       --            1,947
       Gain on sale of assets........          (412)     (1,597)
       Effect of exchange rates......           126           7
       Deferred tax provision........         3,223       1,001
       Changes in assets and
        liabilities, net of effects
        of acquisitions --
             Trade receivables.......        (8,311)     (5,122)
             Parts and supplies......        (1,056)     (2,475)
             Other current assets....        (4,797)     (4,759)
             Accounts payable........        (2,322)      2,988
             Accrued expenses and
               other.................        (1,449)      1,141
                                       ------------  ----------
                  Net cash provided
                      by operating
                      activities.....        19,443      16,435
                                       ------------  ----------
INVESTING ACTIVITIES
  Purchase of net assets of acquired
     entities, including acquisition
     costs,
     less cash acquired..............      (106,286)     (1,999)
  Purchases of property and
     equipment.......................       (47,177)    (34,426)
  Proceeds from sales of property and
     equipment.......................         7,021       6,603
  Proceeds from sales of short-term
     investments.....................         5,619       1,009
  Purchases of short-term
     investments.....................          (557)     --
  Other..............................           (80)       (473)
                                       ------------  ----------
                  Net cash used in
                      investing
                      activities.....      (141,460)    (29,286)
                                       ------------  ----------
FINANCING ACTIVITIES
  Proceeds from issuance of common
     stock...........................        46,976         655
  Proceeds from issuance of
     convertible subordinated
     debentures......................        77,585      --
  Proceeds from debt borrowings......        62,962      22,682
  Reduction of debt..................       (47,706)     (5,410)
  Other..............................          (580)         93
                                       ------------  ----------
                  Net cash provided
                      by financing
                      activities.....       139,237      18,020
                                       ------------  ----------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS........................        17,220       5,169
CASH AND CASH EQUIVALENTS, beginning
  of period..........................         9,295       5,970
                                       ------------  ----------
CASH AND CASH EQUIVALENTS, end of
  period.............................  $     26,515  $   11,139
                                       ============  ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                         PRIDE PETROLEUM SERVICES, INC.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.  GENERAL

     The unaudited consolidated financial statements included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, pursuant to such rules and regulations. These unaudited consolidated financial statements should be read in conjunction with Pride Petroleum Services, Inc.'s (the "Company's") audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995. Certain reclassifications have been made to prior year amounts to conform with the current year presentation.

     The unaudited consolidated financial information included herein reflects all adjustments, consisting only of normal recurring adjustments, which are necessary, in the opinion of management, for a fair presentation of the Company's financial position, results of operations and cash flows for the interim periods presented. The results of operations for the interim periods presented herein are not necessarily indicative of the results to be expected for full years.

2.  COMMITMENTS AND CONTINGENCIES

     The Company is routinely involved in litigation incidental to its business, which often involves claims for significant monetary amounts, some of which would not be covered by insurance. In the opinion of management, none of the existing litigation will have any material adverse effect on the Company's financial position or results of operations.

     The Company is self-insured with respect to physical damage or loss to its domestic vehicles, land rigs (except for thirteen of its largest domestic land rigs), and other equipment. Thirteen of the Company's largest domestic land rigs and all of the Company's international land rigs are insured, with deductibles of generally $25,000 per occurrence. Nineteen of the Company's 23 offshore platform rigs and all of its barge rigs are insured with deductibles of $50,000 and $150,000, respectively. Presently, the Company has insurance deductibles of $250,000 per occurrence for domestic workers' compensation claims, $100,000 per occurrence for domestic automobile liability claims, and $100,000 for general liability claims. The Company further limits its exposure by maintaining an accident and health insurance policy with respect to its domestic employees with a deductible of $10,000 per occurrence. Coverages with respect to foreign operations for workers' compensation and automobile claims are subject to deductibles of generally $40,000 to $100,000 per occurrence.

     As of September 30, 1996 and December 31, 1995, the Company had accrued approximately $6,761,000 and $7,249,000, respectively, for estimated claims liabilities, of which $4,349,000 and $3,940,000, respectively, was included in current liabilities and $2,412,000 and $3,309,000, respectively, was included in other long-term liabilities in the accompanying unaudited consolidated balance sheet. As of September 30, 1996, the Company had letters of credit outstanding totaling $8,652,000. These letters of credit guarantee principally the funding of the Company's share of insured claims.

                         PRIDE PETROLEUM SERVICES, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  ACQUISITIONS

     In April 1996, the Company acquired all of the outstanding capital stock of Quitral-Co S.A.I.C. ("Quitral-Co") for an aggregate purchase price of $140,000,000, consisting of $110,000,000 in cash and a $30,000,000 installment note payable to the selling shareholders.

     The assets acquired and liabilities assumed in the Quitral-Co acquisition, based on the Company's preliminary purchase price allocation, were as follows:

                                        ASSETS (LIABILITIES)
                                        --------------------
                                           (IN THOUSANDS)
Cash and cash equivalents............         $  5,564
Short-term investments...............            2,851
Trade receivables....................           35,189
Parts and supplies...................           15,618
Deferred income taxes................            1,300
Other current assets.................            3,814
Property and equipment...............          161,420
Other assets.........................                2
Accounts payable.....................          (21,710)
Accrued expenses.....................          (23,462)
Long-term debt.......................          (13,936)
Deferred income taxes................          (26,650)
                                        --------------------
                                              $140,000
                                        ====================

     Unaudited pro forma results of operations assuming the acquisition of Quitral-Co had occurred on January 1, 1995, as follows:

                                         NINE MONTHS ENDED
                                           SEPTEMBER 30,
                                       ----------------------
                                          1996        1995
                                       ----------  ----------
                                       (IN THOUSANDS, EXCEPT
                                         PER SHARE AMOUNTS)
Revenues.............................  $  346,803  $  344,435
Net earnings.........................      17,167      13,042
Earnings per share
     Primary.........................         .62         .52
     Fully diluted...................         .58         .48

     The pro forma results of operations presented above do not purport to be indicative of the results of the operations of the Company that might have occurred nor are they indicative of future results.

     In February 1996, the Company acquired substantially all of the assets of another operator in Freer, Texas for aggregate consideration of approximately $1,879,000, consisting of $1,850,000 cash and 4,200 restricted shares of common stock. The assets acquired included seven workover rigs, hauling and anchor trucks and other support assets.

     Each of the acquisitions discussed above was recorded using the purchase method of accounting. The operating results of each acquisition have been included in the Company's consolidated results of operations from the date of acquisition.

                         PRIDE PETROLEUM SERVICES, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  DEBT

  LONG-TERM DEBT

     Long-term debt at September 30, 1996 and December 31, 1995 consists of the following:

                                        SEPTEMBER 30,      DECEMBER 31,
                                             1996              1995
                                        --------------     ------------
                                                (IN THOUSANDS)
Collateralized term loans............      $ 41,736          $  5,696
Limited-recourse collateralized term
  loans..............................        39,812            42,320
Note payable to sellers..............        26,000            --
Eximbank notes payable...............         9,878            --
Notes payable........................         6,047               529
Acquisition note payable.............         4,175             5,070
Secured term loans...................         2,970             8,200
Secured revolver.....................       --                  8,850
Revolving line of credit.............       --                    762
                                        --------------     ------------
                                            130,618            71,427
Less: current portion................        32,671            10,291
                                        --------------     ------------
                                           $ 97,947          $ 61,136
                                        ==============     ============

     In April 1996, the Company completed two separate financing arrangements with lending institutions pursuant to which it borrowed an aggregate amount of $40,000,000, net of repayment of $5,000,000 of borrowings to one of the lenders. The collateralized term loans bear interest initially at a floating rate of prime plus 1/2% and are repayable in monthly installments of principal and interest over a period of five to six years. The Company may elect to convert the interest payable to a fixed rate basis at any time during the term of the loans. The loans are collateralized by substantially all of the Company's domestic land-based rig fleet and ancillary equipment. Proceeds from the loans were used to fund a portion of the cash consideration for the acquisition of Quitral-Co, discussed above.

     During 1994, the Company entered into long-term financing arrangements with two Japanese trading companies in connection with the construction and operation of two drilling/workover barge rigs. The term loans are collateralized by the barge rigs and related charter contracts. The loans are being repaid from the proceeds of the related charter contracts in equal monthly installments of principal and interest through July 2004. In addition, a portion of contract proceeds is being held in trust to assure that timely payment of future debt service obligations is made. At September 30, 1996, $2,435,000 of such contract proceeds, which amount is included in cash and cash equivalents on the accompanying unaudited consolidated balance sheet, are being held in trust as security for the lenders, and are not presently available for use by the Company.

     In connection with the acquisition of Quitral-Co in April 1996, the Company issued a note payable to the sellers for $30,000,000. The note bears interest at LIBOR plus 2% payable quarterly, and principal is expected to be repaid in thirty monthly installments.

     Prior to being acquired by the Company, Quitral-Co had entered into two loan agreements with a lending institution to finance the purchase and import of goods manufactured in the United States. Loans made pursuant to the loan agreements bear interest at rates ranging from LIBOR plus 1.40% to LIBOR plus 1.80% per annum, and are repayable in semi-annual installments through October 2000. Borrowings pursuant to these two loan agreements have been guaranteed against certain political risks in Argentina and Venezuela by the Export-Import Bank of the United States ("Eximbank").

                         PRIDE PETROLEUM SERVICES, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  DEBT (CONTINUED)

     Notes payable at September 30, 1996 includes financed insurance premiums and other short-term borrowings with the acquisition of Quitral-Co.

  CONVERTIBLE SUBORDINATED DEBENTURES

     In January 1996, the Company completed the public sale of $80,500,000 principal amount of 6 1/4% convertible subordinated debentures. The debentures, which are due February 15, 2006, are convertible into common stock of the Company at a price of $12.25 per share. The debentures are redeemable at the option of the Company, in whole or in part, at any time on or after March 1, 1999, at an initial redemption price of 103.125% of the principal amount and declining to 100% of the principal amount by February 15, 2002. Interest is payable semi-annually on February 15 and August 15 of each year, commencing August 15, 1996.

5.  LEASES

     In April 1996, the Company increased the amount of its equipment leasing facility to $10,800,000, and $5,300,000 of proceeds were received by the Company in connection with the sale and leaseback of a newly-constructed offshore platform rig. Rentals on the April 1996 transaction are $1,083,000 annually.

6.  COMMON STOCK OFFERING

     In July 1996, the Company completed the public sale of 3,450,000 shares of common stock, which resulted in net proceeds to the Company of approximately $45,641,000. Approximately $20,200,000 of such net proceeds was used to repay outstanding indebtedness, approximately $12,000,000 was used to finance the construction of two platform rigs for the Company's offshore fleet and approximately $7,000,000 is being used to fund various capital projects for Quitral-Co, including rig upgrades and expansion of its rig transportation fleet. The balance of the net proceeds is available for general corporate purposes.

7.  INCOME TAXES

     During the first nine months of 1996, the Company recognized the current tax benefits from the utilization of approximately $5,279,000 of certain foreign net operating loss carryforwards. The Company had previously provided a valuation allowance for the tax benefits of such foreign net operating loss carryforwards.

8.  NET EARNINGS PER SHARE

     Primary net earnings per share has been computed based on the weighted average number of common shares outstanding during the applicable period. Common share equivalents have been included in periods in which their effect is dilutive. Common share equivalents include the number of shares issuable upon the exercise of stock options and warrants, less the number of shares that could have been repurchased with the exercise proceeds, using the treasury stock method. Fully diluted net earnings per share has been computed based on the weighted average number of shares of common stock and common stock equivalents outstanding during the period, as if the convertible subordinated debentures were converted into common stock on the date of sale, after giving retroactive effect to the elimination of interest expense, net of income tax effect, applicable to the convertible subordinated debentures.

                         PRIDE PETROLEUM SERVICES, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8.  NET EARNINGS PER SHARE (CONTINUED)

     The following table presents information necessary to calculate fully diluted net earnings per share:

                                        NINE MONTHS ENDED
                                          SEPTEMBER 30,
                                       --------------------
                                         1996       1995
                                       ---------  ---------
                                          (IN THOUSANDS,
                                              EXCEPT
                                        PER SHARE AMOUNTS)
Net earnings.........................  $  14,454  $  11,227
Interest on convertible subordinated
  debentures.........................      3,624     --
Income tax effect....................     (1,304)    --
                                       ---------  ---------
          Net earnings applicable to
             common stock............  $  16,774  $  11,227
                                       =========  =========
Weighted average number of common
  shares outstanding.................     26,116     24,465
Additional shares assuming conversion
  of:
     Convertible subordinated
       debentures....................      5,950     --
     Stock options and warrants......      1,452      1,255
                                       ---------  ---------
          Weighted average common
             shares and common share
             equivalents
             outstanding.............     33,518     25,720
                                       =========  =========
          Fully diluted net earnings
             per share...............  $     .50  $     .44
                                       =========  =========

9.  SEGMENT INFORMATION

     The following table sets forth certain consolidated information with respect to the Company and its subsidiaries by operating segment:

                                        DOMESTIC     DOMESTIC
                                          LAND       OFFSHORE     INTERNATIONAL      TOTAL
                                       ----------    ---------    --------------   ----------
                                                           (IN THOUSANDS)
NINE MONTHS ENDED SEPTEMBER 30, 1996
Revenues.............................  $   87,290     $ 41,677       $154,626      $  283,593
Earnings from operations.............       4,260        4,891         17,539          26,690
Identifiable assets..................     104,221(1)    64,223        361,160         529,604
Capital expenditures, including
  acquisitions.......................       4,975       15,120        189,375         209,470
Depreciation and amortization........       4,264        2,705         13,018          19,987
NINE MONTHS ENDED SEPTEMBER 30, 1995
Revenues.............................  $   85,990     $ 37,564       $ 74,958      $  198,512
Earnings from operations.............       4,574        5,074          9,791          19,439
Identifiable assets..................      78,514(1)    55,521        122,783         256,818
Capital expenditures, including
  acquisitions.......................      15,202       12,852         20,349          48,403
Depreciation and amortization........       4,155        2,274          5,648          12,077

------------

  (1) Includes corporate working capital.

10.  SUBSEQUENT EVENTS

     In October 1996, the Company acquired all of the outstanding capital stock of Ingeser de Colombia, S.A. ("Ingeser") for aggregate consideration of $5,500,000, consisting of $4,000,000 cash and a contingent note payable to the sellers for $1,500,000. Based on the debt assumed and the working capital position of Ingeser, the transaction was valued at approximately $12,000,000. Ingeser operates seven drilling rigs and six workover rigs in the Republic of Colombia. During the twelve month period ended June 30, 1996,

                         PRIDE PETROLEUM SERVICES, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10.  SUBSEQUENT EVENTS (CONTINUED)
Ingeser generated revenues of approximately $16,000,000. The acquisition of Ingeser will be accounted for as a purchase. Accordingly, the results of operations of Ingeser will be included in the Company's consolidated results of operations from October 30, 1996, the date of the acquisition.

     Also in October 1996, the Company entered into a letter agreement providing for the acquisition of Forasol-Foramer N.V. ("Forasol") for aggregate consideration of approximately $281,000,000. Pursuant to the agreement, the Company will issue .66 common shares and $6.80 cash for each share of Forasol. Based on the debt and working capital of Forasol, the entire transaction value is estimated to be approximately $320,000,000. Forasol is a significant drilling contractor which operates marine and land-based equipment, including semi-submersible, jackup, tender, barge, offshore platform and land-based rigs. During the twelve month period ended June 30, 1996, Forasol generated revenues of approximately $178,000,000. Completion of the transaction is subject to normal conditions, including completion of satisfactory due diligence reviews, negotiation of definitive purchase agreements and necessary shareholder approvals. The letter agreement provides for break-up fees of up to $20,000,000. Management believes that the acquisition will be completed during the first quarter of 1997.

     In November 1996, the Company acquired three land-based drilling rigs and other support assets from another operator in Argentina for $8,200,000 cash.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
QUITRAL-CO S.A.I.C.

     We have audited the accompanying consolidated balance sheets of QUITRAL-CO S.A.I.C. (an Argentine Corporation) and its subsidiary as of June 30, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended June 30, 1995, 1994 and 1993, all expressed in thousands of constant Argentine pesos as of June 30, 1995 (Note 2). These financial statements are the responsibility of Quitral-Co's management. Our responsibility is to express an opinion on those financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in Argentina, which are in substantial agreement with those in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of QUITRAL-CO S.A.I.C. and its subsidiary as of June 30, 1995 and 1994 and the consolidated results of its operations and its cash flows for the years ended June 30, 1995, 1994 and 1993, in conformity with generally accepted accounting principles applicable to consolidated financial statements in Argentina, applied on a consistent basis after giving retroactive effect to the change, with which we concur, in valuation of property, plant and equipment in an affiliate company carried at equity method as discussed in Note 4.a).

     Accounting practices used by Quitral-Co in preparing the accompanying consolidated financial statements conform with generally accepted accounting principles used in Argentina for consolidated financial statements, but do not conform with generally accepted accounting principles in the United States of America. A description of the significant differences and the approximate effect of those differences on the reconciliation of shareholders' equity and net income as of and for the years ended June 30, 1995 and 1994, respectively, are set forth in Note 12 to the consolidated financial statements.

                                          PISTRELLI, DIAZ Y ASOCIADOS
                                          C.P.C.E.C.F. VOL. 1-F8
                                          ENRIQUE C. GROTZ
                                          Partner
                                          Certified Public Accountant UBA
                                          C.P.C.E.C.F. Vol. 136-F149

Buenos Aires, Argentina
May 20, 1996

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
            CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 1995 AND 1994
(STATED IN THOUSANDS OF CONSTANT ARGENTINE PESOS AS OF JUNE 30, 1995 -- NOTE 2)

                                            1995       1994
                                          ---------  ---------
CURRENT ASSETS
  Cash..................................      2,346      1,326
  Investments (Note 5.a)................      1,566        272
  Trade receivables (Note 5.b)..........     35,452     27,060
  Other receivables (Note 5.c)..........      6,137      3,525
  Parts and supplies (Note 5.d).........     14,623     12,847
  Discontinued operations (Note 7)......      2,522      2,362
                                          ---------  ---------
     Total current assets...............     62,646     47,392
                                          ---------  ---------
NONCURRENT ASSETS
  Other receivables (Note 5.c)..........        678        325
  Parts and supplies (Note 5.d).........      5,392      7,122
  Investments (Note 5.a)................        230      6,532
  Property and equipment (Note 11.a)....     68,371     56,474
  Discontinued operations (Note 7)......     43,873     47,152
                                          ---------  ---------
     Total noncurrent assets............    118,544    117,605
                                          ---------  ---------
     Total assets.......................    181,190    164,997
                                          =========  =========
CURRENT LIABILITIES
  Accounts payable (Note 5.e)...........     13,893     10,673
  Loans (Note 5.f)......................     19,269     18,482
  Payroll and social security taxes.....      4,846      4,112
  Taxes payable.........................      4,649      3,059
  Other liabilities (Note 5.g)..........      1,640      1,859
  Discontinued operations (Note 7)......      1,320      1,280
                                          ---------  ---------
     Total current liabilities..........     45,617     39,465
                                          ---------  ---------
NONCURRENT LIABILITIES
  Loans (Note 5.f)......................      7,363      2,541
  Other liabilities (Note 5.g)..........      3,778      3,792
  Reserves (Note 11.b)..................      2,318      1,837
                                          ---------  ---------
     Total noncurrent liabilities.......     13,459      8,170
                                          ---------  ---------
     Total liabilities..................     59,076     47,635
MINORITY INTEREST IN SUBSIDIARY.........        475      2,186
SHAREHOLDERS' EQUITY (per corresponding
  statement)............................    121,639    115,176
                                          ---------  ---------
     Total liabilities and shareholders'
      equity............................    181,190    164,997
                                          =========  =========

   The accompanying notes are an integral part of these financial statements.

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
                FOR THE YEARS ENDED JUNE 30, 1995, 1994 AND 1993
(STATED IN THOUSANDS OF CONSTANT ARGENTINE PESOS AS OF JUNE 30, 1995 -- NOTE 2)

                                          1995        1994       1993
                                       ----------  ----------  ---------
NET SALES............................     175,313     143,178    106,763
COST OF SALES (Note 11.c)............    (158,767)   (126,516)   (89,387)
                                       ----------  ----------  ---------
     Gross income....................      16,546      16,662     17,376
OPERATING EXPENSES (Note 11.e).......     (11,624)     (7,875)    (6,146)
OTHER (EXPENSES) INCOME, net (Note
5.h).................................        (620)       (800)    (1,985)
FINANCIAL INCOME (EXPENSE) AND
  HOLDING GAINS (LOSSES), net (Note
  5.i)...............................      (3,709)       (271)      (112)
                                       ----------  ----------  ---------
     Income from continuing
       operations before income tax
       and minority interest.........         593       7,716      9,133
INCOME TAX...........................      (4,044)     (2,528)    (1,164)
                                       ----------  ----------  ---------
     (Loss) Income from continuing
       operations....................      (3,451)      5,188      7,969
INCOME (LOSS) FROM DISCONTINUED
  OPERATIONS (Note 7), plus tax
  carryforward of 349, 639 and 193,
  respectively.......................      12,385        (108)    (1,197)
MINORITY INTEREST IN SUBSIDIARY......       1,770         224     --
                                       ----------  ----------  ---------
     Net income......................      10,704       5,304      6,772
                                       ==========  ==========  =========

   The accompanying notes are an integral part of these financial statements.

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                FOR THE YEARS ENDED JUNE 30, 1995, 1994 AND 1993
(STATED IN THOUSANDS OF CONSTANT ARGENTINE PESOS AS OF JUNE 30, 1995 -- NOTE 2)

                                                       STOCK
                                        -----------------------------------       APPRAISAL
                                                   ADJUSTMENT    ADDITIONAL      REVALUATION                  UNAPPROPRIATED
                                        CAPITAL    TO CAPITAL     PAID IN      RESERVE-EQUITY      LEGAL         RETAINED
                                         STOCK       STOCK        CAPITAL        INVESTMENTS      RESERVE        EARNINGS
                                        -------    ----------    ----------    ---------------    --------    --------------
Balances as of June 30, 1992.........   12,138        8,586        28,638            9,537          1,142         48,781
Reversal of Petroqumica Cuyo's
  appraisal revaluation reserve (Note
  4a)................................     --          --            --              (9,537)         --            --
                                        -------    ----------    ----------    ---------------    --------    --------------
Modified balances as of beginning of
  year...............................   12,138        8,586        28,638          --               1,142         48,781
Appropriation to Legal reserve.......     --          --            --             --                 334           (334)
Capital increase.....................      914           88         --             --               --            --
Additional paid in capital...........     --          --            6,496          --               --            --
Other................................     --          --            --             --               --               (99)
Net income...........................     --          --            --             --               --             6,772
                                        -------    ----------    ----------    ---------------    --------    --------------
Balances as of June 30, 1993.........   13,052        8,674        35,134          --               1,476         55,120
Appropriation to Legal reserve.......     --          --            --             --                 341           (341)
Cash dividends (Ps. 0.25 per
  share).............................     --          --            --             --               --            (3,262)
Other................................     --          --            --             --               --              (322)
Net income...........................     --          --            --             --               --             5,304
                                        -------    ----------    ----------    ---------------    --------    --------------
Balances as of June 30, 1994.........   13,052        8,674        35,134          --               1,817         56,499
Appropriation to Legal reserve.......     --          --            --             --                 260           (260)
Cash dividends (Ps. 0.32 per
  share).............................     --          --            --             --               --            (4,241)
Net income...........................     --          --            --             --               --            10,704
                                        -------    ----------    ----------    ---------------    --------    --------------
Balances June 30, 1995...............   13,052        8,674        35,134          --               2,077         62,702
                                        =======    ==========    ==========    ===============    ========    ==============

                                           TOTAL
                                       SHAREHOLDERS'
                                           EQUITY
                                       --------------
Balances as of June 30, 1992.........      108,822
Reversal of Petroqumica Cuyo's
  appraisal revaluation reserve (Note
  4a)................................       (9,537)
                                       --------------
Modified balances as of beginning of
  year...............................       99,285
Appropriation to Legal reserve.......      --
Capital increase.....................        1,002
Additional paid in capital...........        6,496
Other................................          (99)
Net income...........................        6,772
                                       --------------
Balances as of June 30, 1993.........      113,456
Appropriation to Legal reserve.......      --
Cash dividends (Ps. 0.25 per
  share).............................       (3,262)
Other................................         (322)
Net income...........................        5,304
                                       --------------
Balances as of June 30, 1994.........      115,176
Appropriation to Legal reserve.......      --
Cash dividends (Ps. 0.32 per
  share).............................       (4,241)
Net income...........................       10,704
                                       --------------
Balances June 30, 1995...............      121,639
                                       ==============

   The accompanying notes are an integral part of these financial statements.

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED JUNE 30, 1995, 1994, AND 1993
(STATED IN THOUSANDS OF CONSTANT ARGENTINE PESOS AS OF JUNE 30, 1995 -- NOTE 2)

                                         1995       1994       1993
                                       ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income......................     10,704      5,304      6,772
Adjustments to reconcile net income
  to cash provided by operating
  activities:
     Minority interest in profits....     (1,770)      (224)    --
     Depreciation of property and
       equipment.....................     10,504      8,175      8,694
     Gain (loss) on sale of property
       and equipment.................       (226)      (310)      (584)
     Increase (decrease) in
       allowances/reserves...........        481       (101)       316
     Increase in allowance for
       obsolescence of parts and
       supplies......................      1,730     --          1,417
     Discontinued operations.........      2,369      5,335      3,783
     Income on the sale of
       discontinued operations of
       joint venture interests.......     (5,743)    --         --
     Income from discontinued
       operations of equity
       investments...................     (9,679)      (419)     2,207
Changes in assets and liabilities:
     Trade receivables...............     (4,655)    (8,186)     1,668
     Other receivables...............     (2,965)      (261)       676
     Parts and supplies..............     (8,063)    (8,833)    (6,723)
     Accounts payable................      5,614      2,666     (2,804)
     Payroll and social security
       taxes.........................        734      1,291       (505)
     Taxes payable...................      1,077      1,361       (512)
     Other liabilities...............      1,070      4,038     (1,626)
     Discontinued operations.........      3,321     (5,798)    (1,059)
     Other...........................        261        759       (690)
                                       ---------  ---------  ---------
          Cash flows provided by
             operating activities....      4,764      4,797     11,030
                                       ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
     Loans to related companies......      1,670     --         --
     Short-term investments..........        135        124        149
     Acquisition of property and
       equipment.....................    (18,791)   (13,746)    (1,350)
     Sales of property and
       equipment.....................        510        624      1,170
     Sale of temporary investments...        492     --         --
     Proceeds from sale of
       discontinued operations.......     16,170     --         --
     Discontinued operations.........     (2,744)    (5,147)    --
                                       ---------  ---------  ---------
          Cash flows used in
             investing activities....     (2,558)   (18,145)       (31)
                                       ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
     Short-term loans, net...........       (461)    18,947     (9,168)
     Long-term loans.................      4,822      2,541     --
     Dividends.......................     (4,242)    (7,196)    (1,753)
                                       ---------  ---------  ---------
          Cash flows provided by
             (used in) financing
             activities..............        119     14,292    (10,921)
                                       ---------  ---------  ---------
     Net increase in cash and cash
       equivalents...................      2,325        944         78
     Cash and cash equivalents at the
       beginning of year.............      1,587        643        565
                                       ---------  ---------  ---------
     Cash and cash equivalents at the
       end of year...................      3,912      1,587        643
                                       =========  =========  =========

   The accompanying notes are an integral part of these financial statements.

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       AS OF JUNE 30, 1995, 1994 AND 1993
(STATED IN THOUSANDS OF CONSTANT ARGENTINE PESOS AS OF JUNE 30, 1995 -- NOTE 2)

1.  MAIN COMPANY BUSINESS AND REORGANIZATION

     Quitral-Co S.A.I.C. ("Quitral-Co") was formed in Argentina in 1960. Quitral-Co and its subsidiary Perforaciones Quitral-Co de Venezuela S.A. ("Quitral-Co de Venezuela" or the "Subsidiary") provide oil and gas well drilling, completion, repair, and workover services, which are predominantly rendered in Argentina and Venezuela. Each of these countries forms an activity center and provides services in their respective countries with their own machinery, materials warehouses, and administrative facilities. Quitral-Co is headquartered in Buenos Aires.

     Pursuing its strategic aim of concentrating business in the area of oil field services, during the year ended June 30, 1995, Quitral-Co sold its working interests in oil producing joint ventures in Argentina. Additionally, in September 1995, Quitral-Co de Venezuela divested its 10% interest in the Oritupano-Leona oil producing area (see Note 7). The assets, liabilities and results related to the interests in those joint ventures, are presented as discontinued operations for all the years presented.

     Events subsequent to the year ended June 30, 1995:

        -- During September 1995, Quitral-Co acquired the remaining 30% of the capital stock of Quitral-Co de Venezuela, thus becoming the sole owner of the aforementioned Company's shares (see Note 7).

        -- At the General Shareholders' Meeting of April 29, 1996, the shareholders approved the distribution of all of its equity interests in Petroqumica Cuyo S.A.I.C., Packingplast S.A., and Jojoba S.A. as a dividend distribution in kind at their book value. The assets, liabilities and results related to these investments are presented as discontinued operations for all the years presented (see Note 7). In addition, at this General Shareholders' Meeting, the shareholders approved distribution of 32,600 in cash dividends.

        -- On April 29, 1996, Pride Petroleum Services, Inc. ("Pride"), a US based company, extended a non-current loan of 32,600 to Quitral-Co to increase its working capital. On April 30, 1996, Pride acquired 100% of Quitral-Co's shares, thus gaining control of Quitral-Co.

        -- In April 1996, far-reaching changes were made to Venezuela's economic policy. The exchange market was freed causing the Bolivar to be devalued by about 80%.

        -- In addition, on May 2, 1996, by decision of the shareholders at the General Shareholders' Meeting held on that date, a new Board of Directors was elected. The new management is undertaking an analysis of Quitral-Co's organizational structure to define and implement short-term strategies and actions intended to position the business for future success. This analysis may include several dismissals for estimated termination costs of approximately 4,000.

     Quitral-Co is organized under the laws of Argentina and its operations are conducted in Argentina and Venezuela through its subsidiary; it is therefore subject to certain investment considerations not typically associated with investments in equity securities of United States companies. These factors mainly include: dependence on oil and gas industry conditions, the Argentine and Venezuelan economy and corporate governance in Argentina and the regulatory environment Quitral-Co operates within. Quitral-Co is subject also to various environmental and labor laws and regulations that are different from those which would apply to a company in the United States of America. For further information, see "Risk Factors" in the accompanying Prospectus which information is incorporated herein.

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  BASIS OF PRESENTATION

     The consolidated financial statements of Quitral-Co have been prepared in accordance with generally accepted accounting principles in Argentina ("Argentine GAAP"), and regulations of the Inspeccion General de
Justicia -- "IGJ" (governmental regulatory agency for nonpublic companies), which differ in certain respects from generally accepted accounting principles in the United States of America (U.S. GAAP). A description of the significant differences between Argentine and U.S. GAAP, and the approximate effect of differences on Quitral-Co's consolidated net income and shareholders' equity are set forth in Note 12 to the consolidated financial statements.

  PURPOSE OF THE FINANCIAL STATEMENTS

     These consolidated financial statements have been prepared with the purposes of being included in the Form S-3 to be filed by Pride with the Securities and Exchange Commission of the United States of America (the "SEC"). The consolidated financial statements also include certain reclassifications and additional disclosures necessary to conform more closely with the form and content required by the SEC.

  RESTATEMENT OF FINANCIAL STATEMENTS IN CONSTANT ARGENTINE PESOS

     In accordance with the method of restatement established in Technical Resolution No. 6 of the Argentine Federation of Professional Councils in Economic Sciences (FACPCE) and current legislation, the financial statements of Quitral-Co were stated in constant Argentine pesos as of the end of each year. In addition, all amounts have been restated in constant Argentine pesos as of June 30, 1995. This restatement does not change the valuation of the assets and liabilities in the financial statements, except for the adjustment required to state the reported amounts in constant pesos as of June 30, 1995. In accordance with these requirements, translation factors derived from the general level wholesale price index issued by the National Institute of Statistics and Census have been used to arrive at the constant Argentine pesos financial statements.

     The conversion factors used to restate the financial statements in constant Argentine pesos were 1.0, 1.081, and 1.0836 as of June 30, 1995, 1994, and 1993,
respectively.

     Resolution No. 8/95 of IGJ dated September 12, 1995, requires companies to discontinue, beginning September 1, 1995, the restatement of financial statements for the effect of inflation. On March 29, 1996, the FACPCE approved Resolution No. 140/96 which determined an annual variation of up to 8% in the index provided by Resolution No. 6 allowing as an alternative criterion, the historical currency as reporting currency for preparing financial statements.

  ARGENTINE LEGAL REQUIREMENTS

     In accordance with Argentine GAAP and current Argentine legislation, the presentation of the parent company's individual financial statements is required. Consolidated financial statements need only be included as supplementary information. For the purpose of this filing, individual financial statements have been omitted since they are not required for SEC reporting purposes.

     Additionally, certain disclosures related to formal legal requirements for reporting in Argentina have been omitted for purposes of these financial statements since they are not required for SEC reporting purposes.

  TRANSLATION OF FOREIGN OPERATIONS

     The financial statements of Quitral-Co de Venezuela have been translated into constant Argentine pesos, using that currency as the functional currency. Thus, monetary assets and liabilities were translated at the exchange rate prevailing as of year-end, while nonmonetary items were translated at historical exchange rates and subsequently restated in constant Argentine pesos. Income statement accounts were converted at the average exchange rate for each month and restated as indicated above, except for depreciation and other

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  BASIS OF PRESENTATION (CONTINUED)
consumption of nonmonetary assets, which were valued in terms of the converted amounts of those assets. Translation gains or losses related to the effect of devaluation or revaluation of monetary assets and liabilities were charged or credited to income under Financial income (expense) and holding gains (losses).

  CONSOLIDATED FINANCIAL STATEMENTS

     In accordance with the rules and regulations established by Technical Resolution No. 4 of the FACPCE, Quitral-Co (the controlling company) has made a line by line consolidation of its balance sheets as of June 30, 1995 and 1994, and the related statements of income and cash flows for the years then ended with the financial statements of Quitral-Co de Venezuela from the date it was purchased in December 1993.

     The table below presents the ownership and voting interest in Quitral-Co de
Venezuela:

                                            % OWNERSHIP AND
                                            VOTING INTEREST
                                           ------------------
                                            AS OF      AS OF
                COMPANY                    6/30/95    6/30/94      YEAR END       REGISTERED OFFICE
----------------------------------------   -------    -------    ------------   ----------------------
Quitral-Co de Venezuela.................      70%        70%     December 31    Caracas FD, Venezuela

     In order to comply with Argentine GAAP and properly apply the consolidation method, the Subsidiary prepared special financial statements as of June 30, 1995 and 1994. The financial statements of the Subsidiary have been prepared to conform the accounting policies to those applied by Quitral-Co in preparing its financial statements. All significant intercompany transactions and balances have been eliminated in consolidation. The participation of minority shareholders in the Subsidiary has been presented in the consolidated statements under minority interest.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with Argentine GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Subsequent resolution of some matters could differ from those estimates.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, Quitral-Co considers all highly liquid investments with original maturity of three months or less as cash equivalents.

     The table below presents the amount of interest and taxes paid for the years ended June 30, 1995, 1994 and 1993:

                                         1995       1994       1993
                                       ---------  ---------  ---------
Interest paid........................        969        577        483
Income taxes paid....................      4,840      1,565        910

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     In the consolidated statements of cash flows for the years ended June 30, 1995, 1994 and 1993, cash and cash equivalents are comprised of:

                                         1995       1994       1993
                                       ---------  ---------  ---------
Cash.................................      2,346      1,326         87
Foreign currency certificates of
  deposit............................         13        116         77
Government securities................          6     --         --
Financial investment with
  subsidiaries and affiliates........      1,547        145        479
                                       ---------  ---------  ---------
                                           3,912      1,587        643
                                       =========  =========  =========

  VALUATION CRITERIA

     The main valuation criteria used by Quitral-Co for the preparation of the consolidated financial statements are as follows:

a)  CASH, RECEIVABLES AND PAYABLES:

     -- In local currency: at nominal value including, if applicable, interest accrued through each year-end according to the specific clauses of the transaction.

     -- In foreign currency: converted at the exchange rates in effect at each year-end for the settlement of these transactions including, if applicable, interest accrued through each year-end according to the specific clauses of the transaction. Any exchange differences have been charged or credited to income of each year. The respective detail is set forth in Note 11.d).

b)  SHORT-TERM INVESTMENTS:

     -- Foreign-currency deposit certificates: at the rate of exchange prevailing on each year-end plus any interest accrued as of then.

     --  Government securities: at market value current as of each year-end.

     -- Financial investments with related companies: at nominal value including, if applicable, interest accrued through each year-end according to the specific clauses of the transaction.

c)  PARTS AND SUPPLIES:

     -- Materials and spares: with high turnover at replacement cost; slow-moving and minor items at latest purchase price restated in constant pesos at each year-end.

     -- Materials in transit: at the specific cost of each import shipment plus expenses accrued as of each year-end; amounts were translated from foreign currency at exchange rates prevailing on those dates for settlement of the relevant transaction.

     Inventories include, when applicable, an allowance for reduction of their value to their estimated recoverable value.

d)  NONCURRENT INVESTMENTS:

     -- Financial investments with related companies: at nominal value including, if applicable, interest accrued through each year-end according to the specific clauses of the transaction.

e)  PROPERTY AND EQUIPMENT:

     Property and equipment are carried at acquisition cost restated in constant Argentine pesos as of each year-end less related accumulated depreciation. Major renewals and improvements are capitalized and

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) depreciated over the respective asset's useful life. Maintenance and repair costs are charged to expense as incurred. When assets are sold or retired, the remaining costs and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in income. Depreciation of property and equipment is calculated by the straight line method based upon expected useful lives of each class of assets (see Note 11.a).

     The book value of property and equipment, considered as a whole, does not exceed its recoverable value.

f)  DISCONTINUED OPERATIONS:

     Parts and supplies and property and equipment related to discontinued operations of joint venture interests (see Note 7) were valued at acquisition cost restated in constant Argentine pesos as of each year-end, less related accumulated depreciation which does not exceed its realizable value, and discontinued operations of noncurrent investments were valued at equity method as of each year-end. Liabilities have been recorded to meet the obligations arising from discontinued operations.

g)  INCOME TAX:

     Quitral-Co and its subsidiary calculate income tax on a separate-company basis at the current rate of 30% in Argentina and 34% in Venezuela, respectively, without taking in consideration the effect of any temporary differences between book and taxable income.

     As of June 30, 1995, Quitral-Co de Venezuela has an accumulated net operating loss carryforward of about 7,568, which calculated at the current tax rate represents a contingent asset of about 2,573, which may be used to offset future income taxes in that subsidiary.

h)  ALLOWANCES AND RESERVES:

     --  Deducted from assets:

          o Allowance for obsolescence: assessed on the basis of an individual analysis of items considered technically obsolete.

     --  Included in liabilities:

          o Reserves for contingencies: established to provide for contingencies that might involve Quitral-Co in losses whose final outcome depends on one or more future events. Contingent liabilities are evaluated by management and Quitral-Co's legal counsel based on available facts.

     The contingencies include outstanding lawsuits or claims for possible damage to third parties arising from Quitral-Co's business, as well as third-party claims stemming from issues of interpreting current legislation.

     The activity in the allowance and reserve accounts is presented in Note 11.b).

i)  SHAREHOLDERS' EQUITY ACCOUNTS:

     The shareholders' equity accounts are restated in year-end constant Argentine pesos, with the exception of the "Capital stock" account, which has been maintained at its original value. The adjustment resulting from restatement thereof in year-end constant Argentine pesos is included in the "Adjustment to capital stock" account.

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

j)  INCOME STATEMENT ACCOUNTS:

     All accounts have been restated in constant Argentine pesos as of each year-end by applying the respective conversion factors for the month of accrual to the historical amounts, with the exception of charges for nonmonetary assets consumed, which were determined based on the inflation-adjusted amount of the assets involved.

     -- The caption "Financial income (expense) and holding gains (losses)" includes:

         o Nominal financial income and expense generated on assets and liabilities, restated in constant Argentine pesos.

         o The effects of general inflation on monetary assets and liabilities, not included in the preceding paragraph.

         o Holding gains or losses resulting from the revaluation of inventories carried at current value.

              FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND
                          CONCENTRATION OF CREDIT RISK

     Quitral-Co has not used financial instruments to manage its exposure to fluctuations in foreign currencies or interest rates, and accordingly, has not entered into transactions that would create off-balance sheet risk associated with such instruments.

     Quitral-Co's cash equivalents and current investments are deposit certificates and securities placed with financial and commercial institutions. This investment policy limits Quitral-Co's exposure to concentration of credit risk. Quitral-Co's customer base consists primarily of major integrated and international oil companies as well as smaller independent oil and gas producers. Management believes the credit quality of its customers is generally high. Revenues from YPF S.A. and Perez Companc S.A. represent 28.3% and 24.6% for the year ended June 30, 1995; 18.6% and 28.9% for the year ended June 30, 1994 and 21.0% and 39.9% for the year ended June 30, 1993, respectively.

4.  CHANGES IN FINANCIAL STATEMENT PRESENTATION

     a)  Reversal of Petroqumica Cuyo's appraisal revaluation reserve

         Quitral-Co adjusted its equity investment in Petroquimica Cuyo (presented as a discontinued operation) eliminating the property, plant and equipment appraisal revaluation carried out by this affiliate and the appraisal revaluation reserve included in net worth. This change in accounting principle was applied retroactively to these financial statements for the years ended June 30, 1995, 1994 and 1993 and had no effect in the consolidated statements of income.

     b)  Presentation of the statements of cash flows

         Beginning with the financial statements for the interim period ended September 30, 1994, Quitral-Co prepares its statements of cash flows in accordance with the indirect method, starting with the year's net income and adding to or subtracting from it, as applicable, those items comprised in its determination that did not affect the operating cash flows, and disclosing separately any changes in assets and liabilities, as well as the cash provided by or used in investing and financing activities.

     c)  Assets and liabilities of discontinued operations

         For the purpose of these financial statements, assets and liabilities from the operations conducted in Al Norte de la Dorsal, Aguada Villanueva, Piedras Coloradas, Cacheuta, Canadon Amarillo and Altiplanicie del Payun oil fields, as well as those from the indirect interest held by Quitral-Co in the Oritupano-Leona oil area, and the equity investments in Petroquimica Cuyo S.A., Packingplast

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  CHANGES IN FINANCIAL STATEMENT PRESENTATION (CONTINUED)

         S.A. and Jojoba S.A. as of June 30, 1995 and 1994 and the results of operations and cash flows for the years ended June 30, 1995, 1994 and 1993, are shown in the account "Discontinued operations" (see Note 7).

     For the purpose of these financial statements and in accordance with Argentine GAAP, the balances as of June 30, 1994 and 1993, which are presented for comparative purposes, have been prepared after giving effect to the changes described above.

     Additionally, certain reclassifications were made to the amounts presented as of June 30, 1994 and 1993 to conform their presentation to the classifications made as of June 30, 1995.

5.  BREAKDOWN OF SIGNIFICANT ACCOUNTS

     The significant balance sheet and income statement accounts are detailed as follows:

                                         1995       1994
                                       ---------  ---------
a)  INVESTMENTS:
  SHORT-TERM:
  Foreign currency certificates of
  deposit............................         13        116
  Government securities..............          6         11
  Financial investment with related
  companies (Note 10)................      1,547        145
                                       ---------  ---------
                                           1,566        272
                                       =========  =========
  NONCURRENT:
  Financial investment with related
  companies (Note 10)................        230      6,107
  Other..............................     --            425
                                       ---------  ---------
                                             230      6,532
                                       =========  =========
b)  TRADE RECEIVABLES:
  Trade accounts receivables.........     26,407     18,388
  Related companies (Note 10)........      9,032      8,672
  Notes receivable...................         13     --
                                       ---------  ---------
                                          35,452     27,060
                                       =========  =========

c)  OTHER RECEIVABLES:
  CURRENT:
  Tax credits........................      1,017        801
  Prepaid expenses...................        424         60
  Advances to vendors................      2,823        570
  Advances to personnel..............        927        960
  Insurance claims...................         32        323
  Other..............................        914        811
                                       ---------  ---------
                                           6,137      3,525
                                       =========  =========
  NONCURRENT:
  Guarantee deposits.................        314          8
  Other..............................        364        317
                                       ---------  ---------
                                             678        325
                                       =========  =========

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5.  BREAKDOWN OF SIGNIFICANT ACCOUNTS (CONTINUED)
d)  PARTS AND SUPPLIES:
  CURRENT:
  Materials and spares...............     13,289     12,058
  Materials in transit...............      1,883      1,338
  Allowance for obsolescence of
     materials and spares (Note
     11.b)...........................       (549)      (549)
                                       ---------  ---------
                                          14,623     12,847
                                       =========  =========
  NONCURRENT:
  Materials and spares...............      7,122      7,122
  Allowance for obsolescence of
     materials and spares (Note
     11.b)...........................     (1,730)    --
                                       ---------  ---------
                                           5,392      7,122
                                       =========  =========

                                         1995       1994
                                       ---------  ---------
e)  ACCOUNTS PAYABLE:
  Vendors............................     13,336     10,117
  Related companies (Note 10)........        557        556
                                       ---------  ---------
                                          13,893     10,673
                                       =========  =========
f)  LOANS:
  CURRENT:
  Foreign currency loans:
  Related companies (Note 10)........      7,000     --
  Bank loans:
  --  Lloyds Bank....................     --          1,620
  --  Supervielle Societe Generale...     --          2,160
  --  Frances........................     --          1,485
  --  J. P. Morgan...................     --          2,160
  --  Credit Lyonnais Argentina
     S.A.............................     --          1,074
  --  Provincial S.A.I.C.A.
     (Venezuela).....................      3,206      6,328
  --  Mercantil C.A.S.A.C.A.
     (Venezuela).....................      2,054     --
  --  Citibank (Venezuela)...........      2,936     --
  --  Bank of Boston (Venezuela)
     (Note 6)........................      1,928      3,352
  --  Other..........................      1,641        303
                                       ---------  ---------
                                          18,765     18,482
  Local currency loans:
  Overdrafts.........................        504     --
                                       ---------  ---------
                                          19,269     18,482
                                       =========  =========
  NONCURRENT:
  Foreign currency loans:
  Banks (Note 6).....................      7,363(1)   2,541
                                       =========  =========

------------

(1) Includes a 4,543 loan of Quitral-Co de Venezuela at a cost of LIBOR plus 1.80% per annum and payable in 10 semi-annual installments and a 2,820 loan of Quitral-Co (Note 6).

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5.  BREAKDOWN OF SIGNIFICANT ACCOUNTS (CONTINUED)

                                         1995       1994
                                       ---------  ---------
g)  OTHER LIABILITIES:
  CURRENT:
  International Finance
     Corporation.....................      1,133     --
  Directors' fees payable............         47         50
  Other..............................        460      1,809
                                       ---------  ---------
                                           1,640      1,859
                                       =========  =========
  NONCURRENT:
  International Finance
     Corporation.....................      1,688      3,039
  Other..............................      2,090(2)       753(2)
                                       ---------  ---------
                                           3,778      3,792
                                       =========  =========
------------

(2) Non-interest bearing liabilities arising under the Collective Labor Agreement with the Oil Industry Workers Union and employment legislation in force in Venezuela.

                                         1995       1994       1993
                                       ---------  ---------  ---------
h)  OTHER (EXPENSES) INCOME, NET:
  Gain on sale of property and
  equipment -- net...................        226        310        584
  Tax and social security
  amnesties..........................       (416)    --         --
  Other non-operating losses.........       (600)      (491)      (187)
  Other -- net.......................        170       (619)    (2,382)
                                       ---------  ---------  ---------
                                            (620)      (800)    (1,985)
                                       =========  =========  =========

i) FINANCIAL INCOME (EXPENSE) AND
HOLDING GAINS
    (LOSSES) -- NET:
  Exchange rate differences..........       (306)        14        150
  Interest...........................     (4,046)        61       (383)
  Income (loss) on exposure to
     inflation, and gains
     (losses) on holding and
     translation of financial
     statements......................      1,065        (42)       294
  Other financial expenses, net......       (422)      (304)      (173)
                                       ---------  ---------  ---------
                                          (3,709)      (271)      (112)
                                       =========  =========  =========

6.  LOANS

     Quitral-Co has provided a guarantee on a credit line negotiated by Quitral-Co de Venezuela with The First National Bank of Boston, to be used for the purchase and importation of equipment manufactured in the United States. The facility extended to Quitral-Co de Venezuela is for US$6.5 million, at a cost of LIBOR plus 1.80% per annum. The entire loan had been drawn as of June 30, 1995.

     Under the major restrictive covenants of this loan renegotiated during the current year, Quitral-Co (guarantor) is required to maintain certain ratios, as follows: liquidity ratio (total current assets to total current liabilities) equal to or above 0.85 through June 30, 1995, 1.00 from July 1, 1995 through June 30, 1996 and 1.15 from July 1, 1996 through June 30, 1999; and a debt to equity ratio equal to or not less than 1.10, both ratios to be calculated on the basis of consolidated financial statements. Quitral-Co further agreed not to collateralize or otherwise encumber its assets existing as of the date of the loan agreement.

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6.  LOANS (CONTINUED)

     The First National Bank of Boston may declare the entire outstanding principal plus interest and relevant charges immediately due and payable upon any event of nonperformance of the above covenants.

     On June 30, 1995, Quitral-Co provided a guarantee for a total US$7.5 million to banks in the Republic of Venezuela, to secure performance under certain credit lines extended to Quitral-Co de Venezuela. About US$6.1 million of those credit lines had been drawn as of June 30, 1995.

     In addition to the guarantee and other security interests described above, as of June 30, 1995 Quitral-Co de Venezuela had an open letter of credit for the benefit of Corpoven S.A., for about US$7.4 million. The letter of credit was opened to secure performance of the Minimum Work Program committed in respect of its interest in Oritupano-Leona oilfield.

     During the year ended June 30, 1995, Quitral-Co executed a US$5 million loan agreement with the First National Bank of Boston to finance the purchase and import of goods manufactured in the United States. The loan accrues interest at LIBOR plus 1.40% per annum and should be repaid in not more than 10 half-yearly installments. The U.S. Eximbank provided political risks insurance on this loan.

     Under the terms of the loan agreement, Quitral-Co agreed to be bound by similar restrictive covenants and defaults to those described above, in default whereof all outstanding moneys under the loan can be declared immediately due and payable.

     The first disbursements under the loan, for an approximate US$3.6 million, had been received as of June 30, 1995, of which 2,820 was classified as noncurrent.

     The maturities of the noncurrent loans as of June 30, 1995 are as follows:

                                          FROM 1         FROM 2         FROM 3         OVER
                                        TO 2 YEARS     TO 3 YEARS     TO 4 YEARS     5 YEARS      TOTAL
                                        -----------    -----------    -----------    --------   ---------
Loans................................      2,209          1,718          1,718         1,718        7,363
                                        ===========    ===========    ===========    ========   =========

7.  DISCONTINUED OPERATIONS

     Pursuing the strategic aim of concentrating business in the area of oilfield services, in November and December, 1994, Quitral-Co sold its working interests in oil producing joint ventures.

     In November, 1994, Quitral-Co and Perez Companc S.A., owners of a 43.75% and a 56.25% interest, respectively, in the Al Norte de la Dorsal and Aguada Villanueva oil fields, executed an agreement to assign to Chauvco Resources (Argentina) S.A. all of their rights and obligations with respect to oil and gas production and the possibility to explore other oil and/or gas deposits in those areas, including in the assignment the capital goods and inventories owned by the joint ventures in question. The sales price related to Quitral-Co's interest was approximately US$12.6 million.

     Furthermore, in December 1994, Quitral-Co assigned to Perez Companc S.A. its 5% interests in the Piedras Coloradas and Cacheuta blocks and its 20% interests in Canadon Amarillo and Altiplanicie del Payun. The sales price was US$2.8 million, and included the assignment of all of Quitral-Co's rights and obligations with respect to oil and gas production and the possibility to explore other oil and/or gas deposits in the areas, further including in the assignment the equipments and inventories owned by Quitral-Co in the above areas.

     These sales generated a gain, net of income tax of 5,743, and was credited to income during the year ended June 30, 1995 under "Discontinued operations".

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7.  DISCONTINUED OPERATIONS (CONTINUED)

     On the other hand, the subsidiary, Quitral-Co de Venezuela has carried out the following transactions during September 1995, effective January 1, 1995:

          a) Quitral-Co de Venezuela sold to Perez Companc S.A. all its recorded assets and liabilities related to production covering 10% of the area Oritupano-Leona and settled the US$4.6 million payable to Perez Companc S.A.

          b) Quitral-Co acquired from Perez Companc S.A. the remaining 30% of the capital stock of Quitral-Co de Venezuela, thus becoming the sole owner of the aforesaid company's shares.

     In the light of the situation described in a) and b) above, all service income generated from January 1, 1995 was recognized as accruing to Quitral-Co, while all income generated by the Oritupano-Leona oilfield was excluded.

     The transaction described in b) generated an income from discontinued operations in the quarter ended as of September 30, 1995, of 2,699.

     At the Quitral-Co's General Shareholders' Meeting of April 29, 1996, the shareholders approved the distribution of all of its equity interests in Petroqumica Cuyo S.A.I.C., Packingplast S.A. and Jojoba S.A.; these equity investments and their results as of June 30, 1995, 1994 and 1993, have been presented retroactively as "Discontinued operations".

     Below are the assets and liabilities of the operations discontinued by the above joint ventures and Quitral-Co's indirect interest in the Oritupano-Leona area and the equity investments dividended in April, 1996, that were presented in the financial statements as discontinued operations:

                                                1995                       1994
                                        -----------------------    -----------------------
                                         JOINT        EQUITY        JOINT        EQUITY
                                        VENTURES    INVESTMENTS    VENTURES    INVESTMENTS
                                        --------    -----------    --------    -----------
CURRENT ASSETS:
  Cash and cash equivalents..........       597             3          194             6
  Trade receivables..................       577        --              627        --
  Other receivables..................       407           323          576           353
  Parts and supplies.................       606             9          595            11
                                        --------    -----------    --------    -----------
     Total current assets from
       discontinued operations.......     2,187           335        1,992           370
                                        ========    ===========    ========    ===========
NONCURRENT ASSETS:
  Other receivables..................        91        --            1,925        --
  Property and equipment.............     3,548         4,067       15,726         3,025
  Investments........................     --           36,167        --           26,476
                                        --------    -----------    --------    -----------
     Total noncurrent assets from
       discontinued operations.......     3,639        40,234       17,651        29,501
                                        ========    ===========    ========    ===========
CURRENT LIABILITIES:
  Accounts payable...................       949            12          673             1
  Loans..............................     --               18        --           --
  Payroll and social security
  taxes..............................        40            15           55           106
  Taxes payable......................        24        --               74        --
  Other liabilities..................       262        --              371        --
                                        --------    -----------    --------    -----------
     Total current liabilities from
       discontinued operations.......     1,275            45        1,173           107
                                        ========    ===========    ========    ===========

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7.  DISCONTINUED OPERATIONS (CONTINUED)

     The detail of income (losses) on operations and sale of these interests, for the years ended June 30, 1995, 1994 and 1993 is as follows:

                                         1995       1994       1993
                                       ---------  ---------  ---------
(Losses) income on discontinued
  operations of joint ventures and
  Oritupano-Leona oilfield...........     (3,037)      (527)     1,010
Income on the sale of joint
  venture............................      5,743     --         --
                                       ---------  ---------  ---------
Income (losses) from discontinued
  operations of joint ventures.......      2,706       (527)     1,010
Income (losses) from discontinued
  operations of equity investments...      9,679        419     (2,207)
                                       ---------  ---------  ---------
                                          12,385       (108)    (1,197)
                                       =========  =========  =========

8.  CAPITAL STOCK

     As of June 30, 1995, Quitral-Co's issued, subscribed for, paid in, and registered capital stock was 13,052. Movements in capital stock during the year are presented in the consolidated statements of changes in shareholders' equity.

9.  RESTRICTION ON UNAPPROPRIATED EARNINGS

     The legal reserve of Quitral-Co represents earnings restricted from the payments of dividends in accordance with Argentine law. The law dictates that with respect to income in any one year, an amount equal to 5% of the net income of Quitral-Co after offsetting prior years' losses, must be set aside until the cumulative legal reserve equals 20% of capital stock.

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10.  TRANSACTIONS AND BALANCES WITH RELATED COMPANIES

     The outstanding balances as of June 30, 1995 and 1994 from transactions with related companies are as follows:

            RELATED COMPANY                 1995       1994
----------------------------------------  ---------  ---------
INVESTMENTS:
  SHORT TERM:
  Perez Companc S.A.....................      1,412     --
  Other.................................        135        145
                                          ---------  ---------
                                              1,547        145
                                          =========  =========
  NONCURRENT:
  Perez Companc S.A.....................     --          5,733
  Other.................................        230        374
                                          ---------  ---------
                                                230      6,107
                                          =========  =========
TRADE RECEIVABLES:
  Perez Companc S.A.....................      7,027      7,352
  Petrolera Perez Companc S.A...........      1,225      1,043
  Servicios Especiales San Antonio
     S.A................................        769        235
  Other.................................         11         42
                                          ---------  ---------
                                              9,032      8,672
                                          =========  =========
ACCOUNTS PAYABLE:
  CURRENT:
  Perez Companc S.A.....................        159        305
  Servicios Especiales San Antonio
     S.A................................        160        133
  Sade Ingeniera y Construcciones
     S.A................................        238        118
                                          ---------  ---------
                                                557        556
                                          =========  =========
LOANS:
  CURRENT:
  Perez Companc S.A.....................      7,000     --
                                          =========  =========

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10.  TRANSACTIONS AND BALANCES WITH RELATED COMPANIES (CONTINUED)

     The significant transactions made during the year ended June 30, 1995, include:

                                                     NET INTEREST
           RELATED COMPANY              NET SALES       INCOME        PURCHASES
-------------------------------------   ---------    -------------    ---------
Perez Companc S.A....................     43,201           218            578
Petrolera Perez Companc S.A..........      4,508        --              --
Servicios Especiales San Antonio
  S.A................................      7,881        --              1,482
Sade Ingeniera y Construcciones
  S.A................................      --           --              1,388
Other................................        104            44          --
                                        ---------    -------------    ---------
                                          55,694           262          3,448
                                        =========    =============    =========

     The significant transactions made during the year ended June 30, 1994, include:

                                                     NET INTEREST
           RELATED COMPANY              NET SALES    (LOSS) INCOME    PURCHASES
-------------------------------------   ---------    -------------    ---------
Perez Companc S.A....................     41,367           313            325
Maipu Inversora S.A..................      --             (173)         --
Petrolera Perez Companc S.A..........      4,505        --              --
Servicios Especiales San Antonio
  S.A................................      1,819        --              1,649
Sade Ingeniera y Construcciones
  S.A................................      --           --              1,319
Other................................         14            28              2
                                        ---------    -------------    ---------
                                          47,705           168          3,295
                                        =========    =============    =========

     The significant transactions made during the year ended June 30, 1993, include:

                                                     NET INTEREST
           RELATED COMPANY              NET SALES    (LOSS) INCOME    PURCHASES
-------------------------------------   ---------    -------------    ---------
Perez Companc S.A....................     42,636           (73)           610
Petrolera Perez Companc S.A..........      7,061        --              --
Servicios Especiales San Antonio
  S.A................................        257        --              2,524
Sade Ingeniera y Construcciones
  S.A................................      --           --              2,421
Other................................      --               27            795
                                        ---------    -------------    ---------
                                          49,954           (46)         6,350
                                        =========    =============    =========

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  OTHER FINANCIAL STATEMENT INFORMATION

     The following tables present additional financial statement disclosures required under Argentine GAAP; this information is not a required part of the basic financial statements under U.S. GAAP:

          a)  Property and equipment

          b)  Allowances and reserves

          c)  Cost of sales

          d)  Foreign currency assets and liabilities

          e)  Expenses incurred

A)  PROPERTY AND EQUIPMENT

                                                                                    1995
                                         ------------------------------------------------------------------------------------------
                                                                                                ACCUMULATED DEPRECIATION
                                                                                      ---------------------------------------------
                                                                                                            FOR THE YEAR
                                                            COST                                  ---------------------------------
                                         ------------------------------------------
                                            AT                  DECREASE                 AT              INCREASE
                                         BEGINNING                AND       AT END    BEGINNING   ----------------------
             MAIN ACCOUNTS                OF YEAR    INCREASE   TRANSFERS  OF YEAR     OF YEAR       RATE %       AMOUNT   DECREASE
---------------------------------------- ---------   --------   --------   --------   ---------   -------------   ------   --------
Real property...........................    5,317        121       (238)     5,200         585         10 and 3     181      --
Furniture and facilities................    2,311      3,898     (2,582)     3,627       1,370        20 and 10     343        (3)
Rigs, tools, and equipment..............   88,446     17,309       (503)   105,252      43,534    10, 33 and 50   8,524       (84)
Transportation equipment................    8,277      1,415       (779)     8,913       5,651        10 and 33   1,129      (449)
Base camps and offices..................    3,784        189      --         3,973       1,555         10           327      --
Construction projects in
  process...............................    1,016      4,217     (2,784)     2,449       --            --          --        --
Advances to vendors.....................       18      1,620        (18)     1,620       --            --          --        --
                                         ---------   --------   --------   --------   ---------                   ------   --------
    Total 1995..........................  109,169     28,769     (6,904)   131,034      52,695                    10,504     (536)
                                         =========   ========   ========   ========   =========                   ======   ========
    Total 1994..........................   95,027     16,147     (2,005)   109,169      45,224                    8,175      (704)
                                         =========   ========   ========   ========   =========                   ======   ========

                                                                 1994
                                                               --------
                                          AT END    NET BOOK   NET BOOK
             MAIN ACCOUNTS                OF YEAR    VALUE      VALUE
----------------------------------------  -------   --------   --------
Real property...........................     766      4,434      4,732
Furniture and facilities................   1,710      1,917        941
Rigs, tools, and equipment..............  51,974     53,278     44,912
Transportation equipment................   6,331      2,582      2,626
Base camps and offices..................   1,882      2,091      2,229
Construction projects in
  process...............................    --        2,449      1,016
Advances to vendors.....................    --        1,620         18
                                          -------   --------   --------
    Total 1995..........................  62,663     68,371
                                          =======   ========
    Total 1994..........................  52,695                56,474
                                          =======              ========

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  OTHER FINANCIAL STATEMENT INFORMATION (CONTINUED)

B)  ALLOWANCES AND RESERVES

                                           DEDUCTED FROM ASSETS     INCLUDED IN LIABILITIES
                                           ---------------------    -----------------------
                                               OBSOLESCENCE              CONTINGENCIES
                                           ---------------------    -----------------------
                                           CURRENT    NONCURRENT          NONCURRENT
                                           -------    ----------    -----------------------
Balance at beginning of year............      549        --                  1,837
Net increase............................     --          1,730                 481
                                           -------    ----------            ------
Balance as of June 30, 1995.............      549        1,730               2,318
                                           =======    ==========            ======
Balance as of June 30, 1994.............      549        --                  1,837
                                           =======    ==========            ======

C)  COST OF SALES

                                              1995       1994       1993
                                          ---------  ---------  ---------
Parts and supplies -- balances at
  beginning of year.....................     19,969     15,654     13,731
Purchases for the year..................     42,621     32,659     17,724
Cost as per Note 11.e)..................    131,906    105,362     76,907
Consumption included under property and
  equipment.............................    (15,744)    (6,676)    (3,392)
Holding gains (losses)(1)...............         30       (514)        71
Parts and supplies -- balances at end of
  year..................................    (20,015)   (19,969)   (15,654)
                                          ---------  ---------  ---------
                                            158,767    126,516     89,387
                                          =========  =========  =========

------------

(1) Presented in the income statement under "Financial income (expense) and holding gains (losses)".

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  OTHER FINANCIAL STATEMENT INFORMATION (CONTINUED)

D)  FOREIGN CURRENCY ASSETS AND LIABILITIES

                                             1994                           1995
                                        ---------------   ----------------------------------------
                                                                                         BOOK IN
                                              FOREIGN CURRENCY AND          EXCHANGE    THOUSANDS
              ACCOUNTS                        AMOUNT (IN THOUSANDS)         RATE(1)      OF PESOS
-------------------------------------   ---------------------------------   --------    ----------
           CURRENT ASSETS
Cash.................................   US$         193   US$         522     1.00(1)        522
                                        BVS      21,213   BVS      62,390      170(1)        367
Investments..........................   US$         188   US$         149     1.00(1)        149
                                        BVS       9,829   BVS         680      170(1)          4
Trade receivables....................   US$      24,114   US$      31,063     1.00(1)     31,063
                                        BVS     212,071   BVS     687,650      170(1)      4,045
Other receivables....................   US$         446   US$       2,745     1.00(1)      2,745
                                        BVS     175,322   BVS     242,760      170(1)      1,428
                                                                                        ----------
                                                                                          40,323
                                                                                        ----------
          NONCURRENT ASSETS
Investments..........................   US$         346   US$         230     1.00(1)        230
Other receivables....................   US$         223   US$         271     1.00(1)        271
                                        BVS      87,737   BVS       6,630      170(1)         39
Advances to vendors..................   US$      --       US$       1,405     1.00(1)      1,405
                                                                                        ----------
                                                                                           1,945
                                                                                        ----------
                                                                                          42,268
                                                                                        ==========
         CURRENT LIABILITIES
Accounts payable.....................   US$       1,990   US$       2,359     1.00(1)      2,359
                                        BVS     340,977   BVS     452,030      170(1)      2,659
Loans................................   US$      18,113   US$      12,898     1.00(1)     12,898
                                        BVS     327,302   BVS     965,260      170(1)      5,678
Payroll and social security taxes....   US$      --       US$       1,327     1.00(1)      1,327
                                        BVS     175,818   BVS     206,040      170(1)      1,212
Taxes payable........................   BVS      92,004   BVS     166,090      170(1)        977
                                                                                        ----------
                                                                                          27,110
       NONCURRENT LIABILITIES
Loans................................   US$      --       US$       7,363     1.00(1)      7,363
Other liabilities....................   US$       2,814   US$       1,688     1.00(1)      1,688
                                                                                        ----------
                                                                                           9,051
                                                                                        ----------
                                                                                          36,161
                                                                                        ==========

------------

US$ United States dollars.

BVS Bolvares

(1) Buying and selling exchange rates as of June 30, 1995.

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  OTHER FINANCIAL STATEMENT INFORMATION (CONTINUED)

E)  EXPENSES INCURRED

                                                       1995
                                        -----------------------------------    1994       1993
                                        OPERATING      COST OF               ---------  ---------
             DESCRIPTION                 EXPENSES     SERVICES      TOTAL      TOTAL      TOTAL
-------------------------------------   ----------    ---------   ---------  ---------  ---------
Payroll..............................      2,361         34,090      36,451     31,481     25,067
Social security taxes................      3,031         29,738      32,769     24,729     20,038
Director's compensation..............        371         --             371        449        638
Fees and compensation for services...        641            219         860        596        588
Supplies and other services..........      2,893         46,283      49,176     38,319     22,774
Maintenance and repairs..............         13          8,723       8,736      4,989      3,514
Taxes, rates and assessments.........        992            170       1,162        960        648
Depreciation of property and
equipment............................        243         10,261      10,504      8,175      8,694
Insurance............................        127            881       1,008        933        736
Other operating costs................        952            907       1,859      1,881        356
Accrual for contingencies............      --               634         634        725     --
                                        ----------    ---------   ---------  ---------  ---------
Total for the year ended June 30,
1995.................................     11,624        131,906     143,530
                                        ==========    =========   =========
Total for the year ended June 30,
1994.................................      7,875        105,362                113,237
                                        ==========    =========              =========
Total for the year ended June 30,
1993.................................      6,146         76,907                            83,053
                                        ==========    =========                         =========

12. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY QUITRAL-CO AND U.S. GAAP

     The accompanying financial statements have been prepared in accordance with Argentine GAAP which differs in certain respects from U.S. GAAP. The approximate significant differences on the shareholders' equity and net income as of and for the years ended June 30, 1995 and 1994, are reflected in the summary provided below and principally relate to the items discussed in the following paragraphs. Similar differences would exist for the period ended June 30, 1993, but they were not quantified as allowed pursuant to SEC rules for foreign businesses acquired.

     As discussed in Note 2, in accordance with Argentine GAAP and current Argentine legislation, the presentation of parent Company's individual financial statements is required. Consolidated financial statements need only be included as supplementary information. For the purposes of this filing, parent financial statements have been omitted since they are not required for SEC reporting purposes.

A)  RESTATEMENT OF FINANCIAL STATEMENTS FOR GENERAL PRICE-LEVEL CHANGES

     As explained in Note 2, Argentine GAAP requires the restatement of all financial statements to constant Argentine pesos as of the date of the most recent financial statements presented. This restatement only updates the financial statements amounts to constant Argentine pesos as of the date of the most recent financial statements presented and does not change prior period financial statements in any other way. All nonmonetary assets and income statement amounts have been restated to reflect changes in the Argentine general wholesale price index, from the date the assets were acquired or the transaction took place, to the year-end. The gain (loss) on exposure to inflation included in income (loss) reflects the effect of Argentine inflation on the monetary liabilities of Quitral-Co during the year, net of the loss resulting from the effect of inflation on monetary assets held.

     Under U.S. GAAP, account balances and transactions are stated in the units of currency of the period when the transactions originated. This accounting model is commonly known as the historical cost basis of

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

12. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES (CONTINUED) accounting. Shareholders' equity and the net income as of and for the year ended June 30, 1995 and 1994, have been converted into U.S. dollars in accordance with U.S. GAAP. Argentina had cumulative inflation of over 100% over a three-year period up to February 1994, therefore, up to such date amounts were remeasured as if the functional currency were the U.S. dollar. Thus non-monetary accounts were converted at the exchange rate when the transaction took place, and since such date, the monetary accounts were translated at the current exchange rate.

     Current exchange rates as of June 30, 1995 and 1994 are approximately Ps 1 = US$1.

     Accordingly, the reconciliation to U.S. GAAP of net income and shareholders' equity shown below reflects as a difference the elimination of the effect of the general price level restatement and the conversion into U.S. dollars.

B)  INCOME TAXES

     As discussed in Note 3.g), under Argentine GAAP income tax expense is recognized based upon the estimate of the current income taxes payable. When income and expense recognition for income tax purposes does not occur in the same period as for financial statements purposes, the resulting temporary differences are not considered in the computation of income tax expense for the year.

     Under U.S. GAAP, the liability method is used to calculate the income tax expense. Under this method, deferred taxes are recognized for temporary differences between the financial and tax basis of assets and liabilities at the statutory rate. The deferred tax asset generated by the tax loss carryforward of Quitral-Co de Venezuela has been offset in full by the establishment of a valuation allowance.

C)  VALUATION OF PARTS AND SUPPLIES

     As described in Note 3.c), Quitral-Co values its parts and supplies in stock at replacement cost. Under U.S. GAAP, these inventories should be valued at the lower of cost or realizable value. As of June 30, 1995 and 1994, there were no significant differences in the valuation of parts and supplies under Argentine and U.S. GAAP and thus this effect was not included in the reconciliation to U.S. GAAP shown below.

D)  VACATION ACCRUAL

     Under Argentine GAAP, there are no specific requirements governing the recognition of the accrual for vacations. The acceptable practice in Argentina is to expense vacations when taken and to accrue only the amount of vacation in excess of the normal remuneration. Under U.S. GAAP, vacation expense is fully accrued in the period the employee renders service to earn such vacation.

E)  ACCOUNTING FOR POSTRETIREMENT BENEFITS

     During May 1991, an employee retirement plan that basically provided for payments of pension income in addition to statutory retirement was approved. This additional income is assessed in terms of the payee's age, years of service to Quitral-Co, and wage upon retirement. Subsequently during 1996, this benefit was terminated for all Company active workers. The benefit remained in force only in respect of retired employees.

     The plan is financed exclusively by Quitral-Co, which follows the accounting practice of recording the cost of this benefit as it is paid.

     Under Argentine GAAP, there are no strict requirements governing the recognition of an employer's liability for retirement benefits granted to employees. Quitral-Co follows the accounting practice of recording the cost of the benefits under the plan as it is paid. In the U.S., the accounting for these benefits is

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

12. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES (CONTINUED) governed by Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirements Benefits Other than Pensions" and the U.S. GAAP reconciliation recognizes the effect of adjusting the recorded pension cost and liability to retirees to the amounts required under U.S. GAAP.

F)  ELIMINATION OF THE INCREASED VALUE OF PROPERTY AND EQUIPMENT

     In order to expand and consolidate Quitral-Co's oilfield services business, in December 1991 Perez Companc S.A. (Quitral-Co's parent company in 1991) made an in-kind capital contribution of property and equipment at market value. For the purpose of adapting Quitral-Co's balances to U.S. GAAP, the net book values of the assets contributed by Perez Companc S.A. have been written down to the cost recorded in the latter's books, adjusting the related depreciation accordingly.

G)  INVESTMENTS DIVIDENDED TO FORMER SHAREHOLDERS

     As discussed in Notes 1 and 7 to the consolidated financial statements, at the General Shareholders' Meeting of April 29, 1996, the shareholders approved the distribution of all its equity interests in Petroqumica Cuyo S.A., Packingplast S.A. and Jojoba S.A. as a dividend distribution in kind at their book value under Argentine GAAP. Due to this distribution to former shareholders, and for the purpose of reconciling net income and shareholders' equity to U.S. GAAP, these investments have been excluded.

H)  RECONCILIATION OF NET INCOME AND SHAREHOLDERS' EQUITY TO U.S. GAAP

     The following is a summary of the approximate significant adjustments to net income for the years ended June 30, 1995 and 1994, and to shareholders' equity as of June 30, 1995 and 1994 which would be required if U.S. GAAP had been applied instead of Argentine GAAP in the accompanying financial statements.

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

12.  SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES
(CONTINUED)

     Amounts are stated in thousands, except for per share amounts (see a) above).

                                             1995                 1994
                                        ---------------     ----------------
Net income in accordance with
  Argentine GAAP.....................   Ps.      10,704     Ps.        5,304
Less:  income of investments
  dividended to former
  shareholders.......................            (9,679)                (419)
                                              ---------            ---------
Net income in accordance with
  Argentine GAAP excluding income of
  investments dividended.............   Ps.       1,025     Ps.        4,885
U.S. GAAP ADJUSTMENTS
     Increase (decrease) due to:
     Effects of eliminating the
       restatement for inflation and
       conversion into U.S.
       dollars.......................             3,308               (1,228)
     Deferred income tax.............   US$         439     US$          (38)
     Benefits under employee
       retirement plan...............              (101)                (102)
     Effect on depreciation of the
       increased value of property
       and equipment.................             1,270                1,551
     Vacation accrual................            (1,014)                (975)
                                              ---------            ---------
APPROXIMATE NET INCOME IN ACCORDANCE
WITH U.S. GAAP.......................   US$       4,927     US$        4,093
                                              ---------            ---------
Approximate net income from
  discontinued operations in
  accordance with U.S. GAAP..........            (2,607)                (633)
Approximate net income from
  continuing operations in accordance
  with U.S. GAAP.....................             2,320                3,460
                                              =========            =========
NET EARNINGS PER SHARE:
     Amounts based on accompanying
       financial statements..........   Ps.        0.82     Ps.         0.41
     Approximate amounts under U.S.
       GAAP..........................   US$        0.38     US$         0.31
EARNINGS PER SHARE FROM CONTINUING
  OPERATIONS:
     Amounts based on accompanying
       financial statements..........   Ps.       (0.13)    Ps.         0.41
     Approximate amounts under U.S.
       GAAP..........................   US$        0.18     US$         0.27

     Common shares considered for the purpose of calculating income per share were 13,051,613 shares.

                                                                                       1995                 1994
                                                                                 ----------------     ----------------
Shareholders' equity in accordance with Argentine GAAP........................   Ps.      121,639     Ps.      115,176
Less:  noncurrent investments dividended to the former
  shareholders................................................................            (41,246)             (30,988)
                                                                                        ---------            ---------
Shareholders' equity excluding noncurrent investments dividended..............   Ps.       80,393     Ps.       84,188
                                                                                        ---------            ---------
U.S. GAAP ADJUSTMENTS
     Increase (decrease) due to:
     Effects of eliminating the restatement for inflation and translation into
       U.S. dollars...........................................................             (6,460)             (10,588)
     Property and equipment...................................................   US$       (7,101)    US$       (8,337)
     Deferred income tax......................................................                353                  (86)
     Benefits under employee retirement plan..................................             (2,518)              (2,536)
     Vacation accrual.........................................................             (2,082)                (983)
                                                                                        ---------            ---------
APPROXIMATE SHAREHOLDERS' EQUITY IN ACCORDANCE WITH
  U.S. GAAP...................................................................   US$       62,585     US$       61,658
                                                                                        =========            =========

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

12.  SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES
(CONTINUED)

I)  OTHER SIGNIFICANT U.S. GAAP DISCLOSURE REQUIREMENTS

     1) The following table presents the components of Quitral-Co's deferred income tax balances as of the end of each year:

                                                                                       1995                1994
                                                                                  ---------------     ---------------
     DEFERRED TAX ASSETS
          Tax loss carryforwards in Quitral-Co de Venezuela....................    US$      2,573      US$        985
          Valuation allowance..................................................            (2,573)               (985)
          Vacation accrual.....................................................               625                 295
          Benefits under employee retirement plan..............................               714                 730
          Reserve for contingencies............................................               186              --
          Others, not individually significant.................................                26              --
                                                                                        ---------           ---------
                                                                                   US$      1,551      US$      1,025
                                                                                        ---------           ---------
     DEFERRED TAX LIABILITIES
          Difference between tax and accounting property and equipment
             depreciation......................................................    US$       (900)     US$       (997)
          Others, not individually significant.................................              (298)               (114)
                                                                                        ---------           ---------
                                                                                           (1,198)             (1,111)
                                                                                        ---------           ---------
          Net deferred tax asset (liability)...................................    US$        353      US$        (86)
                                                                                        =========           =========

     The reconciliation of pre-tax income at the statutory rate, to the income tax presented in the financial statements for the years ended June 30, 1995, 1994, computed in accordance with U.S. GAAP, is as follows:

                                                                                         1995                 1994
                                                                                   ----------------     ----------------
     Approximate pre-tax income in accordance with U.S. GAAP....................   US$        8,183     US$        6,020
     Statutory tax rate.........................................................                30%                  30%
                                                                                          ---------            ---------
     Statutory tax rate applied to pre-tax income...............................              2,455                1,806
     Permanent differences:
          Assets tax............................................................               (499)                (249)
          Book vs. tax basis difference of Quitral-Co's investment in Quitral-Co
             de Venezuela.......................................................              1,519                  333
          Others, not individually significant..................................               (219)                  37
                                                                                          ---------            ---------
                                                                                   US$        3,256     US$        1,927
                                                                                          =========            =========

     2)  Disclosures about fair value of financial investments:

     U.S. GAAP requires disclosures of the estimated fair value of Quitral-Co's financial instruments. The carrying amounts of cash, cash equivalents, marketable securities, current receivables, payables, bank and financial loans having variable interest rates are considered to approximate their fair market value.

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
           CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 1996 AND 1995
                                  (UNAUDITED)
               (STATED IN THOUSANDS OF ARGENTINE PESOS -- NOTE 3)

                                           1996       1995
                                       ---------  ---------
CURRENT ASSETS
     Cash............................      1,582      1,190
     Investments.....................      6,076      3,863
     Trade receivables...............     33,257     35,521
     Other receivables...............      6,512      5,862
     Parts and supplies..............     14,928     14,131
     Discontinued operations.........      1,789      2,628
                                       ---------  ---------
          Total current assets.......     64,144     63,195
                                       ---------  ---------
NONCURRENT ASSETS
     Other receivables...............        289        756
     Parts and supplies..............      4,462      6,403
     Investments.....................     --            237
     Property and equipment..........     79,022     66,111
     Discontinued operations.........     31,696     40,693
                                       ---------  ---------
          Total noncurrent assets....    115,469    114,200
                                       ---------  ---------
          Total assets...............    179,613    177,395
                                       =========  =========
CURRENT LIABILITIES
     Accounts payable................     15,121     14,320
     Loans...........................      7,548     23,143
     Payroll and social security
      taxes..........................      5,329      4,446
     Taxes payable...................      5,112      4,812
     Other liabilities...............      2,658      1,810
     Discontinued operations.........         58      1,233
                                       ---------  ---------
          Total current
             liabilities.............     35,826     49,764
                                       ---------  ---------
NONCURRENT LIABILITIES
     Loans...........................      8,683      3,664
     Other liabilities...............      3,956      3,675
     Reserves........................      2,741      2,377
                                       ---------  ---------
          Total noncurrent
             liabilities.............     15,380      9,716
                                       ---------  ---------
          Total liabilities..........     51,206     59,480
                                       ---------  ---------
MINORITY INTEREST IN SUBSIDIARIES....         46        475
SHAREHOLDERS' EQUITY (per
  corresponding statement)...........    128,361    117,440
                                       ---------  ---------
          Total liabilities and
             shareholders' equity....    179,613    177,395
                                       =========  =========

   The accompanying notes are an integral part of these financial statements.

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
               FOR THE NINE MONTHS ENDED MARCH 31, 1996 AND 1995
                                  (UNAUDITED)
               (STATED IN THOUSANDS OF ARGENTINE PESOS -- NOTE 3)

                                             1996        1995
                                          ----------  ----------
NET SALES...............................     148,650     127,072
COST OF SALES...........................    (132,125)   (115,582)
                                          ----------  ----------
  Gross income..........................      16,525      11,490
OPERATING EXPENSES, net.................      (8,569)     (9,167)
OTHER INCOME, net.......................       4,437          69
FINANCIAL INCOME AND HOLDING GAINS
  (LOSSES), net.........................         417      (4,031)
                                          ----------  ----------
  Income (loss) from continuing
     operations before income tax and
     minority interest..................      12,810      (1,639)
INCOME TAX..............................      (3,927)     (3,795)
                                          ----------  ----------
  Income (loss) from continuing
     operations.........................       8,883      (5,434)
INCOME FROM DISCONTINUED OPERATIONS
  (plus tax carryforward of 349 in
  1995).................................       2,296       9,731
MINORITY INTEREST IN SUBSIDIARIES.......          63       1,746
                                          ----------  ----------
  Net income for the period.............      11,242       6,043
                                          ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
               FOR THE NINE MONTHS ENDED MARCH 31, 1996 AND 1995
                                  (UNAUDITED)
               (STATED IN THOUSANDS OF ARGENTINE PESOS -- NOTE 3)

                                                                             1995
                                           ---------------------------------------------------------------------------
                                                          STOCK                     ACCUMULATED EARNINGS
                                           -----------------------------------    -------------------------
                                                      ADJUSTMENT    ADDITIONAL               UNAPPROPRIATED                1994
                                           CAPITAL    TO CAPITAL     PAID IN       LEGAL        RETAINED                  -------
                                            STOCK       STOCK        CAPITAL      RESERVE       EARNINGS        TOTAL      TOTAL
                                           -------    ----------    ----------    -------    --------------    -------    -------
Balances at beginning of year...........   13,052        8,759        35,273       2,085         62,950        122,119    115,759
Appropriations directed by Special
  Shareholders' Meeting of September 22,
  1995 and October 20, 1994
  -- Legal reserve......................     --          --            --            535           (535)         --         --
  -- Cash dividends (Ps. 0.38 per
    share)..............................     --          --            --           --           (5,000)        (5,000)    (4,362)
Net income for the period...............     --          --            --           --           11,242         11,242      6,043
                                           -------    ----------    ----------    -------    --------------    -------    -------
Balances as of March 31, 1996...........   13,052        8,759        35,273       2,620         68,657        128,361
                                           =======    ==========    ==========    =======    ==============    =======
Balances as of March 31, 1995...........   13,052        8,759        35,273       2,085         58,271                   117,440
                                           =======    ==========    ==========    =======    ==============               =======

   The accompanying notes are an integral part of these financial statements.

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE NINE MONTHS ENDED MARCH 31, 1996 AND 1995
                                  (UNAUDITED)
               (STATED IN THOUSANDS OF ARGENTINE PESOS -- NOTE 3)

                                            1996       1995
                                       ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income......................     11,242      6,043
Adjustments to reconcile net income
  to net cash provided by
  operating activities:
     Minority interest in profits....        (63)    (1,746)
     Depreciation of property and
      equipment......................     10,258      7,599
     Dividends collected.............      8,000     --
     Loss on sale of property and
      equipment......................       (189)       (99)
     Increase in allowances..........        786        533
     Increase in allowance for
      obsolescence of materials and
      spares.........................     (6,811)    --
     Income on financial
      investments....................        770        747
     Income from discontinued
      operations.....................        347      4,094
     Income on the sale of
      discontinued operations of
      joint venture interests........     (2,699)    (5,766)
     Income from discontinued
      operations of equity
      investments....................        403     (9,519)
Changes in assets and liabilities:
     Trade receivables...............      1,777     (5,728)
     Other receivables...............       (806)    (2,753)
     Parts and supplies..............     (7,804)    (4,544)
     Accounts payable................       (870)     6,064
     Payroll and social security
      taxes..........................        488        317
     Taxes payable...................        444      2,833
     Other liabilities...............      1,439      1,353
     Discontinued operations.........      1,776      3,698
                                       ---------  ---------
          Cash flows provided by
             operating activities....     18,488      3,126
                                       ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
     Loans to related companies......     --          1,677
     Noncash investments.............        231         59
     Acquisition of property and
      equipment......................    (12,587)   (15,331)
     Sales of property and
      equipment......................        325        383
     Sale of temporary investments...     --            480
     Discontinued operations.........       (335)    (2,245)
     Proceeds from sale of
      discontinued operations........     --         16,245
                                       ---------  ---------
          Cash flows (used in)
             provided by investing
             activities..............    (12,366)     1,268
                                       ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
     Short-term loans, net...........      1,450      2,305
     Long-term loans.................      1,159      1,124
     Dividends.......................     (5,000)    (4,362)
                                       ---------  ---------
          Cash flows used in
             financing activities....     (2,391)      (933)
                                       ---------  ---------
Net (decrease) increase in cash and
  cash equivalents...................      3,731      3,461
Cash and cash equivalents at
  beginning of year..................      3,927      1,593
                                       ---------  ---------
Cash and cash equivalents at end of
  period.............................      7,658      5,054
                                       =========  =========

   The accompanying notes are an integral part of these financial statements.

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
        NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                         AS OF MARCH 31, 1996 AND 1995
               (STATED IN THOUSANDS OF ARGENTINE PESOS -- NOTE 3)

1.  BASIS OF PRESENTATION

     The unaudited consolidated financial statements included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in Argentina and the U.S. have been condensed or omitted, pursuant to such rules and regulations. These unaudited consolidated financial statements should be read in conjunction with Quitral-Co S.A.I.C.'s ("Quitral-Co") audited consolidated financial statements and notes thereto included in this registration statement on Form S-3 for the year ended June 30, 1995.

     The unaudited consolidated financial information included herein reflects all adjustments, consisting only of normal recurring adjustments, which are necessary, in the opinion of management, for a fair presentation of Quitral-Co's financial position, results of operations and cash flows for the interim period presented. The results of operations for the interim period presented herein are not necessarily indicative of the results to be expected for full years.

2.  EVENTS SUBSEQUENT TO THE PERIOD ENDED MARCH 31, 1996:

     -- At the General Shareholders' Meeting of April 29, 1996, the shareholders approved the distribution of all of its equity interests in Petroqumica Cuyo S.A.I.C., Pakingplast S.A., and Jojoba S.A. as a dividend distribution in kind at their book value. The assets, liabilities and results related to these investments are presented as discontinued operations. In addition, at this General Shareholders' Meeting, the shareholders approved distribution of 32,600 in cash dividends.

     -- On April 29, 1996, Pride Petroleum Services, Inc. ("Pride"), a U.S. based company, extended a non-current loan of 32,600 to Quitral-Co to increase its working capital. On April 30, 1996, Pride acquired 100% of Quitral-Co's shares, thus gaining control of Quitral-Co.

     -- In April 1996 far-reaching changes were made to Venezuela's economic policy. The exchange market was freed causing the Bolivar to be devalued by approximately 80%.

     -- In addition, on May 2, 1996, by decision of the shareholders at the General Shareholders' Meeting held on that date, a new Board of Directors was elected. The new Management is undertaking an analysis of Quitral-Co's organizational structure to define and implement short-term strategies and actions intended to position the business for future success. This analysis may include several dismissals for estimated termination costs of approximately 4,000.

3.  RESTATEMENT IN CONSTANT MONEY

     Technical Resolution No. 6 of the Argentine Federation of Professional Councils in Economic Sciences (FACPCE) requires financial statements to be stated in constant pesos as of the respective period-end by applying conversion factors derived from the general level wholesale price index published by the National Institute of Statistics and Census.

     On August 22, 1995, the Federal Executive Power passed Decree No. 316/95 instructing control agencies not to admit financial statements prepared in constant pesos. Pursuant to this instruction, the Inspeccion General de Justicia (governmental regulatory agency for nonpublic companies), required that

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3. RESTATEMENT IN CONSTANT MONEY (CONTINUED) application of the method of restatement in constant pesos be discontinued as of September 1, 1995, while ratifying the restatement reported until such date. The effects of this new method are:

          a) The financial statements as of March 31, 1996, only include the effect of restatement in constant money for inflation accumulated until August 31, 1995 at a conversion factor of 1.0.

          b) The financial statements as of March 31, 1995, have been restated for comparative purposes, only until August 31, 1995 at a conversion factor of 1.034.

     On March 29, 1996, the FACPCE approved Resolution No. 140/96 by which an annual variation up to the 8% in the index established by Technical Resolution No. 6 authorizes to accept as an alternative method the use of the nominal currency as unit of measurement for the preparation of the financial statements. As of March 31, 1996, accumulated inflation from the beginning of the fiscal year, calculated on the above mentioned index, is 1.8%.

4.  SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING
    PRINCIPLES FOLLOWED BY QUITRAL-CO AND U.S. GAAP

     The accompanying financial statements have been prepared in accordance with Argentine GAAP which differs in certain respects from U.S. GAAP. The approximate significant differences on the shareholders' equity and net income as of and for the nine months ended March 31, 1996, are reflected in the summary provided below and principally relate to the items discussed in the following paragraphs. Similar differences would exist for the nine months ended March 31, 1995, but they were not quantified as allowed pursuant to SEC rules for foreign businesses acquired.

     In accordance with Argentine GAAP and current Argentine legislation, the presentation of parent company's individual financial statements is required. Consolidated financial statements need only be included as supplementary information. For the purposes of this filing, parent financial statements have been omitted since they are not required for SEC reporting purposes.

A)  RESTATEMENT OF FINANCIAL STATEMENTS FOR GENERAL PRICE-LEVEL CHANGES

     Argentine GAAP requires the restatement of all financial statements to constant Argentine pesos as of the date of the most recent financial statements presented. This restatement only updates the financial statements amounts to constant Argentine pesos as of the date of the most recent financial statements presented and does not change prior period financial statements in any other way. All nonmonetary assets and income statement amounts have been restated to reflect changes in the Argentine general wholesale price index, from the date the assets were acquired or the transaction took place, to the year-end. The gain (loss) on exposure to inflation included in income (loss) reflects the effect of Argentine inflation on the monetary liabilities of Quitral-Co during the year, net of the loss resulting from the effect of inflation on monetary assets held until August 31, 1995 (see Note 3).

     Under U.S. GAAP, account balances and transactions are stated in the units of currency of the period when the transactions originated. This accounting model is commonly known as the historical cost basis of accounting. Shareholders' equity and the net income as of and for the nine months ended March 31, 1996, have been converted into U.S. dollars in accordance with U.S. GAAP. Argentina had cumulative inflation of over 100% over a three-year period up to February 1994, therefore, up to such date amounts were remeasured as if the functional currency were the U.S. dollar. Thus non-monetary accounts were converted at the exchange rate when the transaction took place, and since such date, the monetary accounts were translated at the current exchange rate.

     Current exchange rates as of March 31, 1996 are approximately Ps 1 = US$1.

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING
    PRINCIPLES FOLLOWED BY QUITRAL-CO AND U.S. GAAP (CONTINUED)

     Accordingly, the reconciliation to U.S. GAAP of net income and shareholders' equity shown below reflects as a difference the elimination of the effect of the general price level restatement and the conversion into U.S. dollars.

B)  INCOME TAXES

     Under Argentine GAAP income tax expense is recognized based upon the estimate of the current income taxes payable. When income and expense recognition for income tax purposes does not occur in the same period as for financial statements purposes, the resulting temporary differences are not considered in the computation of income tax expense for the year.

     Under U.S. GAAP, the liability method is used to calculate the income tax expense. Under this method, deferred taxes are recognized for temporary differences between the financial and tax basis of assets and liabilities at the statutory rate. The deferred tax asset generated by the tax loss carryforward of Quitral-Co de Venezuela has been offset in full by the establishment of a valuation allowance.

C)  VALUATION OF PARTS AND SUPPLIES

     Quitral-Co values its parts and supplies in stock at replacement cost. Under U.S. GAAP, these inventories should be valued at the lower of cost or realizable value. As of March 31, 1996 , there were no significant differences in the valuation of parts and supplies under Argentine and U.S. GAAP, and thus this effect was not included in the reconciliation to U.S. GAAP shown below.

D)  VACATION ACCRUAL

     Under Argentine GAAP, there are no specific requirements governing the recognition of the accrual for vacations. The acceptable practice in Argentina is to expense vacations when taken and to accrue only the amount of vacation in excess of the normal remuneration. Under U.S. GAAP, vacation expense is fully accrued in the period the employee renders service to earn such vacation.

E)  ACCOUNTING FOR POSTRETIREMENT BENEFITS

     During May 1991, an employee retirement plan that basically provided for payments of pension income in addition to statutory retirement was approved. This additional income is assessed in terms of the payee's age, years of service to Quitral-Co, and wage upon retirement. Subsequently during 1996, this benefit was terminated for all Company active workers. The benefit remained in force only in respect of retired employees.

     The plan is financed exclusively by Quitral-Co, which follows the accounting practice of recording the cost of this benefit as it is paid.

     Under Argentine GAAP, there are no strict requirements governing the recognition of an employer's liability for retirement benefits granted to employees. Quitral-Co follows the accounting practice of recording the cost of the benefits under the plan as it is paid. In the U.S., the accounting for these benefits is governed by Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirements Benefits Other Than Pensions", and the U.S. GAAP reconciliation recognizes the effect of adjusting the recorded pension cost and liability to retirees to the amounts required under U.S. GAAP.

F)  ELIMINATION OF THE INCREASED VALUE OF PROPERTY AND EQUIPMENT

     In order to expand and consolidate Quitral-Co's oilfield services business, in December 1991, Perez Companc S.A. (Quitral-Co's parent company in 1991) made an in-kind capital contribution of property and equipment at market value. For the purpose of adapting Quitral-Co's balances to U.S. GAAP, the net book

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING
    PRINCIPLES FOLLOWED BY QUITRAL-CO AND U.S. GAAP (CONTINUED) values of the assets contributed by Perez Companc S.A. have been written down to the cost recorded in the latter's books, adjusting the related depreciation accordingly.

G)  INVESTMENTS DIVIDENDED TO FORMER SHAREHOLDERS

     As discussed in Notes 1 and 7 to the annual consolidated financial statements, at the General Shareholders' Meeting of April 29, 1996, the shareholders approved the distribution of all its equity interests in Petroqumica Cuyo S.A., Packingplast S.A. and Jojoba S.A. as a dividend distribution in kind at their book value under Argentine GAAP. Due to this distribution to former shareholders, and for the purpose of reconciling net income and shareholders' equity to U.S. GAAP, these investments have been excluded.

H)  RECONCILIATION OF NET INCOME AND SHAREHOLDERS' EQUITY TO U.S. GAAP

     The following is a summary of the approximate significant adjustments to net income for the nine months ended March 31, 1996, and to shareholders' equity as of March 31, 1996, which would be required if U.S. GAAP had been applied instead of Argentine GAAP in the accompanying financial statements.

     Amounts are stated in thousands, except for per share amounts (see a) above).

                                                1996
                                           ---------------
Net income in accordance with Argentine
GAAP....................................   Ps.      11,242
Less: losses of investments dividended
  to former shareholders................               404
                                                 ---------
Net income in accordance with Argentine
  GAAP excluding income of investments
  dividended............................   Ps.      11,646
                                                 ---------
U.S. GAAP ADJUSTMENTS
Increase (decrease) due to:
Effects of eliminating the restatement
  for inflation and conversion into
  U.S. dollars..........................             2,557
Deferred income tax.....................   US$        (199)
Benefits under employee retirement
  plan..................................               (75)
Effect on depreciation of the increased
  value of property and equipment.......               990
Vacation accrual........................            (1,102)
                                                 ---------
APPROXIMATE NET INCOME IN ACCORDANCE
  WITH U.S. GAAP........................   US$      13,817

Approximate net income from discontinued
  operations in accordance with U.S.
  GAAP..................................            (2,100)
                                                 ---------
Approximate net income from continuing
  operations in accordance with U.S.
  GAAP..................................   US$      11,717
                                                 =========

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING
    PRINCIPLES FOLLOWED BY QUITRAL-CO AND U.S. GAAP (CONTINUED)

                                                1996
                                           ---------------
NET EARNINGS PER SHARE:
Amounts based on accompanying financial
  statements............................   Ps.        0.86
Approximate amounts under U.S. GAAP.....   US$        1.06
EARNINGS PER SHARE FROM CONTINUING
  OPERATIONS:
Amounts based on accompanying financial
  statements............................   Ps.        0.68
Approximate amounts under U.S. GAAP.....   US$        0.90

     Common shares considered for the purpose of calculating income per share were 13,051,613 shares.

                                                 1996
                                           ----------------
Shareholders' equity in accordance with
  Argentine GAAP........................     Ps.    128,361
Less: noncurrent investments dividended
  to the former shareholders............            (33,381)
                                                  ---------
Shareholders' equity excluding
  noncurrent investments dividended.....     Ps.     94,980
U.S. GAAP ADJUSTMENTS
     Increase (decrease) due to:
     Effects of eliminating the
      restatement for inflation and
      translation into U.S. dollars.....             (5,339)
     Property and equipment.............     US$     (6,111)
     Deferred income tax................                154
     Benefits under employee retirement
      plan..............................             (2,436)
     Vacation accrual...................             (1,846)
                                                  ---------
APPROXIMATE SHAREHOLDERS' EQUITY IN
  ACCORDANCE WITH U.S. GAAP.............     US$     79,402(1)
                                                  =========

------------
  (1) Includes US$8,000 in cash dividends, collected during the period from investments dividended to former shareholders.

I)  OTHER SIGNIFICANT U.S. GAAP DISCLOSURE REQUIREMENTS
     1) The following table presents the components of Quitral-Co's deferred income tax balances as of the end of the period:

                                                 1996
                                           ----------------
DEFERRED TAX ASSETS
     Tax loss carryforwards in
      Quitral-Co de Venezuela...........     US$        998
     Valuation allowance................               (998)
     Vacation accrual...................                589
     Benefits under employee retirement
      plan..............................                708
                                                  ---------
                                                      1,297
                                                  ---------
DEFERRED TAX LIABILITIES
     Difference between tax and
      accounting property and equipment
      depreciation......................             (1,072)
     Reserve for contingencies..........                (71)
                                                  ---------
                                                     (1,143)
     Net deferred tax asset.............     US$        154
                                                  =========

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING
    PRINCIPLES FOLLOWED BY QUITRAL-CO AND U.S. GAAP (CONTINUED)

     The reconciliation of pre-tax income at the statutory rate, to the income tax presented in the financial statements for the nine months ended March 31, 1996, computed in accordance with U.S. GAAP, is as follows:

                                                 1996
                                           ----------------
     Approximate pre-tax income in
      accordance with U.S. GAAP.........     US$     17,943
     Statutory tax rate.................                30%
                                                  ---------
     Statutory tax rate applied to
      pre-tax income....................              5,383
     Permanent differences:
     Book vs. tax basis difference of
      Quitral-Co's investment in
      Quitral-Co de Venezuela...........     US$     (2,488)
     Non deductible expenses............              1,010
     Other, not individually
      significant.......................                221
                                                  ---------
                                             US$      4,126
                                                  =========

     2)  Disclosures about fair value of financial investments:
     U.S. GAAP requires disclosures of the estimated fair value of Quitral-Co's financial instruments. The carrying amounts of cash, cash equivalents, marketable securities, current receivables, payables, bank and financial loans having variable interest rates are considered to approximate their fair market value.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Forasol-Foramer N.V.

     We have audited the accompanying consolidated balance sheets of Forasol-Foramer N.V. and subsidiaries (the "Company") as of December 31, 1995 and 1994, and the related consolidated statements of income, of cash flows and of changes in stockholders' equity for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of National Drilling and Services Corp. LLC ("NDSC"), an investment which is reflected in the accompanying financial statements using the equity method of accounting (see Note 4). The investment in NDSC represents 1.2% of consolidated assets at both December 31, 1995 and 1994. The equity in its net income represents 6%, 20% and 75% of the consolidated net income (loss) for the periods ended December 31, 1995, 1994, and 1993, respectively. Those statements were audited by other auditors whose reports have been furnished to us and our opinion, insofar as it relates to the amounts included for NDSC, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Forasol-Foramer N.V., as of December 31, 1995 and 1994, and the results of operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with accounting principles generally accepted in the United States.

     As described in Note 18, certain amounts as they relate to the Company's equity investment in NDSC, have been restated in the accompanying consolidated financial statements of Forasol-Foramer N.V. from those consolidated financial statements included in the Preliminary Prospectus dated April 22, 1996, due to the financial statements of NDSC, which have been audited by other auditors, being restated from those included in the Preliminary Prospectus. The restated financial statements and accounts of NDSC are included elsewhere in this Prospectus.

                                          Price Waterhouse

Paris, France
April 19, 1996,
except for Note 18
which is as of May 8, 1996.

                              FORASOL-FORAMER N.V.
                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1995 AND 1994
                                 (IN THOUSANDS)

                                                    DECEMBER 31,
                                               ----------------------
                                       NOTES      1995        1994
                                       -----   ----------  ----------
                               ASSETS
CURRENT ASSETS:
Cash and cash equivalents............          $   17,335  $   19,490
Trade accounts receivable, net of
  allowance for doubtful accounts of
  $1,453 and $1,116 at December 31,
  1995 and 1994, respectively........              40,100      36,272
Prepaid expenses and other current
  assets.............................              21,022      22,740
Deferred taxes.......................    10         2,467       1,503
                                               ----------  ----------
               Total current
              assets.................              80,924      80,005
                                               ----------  ----------
INVESTMENTS AND OTHER ASSETS:
Investments in and advances to equity
  affiliates*........................     4         9,480      11,905
Other long-term investments and
  receivables........................     5         6,518       8,138
Deferred income taxes................    10         5,761       4,849
                                               ----------  ----------
               Total investments and
                   other assets......              21,759      24,892
                                               ----------  ----------
PLANT AND EQUIPMENT, NET.............     6       230,372     212,726
                                               ----------  ----------
               Total assets..........          $  333,055  $  317,623
                                               ==========  ==========

                LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade accounts and notes payable.....          $   32,397  $   26,472
Credit facility......................     8        20,840      12,157
Current portion of long-term debt....     9        18,202      15,271
Current portion of long-term lease
  obligations........................     7         8,138      14,797
Deferred income taxes................    10           647         882
Other current liabilities............              26,919      31,656
                                               ----------  ----------
               Total current
                   liabilities.......             107,143     101,235
                                               ----------  ----------
LONG-TERM DEBT AND OTHER LIABILITIES:
Long-term debt.......................     9        40,258      34,898
Long-term lease obligations..........     7        44,538      30,899
Deferred income......................                 204       6,815
Provision for major repairs..........               3,565       3,525
Deferred income taxes................               4,852       4,669
Other long-term liabilities..........               6,184       6,833
                                               ----------  ----------
               Total long-term debt
                   and other
                   liabilities.......              99,601      87,639
                                               ----------  ----------
Commitments and Contingencies........    16
MINORITY INTEREST....................               3,306       1,869
                                               ----------  ----------
STOCKHOLDERS' EQUITY:
Common stock, par value NLG .01,
  50,000,000 shares authorized;
  10,010,000 shares outstanding at
  December 31, 1995 and 1994.........                  55          55
Additional paid-in capital...........              70,685      70,685
Retained earnings*...................              52,415      56,428
Foreign currency translation
  adjustment.........................                (150)       (288)
                                               ----------  ----------
               Total stockholders'
                   equity............             123,005     126,880
                                               ----------  ----------
               Total liabilities and
                   stockholders'
                   equity............          $  333,055  $  317,623
                                               ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.
* Restated -- See Note 18

                              FORASOL-FORAMER N.V.
                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              YEAR ENDED DECEMBER 31,
                                       --------------------------------------
                                            1995         1994         1993
                                       ------------  -----------  -----------
NET OPERATING REVENUES...............  $    171,335  $   148,348  $   149,452
Equity in net income of
  affiliates*........................           165          (44)       2,474
                                       ------------  -----------  -----------
TOTAL REVENUES*......................       171,500      148,304      151,926
Cost of operations...................      (127,491)    (104,398)    (105,995)
Depreciation and amortization........       (20,264)     (20,292)     (19,966)
Selling, general and administrative
  expenses...........................       (17,660)     (16,216)     (15,330)
                                       ------------  -----------  -----------
OPERATING INCOME*....................         6,085        7,398       10,635
Gain on disposals of equipment.......            57          673        1,444
Interest and other financial
  income.............................           555        1,111          645
Interest and other financial
  expense............................        (9,338)      (8,416)      (8,982)
Net foreign exchange gain (loss).....          (166)       3,690        1,261
Other income (expense), net..........           491         (404)         204
                                       ------------  -----------  -----------
INCOME (LOSS) BEFORE MINORITY
  INTEREST AND INCOME TAXES*.........        (2,316)       4,052        5,207
Minority interest....................        (1,288)        (536)        (187)
Income taxes.........................          (409)      (2,580)      (2,073)
                                       ------------  -----------  -----------
NET INCOME (LOSS)*...................  $     (4,013) $       936  $     2,947
                                       ============  ===========  ===========
NET INCOME (LOSS) PER SHARE*.........  $      (0.40) $      0.10  $      0.31
                                       ============  ===========  ===========
WEIGHTED AVERAGE SHARES
  OUTSTANDING........................    10,010,000    9,465,987    9,461,681
                                       ============  ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.
* Restated -- See Note 18

                              FORASOL-FORAMER N.V.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                            YEAR ENDED DECEMBER 31,
                                       ----------------------------------
                                          1995        1994        1993
                                       ----------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)*...................  $   (4,013) $      936  $    2,947
Depreciation and amortization........      20,264      20,292      19,966
Gain on disposals of equipment.......         (57)       (673)     (1,444)
Undistributed earnings in equity
  affiliates*........................        (165)         44      (2,474)
Deferred income taxes................      (1,928)       (862)        473
Minority interest....................       1,437         550         202
Unrealized foreign exchange (gains)
  losses.............................       1,317       1,861        (683)
Asset valuation allowances...........         640      --          --
Increase (decrease) from changes in:
     Trade accounts receivable.......      (7,528)      7,660      (9,233)
     Prepaid expenses and other
       current assets................       7,042       1,602      (3,229)
     Trade accounts and notes
       payable.......................       5,925      (2,028)      5,134
     Other current and operating
       liabilities...................     (11,312)      2,942        (957)
     Deferred income.................      (6,611)     (2,700)      8,703
                                       ----------  ----------  ----------
          Net cash provided by
             operating activities....       5,011      29,624      19,405
                                       ----------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of plant and equipment.....     (30,083)    (20,703)    (22,909)
Proceeds from sales of plant and
  equipment..........................       2,962       7,347       9,937
Net advances made to affiliates......         301        (520)     (5,288)
Dividends from equity affiliates.....         207          83      --
Acquisitions of other long-term
  investments and additions to
  long-term receivables and
  advances...........................        (127)     (1,135)     (2,872)
Disposals of other long-term
  investments and collections of
  long-term receivables..............         777         245       2,010
Consideration for HAPSA acquisition,
  net of cash acquired...............      (1,116)     --          --
                                       ----------  ----------  ----------
          Net cash used in investing
             activities..............     (27,079)    (14,683)    (19,122)
                                       ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Credit facility (net)................       8,683      (5,839)      7,352
Proceeds from loans..................      25,864       6,635      17,602
Principal payments on long-term debt
  and capital lease obligations......     (18,505)    (23,049)    (19,388)
Proceeds from exercise of stock
  options............................       3,700      --          --
                                       ----------  ----------  ----------
          Net cash used in financing
             activities..............      19,742     (22,253)      5,566
                                       ----------  ----------  ----------
EFFECTS OF EXCHANGE RATE CHANGES ON
  CASH...............................         171         148        (175)
                                       ----------  ----------  ----------
Net increase (decrease) in cash and
  cash equivalents...................      (2,155)     (7,164)      5,674
Cash and cash equivalents at
  beginning of year..................      19,490      26,654      20,980
Cash and cash equivalents at end of
  year...............................  $   17,335  $   19,490  $   26,654
                                       ==========  ==========  ==========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid........................  $   10,120  $    7,274  $    8,505
                                       ==========  ==========  ==========
Income taxes paid....................  $    1,097  $    1,232  $    1,875
                                       ==========  ==========  ==========
NONCASH INVESTING AND FINANCING
  ACTIVITIES:
Capital lease restructuring (see Note
  7).................................  $   40,000
Long-term debt refinancing (see Note
  9(a))..............................  $   20,000

  The accompanying notes are an integral part of these consolidated financial statements.
*Restated -- See Note 18

                              FORASOL-FORAMER N.V.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (DOLLARS IN THOUSANDS)

                                        NUMBER OF               ADDITIONAL                  FOREIGN          TOTAL
                                          SHARES      COMMON     PAID-IN      RETAINED     CURRENCY      STOCKHOLDERS'
                                          ISSUED      STOCK      CAPITAL      EARNINGS    TRANSLATION       EQUITY
                                        ----------    ------    ----------    --------    -----------    -------------
January 1, 1993......................    9,461,681     $ 52      $ 65,614     $ 52,545*     $              $ 118,211*
Net income...........................                                            2,947*                        2,947*
Translation adjustment...............                                                          (627)            (627)
                                        ----------    ------    ----------    --------    -----------    -------------
December 31, 1993....................    9,461,681     $ 52      $ 65,614     $ 55,492*     $  (627)       $ 120,531*
Exercise of stock options............      548,319        3         5,071                                      5,074
Net income...........................                                              936*                          936*
Translation adjustment...............                                                           339              339
                                        ----------    ------    ----------    --------    -----------    -------------
December 31, 1994....................   10,010,000     $ 55      $ 70,685     $ 56,428*     $  (288)       $ 126,880*
Net loss.............................                                           (4,013)*                      (4,013)*
Translation adjustment...............                                                           138              138
                                        ----------    ------    ----------    --------    -----------    -------------
December 31, 1995....................   10,010,000     $ 55      $ 70,685     $ 52,415*     $  (150)       $ 123,005*

  The accompanying notes are an integral part of these consolidated financial statements.
* Restated -- See Note 18

                              FORASOL-FORAMER N.V.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

1.  PRINCIPLES OF CONSOLIDATION

     At December 31, 1995, Forasol S.A. and its subsidiaries ("Forasol") and Forinter Ltd. and its subsidiaries ("Forinter") were beneficially owned equally by Soletanche S.A., a French company ("Soletanche"), and Ackermans & van Haaren, N.V., a Belgian company ("Ackermans"). On September 21, 1995, the two shareholders established Forasol-Foramer N.V. (the "Company"), a Dutch holding company. On April 3, 1996, the two shareholders exchanged their respective shares in Forasol for an equivalent interest in the Company. For purposes of financial statement presentation, Forasol and Forinter have been retroactively consolidated at December 31, 1995, 1994 and 1993 within the financial statements of the Company.

     The Company's subsidiaries are primarily engaged in international oil and gas contract drilling and workover operations for major and independent oil and gas companies, as well as providing well engineering, integrated drilling services, turnkey wells and project management to customers on a worldwide basis.

     The financial statements of the Company include the accounts of Forasol, Forinter and all of their wholly owned and majority owned subsidiaries. The financial statements have been presented in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). Investments in which the Company's ownership interest ranges from 20% to 50% and where the Company exercises significant influence over operating and financial policies are accounted for using the equity method. Less than 20% owned companies are accounted for at cost. Investments in non-corporate joint ventures in which the Company owns an undivided interest are accounted for by the proportionate line-by-line consolidation method. All intercompany accounts and transactions have been eliminated.

2.  ACQUISITIONS

     On January 1, 1995, the Company acquired a 36.5% interest in Hispano Americana de Petroleos ("HAPSA"), an Argentina contract drilling company, for $1.02 million in cash. Subsequently, on May 1, 1995, the Company acquired an additional 58.5% of HAPSA's shares in exchange for consideration of $1.3 million in cash and notes payable and the contribution of the Company's 21% interest in two Spanish equity investees, Sondeos Petroliferos SA and Bellegarde Investments SA. This acquisition was recorded using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the fair values at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired resulted in $1.09 million of goodwill which is being amortized on a straight-line basis over five years.

     The net purchase price was allocated as follows (in thousands):

Working capital, other than cash.....  $  (6,958)
Plant and equipment..................      9,219
Other assets.........................        746
Goodwill.............................      1,091
Other liabilities....................       (213)
                                       ---------
Purchase price, net of cash
received.............................  $   3,885
                                       =========

     For the period January 1, 1995 to April 30, 1995, the Company's 36.5% interest was recorded under the equity method. Results of operations after May 1, 1995 have been consolidated. The

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

2.  ACQUISITIONS (CONTINUED)

following pro forma unaudited information has been prepared assuming the acquisition had taken place at the beginning of the respective periods:

(IN THOUSANDS, EXCEPT PER SHARE DATA)     1995        1994
                                       ----------  ----------
                                            (UNAUDITED)
Net operating revenues...............  $  178,539  $  160,220
Net income (loss)....................  $   (3,814) $      156
Earnings per share...................  $    (0.38) $     0.02

     These pro forma results have been prepared for comparative purposes only and include certain adjustments such as additional depreciation expense as a result of a step-up in basis of plant and equipment, additional amortization expense as a result of goodwill and increased interest expense on acquisition debt. The information does not purport to be indicative of the results of operations which actually would have resulted had the combination been in effect on January 1, 1995 and 1994 or of future results of operations of the consolidated entities.

     On December 29, 1994, the Company acquired the remaining 50% interest in Forafels, Inc., which owns and operates the swamp barge BINTANG KALIMANTAN. The purchase price is contingent upon future utilization of Forafels' primary asset, the swamp barge, during the five years subsequent to the purchase. The Company's 50% interest in Forafels, Inc. during the two years ended December 31, 1994 was recorded under the equity method (see Note 4).

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  TRANSLATION OF FINANCIAL STATEMENTS

     The Company's financial results have been reported in U.S. dollars, as the Company primarily conducts its multinational operations in U.S. dollars. When translating local currency based financial statements to U.S. dollars, assets and liabilities are translated at the year-end rate, while income and expenses are translated using the average rate for the year. Translation differences are included as a component of stockholders' equity.

  CASH AND CASH EQUIVALENTS

     Cash equivalents consist of short-term investments with original maturities of less than three months when acquired.

  FINANCIAL INSTRUMENTS

     In the normal course of business, the Company employs a variety of off-balance sheet financial instruments to manage its exposure to fluctuations in interest and foreign currency exchange rates, including interest rate swap agreements, interest rate cap agreements and currency forward exchange contracts. The Company designates interest rate instruments as hedges of debt and capital lease obligations, and accrues the differential to be paid or received under the agreements as interest rates change over the lives of the contracts. The Company's use of currency forward exchange contracts does not meet the necessary criteria to apply hedge accounting and, accordingly, such contracts have been marked to market at December 31, 1995, 1994 and 1993 with any gains or losses recognized in income.

     The Company continually monitors its positions with, and the credit quality of, the financial institutions which are counterparties to its off-balance sheet financial instruments and does not anticipate non-performance by the counterparties.

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost. The Company provides for the depreciation of drilling rigs on the modified units of production ("MUOP") method over a period of 16 to 25 years, depending on the class of drilling rig. Under the MUOP method, depreciation is computed based upon the utilization of the drilling rigs. To provide for any deterioration that may occur while rigs are idle for periods of less than one fiscal year, a minimum depreciation charge is provided at a reduced rate of 25% of the fully utilized rate. If a drilling rig is idle for the whole fiscal year, full depreciation is provided in order to limit the maximum useful life of the asset regardless of utilization.

     The Company provides for the depreciation of all other fixed assets on the straight-line method of depreciation after providing for a salvage value. Buildings are depreciated based on a 20-year useful life, and furniture, fixtures and vehicles are depreciated over useful lives between five and ten years.

     The estimated useful lives of property, plant and equipment are as follows:

Rigs and equipment...................     16 to 25 years
Buildings............................           20 years
Furniture, fixtures and vehicles.....      5 to 10 years

     The costs of routine maintenance are expensed as incurred. At periodic intervals, the Company conducts significant overhauls of rigs and equipment to perform necessary repairs and replacement. Associated costs are accrued prior to overhaul in order to match costs against revenues earned during rig utilization.

     The Company periodically reviews the carrying value of its rigs and equipment using available information, such as market surveys and broker quotations of similar rigs and equipment. The review of the carrying values of principal equipment is performed on a rig by rig basis, and impairment losses are recognized by a charge to income when the carrying value exceeds market. Betterments expected to extend the useful lives of assets are capitalized. The costs of assets sold, retired or otherwise disposed are removed from the accounts at the time of disposition with gains or losses reflected in income.

     In March 1995, Statement of Financial Accounting Standards 121 ("FAS 121"), ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, was issued. This statement requires that long-lived assets held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Implementation of this statement is required in 1996 and management does not anticipate that this implementation will have a material impact on the financial position or results of operations of the Company.

  REVENUE RECOGNITION

     The Company recognizes revenue for drilling contracts based on the number of days worked at the contractual day rate. Revenues from turnkey contracts are recognized using the completed contract method; however, no material turnkey contracts were completed in 1995, 1994 or 1993. Management fees which arise principally from services provided to affiliated entities are recognized as earned. Revenues related to mobilization and demobilization of rigs are recognized during the period of mobilization and demobilization. Advance billings are deferred and amortized over the duration of the contract.

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred. Certain government research grants, which are repayable in the event that the related research project proves to be successful, are recognized in income when the research project has been determined to be unsuccessful and all other conditions for their receipt have been met. Grants received for research projects whose outcome has yet to be determined are included in other long-term liabilities.

  RETIREMENT PLANS

     French employees participate in pension plans in accordance with French laws and regulations. Employees of non-French subsidiaries participate in government based pension plans as prescribed by local laws. Contributions to the French government with respect to the maintenance of these plans are made annually based on gross wages and are expensed as incurred. The Company has no future commitments with respect to any of these plans.

     A lump sum payment is made to certain employees of the Company who retire or are terminated by the Company without cause after such employees complete a defined number of service years. Such payment is an amount not to exceed 12 months gross wages and is calculated based upon years of service, employment status and gross wages during the year before retirement. The Company is fully insured for this liability and has no future commitments with respect to these payments.

  INCOME TAXES

     The Company provides for deferred taxes on temporary differences between financial and tax reporting and employs the liability method under which deferred taxes are calculated applying legislated tax rates in effect when the temporary differences are expected to reverse.

  CONCENTRATION OF CREDIT RISK

     The market for the Company's services and products is the oil and gas industry, and the Company's customers consist primarily of major integrated international oil companies and independent oil and gas producers. The Company performs ongoing credit evaluations of its customers and generally does not require material collateral. The Company maintains reserves for potential losses, and such losses have been within management's expectations.

     At December 31, 1995 and 1994, the Company had cash deposits at a number of major French banks and believes that the credit risk related to such institutions is minimal.

  NET INCOME (LOSS) PER SHARE

     Net income (loss) per share of common stock was computed retroactively based on the number of shares issued by the Company to its two shareholders in exchange for their respective interests in Forasol S.A. on April 3, 1996. In addition, shares contingently issuable from the exercise of stock options, using the treasury stock method, are included in those periods in which they have a dilutive impact. For the three years ended December 31, 1995, contingently issuable shares did not impact earnings per share.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

4.  INVESTMENTS IN AND ADVANCES TO EQUITY AFFILIATES

                                           DECEMBER 31,
                                       --------------------
                                         1995       1994
                                       ---------  ---------
                                          (IN THOUSANDS)
Investments..........................  $   3,992  $   5,640
Advances.............................      5,488      6,265
                                       ---------  ---------
Investments in and advances to equity
  affiliates.........................  $   9,480  $  11,905
                                       =========  =========

     During the three years ended December 31, 1995, the Company's significant equity investees consisted of National Drilling and Services Co. ("NDSC"), Al Jazirah Forasol Drilling Corporation ("AJFDC"), Forafels, Inc. and Sondeos Petroliferos SA.

     NDSC is a 30% owned joint venture that operates mobile desert rigs in Oman. NDSC changed its financial year end from March 31 to December 31 in 1994. The Company has recorded $235,000, $187,000 and $2.2 million for its share of NDSC's earnings for each of the three years ending December 31, 1995, 1994 and 1993, respectively, using the equity method.

     AJFDC is a joint venture organized to own and operate two land rigs. The Company owns 49% of AJFDC and is also contracted to manage the two rigs. The Company provided AJFDC, on a pro rata basis with the other shareholders, a non-interest bearing advance of $5.5 million to purchase the two drilling rigs. The advance will be repaid from the future profits of the venture on a pro rata basis.

     A 50% interest in Forafels, Inc., a company which owns and operates the swamp barge BINTANG KALIMANTAN, was acquired in 1983. On December 29, 1994, the Company acquired the remaining 50% interest. This investment has been accounted for under the equity method for the years ending December 31, 1994 and 1993 and, as a result, $13,000 and $13,000, respectively, has been recorded to recognize the Company's share of Forafels' earnings during those years. As of January 1, 1995, Forafels became a consolidated subsidiary (see Note 3).

     Until the Company's disposition as part of the purchase consideration of HAPSA (see note 2), the Company owned a 21% interest in Sondeos Petroliferos SA, a Spanish holding Company ("Sonpetrol"). The Company recorded $177,000 and $18,000 for its share of Sonpetrol's losses for each of the two years ended December 31, 1994 under the equity method. A $107,000 loss was recorded in 1995 up until the disposition date.

     The summarized financial information below represents an aggregation of the Company's investments in equity affiliates:

                                           YEAR ENDED DECEMBER 31,
                                       -------------------------------
                                          1995       1994       1993
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
Earnings data:
     Revenue.........................  $  13,477  $  17,255  $  35,922
     Operating income................        588      9,415     16,018
     Net income......................        555       (292)     7,586
          Company's equity in net
          earnings...................        165        (44)     2,474

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

4.  INVESTMENTS IN AND ADVANCES TO EQUITY AFFILIATES (CONTINUED)

                                           DECEMBER 31,
                                       --------------------
                                          1995       1994
                                       ---------  ---------
                                          (IN THOUSANDS)
Balance sheet data:
     Current assets..................  $  11,821  $  19,728
     Noncurrent assets...............     33,980     47,158
     Current liabilities.............     (9,297)   (16,640)
     Noncurrent liabilities..........    (15,238)   (19,231)
                                       ---------  ---------
     Net assets......................  $  21,266  $  31,015
                                       =========  =========
          Company's equity in net
             assets..................  $   3,992  $   5,640
                                       =========  =========

     The Company's share of undistributed earnings of investments in equity affiliates included in consolidated retained earnings was $2.4 million, $4.2 million and $5.5 million at December 31, 1995, 1994 and 1993, respectively. Dividends from equity affiliates were $207,000, $83,000 and $0 in 1995, 1994 and 1993, respectively.

5.  OTHER LONG-TERM INVESTMENTS AND RECEIVABLES

                                           DECEMBER 31,
                                       --------------------
                                         1995       1994
                                       ---------  ---------
                                          (IN THOUSANDS)
Investments recorded at cost, net of
  valuation allowance................  $   3,336  $   3,652
Receivables from affiliated entities
  and related parties................      4,391      5,920
Debt security deposits...............      1,875      1,241
Other................................        911        833
                                       ---------  ---------
                                       $  10,513  $  11,646
Less: Valuation allowance............     (3,995)    (3,508)
                                       ---------  ---------
Total other long-term investments and
receivables..........................  $   6,518  $   8,138
                                       =========  =========

     Investments recorded at cost represent primarily investments in entities involved in the oil and gas drilling sector. Included in these investments at December 31, 1995 and 1994, is the $2.8 million cost of the Company's 12.5% interest in a group of entities which operate a self-erecting tender barge under capital lease, the AL BARAKA I. Quoted market values for these investments are not readily available and, accordingly, the Company has evaluated the carrying value of each investment based upon the financial position and future prospects of each investee.

6.  PLANT AND EQUIPMENT

                                            DECEMBER 31,
                                       ----------------------
                                          1995        1994
                                       ----------  ----------
                                           (IN THOUSANDS)
Rigs and equipment...................  $  438,246  $  431,279
Buildings, furniture, fixtures and
  vehicles...........................       3,226       3,480
                                       ----------  ----------
                                          441,472     434,759
Less: accumulated depreciation.......    (211,100)   (222,033)
                                       ----------  ----------
Plant and equipment, net.............  $  230,372  $  212,726
                                       ==========  ==========

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

6.  PLANT AND EQUIPMENT (CONTINUED)

     At December 31, 1995 and 1994, rigs and equipment with a carrying value of $50.8 million and $55.5 million were held in non-operating status pending redeployment. Rigs with a cost of $24 million are being depreciated over the term of a five-year drilling contract which includes a bargain purchase option in favor of the customer arising in May 1997. Depreciation charged in relation to these rigs is $4.8 million in both 1995 and 1994. Assets with a book value of $165 million and $152 million as of December 31, 1995 and 1994, respectively, are pledged as security under the Company's debt agreements and leases.

     At December 31, 1995, rigs and equipment with a net book value of $3.5 million are held for sale.

7.  LEASES

     Included in property, plant and equipment in the accompanying consolidated balance sheets are the following rigs and equipment under capital leases:

                                            DECEMBER 31,
                                       ----------------------
                                          1995        1994
                                       ----------  ----------
                                           (IN THOUSANDS)
Rigs and equipment at cost...........  $  150,830  $  212,851
Accumulated depreciation.............     (70,315)   (101,835)
                                       ----------  ----------
Assets under capital leases, net.....  $   80,515  $  111,016
                                       ==========  ==========

     In October 1995, the Company exercised options to purchase five tender barges and five land rigs which were under capital lease for a total amount of $19.9 million. The terminated lease contracts had remaining unexpired terms ranging up to four years and their payments were based upon interest rates ranging from 6.0% to 9.0% after considering interest rate swap agreements. Simultaneously, the Company entered into a new seven year sale leaseback contract for three of these tender barges with a financing company. The new sale leaseback agreement results in a capital lease obligation of $40 million payable in semi-annual installments. Interest is calculated at a stated rate of six-month LIBOR plus 1.25% (6.75% at December 31, 1995) for $35 million of the obligation and at a fixed rate of 7.67% for the remaining $5 million. In conjunction with this lease, the Company entered into an interest rate swap agreement which fixes the payment on this lease at 7.67% on $35 million of the outstanding obligation over the entire term of the contract.

     The Company has also entered other contracts for the lease of land rigs and various equipment which represent capital lease obligations of $12.6 million and $6.6 million at December 31, 1995 and 1994, respectively. These contracts have unexpired terms ranging from three to four years and lease payments based upon interest rates ranging from 6.4% to 9.0% after consideration of interest rate swap agreements.

     Under the terms of these lease contracts, the Company is required to comply with applicable laws and regulations, maintain the rigs and equipment and obtain a specified level of insurance coverage. The depreciation expense related to assets under capital leases was $5.5 million, $8.0 million and $7.6 million in 1995, 1994 and 1993, respectively.

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

7.  LEASES (CONTINUED)

     Capital lease obligations are summarized below:

                                           DECEMBER 31,
                                       --------------------
                                          1995       1994
                                       ---------  ---------
                                          (IN THOUSANDS)
Total capital lease obligations......  $  52,676  $  45,696
Less current installments............     (8,138)   (14,797)
                                       ---------  ---------
Long-term obligations under capital
  leases.............................  $  44,538  $  30,899
                                       =========  =========

     The Company also leases premises under operating leases which expire in the year 2009. Rental expense for operating leases amounted to $320,250, $276,000 and $230,000 in 1995, 1994 and 1993, respectively.

     Minimum lease payments under leases expiring subsequent to December 31, 1995 follow:

                                        CAPITAL       OPERATING
YEAR ENDED DECEMBER 31,                  LEASES        LEASES
-------------------------------------   --------      ---------
                                            (IN THOUSANDS)
1996.................................   $ 12,089       $   691
1997.................................     12,067           657
1998.................................     12,125           566
1999.................................      8,400           411
2000.................................      7,492           255
2001 and thereafter..................     15,025         1,407
                                        --------      ---------
               Total.................   $ 67,198       $ 3,987
                                                      =========
Less interest........................    (14,522)
                                        --------
Minimum lease payments...............   $ 52,676
                                        ========

     The new sale leaseback agreement contains certain limitations on the incurrence of additional indebtedness, including the limitation that indebtedness may not exceed tangible net worth. The Company will, however, be permitted to assume, among other things, indebtedness of acquired businesses, subject to compliance with the other financial covenants contained on the sale leaseback agreement.

8.  SHORT-TERM CREDIT FACILITIES

     The Company has agreements with several banks for short-term lines of credit in both U.S. dollars and French francs. These facilities are renewable annually and bear interest at three-month LIBOR plus 1% (6% at December 31, 1995) for U.S. dollar denominated facilities and three-month PIBOR plus 1% (6% at December 31, 1995) for French franc denominated facilities.

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

8.  SHORT-TERM CREDIT FACILITIES (CONTINUED)

     The Company had the following balances outstanding under these short-term credit facilities:

                                           DECEMBER 31,
                                       --------------------
                                          1995       1994
                                       ---------  ---------
                                          (IN THOUSANDS)
Unsecured............................  $  10,171  $   7,219
Secured by trade receivables.........     10,669      4,938
                                       ---------  ---------
               Total.................  $  20,840  $  12,157
                                       =========  =========

     As of December 31, 1995, the Company had $2.6 million of unused commitments for unsecured credit lines and unused commitments for secured credit lines of $10.4 million.

9.  LONG-TERM DEBT

                                            DECEMBER 31,
                                       ----------------------
                                          1995        1994
                                       ----------  ----------
                                           (IN THOUSANDS)
Bank debt(a).........................  $   41,867  $   18,488
Loan obligations to customers(b).....       8,692      26,476
Other loan obligations(c)............       7,901       3,628
Shareholder and related party(d).....      --           1,577
                                       ----------  ----------
               Total debt............  $   58,460  $   50,169
Less current portion.................     (18,202)    (15,271)
                                       ----------  ----------
               Total long-term
                  debt...............  $   40,258  $   34,898
                                       ==========  ==========

(A)  BANK DEBT

     The Company has entered into borrowing arrangements with various banks for loans denominated in U.S. dollars and French francs ("FF").

     U.S. dollar denominated debt as of December 31, 1995 and 1994 amounted to $33.5 million and $7.1 million, respectively. On August 1, 1995, the Company refinanced loan obligations with new bank debt in the amount of $20 million payable in semi-annual installments beginning February 1996 and continuing through 2002. The loan bears interest at a stated rate of six month LIBOR plus a margin ranging from 1.25% to 2.5% (6.75% at December 31, 1995). In conjunction with this loan, the Company simultaneously entered into an interest rate swap agreement which fixed the rate of interest on this loan at 7.55% over the term of the debt agreement. The semisubmersible rig NYMPHEA is pledged as security for this loan.

     In September 1995, the Company entered into a new $10 million credit line. This facility bears interest at six-month LIBOR plus 1.0% and is repayable in monthly installments of $350,000 through January 1998. The outstanding balance as of December 31, 1995 was $9.0 million. The cash flows associated with the Shell Venezuela drilling contract are pledged as security for this loan.

     In 1992, the Company entered into an agreement for a loan in the amount of $14.3 million to finance the purchase and upgrading of two lake barges, RIG 50 and RIG 51. As of December 31, 1995 and 1994, $4.3 million and $7.1 million, respectively, were outstanding under this loan. The loan is repayable in semi-annual installments through April 1997 and bears interest at six-month LIBOR plus 1.7% (7.2% at

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

9.  LONG-TERM DEBT (CONTINUED)

December 31, 1995). Management has entered into an interest rate swap contract for the duration of the term of this loan which fixes the interest rate at 8.4%. The loan is secured by Rigs 50 and 51.

     French franc denominated debt translated into U.S. dollar amounts at year end rates was $8.2 million (FF 40.3 million) and $11.3 million (FF 60.3 million) as of December 31, 1995 and 1994, respectively. These borrowings are repayable in quarterly installments through 1998 and bear interest at variable rates which range from three-month PIBOR (which was 5.0% at December 31, 1995) plus 1% to PIBOR plus 1.25%. The fixed assets of Petrosamsol SARL and Samarine SARL, two wholly-owned subsidiaries, are pledged as security for these loans.

(B)  LOAN OBLIGATIONS TO CUSTOMERS

     The Company has entered into borrowing arrangements denominated in both U.S. dollars and French francs with certain significant customers. U.S. dollar loan obligations to customers as of December 31, 1995 and 1994 amounted to $5.3 million and $23.2 million, respectively. In August 1995, the Company refinanced an $18.1 million loan obligation to a customer bearing interest at 10.71% with proceeds from new bank debt.

     The $5.3 million loan obligation outstanding as of December 31, 1995 consists of two loans in the amounts of $4.1 million ($5.1 million at December 31, 1994) and $1.2 million ($0 at December 31, 1994). The loan in the amount of $4.1 million is payable in semi-annual installments through 1999, is secured by the assets of the jack-up rig ILE DU LEVANT and bears interest at LIBOR. Management has entered into an interest rate swap agreement for the duration of the term of this loan which fixed the interest rate at 8.625%. The loan in the amount of $1.2 million is unsecured, bears interest at LIBOR plus 1% and is repayable in monthly installments through 1997.

     French franc denominated loan obligations to customers translated into U.S. dollar amounts at year end rates as of December 31, 1995 and 1994 were $3.4 million (FF 16.5 million) and $3.1 million (FF 16.5 million), respectively. The repayment schedules for these loans are variable and are based upon the Company achieving certain operating performance criteria. The loans bear interest at variable rates ranging from a minimum of 0% to a maximum of 15% also depending on certain operating performance criteria. The weighted average rate paid on these loans for the year ended December 31, 1995 was 7.57%.

(C)  OTHER LOAN OBLIGATIONS

     In conjunction with the Company's 1995 purchase of a 95% interest in HAPSA, the Company acquired or incurred $5.4 million of additional long-term debt obligations. These obligations include a 10% unsecured, fixed rate loan in the amount of $3.2 million repayable in semi-annual installments beginning January 1996 and continuing through 1999. The remaining $2.2 million indebtedness is repayable in semi-annual installments beginning March 1996 and continuing through 1998 and accrues interest at a fixed rate of 8%.

(D)  SHAREHOLDER AND RELATED PARTY

     In July 1995, the Company entered into loan agreements with Soletanche and a subsidiary of Ackermans, the beneficial owners of Forasol, to obtain a total of $8.1 million of interim financing during the negotiation period with the banks and financing companies to restructure the Company's debt and capital leases. These loans were repaid in full with 7% interest in October 1995.

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

9.  LONG-TERM DEBT (CONTINUED)

     In December 1994, the Company entered into a $1.6 million loan agreement bearing interest at 5.5% with a company jointly owned by Soletanche and Ackermans, the beneficial owners of Forasol. During 1995, $1.6 million was outstanding. During 1995, an additional $3.1 million was borrowed under the agreement; however, this additional borrowing accrued interest at 5.5%. In October 1995, this loan was repaid in full.

     The weighted average interest on bank debt in 1995 was 7.525% (7.023% in 1994).

     Scheduled principal payments subsequent to December 31, 1995 are as follows:

YEAR ENDED DECEMBER 31,                 (IN THOUSANDS)
-------------------------------------   --------------
1996.................................      $ 18,202
1997.................................        15,459
1998.................................         7,328
1999.................................         4,774
2000.................................         3,910
2001 and thereafter..................         8,787
                                        --------------
                                           $ 58,460
                                        ==============

10.  INCOME TAXES

     The Company follows Statement of Financial ACCOUNTING STANDARDS NO. 109 ("SFAS 109"), Accounting for Income Taxes. Under SFAS 109, the tax provision is determined under the liability method. Under this method, deferred tax assets and liabilities are recognized based on differences between the financial statement and tax bases of assets and liabilities using presently enacted tax rates. SFAS 109 provides, in part, that a deferred tax asset shall be evaluated for realization based on a more likely than not criteria using a valuation allowance.

     The Company operates internationally and tax rates are subject to applicable tax legislation in the countries in which it operates. The tax rates in many of these countries are based on deemed profit as a percentage of revenue. The domestic and foreign components of pre-tax income after equity in net income of affiliates follow:

                                            YEAR ENDED DECEMBER 31,
                                       ----------------------------------
                                          1995        1994        1993
                                       ----------  ----------  ----------
                                                 (IN THOUSANDS)
Domestic.............................  $  (21,925) $  (24,456) $  (21,273)
Foreign..............................      19,609      28,508      26,480
                                       ----------  ----------  ----------
               Total.................  $   (2,316) $    4,052  $    5,207
                                       ==========  ==========  ==========

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

10.  INCOME TAXES (CONTINUED)

     A reconciliation of the differences between income taxes computed at the French statutory rate of 33.0% in 1995, 1994 and 1993 and the Company's reported provision for income taxes follows:

                                        YEAR ENDED DECEMBER 31,
                                        ------------------------
                                        1995      1994     1993
                                        ----      ----     ----
Statutory income tax rate............    (33)%      33%      33%
Non-utilizable tax losses in
  Forinter...........................     21%       14%       6%
Taxation rebates.....................     (9)%      (4)%      --
Tax audit............................     --         --       6%
Foreign taxes in overseas
  jurisdictions......................     42%       21%       1%
                                         ----      ----      ----
Effective income tax rate............     21%       64%      46%
                                         ====      ====      ====

     The effective tax rate is different from the French statutory rate primarily due to revenues being earned in foreign tax jurisdictions with different tax bases and rates. Additionally, taxable losses in the group company Forinter Ltd., an entity based in a tax free jurisdiction are unavailable for offset against taxable income.

     As of December 31, 1995 and 1994, the components of deferred tax assets and liabilities were as follows:

                                           DECEMBER 31,
                                       --------------------
                                         1995       1994
                                       ---------  ---------
                                          (IN THOUSANDS)
Deferred Tax Assets:
     Tax loss carryforwards..........  $  23,203  $  19,829
     Other...........................        702        344
                                       ---------  ---------
               Total deferred tax
                  assets.............     23,905     20,173
     Valuation allowance.............    (15,677)   (13,821)
                                       ---------  ---------
               Net deferred tax
                  asset..............  $   8,228  $   6,352
                                       =========  =========
Deferred Tax Liabilities:
     Depreciation....................  $   4,852  $   4,669
     Capital leases..................        647        882
                                       ---------  ---------
     Total deferred tax
       liabilities...................  $   5,499  $   5,551
                                       =========  =========

     Due to the projected inability to fully utilize tax loss carryforwards related to the Company's operations against the Company's forecasted future taxable earnings in various jurisdictions, the Company has recorded a valuation allowance against such tax loss carryforwards of $15.7 million and $13.8 million at December 31, 1995 and 1994, respectively.

     As of December 31, 1995, unused net tax loss carryforwards were $60.1 million. Of these net tax loss carryforwards, $56.6 million are not subject to an expiration date. The remaining tax loss carryforwards expire between 1998 and 2002.

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

10.  INCOME TAXES (CONTINUED)

     The provision for income taxes consists of:

                                           YEAR ENDED DECEMBER 31,
                                       -------------------------------
                                         1995       1994       1993
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
Current income tax expense:
     Domestic........................  $      69  $      18  $      13
     Foreign.........................      1,839      1,715      1,688
                                       ---------  ---------  ---------
                                           1,908      1,733      1,701
                                       ---------  ---------  ---------
Deferred income tax expense:
     Domestic........................  $  (1,031) $     370  $     (64)
     Foreign.........................       (468)       477        436
                                       ---------  ---------  ---------
                                          (1,499)       847        372
                                       ---------  ---------  ---------
               Total.................  $     409  $   2,580  $   2,073
                                       =========  =========  =========

11.  STOCKHOLDERS' EQUITY

     At December 31, 1995, the Company's retained earnings includes legal and other reserves of $24.8 million, which are not distributable to shareholders.

12.  STOCK OPTIONS

     In June 1989, the shareholders of Forasol approved the implementation of a stock option plan (the "Option Plan") authorizing the issuance to employees of stock options to purchase up to 222,156 common shares of Forasol.

     On December 27, 1989, Forasol granted options to purchase up to 222,156 common shares of Forasol to nine executive officers at an exercise price of FF
133.69 per share under the Option Plan. In addition, each plan participant received a stock repurchase agreement which provided that an affiliate of Soletanche Group and Ackermans & van Haaren Group, the beneficial owners of Forasol, would purchase the shares issued upon the exercise of the options for a price calculated using a formula based primarily on the book value of the Company.

     Under the Option Plan, the options were valid for five years and became exercisable on the date of grant (December 29, 1989 through December 29, 1994). Upon termination of employment, unexercised options were canceled. All options with respect to the Option Plan were granted and subsequently canceled or exercised.

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

12.  STOCK OPTIONS (CONTINUED)

     A summary of Forasol's stock option activity is as follows:

                                          OPTIONS
                                        EXERCISABLE
                                            AND         EXERCISE
                                        OUTSTANDING       PRICE
                                        ------------    ---------
Outstanding at December 31, 1992.....      181,764      FF 133.69
Options Granted......................      -0-
Options Exercised....................      -0-
Options Canceled/Expired.............      (33,660)
                                        ------------
Outstanding at December 31, 1993.....      148,104      FF 133.69
Options Granted......................      -0-
Options Exercised....................     (148,104)     FF 133.69
Options Canceled/Expired.............      -0-
                                        ------------
Outstanding at December 31, 1994.....      -0-
Outstanding at December 31, 1995.....      -0-

     Total compensation expense recorded under the Option Plan was $1.7 million, of which $1.4 million was recognized in 1989. Included in this total is compensation expense of $0, $295,000 and $117,000 which was recognized in 1995, 1994 and 1993, respectively.

     In December 1994, six executive officers of the Company exercised the remaining outstanding stock options for a total exercise price of $3.7 million and received 148,104 common shares of Forasol. The equivalent number of shares exercised based on the exchange ratio relating to the two shareholders' interests in Forasol for an equivalent interest in the Company on April 3, 1996 was 548,319.

13.  INTEREST RATE RISK MANAGEMENT TRANSACTIONS

     The Company uses interest rate swaps and other instruments to manage its exposure to changes in interest rates and to lower its overall borrowing costs.

     The following interest rate contracts were outstanding at December 31, 1995:

      o Interest rate swaps that convert specific bank debt and capital lease obligations from variable rate borrowings to fixed rate borrowings and are scheduled to mature between July 1996 and October 2002. Under these contracts, the Company receives interest at six-month LIBOR (5.51% at December 31, 1995) and pays interest at a weighted average fixed rate of 7.3% in 1995.

      o An interest rate cap that limits the maximum rate of interest on six-month LIBOR based rates to 6%. At December 31, 1995, this contract had a notional amount of $4.1 million and a maturity date of October 15, 1997.

     The interest rate differential resulting from these contracts increased interest and other financial expenses by $737,000, $1.9 million and $2.9 million for 1995, 1994 and 1993, respectively. The fair market value of these contracts is estimated to be the same as the cost or gain to the Company to terminate its interest rate hedging instruments. At December 31, 1995 and 1994, taking into account the prevailing interest rate environment and creditworthiness of counter parties, this amount is a loss of $2.6 million and $0.6 million, respectively.

     Management believes that no significant concentration of credit risk exists with respect to the Company's financial instruments. At December 31, 1995 and 1994, neither the Company nor the counterparties were required to collateralize their respective obligations under these hedging instruments.

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

13.  INTEREST RATE RISK MANAGEMENT TRANSACTIONS (CONTINUED)

     The following table summarizes by notional amounts the activity for each major category of interest rate contract:

                                         INTEREST         CAP
                                        RATE SWAPS      CONTRACT
                                        ----------      --------
                                             (IN THOUSANDS)
Balance at December 31, 1993.........    $ 56,209        $9,600
     Additions/Adjustments...........      --             --
     Maturities......................     (14,410)       (2,590)
     Terminations....................      --             --
                                        ----------      --------
Balance at December 31, 1994.........      41,799         7,010
     Additions/Adjustments...........      55,000         --
     Maturities......................     (14,017)       (2,930)
     Terminations....................      --             --
                                        ----------      --------
Balance at December 31, 1995.........    $ 82,782        $4,080
                                        ==========      ========

     After giving effect to the interest rate hedging instruments outstanding, a 1% increase in interest rates would have resulted in a $195,000, $186,000 and $190,000 increase in financial expenses for 1995, 1994 and 1993, respectively.

14.  FOREIGN CURRENCY FORWARD CONTRACTS

     The Company's risk management program attempts to minimize, to the extent practical, the effects of fluctuations in the foreign exchange markets. The Company's revenues are primarily U.S. dollar denominated, while the majority of the Company's administrative expenditures are denominated in French francs. In addition, the Company has long-term debt denominated in French francs. The table below summarizes by major currency the contractual amounts of the Company's forward exchange contracts in U.S. dollars. Foreign currency amounts are translated at rates current at the reporting date. The "buy" amounts represent the U.S. dollar equivalent of commitments to purchase foreign currencies, and the "sell" amounts represent the U.S. dollar equivalent of commitments to sell foreign currencies.

                                                  DECEMBER 31,
                                   ------------------------------------------
                                           1995                  1994
                                   --------------------  --------------------
                                      BUY       SELL        BUY       SELL
                                   ---------  ---------  ---------  ---------
                                                 (IN THOUSANDS)
French franc.....................  $   9,700  $  --      $   1,018  $  --
Deutsche mark....................     --            915     --         --
U.S. dollar......................     --          8,500     --          1,000
                                   ---------  ---------  ---------  ---------
                                   $   9,700  $   9,415  $   1,018  $   1,000
                                   =========  =========  =========  =========

     The estimated cost to terminate exchange contracts outstanding at December 31, 1995, 1994 and 1993 was $240,000, $0 and $1.2 million, respectively. Such costs were recorded as a gain (loss) on foreign exchange contracts in the Consolidated Statements of Income at December 31, 1995, 1994 and 1993, respectively. Under terms of the contracts, neither the Company nor the counterparties were required to collateralize their respective obligations.

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

14.  FOREIGN CURRENCY FORWARD CONTRACTS (CONTINUED)

     The average fair market value of these contracts calculated on a quarterly basis was:

                                          YEAR ENDED DECEMBER 31,
                                       -----------------------------
                                         1995       1994        1993
                                       ---------  ---------     ----
                                              (IN THOUSANDS)
Average during the period (calculated
  on a quarterly basis)
     Assets..........................  $     130  $     864  $   89
     Liabilities.....................         22        129      46

     The net gain arising from these contracts was $144,000, $2.6 million and $522,000 for each of the three years ending December 31, 1995, 1994 and 1993, respectively.

15.  GEOGRAPHICAL INFORMATION

     The Company operates only in the contract oil and gas drilling industry segment.

     The following tables present net operating revenues, operating income and identifiable assets by geographic area.

     Operating income represents net operating revenues less operating costs and expenses of the geographic area concerned. Identifiable assets are those used in the operations of each geographic area. Corporate assets consist primarily of cash and cash equivalents and deferred tax assets.

                                        MIDDLE                                      REST OF
                1995                     EAST      AFRICA    FAR EAST    FRANCE     EUROPE     AMERICAS     TOTAL
-------------------------------------  ---------  ---------  ---------  ---------  ---------   --------   ---------
                                                                      (IN THOUSANDS)
Revenues.............................  $  12,464  $  90,060  $   7,070  $   3,595  $  17,971   $40,340    $ 171,500
                                       =========  =========  =========  =========  =========   ========   =========
Operating income (loss)..............  $   8,868  $  16,928  $     314  $ (21,734) $     150   $ 1,559    $   6,085
                                       =========  =========  =========  =========  =========   ========   =========
Identifiable assets..................  $  20,258  $ 140,255  $  29,077  $  24,307  $  40,915   $52,680    $ 307,492
                                       =========  =========  =========  =========  =========   ========
Corporate assets.....................                                                                        25,563
                                                                                                          ---------
Total assets.........................                                                                     $ 333,055
                                                                                                          =========

                                        MIDDLE                                      REST OF
                1994                     EAST      AFRICA    FAR EAST    FRANCE     EUROPE     AMERICAS     TOTAL
-------------------------------------  ---------  ---------  ---------  ---------  ---------   --------   ---------
                                                                      (IN THOUSANDS)
Revenues.............................  $  15,002  $  87,738  $  26,141  $      71  $   4,238   $15,114    $ 148,304
                                       =========  =========  =========  =========  =========   ========   =========
Operating income (loss)..............  $   4,706  $  16,233  $  10,431  $ (25,521) $    (266)  $ 1,815    $   7,398
                                       =========  =========  =========  =========  =========   ========   =========
Identifiable assets..................  $  21,160  $ 171,711  $  26,605  $  36,009  $  13,809   $22,487    $ 291,781
                                       =========  =========  =========  =========  =========   ========
Corporate assets.....................                                                                        25,842
                                                                                                          ---------
Total assets.........................                                                                     $ 317,623
                                                                                                          =========

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

15.  GEOGRAPHICAL INFORMATION (CONTINUED)

                                        MIDDLE                                      REST OF
                1993                     EAST      AFRICA    FAR EAST    FRANCE     EUROPE     AMERICAS     TOTAL
-------------------------------------  ---------  ---------  ---------  ---------  ---------   --------   ---------
                                                                      (IN THOUSANDS)
Revenues.............................  $  25,452  $  78,469  $  20,138  $   8,742  $   6,811   $12,314    $ 151,926
                                       =========  =========  =========  =========  =========   ========   =========
Operating income (loss)..............  $   6,063  $  22,705  $   4,530  $ (19,573) $  (3,587)  $   497    $  10,635
                                       =========  =========  =========  =========  =========   ========   =========
Identifiable assets..................  $  17,157  $ 159,835  $  41,359  $  23,729  $  20,050   $28,864    $ 290,994
                                       =========  =========  =========  =========  =========   ========
Corporate assets.....................                                                                        33,278
                                                                                                          ---------
Total assets.........................                                                                     $ 324,272
                                                                                                          =========

     The Company derived 30%, 36% and 40% of its consolidated revenues during 1995, 1994 and 1993, respectively, from Elf Aquitaine Group. In the year ended December 31, 1993, an additional 12% of consolidated revenues were derived from Royal Dutch Shell PLC.

16.  COMMITMENTS, CONTINGENCIES AND UNCERTAINTIES

     The Company's business and operations are substantially dependent upon the conditions of the oil and natural gas industry and, specifically, the exploration and production expenditures of oil and natural gas companies, which are largely dependent upon prevailing prices for oil and natural gas. The Company's rigs are primarily based in countries outside the U.S. While demand for drilling rigs outside the U.S. has been less volatile, demand remains dependent on various factors outside the Company's control. The Company cannot predict the timing or extent of any improvement in the industry or the future level of demand for the Company's drilling services.

  INSURANCE COVERAGE

     The Company maintains broad insurance coverage, including general and marine public liability. No insurance is generally carried against loss of revenues. The Company believes that it is adequately insured in accordance with industry standards against normal risks of its operations. Notwithstanding such coverage, the occurrence of a casualty or loss against which the Company is not fully insured could have a material adverse effect on the Company's financial position and results of operations.

  ENVIRONMENTAL REGULATION

     The Company is subject to numerous domestic and foreign governmental regulations that relate directly or indirectly to its operations. The Company does not believe that environmental regulations have to date had a material adverse effect on its results of operations and does not anticipate that any material expenditures will be required to enable it to comply with existing laws and regulations.

  LEGAL PROCEEDINGS

     The Company is a defendant in a number of legal proceedings and has various unresolved asserted and unasserted claims arising in the ordinary course of business. The outcome of these lawsuits and claims is not known at this time. The Company believes that the resulting uninsured liability, if any, will not have a material adverse effect on its consolidated results of operations or financial position.

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

17.  RELATED PARTY TRANSACTIONS

     For the years ended December 31, 1995, 1994 and 1993, an aggregate of $484,000, $450,000 and $400,000, respectively, in management fees was paid to Soletanche S.A. and Ackermans and van Haaren N.V., the beneficial owners of the Company.

     Under the terms of joint venture and other agreements, the Company provides contract labor and other management services to certain of its affiliates. The table on the following page summarizes revenues regarding affiliates for the years ended December 31, 1995, 1994 and 1993 and receivables from affiliates as of December 31, 1995, 1994 and 1993:

                                           YEAR ENDED DECEMBER 31,
                                       -------------------------------
                                         1995       1994       1993
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
Revenues:
     National Drilling and Services
       Co. LLC.......................  $     171  $     409  $   1,410
     Al Jazirah Forasol Drilling
       Corporation...................        980      1,588        362
     Foradel, Inc....................        882     10,157     10,164
                                       ---------  ---------  ---------
          Total......................  $   2,033  $  12,154  $  11,936
                                       =========  =========  =========

                                                DECEMBER 31,
                                       -------------------------------
                                         1995       1994       1993
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
Accounts receivable:
     National Drilling and Services
       Co. LLC.......................  $      21  $      47  $     288
     Al Jazirah Forasol Drilling
       Corporation...................        183        146        669
     Foradel, Inc....................         79      1,769      1,968
                                       ---------  ---------  ---------
          Total......................  $     283  $   1,962  $   2,925
                                       =========  =========  =========

18.  RESTATEMENTS

     Certain amounts as they relate to the Company's equity investment in NDSC, have been restated in the accompanying consolidated financial statements of Forasol-Foramer N.V. from those consolidated financial statements included in the Preliminary Prospectus dated April 22, 1996, due to the financial statements of NDSC which have been audited by other auditors, being restated from those included in the related prospectus. As a result of these changes, certain previously reported amounts in the Company's financial statements have been restated as follows:

                                           DECEMBER 31,
                                       --------------------
     CONSOLIDATED BALANCE SHEETS         1995       1994
-------------------------------------  ---------  ---------
                                          (IN THOUSANDS)
INVESTMENT IN AND ADVANCES TO EQUITY
  AFFILIATES:
     As previously reported..........  $   9,705  $  12,035
     As restated.....................      9,480     11,905

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

18.  RESTATEMENTS (CONTINUED)

                                           YEAR ENDED DECEMBER 31,
                                       -------------------------------
  CONSOLIDATED STATEMENTS OF INCOME      1995       1994       1993
-------------------------------------  ---------  ---------  ---------
                                            (IN THOUSANDS, EXCEPT
                                             PER SHARE AMOUNTS)
EQUITY IN NET INCOME OF AFFILIATES:
     As previously reported..........  $     260  $     249  $   2,672
     As restated.....................        165        (44)     2,474
OPERATING INCOME:
     As previously reported..........      6,180      7,691     10,833
     As restated.....................      6,085      7,398     10,635
NET INCOME (LOSS):
     As previously reported..........     (3,918)     1,229      3,145
     As restated.....................     (4,013)       936      2,947
NET INCOME (LOSS) PER SHARE:
     As previously reported..........      (0.39)      0.13       0.33
     As restated.....................      (0.40)      0.10       0.31

                                           YEAR ENDED DECEMBER 31,
                                       -------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS    1995       1994       1993
-------------------------------------  ---------  ---------  ---------
                                               (IN THOUSANDS)
NET INCOME (LOSS)
     As previously stated............  $  (3,918) $   1,229  $   3,145
     As restated.....................     (4,013)       936      2,947
UNDISTRIBUTED EARNINGS IN EQUITY
  AFFILIATES
     As previously stated............        260        249      2,672
     As restated.....................        165        (44)     2,474

                                           YEAR ENDED DECEMBER 31,
     CONSOLIDATED STATEMENTS OF        -------------------------------
        STOCKHOLDERS' EQUITY             1995       1994       1993
-------------------------------------  ---------  ---------  ---------
                                               (IN THOUSANDS)
RETAINED EARNINGS
     As previously stated............  $  52,640  $  56,558  $  55,329
     As restated.....................     52,415     56,428     55,492
TOTAL STOCKHOLDERS' EQUITY
     As previously stated............    123,230    127,010    120,368
     As restated.....................    123,005    126,880    120,531

19.  SUBSEQUENT EVENTS

     As described in Note 1, on April 3, 1996, the respective shares of Forasol and Forinter were exchanged by the owners for a jointly-owned interest in Forasol-Foramer N.V., a Dutch holding company. Subsequent to the exchange, Forasol and Forinter were wholly owned subsidiaries of Forasol-Foramer N.V.

     The Company is currently in negotiations to issue 6,000,000 Common Shares for an aggregate purchase price of approximately $72 million through an initial public offering in the United States. The Company anticipates that the offering will be consummated in May 1996. Of the net proceeds of approximately $66.2 million, the Company anticipates repaying existing debt, upgrading certain assets and funding international operations. The joint beneficial ownership interest of Soletanche and Ackermans in the Company is expected to be approximately 62.5% after the offering.

                              FORASOL-FORAMER N.V.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

19.  SUBSEQUENT EVENTS (CONTINUED)

     In February 1996, the Company and Pelerin Shipping Ltd., its 80% joint venture partner, entered into an agreement to sell the PELERIN to a third party. The Company will receive net proceeds of approximately $7.7 million for its 20% interest in the rig and an early termination of the management agreement currently in place with respect to the rig. In conjunction with the sales agreement, the Company has entered into a management contract with the new owner of the PELERIN. The contract will run from the date of delivery of the PELERIN to the new owner (estimated to be in May 1996) until the earlier of December 31, 1996 or the completion of the second well for Shell Angola, which is scheduled to be completed in December 1996. Billings under the current management contract during 1995 were approximately $6.6 million before direct contract expenses.

     Pursuant to a contract for a well the Company is drilling for Maraven S.A. that has certain turnkey attributes, the Company has incurred excess costs of approximately $500,000. The Company intends to seek compensation for such costs from the customer.

                              FORASOL-FORAMER N.V.
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                         JUNE 30,     DECEMBER 31,
                                           1996           1995
                                       ------------   ------------
                                       (UNAUDITED)
ASSETS
CURRENT ASSETS:
     Cash and cash equivalents.......  $     42,089    $   17,335
     Trade accounts receivable,
     net.............................        43,719        40,100
     Prepaid expenses and other
     current assets..................        16,505        21,022
     Deferred income taxes...........         1,970         2,467
                                       ------------   ------------
Total current assets.................       104,283        80,924
                                       ------------   ------------
INVESTMENTS AND OTHER ASSETS
     Investments in and advances to
      equity affiliates..............         9,255         9,480
     Other long-term investments and
      receivables....................         6,518         6,518
     Deferred income taxes...........         6,841         5,761
                                       ------------   ------------
Total investments and other assets...        22,614        21,759
                                       ------------   ------------
PLANT AND EQUIPMENT
     Rigs and equipment..............       429,274       438,246
     Buildings, furniture, fixtures
      and vehicles...................         5,334         3,226
                                       ------------   ------------
                                            434,608       441,472
     Less: accumulated
     depreciation....................      (205,320)     (211,100)
                                       ------------   ------------
Plant and equipment, net.............       229,288       230,372
                                       ------------   ------------
Total Assets.........................  $    356,185    $  333,055
                                       ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
     Trade accounts and notes
     payable.........................  $     24,731    $   32,397
     Short-term borrowings...........         3,873        20,840
     Current portion of long-term
      debt...........................        13,931        18,202
     Current portion of long-term
      lease obligations..............         9,406         8,138
     Deferred income taxes...........           647           647
     Other current liabilities.......        32,116        26,919
                                       ------------   ------------
Total current liabilities............        84,704       107,143
                                       ------------   ------------
LONG-TERM DEBT AND OTHER LIABILITIES
     Long-term debt..................        27,928        40,258
     Long-term lease obligations.....        33,089        44,538
     Deferred income.................         3,192           204
     Provision for major repairs.....         3,191         3,565
     Deferred income taxes...........         5,276         4,852
     Other long-term liabilities.....         6,785         6,184
                                       ------------   ------------
Total long-term debt and other
  liabilities........................        79,461        99,601
                                       ------------   ------------
MINORITY INTEREST....................         3,378         3,306
                                       ------------   ------------
STOCKHOLDERS' EQUITY
     Common stock, par value NLG .01,
      50,000,000 shares authorized;
      16,650,290 and 10,010,000
      shares outstanding at June 30,
      1996 and December 31, 1995,
      respectively...................            94            55
     Additional paid-in capital......       140,688        70,685
     Retained earnings...............        48,154        52,415
     Foreign currency translation
     adjustment......................          (294)         (150)
                                       ------------   ------------
Total stockholders' equity...........       188,642       123,005
                                       ------------   ------------
Total liabilities and stockholders'
  equity.............................  $    356,185    $  333,055
                                       ============   ============

     The accompanying notes are an integral part of these interim financial statements.

                              FORASOL-FORAMER N.V.
                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                               SIX MONTHS ENDED
                                                   JUNE 30,
                                          --------------------------
                                               1996          1995
                                          ------------  ------------
REVENUES
     Net operating revenues.............  $     89,657  $     83,098
     Equity in net income of
      affiliates........................            23           235
                                          ------------  ------------
                                                89,680        83,333
                                          ------------  ------------
OPERATING COSTS AND EXPENSES
     Cost of operations.................       (72,390)      (58,640)
     Depreciation and amortization......       (10,851)      (10,063)
     Selling, general and administrative
      expenses..........................        (8,484)       (8,556)
                                          ------------  ------------
                                               (91,725)      (77,259)
                                          ------------  ------------

OPERATING INCOME (LOSS).................        (2,045)        6,074
                                          ------------  ------------

OTHER INCOME AND EXPENSES
     Net Interest and other financial
      income (expense)..................        (4,140)       (3,334)
     Net foreign exchange gain (loss)...         1,755        (1,012)
     Other income.......................         1,718           528
                                          ------------  ------------
                                                  (667)       (3,818)
                                          ------------  ------------
INCOME (LOSS) BEFORE MINORITY INTEREST
  AND INCOME TAXES......................        (2,712)        2,256
     Minority Interest..................          (138)         (298)
     Income taxes.......................        (1,411)         (829)
                                          ------------  ------------

NET INCOME (LOSS).......................  $     (4,261) $      1,129
                                          ============  ============

NET INCOME (LOSS) PER SHARE (Note 2)....  $      (0.36) $       0.11
                                          ============  ============

WEIGHTED AVERAGE SHARES OUTSTANDING.....    11,725,000    10,010,000

   The accompanying notes are an integral part of these interim consolidated condensed financial statements.

                              FORASOL-FORAMER N.V.
                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                         SIX MONTHS ENDED
                                             JUNE 30,
                                       --------------------
                                          1996       1995
                                       ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................  $  (4,261) $   1,129
  Adjustments to reconcile net income
     (loss) to net cash provided by
     operating activities:
     Depreciation....................     10,851     10,063
     Provision for major repairs.....       (374)      (148)
     Gain on disposables of plant and
      equipment......................     (2,352)       (50)
     Undistributed earnings in
      affiliates.....................        255        (28)
     Deferred income taxes...........       (160)       711
     Minority interest...............         71        298
     Other, net......................     (2,576)       265
     Increase (decrease) from changes
      in:
       Trade accounts receivable.....     (3,626)    (7,306)
       Prepaid expenses and other
      current assets.................      4,494      1,870
       Trade accounts and notes
      payable........................     (7,740)      (642)
       Other current liabilities.....      5,217     (1,264)
       Deferred income...............      2,988     (6,337)
       Other long-term liabilities...        601     (4,990)
                                       ---------  ---------
          Net cash provided by
             operating activities....      3,388     (6,429)
                                       ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of plant and equipment...    (12,495)    (7,541)
  Proceeds from sale of plant and
     equipment.......................      7,531      2,138
  Net advances repaid by
     affiliates......................                   777
  Acquisitions of other long-term
     investments and additions to
     long-term receivables...........       (398)    (2,288)
  Disposals of other long-term
     investments and collections of
     long-term receivables...........        327         29
                                       ---------  ---------
          Net cash used in investing
             activities..............     (5,035     (6,885)
                                       ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Short-term borrowings, net.........    (16,967)    11,308
  Repayment of long-term debt and
     lease obligations...............    (33,232)   (19,702)
  Proceeds from long-term debt and
     lease obligations...............      6,450      4,997
  Issuance of common stock...........     70,042      3,700
                                       ---------  ---------
          Net cash provided by
             financing activities....     26,293        303
                                       ---------  ---------
EFFECT OF EXCHANGE RATE CHANGES ON
  CASH...............................        108         98
                                       ---------  ---------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...................     24,754    (12,913)
CASH AND CASH EQUIVALENTS, BEGINNING
  OF PERIOD..........................     17,335     19,490
                                       ---------  ---------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD.............................  $  42,089  $   6,577
                                       =========  =========

     The accompanying notes are an integral part of these interim financial statements.

                              FORASOL-FORAMER N.V.
         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

NOTE 1  BASIS OF PRESENTATION

     The unaudited consolidated financial statements included herein have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of such financial statements have been made. The consolidated condensed balance sheet at December 31, 1995 was derived from the audited financial statements as at that date.

     It is recommended that these statements be read in conjunction with the Company's audited consolidated financial statements and notes thereto for the year ended December 31, 1995.

NOTE 2  INCOME (LOSS) PER SHARE

     Income (loss) per common share is based on the net income (loss) divided by the weighted average number of common shares outstanding during the respective periods. The effects of shares issuable upon exercise of stock options are antidilutive and were therefore excluded from the calculation.

NOTE 3  STOCK OPTIONS

     During the six months ended June 30, 1996, options under the 1996 Long Term Incentive Plan were granted to the primary officers, managers and employees of the Company to purchase a total of 312,000 Common Shares at an exercise price of $12.00 per share and 150,000 Common Shares at an exercise price of $14.00 per share. Grants become exercisable five years from the date of issuance and expire at the end of ten years.

                              FORASOL-FORAMER N.V.
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                        SEPTEMBER 30,     DECEMBER 31,
                                            1996              1995
                                        -------------     ------------
                                         (UNAUDITED)
ASSETS
CURRENT ASSETS
     Cash and cash equivalents.......     $  23,834        $   17,335
     Trade accounts receivable,
      net............................        45,370            40,100
     Prepaid expenses and other
      current assets.................        15,938            21,022
     Deferred income taxes...........         1,994             2,467
                                        -------------     ------------
Total current assets.................        87,136            80,924
                                        -------------     ------------
INVESTMENTS AND OTHER ASSETS
     Investments in and advances to
      equity affiliates..............         9,346             9,480
     Other long-term investments and
      receivables....................         6,339             6,518
     Deferred income taxes...........         8,710             5,761
                                        -------------     ------------
Total investments and other assets...        24,395            21,759
                                        -------------     ------------
PLANT AND EQUIPMENT..................
     Rigs and equipment..............       423,167           438,246
     Buldings, furniture, fixtures
      and vehicles...................         3,615             3,226
                                        -------------     ------------
                                            426,782           441,472
     Less: accumulated
      depreciation...................      (187,510)         (211,100)
                                        -------------     ------------
Plant and equipment, net.............       239,272           230,372
                                        -------------     ------------
Total Assets.........................     $ 350,803        $  333,055
                                        =============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
     Trade accounts and notes
      payable........................     $  25,983        $   32,397
     Short-term borrowings...........         5,840            20,840
     Current portion of long-term
      debt...........................        14,547            18,202
     Current portion of long-term
      lease obligations..............         4,712             8,138
     Deferred income taxes...........                             647
     Other current liabilities.......        30,852            26,919
                                        -------------     ------------
Total current liabilities............        81,934           107,143
                                        -------------     ------------
LONG-TERM DEBT AND OTHER LIABILITIES
     Long-term debt..................        25,783            40,258
     Long-term lease obligations.....        34,597            44,538
     Deferred income.................         2,058               204
     Provision for major repairs.....         2,894             3,565
     Deferred income taxes...........         6,354             4,852
     Other long-term liabilities.....         4,827             6,184
                                        -------------     ------------
Total long-term debt and other
  liabilities........................        76,513            99,601
                                        -------------     ------------
MINORITY INTEREST....................         2,908             3,306
                                        -------------     ------------
STOCKHOLDERS' EQUITY
     Common stock, par value NLG .01,
      50,000,000 shares authorized;
      16,650,290 and 10,010,000
      shares outstanding at September
      30, 1996 and December 31, 1995,
      respectively...................            94                55
     Additional paid-in capital......       140,688            70,685
     Retained earnings...............        49,006            52,415
     Foreign currency translation
      adjustment.....................          (340)             (150)
                                        -------------     ------------
Total stockholders' equity...........       189,448           123,005
                                        -------------     ------------
Total liabilities and stockholders'
  equity.............................     $ 350,803        $  333,055
                                        =============     ============

          The accompanying notes are an integral part of these interim financial statements.

                              FORASOL-FORAMER N.V.
                   CONSOLIDATED CONDENSED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

REVENUES
     Net operating revenues..........  $      137,494
     Equity in net income of
     affiliates......................             146
                                       --------------
                                              137,640
                                       --------------
OPERATING COSTS AND EXPENSES
     Cost of operations..............        (108,536)
     Depreciation and amortization...         (16,598)
     Selling, general and
     administrative expenses.........         (12,606)
                                       --------------
                                             (137,740)
                                       --------------
OPERATING LOSS.......................            (100)

OTHER INCOME AND EXPENSES
     Net Interest and other financial
     income (expense)................          (6,119)
     Net foreign exchange gain.......             586
     Other income....................           2,474
                                       --------------
                                               (3,059)
                                       --------------
LOSS BEFORE INCOME TAXES AND MINORITY
  INTEREST...........................          (3,159)
INCOME TAXES.........................            (561)
                                       --------------
LOSS BEFORE MINORITY INTEREST........          (3,720)
MINORITY INTEREST....................             310
                                       --------------
NET LOSS.............................  $       (3,410)
                                       ==============
NET LOSS PER SHARE (Note 2)..........  $        (0.25)
                                       ==============
WEIGHTED AVERAGE SHARES
  OUTSTANDING........................      13,379,000
                                       ==============

     The accompanying notes are an integral part of these interim financial statements.

                              FORASOL-FORAMER N.V.
                 CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss........................  $   (3,410)
     Adjustments to reconcile net
      loss to net cash provided by
      operating activities:
          Depreciation...............      16,598
          Provision for major
           repairs...................        (671)
          Gain on disposals of plant
           and equipment.............      (2,878)
          Undistributed earnings in
           affiliates................         132
          Deferred income taxes......      (1,621)
          Minority interest in
           undistributed earnings of
           subsidiaries..............        (310)
          Other, net.................      (3,360)
          Increase (decrease) from
           changes in:
               Trade accounts
               receivable............      (4,984)
               Prepaid expenses and
               other current
               assets................       4,992
               Trade accounts and
               notes payable.........      (6,339)
               Other current
               liabilities...........       3,982
               Deferred income.......       1,865
               Other long-term
               liabilities...........      (1,357)
                                       ----------
                     Net cash
                    provided by
                    operating
                    activities.......       2,639
                                       ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of plant and
      equipment......................     (29,981)
     Proceeds from sale of plant and
      equipment......................      10,388
     Acquisitions of other long-term
      investments and additions
       to long-term receivables......        (513)
     Disposals of other long-term
      investments and collections
       of long-term receivables......         539
                                       ----------
                     Net cash used in
                    investing
                    activities.......     (19,567)
                                       ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Short-term borrowings, net......     (14,999)
     Repayment of long-term debt and
      lease obligations..............     (37,767)
     Proceeds from long-term debt....       6,450
     Issuance of common stock........      70,042
                                       ----------
                     Net cash
                    provided by
                    financing
                    activities.......      23,726
                                       ----------
EFFECT OF EXCHANGE RATE CHANGES ON
  CASH...............................        (299)
                                       ----------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...................       6,499
CASH AND CASH EQUIVALENTS, BEGINNING
  OF PERIOD..........................      17,335
                                       ----------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD.............................  $   23,834
                                       ==========

     The accompanying notes are an integral part of these interim financial statements.

                              FORASOL-FORAMER N.V.
         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     The unaudited consolidated financial statements included herein have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of such financial statements have been made. The consolidated condensed balance sheet at December 31, 1995 was derived from the audited financial statements as at that date.

     It is recommended that these statements be read in conjunction with the Company's audited consolidated financial statements and notes thereto for the year ended December 31, 1995 included in the Company's Prospectus dated May 10, 1996.

2.  LOSS PER SHARE

     Loss per common share is based on the net loss divided by the weighted average number of common shares outstanding during the period. The effects of shares issuable upon exercise of stock options are immaterial or antidilutive and were therefore excluded from the calculation.

3.  STOCK OPTIONS

     During the nine months ended September 30, 1996, options under the 1996 Long Term Incentive Plan were granted to the primary officers, managers and employees of the Company to purchase a total of 312,000 Common Shares at an exercise price of $12.00 per share and 150,000 Common Shares at an exercise price of $14.00 per share. Grants become exercisable five years from the date of issuance and expire at the end of ten years.

4.  COMMON STOCK OFFERING

     The Company completed its initial public offering of 6,640,290 common shares in May 1996 and received net proceeds of approximately $70 million after depicting underwriting fees and expenses of the offering. Approximately $50.2 million of the net proceeds were used to retire debt and $11.5 million was used to finance the refurbishment and upgrade of the SOUTH SEAS DRILLER.

                                AUDITOR'S REPORT

The Members
National Drilling and Services Co. LLC
Muscat -- Sultanate of Oman

We have audited the accompanying balance sheets of NATIONAL DRILLING AND SERVICES CO. LLC -- Muscat, Sultanate of Oman as of December 31, 1995 and December 31, 1994 and the related statements of profit and loss, and cash flows for the year ended December 31, 1995 and for the period from April 1, 1994 to December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures used in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the financial position of National Drilling and Services Co. LLC as of December 31, 1995 and December 31, 1994 and the results of its operations and its cash flows for the year ended December 31, 1995 and for the period from April 1, 1994 to December 31, 1994 in accordance with International Accounting Standards and accounting principles generally accepted in the United States.

As discussed in Note 16 to the financial statements, certain amounts in the accompanying financial statements have been restated.

Muscat                                                            Saba & Co.
April 10, 1996, except for Note 16
which is as of May 6, 1996

                     NATIONAL DRILLING AND SERVICES CO. LLC
                          MUSCAT -- SULTANATE OF OMAN
                                 BALANCE SHEET
                       (AMOUNTS EXPRESSED IN RIALS OMANI)

                                                      DECEMBER 31,
                                                -------------------------
                                        NOTE        1995          1994
                                        -----   -----------  ------------
               ASSETS
CURRENT ASSETS:
     Cash on hand and at banks.......                42,369        18,351
     Fixed deposits..................      3      1,935,708     3,719,168
     Accounts receivable.............               350,847       335,360
     Advances to suppliers...........                 1,019        11,033
     Unbilled contract...............               358,545       348,630
     Other receivable................                82,206        45,196
     Due from employees..............                 4,534         1,229
     Prepayments and deposits........                84,010        71,973
     Other assets*...................      4         27,178        87,000
                                                -----------  ------------
          Total current assets.......             2,886,416     4,637,940
                                                -----------  ------------
NET FIXED ASSETS*....................      5      4,897,056     6,063,508
                                                -----------  ------------
TOTAL ASSETS.........................             7,783,472    10,701,448
                                                ===========  ============

   LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
     Term loan -- current portion....      6        536,736     2,077,736
     Accounts payable................               265,190       210,731
     Due to employees................                   327           301
     Due to related parties..........      7         50,352        58,218
     Accrued expenses................      8        220,480       262,785
     Deferred taxation*..............             1,071,857       954,646
     Provision for staff benefits....               126,709       123,615
                                                -----------  ------------
          Total current
             liabilities.............             2,271,651     3,688,032
                                                -----------  ------------
TERM LOAN -- Long term portion.......      6        300,000       836,736
                                                -----------  ------------
ADVANCE FOR DEMOBILISATION...........      9        237,977       237,977
                                                -----------  ------------
ADVANCES FROM MEMBERS................     10        --          1,000,000
                                                -----------  ------------
MEMBERS' EQUITY:
     Capital.........................      1      1,665,000     1,665,000
     Legal reserve*..................               467,159       437,005
     Retained earnings*..............             2,841,685     2,836,698
                                                -----------  ------------
          Total equity...............             4,973,844     4,938,703
                                                -----------  ------------
TOTAL LIABILITIES AND EQUITY.........             7,783,472    10,701,448
                                                ===========  ============

                     See notes to the financial statements
                            *Restated -- See Note 16

                     NATIONAL DRILLING AND SERVICES CO. LLC
                          MUSCAT -- SULTANATE OF OMAN
                          STATEMENT OF PROFIT AND LOSS
                       (AMOUNTS EXPRESSED IN RIALS OMANI)

                                                                  PERIOD FROM
                                                YEAR ENDED      APRIL 1, 1994 TO
                                               DECEMBER 31,       DECEMBER 31,
                                       NOTE        1995               1994
                                       ----    ------------     ----------------
Drilling income......................            4,026,213          3,006,415
Operating expenses...................   11      (3,723,640)        (2,733,769)
                                               ------------     ----------------
     Operating profit................              302,573            272,646
Other income.........................   12         170,084            156,632
Gain (loss) on disposal of fixed
assets*..............................                9,546           (245,618)
Finance charges......................             (100,662)          (134,353)
                                               ------------     ----------------
     Profit before taxation..........              381,541             49,307
Provision for deferred income tax*...              (80,000)            (4,000)
                                               ------------     ----------------
     Net profit......................              301,541             45,307
                                               ------------     ----------------
Transferred to legal reserve*........              (30,154)            (4,531)
Retained earnings at the beginning of
period*..............................            2,836,698          2,902,522
Dividends paid.......................             (266,400)          (106,600)
                                               ------------     ----------------
     Retained earnings at December
       31,*..........................            2,841,685          2,836,698
                                               ============     ================

                     See notes to the financial statements
                            *Restated -- See Note 16

                     NATIONAL DRILLING AND SERVICES CO. LLC
                          MUSCAT -- SULTANATE OF OMAN
                            STATEMENT OF CASH FLOWS
                       (AMOUNTS EXPRESSED IN RIALS OMANI)

                                                               PERIOD FROM
                                          YEAR ENDED        APRIL 1, 1994 TO
                                       DECEMBER 31, 1995    DECEMBER 31, 1994
                                       -----------------    -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net profit*..........................         301,541               45,307
Adjustments for:
     Deferred taxes..................          80,000                4,000
     Depreciation....................       1,234,921              977,720
     Loss (gain) on disposal of fixed
       assets*.......................          (9,546)             245,618
     Amortisation of leasehold
       rights........................           4,822             --
     Interest expenses...............         100,662              134,353
     Interest income.................        (151,003)            (132,321)
                                       -----------------    -----------------
Operating profit before working
  capital changes....................       1,561,397            1,274,677
     (Increase) in trade and other
       receivables...................         (67,740)             (63,955)
     Increase/(decrease) in trade and
       other payables................           4,314             (115,294)
     Increase in provision for staff
       benefits......................           3,094                4,136
                                       -----------------    -----------------
Cash generated from operations.......       1,501,065            1,099,564
Interest paid........................        (100,662)            (134,353)
Interest received....................         151,003              132,321
Income taxes paid....................        --                     (3,883)
Prior year income tax refund
  received...........................          37,211             --
                                       -----------------    -----------------
               Net cash from
                  operating
                  activities.........       1,588,617            1,093,649
                                       -----------------    -----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of fixed assets........         (61,863)             (30,996)
     Proceeds from disposal of fixed
       assets........................          57,940               26,453
     Proceeds from redemption of
       investments...................        --                    500,000
                                       -----------------    -----------------
               Net cash from (used
                  in) investing
                  activities.........          (3,923)             495,457
                                       -----------------    -----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Repayment of share capital to
       members.......................        --                 (1,000,000)
     Repayment of term loan..........      (2,077,736)          (1,038,772)
     Proceeds from short term
       borrowings from members.......        --                  1,000,000
     Dividends paid..................        (266,400)            (106,600)
     Repayment of advance from
       members.......................      (1,000,000)            --
                                       -----------------    -----------------
               Net cash used in
                  financing
                  activities.........      (3,344,136)          (1,145,372)
                                       -----------------    -----------------
Net (decrease)/increase in cash and
  cash equivalents...................      (1,759,442)             443,734
Cash and cash equivalents at
  beginning of year (Note 13)........       3,737,519            3,293,785
                                       -----------------    -----------------
Cash and cash equivalents at end of
  year (Note 13).....................       1,978,077            3,737,519
                                       =================    =================

                     See notes to the financial statements
                            *Restated -- See Note 16

                     NATIONAL DRILLING AND SERVICES CO. LLC
                          MUSCAT -- SULTANATE OF OMAN
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1.  LEGAL STATUS AND ACTIVITIES:

     National Drilling and Services Co. LLC was registered as a limited liability company in the Sultanate of Oman on April 15, 1990. The members and their share of profits, losses and capital of the Company are as follows:

                                                             DECEMBER 31,
                                         PERCENTAGE    ------------------------
         NAME OF THE MEMBERS            SHAREHOLDING       1995         1994
-------------------------------------   ------------   -----------  -----------
                                             %             RO           RO
Sheikh Salim Bin Saeed Al Fannah Al
  Araimi.............................         18           299,700      299,700
Mr. Mohammed Bin Rashid Al Araimi....         21           349,650      349,650
Mr. P. Mohammed Ali..................         19           316,350      316,350
Mr. Majid Bin Salim Al Fannah Al
  Araimi.............................         10           166,500      166,500
Mr. Badar Bin Mohd. Rashid Al
  Araimi.............................          2            33,300       33,300
M/s. Forasol S.A.....................         30           499,500      499,500
                                             ---       -----------  -----------
                                             100         1,665,000    1,665,000
                                             ===       ===========  ===========

     The main activities of the Company are drilling and related services.

2.  SIGNIFICANT ACCOUNTING POLICIES:

     (a)  The accounts are prepared under the historical cost convention.

(b)  FIXED ASSETS:

     Fixed assets are carried at cost. Depreciation is calculated using the straight-line method based on the estimated useful life of each class of assets, as follows:

Furniture and office equipment.......   3 years
Computer and accessories.............   5 years
Vehicles.............................   3 years
Rigs.................................   8 years

(c)  LEGAL RESERVE:

     The legal reserve, which is not available for distribution is accumulated in accordance with Article 154 of the Commercial Companies Law. The annual appropriation shall be 10% of the net profit after taxes for each year until such time as the reserve amounts to at least one third of the share capital.

(d)  FOREIGN CURRENCY TRANSLATION:

     The financial statements are expressed in Rials Omani. Assets and liabilities denominated in foreign currencies have been translated into Rials Omani at exchange rates prevailing on the balance sheet date. Translation gains or losses arising therefrom together with transaction gains or losses during the year are reflected in the statement of profit and loss.

(e)  PROVISION FOR BAD AND DOUBTFUL DEBTS:

     No provision is required since all the accounts receivable are considered good and are subsequently realised.

                     NATIONAL DRILLING AND SERVICES CO. LLC
                          MUSCAT -- SULTANATE OF OMAN
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1995

2.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

(f)  REVENUE RECOGNITION:

     All of the drilling income reported in the financial statements is earned under contracts with Petroleum Development of Oman and is recognized in the period the related service is rendered. The contracts expire in March 1997.

     The Company's income from drilling contracts is billable on a daily basis. Unbilled contract income represents work done before the balance sheet date but billed subsequently.

(g)  STAFF BENEFITS:

     1.  Leave salary:

         Provision has been made as per the contractual agreements with employees of various categories, viz. locals, expatriate Europeans, expatriate site staff and administration respectively.

     2.  Gratuity:

         Gratuity has been provided as per the Labour Law of the Sultanate of Oman, as below:

First three years of service           15 days of basic pay
After three years of service           30 days of basic pay

     3.  Air-passage:

         Air-passage has been provided on the basis of return fare to home town for all categories of employees to their respective destinations.

(h)  INCOME TAXES:

     Income tax is provided as per the provisions of "Law of Income Tax on Companies" in Oman. The effective rates applied for computation of tax is subject to Article 1, Clause 1 of Royal Decree No. 46/87 as follows:

     (a)  The first RO 30,000 of the net profit are tax free

     (b)  The next RO 170,000 of the net profit @ 20%

     (c)  Above that of the net profit @ 25%

     The Company applies the liability method for accounting for income taxes.

     Deferred taxes arise from the tax effects of differences between depreciation recorded in the Company's financial statements and deducted on the Company's income tax returns, net of operating loss carryforwards. The provision for income taxes at the Company's effective tax rate is equivalent to the provision for income taxes at the Oman statutory rates shown above. The Company's deferred tax liability at December 31, 1995 and 1994 has been reduced in the Company's balance sheet by RO 30,000 and RO 321,000, respectively, representing the tax effect of net operating loss carryforwards of RO 181,000 and RO 1,346,000, respectively. Net operating loss carryforwards at December 31, 1995 expire in 1999.

(i)  FINANCIAL INSTRUMENTS:

     The Company's financial instruments include cash, fixed deposits, receivables, loans, and payables. Management estimates that the carrying values of the Company's financial instruments approximates their fair value.

                     NATIONAL DRILLING AND SERVICES CO. LLC
                          MUSCAT -- SULTANATE OF OMAN
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1995

3.  FIXED DEPOSITS:

     Fixed deposits with banks mature within one year of the balance sheet date are as follows:

                                             DECEMBER 31,
                                       ------------------------
                                           1995         1994
                                       -----------  -----------
                                           RO           RO
Call deposits........................      134,789      107,767
Matures within one month.............      --         1,958,398
Matures within 3 months..............      423,626      198,247
Matures within 4 months..............      361,335    1,454,756
Matures within 5 months..............    1,015,958      --
                                       -----------  -----------
                                         1,935,708    3,719,168
                                       ===========  ===========

     All fixed deposits are considered current in nature and are readily available for withdrawal on demand before maturity date in exchange for loss of future interest due.

4.  OTHER ASSETS:

     Other assets represent consideration paid for acquiring the leasehold rights of Plot No. 48/B measuring 5006 square meters located at Ghala which is amortised on straight-line basis over a period of 5 years with effect from April 1, 1995 instead of 15 years as previously decided.

     In addition, Other Assets at December 31, 1994 includes the realizable value of Rig III. See Note 5.

                     NATIONAL DRILLING AND SERVICES CO. LLC
                          MUSCAT -- SULTANATE OF OMAN
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1995

5.  FIXED ASSETS:

                                                   FURNITURE
                                                   AND OFFICE    COMPUTER AND
                                         TOTAL     EQUIPMENT     ACCESSORIES     VEHICLES     RIG I     RIG II     BUILDINGS
                                       ---------   ----------    ------------    --------   ---------  ---------   ----------
                                          RO           RO             RO            RO         RO         RO
COST:
At January 1, 1995...................  9,808,086     84,811         20,383        153,841   4,763,201  4,766,163      --
Additions............................     81,550      8,082          1,429         26,692      --         --         27,637
Disposals............................    (27,719)    (1,160)        --             (6,872)     --         --          --
                                       ---------   ----------    ------------    --------   ---------  ---------   ----------
At December 31, 1995.................  9,861,917     91,733         21,812        173,661   4,763,201  4,766,163     27,637
                                       ---------   ----------    ------------    --------   ---------  ---------   ----------
ACCUMULATED
  DEPRECIATION:
At January 1, 1995...................  3,744,578     67,448         10,843        135,362   1,773,788  1,757,137      --
Charge for the year..................  1,228,315     12,308          4,089         16,584     595,400    595,770      4,164
Disposals............................     (8,032)    (1,160)        --             (6,872)     --         --          --
                                       ---------   ----------    ------------    --------   ---------  ---------   ----------
At December 31, 1995.................  4,964,861     78,596         14,932        145,074   2,369,188  2,352,907      4,164
                                       ---------   ----------    ------------    --------   ---------  ---------   ----------
NET BOOK VALUE:
At December 31, 1995.................  4,897,056     13,137          6,880         28,587   2,394,013  2,413,256     23,473
                                       =========   ==========    ============    ========   =========  =========   ==========
At December 31, 1994.................  6,063,508     17,363          9,540         18,479   2,989,413  3,009,026      --
                                       =========   ==========    ============    ========   =========  =========   ==========

                                       CAPITAL
                                       WORK-IN
                                       PROGRESS
                                       --------
                                          RO
COST:
At January 1, 1995...................    19,687
Additions............................    17,710
Disposals............................   (19,687)
                                       --------
At December 31, 1995.................    17,710
                                       --------
ACCUMULATED
  DEPRECIATION:
At January 1, 1995...................     --
Charge for the year..................     --
Disposals............................     --
                                       --------
At December 31, 1995.................     --
                                       --------
NET BOOK VALUE:
At December 31, 1995.................    17,710
                                       ========
At December 31, 1994.................    19,687
                                       ========

     During 1994, the Company disposed of various equipment included as part of Rig III and, subsequent to December 31, 1994, finalized an agreement to dispose of the remainder of Rig III equipment to a third party. Included in other current assets is RO 55,000 at December 31, 1994 representing the realizable value of Rig III, which was sold for this amount in March, 1995. The Company wrote down the carrying value of this rig by RO 245,000 in 1994 in anticipation of its sale.

     One of the motor vehicles is registered in the personal name of the General Manager of the Company.

     Capital work-in-progress represents the cost of air compressor, in transit.

6.  TERM LOAN:

                                            DECEMBER 31,
                                       ----------------------
                                          1995        1994
                                       ---------  -----------
                                           RO          RO
Current portion:
     Oman Development Bank...........    300,000      300,000
     National Bank of Oman...........    236,736    1,777,736
                                       ---------  -----------
                                         536,736    2,077,736
                                       =========  ===========
Long term portion:
     Oman Development Bank...........    300,000      600,000
     National Bank of Oman...........     --          236,736
                                       ---------  -----------
                                         300,000      836,736
                                       =========  ===========

     The term loan from Oman Development Bank SAOG has been secured by first mortgage of all assets of the Company and personal guarantees from Members. The balance is payable in 4 equal six monthly instalments beginning from March 10, 1996 to September 10, 1997. It bears interest of 4 per cent per annum.

                     NATIONAL DRILLING AND SERVICES CO. LLC
                          MUSCAT -- SULTANATE OF OMAN
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1995

6.  TERM LOAN: (CONTINUED)

     The security for the loan from National Bank of Oman is by way of second mortgage of two drilling rigs and personal guarantees from the local members to the extent of their shares. It is payable by six monthly instalments maturing on April 12, 1996 and bears interest at 5.8125 per cent per annum.

7.  DUE TO RELATED PARTIES:

                                           DECEMBER 31,
                                       --------------------
                                          1995       1994
                                       ---------  ---------
                                           RO         RO
Forasol S.A..........................      8,003     17,850
Galfar Engineering and Contracting
LLC..................................        704      3,782
Al-Khalij Heavy Equipment and Eng.
LLC..................................     39,250     16,521
Al Fahal Contracting Co. LLC.........     --         18,719
Arabian Industries LLC...............      1,746        711
Al Dastoor Contracting and Trading
LLC..................................     --            615
Sur Centre...........................         34     --
Oman Filling Station & Services
LLC..................................        590         13
Jalan House..........................         25          7
                                       ---------  ---------
                                          50,352     58,218
                                       =========  =========

     The balances are on account of purchase of fixed assets, technical know-how, sub-contract works and other services rendered. These transactions were conducted in the ordinary course of business and at arms length.

     Total transactions were RO 67,883 and RO 99,977 for the year ended December 31, 1995 and the period ended December 31, 1994, respectively.

8.  ACCRUED EXPENSES:

                                           DECEMBER 31,
                                       --------------------
                                          1995       1994
                                       ---------  ---------
                                           RO         RO
Well bonus unpaid....................      3,995     10,532
Social security payable..............      3,788      1,213
Salaries unpaid......................     53,081     58,089
Labour tax payable...................     51,723     44,799
Expense bills accrued................     10,583     23,176
Wages arrears........................     86,582     87,244
Interest payable on loan.............     10,630     37,645
Accrued inter-company expenses.......         98         87
                                       ---------  ---------
                                         220,480    262,785
                                       =========  =========

9.  ADVANCE FOR DEMOBILISATION:

     The advance represents amount received from Petroleum Development of Oman to meet demobilisation expenses of equipments and personnel.

                     NATIONAL DRILLING AND SERVICES CO. LLC
                          MUSCAT -- SULTANATE OF OMAN
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1995

10.  ADVANCES FROM MEMBERS:

                                            DECEMBER 31,
                                       ----------------------
                                          1995        1994
                                       ---------  -----------
                                           RO          RO
Sh. Salim Bin Saeed Hamed Al Fannah
Al Araimi............................     --          180,000
Mr. Majid Bin Salim Al Fannah Al
Araimi...............................     --          100,000
Mr. Mohammed Bin Rashid Al Araimi....     --          210,000
Mr. P. Mohammed Ali..................     --          190,000
M/s. Forasol S.A.....................     --          300,000
Mr. Badar Mohammed Rashid Al
Araimi...............................     --           20,000
                                       ---------  -----------
                                          --        1,000,000
                                       =========  ===========

     Advances from members at December 31, 1994 represent amounts transferred from capital due to the capital reduction during the year and carry no interest.

                     NATIONAL DRILLING AND SERVICES CO. LLC
                          MUSCAT -- SULTANATE OF OMAN
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1995

11.  OPERATING EXPENSES:

                                                                PERIOD FROM
                                           YEAR ENDED        APRIL 1, 1994 TO
                                        DECEMBER 31, 1995    DECEMBER 31, 1994
                                        -----------------    -----------------
                                               RO                   RO
Materials costs:
     Spares -- Surface maintenance...         201,017              156,721
     Spares -- Down hole
       maintenance...................          11,608                9,163
     Consumables.....................          84,434               58,797
     Repairs costs...................         131,298             --
     Fuel, lubricants and paints.....          47,307               37,186
                                        -----------------    -----------------
                                              475,664              261,867
                                        -----------------    -----------------
Manpower costs:
     Manpower costs -- expatriates...         750,065              571,936
     Manpower costs -- Nationals.....         556,978              378,265
     Government taxes and levy.......          41,195               34,065
     Recruitment and transit
       expenses......................          16,257               13,173
                                        -----------------    -----------------
                                            1,364,495              997,439
                                        -----------------    -----------------
Other costs:
     Depreciation....................       1,234,922              977,718
     Rig support, hiring and
       inspection....................         207,487              160,755
     Travel..........................         116,429               86,672
     Catering, medical and
       training......................          86,965               58,468
     Insurance and registration......          70,509               65,585
     Transportation..................          62,255               41,046
     Rental, electricity and water...          52,976               42,542
     Communication...................          13,607                8,929
     Amortisation of leasehold
       rights........................           4,822             --
     Other miscellaneous costs.......          33,509               32,748
                                        -----------------    -----------------
                                            1,883,481            1,474,463
                                        -----------------    -----------------
                                            3,723,640            2,733,769
                                        =================    =================

12.  OTHER INCOME:

                                                                PERIOD FROM
                                           YEAR ENDED        APRIL 1, 1994 TO
                                        DECEMBER 31, 1995    DECEMBER 31, 1994
                                        -----------------    -----------------
                                               RO                   RO
Interest received....................        151,003              132,321
Exchange gain........................         10,767                3,541
Sponsorship fee received.............          3,905                4,372
Miscellaneous (rental, sale of scrap,
  etc.)..............................          4,409               16,398
                                        -----------------    -----------------
                                             170,084              156,632
                                        =================    =================

                     NATIONAL DRILLING AND SERVICES CO. LLC
                          MUSCAT -- SULTANATE OF OMAN
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1995

13.  CASH AND CASH EQUIVALENTS:

     Cash and cash equivalents consist of cash on hand, balances with banks and fixed deposits with banks. Cash and cash equivalents included in the cash flows statement comprise the following balance sheet amounts:

                                             DECEMBER 31,
                                       ------------------------
                                           1995         1994
                                       -----------  -----------
                                            RO           RO
Cash on hand and at banks............       42,369       18,351
Fixed deposits.......................    1,935,708    3,719,168
                                       -----------  -----------
                                         1,978,077    3,737,519
                                       ===========  ===========

     Fixed deposits have original maturities ranging from one month to five months. However, each deposit is available for withdrawal on demand at its carrying amount before maturity without penalty.

14.  COMMITMENTS AND CONTINGENCIES:

                                           DECEMBER 31,
                                       --------------------
                                          1995       1994
                                       ---------  ---------
                                           RO         RO
Performance guarantee given for major
  customer...........................    385,000    385,000
Guarantees given for suppliers.......     10,000     11,000

15.  COMPARATIVE FIGURES:

     Certain previous year figures have been regrouped to be consistent with the current year's presentation format.

                     NATIONAL DRILLING AND SERVICES CO. LLC
                          MUSCAT -- SULTANATE OF OMAN
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1995

16.  RESTATEMENTS:

     National Drilling and Services Co. LLC has restated its previously reported amounts in order to change its depreciation expense on drilling rigs in periods prior to March 31, 1994 on a basis of an eight year life instead of a three year life, and to record deferred income taxes arising from book/tax depreciation differences. The change in useful life is being made to more accurately reflect the drilling rigs estimated economic lives and to be more consistent with other Oman based drilling companies. In addition, the loss on disposal of drilling Rig III of RO 245,000 has been reflected in December 1994 instead of March 1995 since such loss was determinable at the earlier date. See Note 5. As a result of these changes, certain previously reported amounts have been restated as follows:

                                             DECEMBER 31,
                                       ------------------------
                                           1995         1994
                                       -----------  -----------
                                            RO           RO
OTHER ASSETS:
As previously reported...............       27,178       32,000
As restated..........................       27,178       87,000
NET FIXED ASSETS:
As previously reported...............    1,067,189    2,284,602
As restated..........................    4,897,056    6,063,508
DEFERRED TAXATION LIABILITY:
As previously reported...............      --           --
As restated..........................    1,071,857      954,646
LEGAL RESERVE:
As previously reported...............      164,491      122,212
As restated..........................      467,159      437,005
RETAINED EARNINGS:
As previously reported...............      386,343      272,231
As restated..........................    2,841,685    2,836,698

                                                                PERIOD FROM
                                           YEAR ENDED         APRIL 1 1994 TO
                                        DECEMBER 31, 1995    DECEMBER 31, 1994
                                        -----------------    -----------------
                                               RO                   RO
GAIN/(LOSS) ON DISPOSAL OF FIXED
ASSETS:
As previously reported...............         13,585                  (320)
As restated..........................          9,546              (245,618)
PROFIT BEFORE TAXATION:
As previously reported...............        385,580               294,605
As restated..........................        381,541                49,307
PROVISION FOR INCOME TAX:
As previously reported...............        (37,211)             --
As restated..........................         80,000                 4,000
NET PROFIT FOR THE YEAR/PERIOD:
As previously reported...............        422,791               294,605
As restated..........................        301,541                45,307

     The effect of the above restatements is to present the Company's financial statements in all material respects in accordance with both International Accounting Standards and accounting principles generally accepted in the United States. Certain additional financial information required by generally accepted accounting principles in the United States have also been added to the accompanying financial statement notes.

                                AUDITOR'S REPORT

The Members
National Drilling and Services Co. LLC
Muscat Sultanate of Oman

We have audited the accompanying balance sheets of NATIONAL DRILLING AND SERVICES CO. LLC -- Muscat, Sultanate of Oman as of December 31, 1994 and March 31, 1994 and the related statements of profit and loss, and cash flows from April 1, 1994 to December 31, 1994 and for the year ended March 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures used in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the financial position of National Drilling and Services Co. LLC as of December 31, 1994 and March 31, 1994 and the results of its operations and its cash flows for the period from April 1, 1994 to December 31, 1994 and for the year ended March 31, 1994 in accordance with International Accounting Standards and accounting principles generally accepted in the United States.

As discussed in Note 16 to the financial statements, certain amounts in the accompanying financial statements have been restated.

                                                         Saba & Co.

Muscat
March 15, 1995, except for Note 16
which is as of May 5, 1996

                     NATIONAL DRILLING AND SERVICES CO. LLC
                          MUSCAT -- SULTANATE OF OMAN
                                 BALANCE SHEET
                       (AMOUNTS EXPRESSED IN RIALS OMANI)

                                           NOTE    DECEMBER 31, 1994    MARCH 31, 1994
                                           ----    -----------------    --------------
                 ASSETS
CURRENT ASSETS:
     Cash on hand and at banks..........                   18,351             47,565
     Fixed deposits.....................     3          3,719,168          3,247,926
     Accounts receivable................                  335,360            317,008
     Advances to suppliers..............                   11,033              4,598
     Unbilled contract..................                  348,630            329,223
     Other receivable...................                   45,196             39,872
     Due from employees.................                    1,229                717
     Prepayments and deposits...........                   71,973             58,048
     Other assets*......................     4             87,000             32,000
                                                   -----------------    --------------
          Total current assets..........                4,637,940          4,076,957
                                                   -----------------    --------------
INVESTMENT..............................     5           --                  500,000
                                                   -----------------    --------------
NET FIXED ASSETS*.......................     6          6,063,508          7,337,303
                                                   -----------------    --------------
TOTAL ASSETS............................               10,701,448         11,914,260
                                                   =================    ==============

    LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
     Due to bank........................                 --                    1,706
     Term loan -- current portion.......     7          2,077,736          1,188,772
     Accounts payable...................                  210,731            318,994
     Due to employees...................                      301                977
     Due to related parties.............     8             58,218             66,511
     Accrued expenses...................     9            262,785            260,847
     Provision for staff benefits.......                  123,615            119,479
     Deferred taxation*.................                  954,646            954,529
                                                   -----------------    --------------
          Total current liabilities.....                3,688,032          2,911,815
                                                   -----------------    --------------
TERM LOAN -- Long term portion..........     7            836,736          2,764,472
                                                   -----------------    --------------
ADVANCE FOR DEMOBILISATION..............    10            237,977            237,977
                                                   -----------------    --------------
ADVANCE FROM MEMBERS....................    11          1,000,000            --
                                                   -----------------    --------------
MEMBERS' EQUITY:
     Capital............................     1          1,665,000          2,665,000
     Legal reserve*.....................                  437,005            432,474
     Retained earnings*.................                2,836,698          2,902,522
                                                   -----------------    --------------
          Total equity..................                4,938,703          5,999,996
                                                   -----------------    --------------
TOTAL LIABILITIES AND EQUITY............               10,701,448         11,914,260
                                                   =================    ==============

                     See notes to the financial statements
                            *Restated -- See Note 16

                     NATIONAL DRILLING AND SERVICES CO. LLC
                          MUSCAT -- SULTANATE OF OMAN
                          STATEMENT OF PROFIT AND LOSS
                       (AMOUNTS EXPRESSED IN RIALS OMANI)

                                                   PERIOD FROM
                                                  APRIL 1, 1994
                                                       TO                YEAR ENDED
                                        NOTE    DECEMBER 31, 1994      MARCH 31, 1994
                                        ----    -----------------      --------------
Drilling income......................                3,006,415            8,088,280
Operating expenses*..................    12         (2,733,769)          (6,117,586)
                                                -----------------      --------------
     Operating profit................                  272,646            1,970,694
Other income.........................    13            156,632              261,597
Loss on disposal of fixed assets*....                 (245,618)                (472)
Redrilling reserve written back......                 --                    840,830
Finance charges......................                 (134,353)            (259,982)
                                                -----------------      --------------
     Profit before taxation..........                   49,307            2,812,667
Provision for deferred income tax*...                   (4,000)            (685,000)
                                                -----------------      --------------
     Net profit......................                   45,307            2,127,667
Transferred to legal reserve.........                   (4,531)            (212,767)
Retained earnings at the beginning of
period...............................                2,902,522              987,622
Dividends paid.......................                 (106,600)             --
                                                -----------------      --------------
     Retained earnings at end of
     period..........................                2,836,698            2,902,522
                                                =================      ==============

                     See notes to the financial statements
                            *Restated -- See Note 16

                     NATIONAL DRILLING AND SERVICES CO. LLC
                           MUSCAT - SULTANATE OF OMAN
                            STATEMENT OF CASH FLOWS
                       (AMOUNTS EXPRESSED IN RIALS OMANI)

                                           PERIOD FROM
                                          APRIL 1, 1994      YEAR ENDED
                                               TO            MARCH 31,
                                        DECEMBER 31, 1994       1994
                                        -----------------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net profit*..........................           45,307        2,127,667
Adjustments for:
     Deferred taxes*.................            4,000          685,000
     Depreciation*...................          977,720        1,235,463
     Loss on disposal of fixed
       assets*.......................          245,618              472
     Interest expenses...............          134,353          259,982
     Interest income.................         (132,321)        (196,635)
                                        -----------------    ----------
Operating profit before working
capital changes......................        1,274,677        4,111,949
     (Increase)/decrease in trade and
       other receivables.............          (63,955)       1,594,888
     (Increase) in other assets......         --                (32,000)
     (Decrease) in trade and other
       payables......................         (115,294)      (2,591,954)
     Increase in provision for staff
       benefits......................            4,136           30,834
                                        -----------------    ----------
Cash generated from operations.......        1,099,564        3,113,717
Interest paid........................         (134,353)        (259,982)
Interest received....................          132,321          196,635
Income taxes paid....................           (3,883)         (32,847)
                                        -----------------    ----------
     Net cash from operating
       activities....................        1,093,649        3,017,523
                                        -----------------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of fixed assets........          (30,996)      (1,410,293)
     Proceeds from disposal of fixed
       assets........................           26,453           41,159
     Proceeds from redemption of
       investments...................          500,000           --
                                        -----------------    ----------
          Net cash from/(used in)
          investing activities.......          495,457       (1,369,134)
                                        -----------------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Repayment of share capital to
       members.......................       (1,000,000)          --
     Repayment of term loan..........       (1,038,772)      (1,197,142)
     Proceeds from short term
       borrowings from members.......        1,000,000           --
     Dividends paid..................         (106,600)          --
     Repayment of advance from
     members.........................         --               (153,817)
                                        -----------------    ----------
          Net cash used in financing
             activities..............       (1,145,372)      (1,350,959)
                                        -----------------    ----------
Net increase in cash and cash
equivalents..........................          443,734          297,430
Cash and cash equivalents at
  beginning of period (Note 14)......        3,293,785        2,996,355
                                        -----------------    ----------
Cash and cash equivalents at end of
  period (Note 14)...................        3,737,519        3,293,785
                                        =================    ==========

                     See notes to the financial statements
                            *Restated -- See Note 16

                     NATIONAL DRILLING AND SERVICES CO. LLC
                          MUSCAT -- SULTANATE OF OMAN
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1994

1.  LEGAL STATUS AND ACTIVITIES:

     National Drilling and Services Co. LLC was registered as a limited liability company in the Sultanate of Oman on April 15, 1990. During the period, the paid up share capital of the Company was reduced from RO 2,665,000 to RO 1,665,000 by passing a resolution by the members on July 25, 1994. Also a new member was admitted by acquiring shares from an existing member. The members and their share of profits, losses and capital of the Company are as follows:

                                                    DECEMBER 31,             MARCH 31,
NAME OF THE MEMBERS                        SHARE        1994        SHARE      1994
----------------------------------------   -----    ------------    -----    ---------
                                             %           RO           %         RO
Sheikh Salim Bin Saeed Al Fannah Al
  Araimi................................     18         299,700       18       479,700
Mr. Mohammed Bin Rashid Al Araimi.......     21         349,650       23       612,950
Mr. P. Mohammed Ali.....................     19         316,350       19       506,350
Mr. Majid Bin Salim Al Fannah Al
  Araimi................................     10         166,500       10       266,500
Mr. Badar Bin Mohd. Rashid Al Araimi....      2          33,300      --         --
Forasol S.A.............................     30         499,500       30       799,500
                                           -----    ------------    -----    ---------
                                            100       1,665,000      100     2,665,000
                                           =====    ============    =====    =========

     The main activities of the Company are drilling and related services.

2.  SIGNIFICANT ACCOUNTING POLICIES:

     (a)  The accounts are prepared under the historical cost convention.

(b)  FIXED ASSETS:

     Fixed assets are carried at cost. Depreciation is calculated using the straight-line method based on the estimated useful life of each class of assets, as follows:

Furniture and office equipment..........   3 years
Computer and accessories................   5 years
Vehicles................................   3 years
Rigs....................................   8 years

(c)  LEGAL RESERVE:

     The legal reserve, which is not available for distribution is accumulated in accordance with Article 154 of the Commercial Companies Law. The annual appropriation shall be 10% of the net profit after taxes for each year until such time as the reserve amounts to at least one third of the share capital.

(d)  FOREIGN CURRENCY TRANSLATION:

     The financial statements are expressed in Rials Omani. Assets and liabilities denominated in foreign currencies have been translated into Rials Omani at exchange rates prevailing on the balance sheet date. Translation gains or losses arising therefrom together with transaction gains or losses during the period are reflected in the statement of profit and loss.

(e)  PROVISION FOR BAD AND DOUBTFUL DEBTS:

     No provision is required since all the accounts receivable are considered good and are subsequently realised.

                     NATIONAL DRILLING AND SERVICES CO. LLC
                          MUSCAT -- SULTANATE OF OMAN
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1994

2.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

(f)  REVENUE RECOGNITION:

     All of the drilling income reported in the financial statements is earned under contracts with Petroleum Development of Oman and is recognized in the period the related service is rendered. The contracts expire in March 1997.

     The Company's income from drilling contracts is billable on a daily basis. Unbilled contract income represents work done before the balance sheet date but billed subsequently.

(g)  STAFF BENEFITS:

     1.  Leave salary:

     Provision has been made as per the contractual agreements with employees of various categories, viz. locals, expatriate Europeans, expatriate site staff and administration respectively.

     2.  Gratuity:

     Gratuity has been provided as per the Labour Law of the Sultanate of Oman, as below:

First three years of service           15 days of basic pay
After three years of service           30 days of basic pay

     3.  Air-passage:

     Air-passage has been provided on the basis of return fare to home town for all categories of employees to their respective destinations.

(h)  INCOME TAXES:

     Income tax is provided as per the provisions of "Law of Income Tax on Companies" in Oman. The effective rates applied for computation of tax is subject to Article 1, Clause 1 of Royal Decree No. 46/87 as follows:

     1.  The first RO 30,000 of the net profit are tax free

     2.  The next RO 170,000 of the net profit @ 20%

     3.  Above that of the net profit @ 25%

     The Company applies the liability method for accounting for income taxes.

     Deferred taxes arise from the tax effects of differences between depreciation recorded in the Company's financial statements and deducted on the Company's income tax returns, net of operating loss carryforwards. The provision for income taxes at the Company's effective tax rate is equivalent to the provision for income taxes at the Oman statutory rates shown above. The Company's deferred tax liability at December 31, 1994 and March 31, 1994 has been reduced in the Company's balance sheet by RO 321,000 and RO 80,000, respectively, representing the tax effect of net operating loss carryforwards of RO 1,346,000 and RO 384,000, respectively.

(i)  FINANCIAL INSTRUMENTS:

     The Company's financial instruments include cash, fixed deposits, receivables, loans and payables. Management estimates that the carrying value of the Company's financial instruments approximates their fair value.

                     NATIONAL DRILLING AND SERVICES CO. LLC
                          MUSCAT -- SULTANATE OF OMAN
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1994

3.  FIXED DEPOSITS:

     Fixed deposits with banks which mature within one year of the balance sheet date are as follows:

                                        DECEMBER 31,       MARCH 31,
                                            1994              1994
                                        -------------      ----------
                                            RO                 RO
Call deposits........................       107,767           236,306
Matures within one month.............     1,958,398         1,466,272
Matures within 3 months..............       198,247           157,747
Matures within 4 months..............     1,454,756         1,269,675
Matures within 6 months..............       --                 76,950
Matures within one year..............       --                 40,976
                                        -------------      ----------
                                          3,719,168         3,247,926
                                        =============      ==========

     All fixed deposits are considered current in nature and are readily available for withdrawal on demand before the maturity date in exchange for loss of future interest due.

4.  OTHER ASSETS:

     Other assets represent consideration paid for acquiring the leasehold rights of Plot No. 48/B measuring 5,006 square meters located at Ghala and the same will be amortised on straight-line basis over a period of 15 years with effect from April 1, 1995 when the Company commences utilizing the land.

     In addition, Other Assets at December 31, 1994 includes the realizable value of Rig III - see
Note 6.

5.  INVESTMENT:

                                        DECEMBER 31,       MARCH 31,
                                            1994              1994
                                        -------------      ----------
                                            RO                 RO
Development Bonds (6th Issue)........       --                500,000
                                        =============      ==========

     The above investment represented 50,000 Bonds issued by the Government of Sultanate of Oman, matured on August 15, 1994, and is stated at cost.

                     NATIONAL DRILLING AND SERVICES CO. LLC
                          MUSCAT -- SULTANATE OF OMAN
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1994

6.  FIXED ASSETS:

                                                     FURNITURE       COMPUTER
                                                     AND OFFICE        AND           MOTOR
                                          TOTAL      EQUIPMENT     ACCESSORIES     VEHICLES      RIG I       RIG II     RIG III
                                        ---------    ----------    ------------    ---------    --------    --------    --------
                                           RO           RO            RO              RO           RO          RO          RO
COST:
At April 1, 1994.....................  10,221,814      80,932         19,998        148,841     4,763,201   4,766,163    442,679
Additions............................      30,996       5,724            585          5,000        --          --          --
Disposals............................    (444,724)     (1,845)          (200)         --           --          --       (442,679)
                                        ---------    ----------    ------------    ---------    --------    --------    --------
At December 31, 1994.................   9,808,086      84,811         20,383        153,841     4,763,201   4,766,163      --
                                        ---------    ----------    ------------    ---------    --------    --------    --------
ACCUMULATED DEPRECIATION:
At April 1, 1994.....................   2,884,511      48,777          7,945        109,551     1,327,237   1,310,309     80,692
Charge for the period................     977,720      19,807          2,994         25,811      446,551     446,828      35,729
Disposals............................    (117,653)     (1,136)           (96)         --           --          --       (116,421)
                                        ---------    ----------    ------------    ---------    --------    --------    --------
At December 31, 1994.................   3,744,578      67,448         10,843        135,362     1,773,788   1,757,137      --
                                        ---------    ----------    ------------    ---------    --------    --------    --------
NET BOOK VALUE:
At December 31, 1994.................   6,063,508      17,363          9,540         18,479     2,989,413   3,009,026      --
                                        =========    ==========    ============    =========    ========    ========    ========
At March 31, 1994....................   7,337,303      32,155         12,053         39,290     3,435,964   3,455,854    361,987
                                        =========    ==========    ============    =========    ========    ========    ========

                                        CAPITAL
                                       WORK-IN-
                                       PROGRESS
                                       ---------
                                          RO
COST:
At April 1, 1994.....................     --
Additions............................    19,687
Disposals............................     --
                                       ---------
At December 31, 1994.................    19,687
                                       ---------
ACCUMULATED DEPRECIATION:
At April 1, 1994.....................     --
Charge for the period................     --
Disposals............................     --
                                       ---------
At December 31, 1994.................     --
                                       ---------
NET BOOK VALUE:
At December 31, 1994.................    19,687
                                       =========
At March 31, 1994....................     --
                                       =========

     During 1994, the Company disposed of various equipment included as part of Rig III and, subsequent to December 31, 1994, finalized an agreement to dispose of the remainder of Rig III equipment to a third party. Included in other current assets is RO 55,000 at December 31, 1994 representing the realizable value of Rig III, which was sold for this amount in March, 1995. The Company wrote down the carrying value of this rig by RO 245,000 in 1994 in anticipation of its sale.

     One of the motor vehicles is registered in the personal name of the General Manager of the Company.

     Capital work-in-progress represents the costs incurred to construct a warehouse building on the leasehold land, and will be depreciated over a period of 15 years from the date of completion.

7.  TERM LOAN:

                                           DECEMBER 31, 1994    MARCH 31, 1994
                                           -----------------    --------------
                                                  RO                  RO
Current portion:
     Oman Development Bank..............         300,000             300,000
     National Bank of Oman..............       1,777,736             888,772
                                           -----------------    --------------
                                               2,077,736           1,188,772
                                           =================    ==============
Long term portion:
     Oman Development Bank..............         600,000             750,000
     National Bank of Oman..............         236,736           2,014,472
                                           -----------------    --------------
                                                 836,736           2,764,472
                                           =================    ==============

     A. The term loan from Oman Development Bank SAOG has been secured by first mortgage of drilling rigs and personal guarantees from Members.

                     NATIONAL DRILLING AND SERVICES CO. LLC
                          MUSCAT -- SULTANATE OF OMAN
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1994

7.  TERM LOAN: (CONTINUED)

     B.  Term loan from Oman Development Bank:

     Loan amount -- RO 1,500,000 taken on March 10, 1992. Effective rate of interest 4% per annum. Repayable half yearly commencing from March 10, 1993. Schedule of repayment as follows:

                                               RO
                                          -----------
March 10, 1993..........................      150,000
September 10, 1993......................      150,000
March 10, 1994..........................      150,000
September 10, 1994......................      150,000
March 10, 1995..........................      150,000
September 10, 1995......................      150,000
March 10, 1996..........................      150,000
September 10, 1996......................      150,000
March 10, 1997..........................      150,000
September 10, 1997......................      150,000
                                          -----------
          Total.........................    1,500,000
                                          ===========

     C. Term loan obtained from National Bank of Oman amounted to US $8,689,500 and carries an interest rate of 5.8125 percent per annum, repayable by half yearly installments commencing from April 12, 1993. Schedule of repayment as follows:

                                              US$
                                          -----------
October 12, 1993........................    1,153,500
April 12, 1994..........................    1,153,500
October 12, 1994........................    1,153,500
April 12, 1995..........................    2,307,250
October 12, 1995........................    2,307,250
April 12, 1996..........................      614,500
                                          -----------
          Total.........................    8,689,500
                                          ===========

------------

U.S. Dollar equals RO 0.385.

     D. The security for the loan from National Bank of Oman is by way of second mortgage of drilling rigs and personal guarantees from the local members to the extent of their shares.

                     NATIONAL DRILLING AND SERVICES CO. LLC
                          MUSCAT -- SULTANATE OF OMAN
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1994

8.  DUE TO RELATED PARTIES:

                                           DECEMBER 31, 1994    MARCH 31, 1994
                                           -----------------    --------------
                                                  RO                  RO
Forasol S.A.............................         17,850             39,510
Galfar Engineering and Contracting
  LLC...................................          3,782              2,552
Al-Khalij Heavy Equipment and Eng.
  LLC...................................         16,521             21,277
Al Fahal Contracting Co. LLC............         18,719             --
Arabian Industries LLC..................            711              3,102
Al Dastoor Contracting and Trading
  LLC...................................            615             --
Sur Centre..............................        --                      70
Oman Filling Station & Services LLC.....             13             --
Jalan House.............................              7             --
                                               --------         --------------
                                                 58,218             66,511
                                               ========         ==============

     The balances are on account of purchase of fixed assets, technical know how, sub-contract works and other services rendered. These transactions were conducted in the ordinary course of business and at arms length.

     Total transactions were RO 99,997 for the period ended December 31, 1994 and RO 818,431 for the year ended March 31, 1994. The transactions during the year ended March 31, 1994 consisted primarily of purchases from the following related parties:

                                              RO
                                          ---------
Forasol S.A.............................    435,698
Al-Khalij Heavy Equipment and Eng.
  LLC...................................    201,862
Galfar Engineering and Contracting
  LLC...................................    154,124

9.  ACCRUED LIABILITIES:

                                           DECEMBER 31, 1994    MARCH 31, 1994
                                           -----------------    --------------
                                                  RO                  RO
Well bonus unpaid.......................         10,532               7,688
Social security payable.................          1,213               2,659
Salaries unpaid.........................         58,089              33,456
Labour tax payable......................         44,799              11,584
Expense bills accrued...................         23,176              57,877
Wages arrears...........................         87,244             100,670
Interest payable on loan................         37,645              39,561
Accrued inter-company expenses..........             87               7,352
                                           -----------------    --------------
                                                262,785             260,847
                                           =================    ==============

10.  ADVANCE FOR DEMOBILISATION:

     The advance represents amounts received from Petroleum Development of Oman to meet demobilisation expenses of equipments and personnel.

                     NATIONAL DRILLING AND SERVICES CO. LLC
                          MUSCAT -- SULTANATE OF OMAN
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1994

11.  ADVANCES FROM MEMBERS:

                                        DECEMBER 31, 1994      MARCH 31, 1994
                                        -----------------      --------------
                                               RO                    RO
Sh. Salim Bin Saeed Hamed Al Fannah
Al Araimi............................         180,000              --
Mr. Majid Bin Salim Al Fannah Al
Araimi...............................         100,000              --
Mr. Mohammed Bin Rashid Al Araimi....         210,000              --
Mr. P. Mohammed Ali..................         190,000              --
Forasol S.A..........................         300,000              --
Mr. Badar Mohammed Rashid Al
Araimi...............................          20,000              --
                                        -----------------      --------------
                                            1,000,000              --
                                        =================      ==============

     Advances from members represent amounts transferred from capital due to the capital reduction during the year and carry no interest.

12.  OPERATING EXPENSES:

                                           PERIOD FROM
                                        APRIL 1, 1994 TO       YEAR ENDED
                                        DECEMBER 31, 1994    MARCH 31, 1994
                                        -----------------    --------------
                                               RO                  RO
Depreciation*........................         977,720           1,235,463
Salaries, wages and bonus............         869,894           1,073,604
Technical and professional
assistance...........................         104,075             430,836
Transport and support services.......          43,686             110,581
Subcontract -- roads.................        --                   154,124
Accommodation, catering and
medical..............................         199,029             468,344
Well casing equipment and services...        --                   180,375
Rig move and support services........         122,715             486,314
Mud products and services............        --                   297,608
Cementing expenses...................        --                   180,433
Horizontal section drilling
expenses.............................        --                   553,733
Spares and consumables...............         236,034             378,539
Rock bits and drilling tools.........        --                    65,008
Wireline and completion services.....        --                    68,827
Insurance............................          43,164              91,604
Inspection, gyro and deviation
expenses.............................          16,376             111,309
Fuel, lubricants and utilities.......          37,416              62,338
Travel and communications............          32,153              61,757
Mud logging..........................        --                    42,239
Labour tax and government fees.......          35,842              23,573
Other oil related services...........        --                    22,285
Sundry expenses......................          15,665              18,692
                                        -----------------    --------------
                                            2,733,769           6,117,586
                                        =================    ==============

                            *Restated -- See Note 16

                     NATIONAL DRILLING AND SERVICES CO. LLC
                          MUSCAT -- SULTANATE OF OMAN
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1994

13.  OTHER INCOME:

                                              PERIOD FROM
                                           APRIL 1, 1994 TO       YEAR ENDED
                                           DECEMBER 31, 1994    MARCH 31, 1994
                                           -----------------    --------------
                                                  RO                  RO
Interest received.......................        132,321             196,635
Exchange gain...........................          3,541               5,327
Sponsorship fee received................          4,372               8,083
Miscellaneous (rental, sale of scrap,
  etc.).................................         16,398              19,511
Vocational training levy no longer
  required..............................        --                   32,041
                                           -----------------    --------------
                                                156,632             261,597
                                           =================    ==============

14.  CASH AND CASH EQUIVALENTS:

     Cash and cash equivalents consist of cash on hand, balances with banks and fixed deposits with banks. Cash and cash equivalents included in the cash flows statement comprise the following balance sheet amounts:

                                           DECEMBER 31, 1994    MARCH 31, 1994
                                           -----------------    --------------
                                                  RO                  RO
Cash on hand and at banks...............          18,351              47,565
Fixed deposits..........................       3,719,168           3,247,926
Current account overdrawn...............        --                    (1,706)
                                           -----------------    --------------
                                               3,737,519           3,293,785
                                           =================    ==============

     Fixed deposits have original maturities ranging from one month to one year. However, each deposit is available for withdrawal on demand at its carrying amount before maturity without penalty.

15.  COMMITMENTS AND CONTINGENCIES:

                                           DECEMBER 31, 1994    MARCH 31, 1994
                                           -----------------    --------------
                                                  RO                  RO
Performance bond for major customer.....        385,000             385,000
Guarantees for suppliers................         11,000              28,672

     Prior to April 1, 1993, the Company established a warranty liability of RO 840,830 in regard to several wells to be drilled under a turnkey drilling contract. The warranty required the Company to redrill any wells identified under the contract in the event the well was not successfully completed, or failed up to six months after drilling ceased. The Company determined that the accrual was necessary because unsuccessful completion or failure of some of the wells was then deemed probable and the cost was estimable. During the year ended March 31, 1994, the warranty period expired without incidence of unsuccessful completion or failure and the warranty liability was reversed.

                     NATIONAL DRILLING AND SERVICES CO. LLC
                          MUSCAT -- SULTANATE OF OMAN
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1994

16.  RESTATEMENTS:

     National Drilling and Services Co. LLC has restated its previously reported amounts in order to change its depreciation expense on drilling rigs in periods prior to March 31, 1994 on a basis of an eight year life instead of a three year life, and to record deferred income taxes arising from book/tax depreciation differences. The change in useful life is being made to more accurately reflect the drilling rigs estimated economic lives and to be more consistent with other Oman based drilling companies. In addition, the loss on disposal of drilling Rig III of RO 245,000 has been reflected in December 1994 instead of March 1995 since such loss was determinable at the earlier date -- See Note 5. As a result of these changes, certain previously reported amounts have been restated as follows:

                                        DECEMBER 31, 1994    MARCH 31, 1994
                                        -----------------    --------------
                                               RO                  RO
OTHER ASSETS:
As previously reported...............          32,000              32,000
As restated..........................          87,000              32,000
NET FIXED ASSETS:
As previously reported...............       2,284,602           3,258,099
As restated..........................       6,063,508           7,337,303
DEFERRED TAXATION LIABILITY:
As previously reported...............        --                     3,883
As restated..........................         954,646             954,529
LEGAL RESERVE:
As previously reported...............         112,212              92,752
As restated..........................         437,005             432,474
RETAINED EARNINGS:
As previously reported...............         272,231             113,686
As restated..........................       2,836,698           2,902,522

                     NATIONAL DRILLING AND SERVICES CO. LLC
                          MUSCAT -- SULTANATE OF OMAN
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1994

16.  RESTATEMENTS: (CONTINUED)

                                           PERIOD FROM
                                        APRIL 1, 1994 TO       YEAR ENDED
                                        DECEMBER 31, 1994    MARCH 31, 1994
                                        -----------------    --------------
                                               RO                  RO
DEPRECIATION EXPENSE:
As previously reported...............         977,720           3,158,366
As restated..........................         977,720           1,235,463
OPERATING EXPENSES:
As previously reported...............       2,733,769           8,040,489
As restated..........................       2,733,769           6,117,586
LOSS ON DISPOSAL OF FIXED ASSETS:
As previously reported...............             320                 472
As restated..........................         245,618                 472
PROFIT BEFORE TAXATION:
As previously reported...............         294,605             840,830
As restated..........................          49,307           2,812,667
PROVISION FOR INCOME TAX:
As previously reported...............        --                     3,883
As restated..........................           4,000             685,000
NET PROFIT FOR THE YEAR/PERIOD:
As previously reported...............         294,605             885,881
As restated..........................          45,307           2,127,667

     The effect of the above restatements is to present the Company's financial statements in all material respects in accordance with both International Accounting Standards and accounting principles generally accepted in the United States. Certain additional financial information required by generally accepted accounting principles in the United States have also been added to the accompanying financial statement notes.

                                   APPENDIX A
                              PURCHASE AGREEMENT
                                     AMONG

                        PRIDE PETROLEUM SERVICES, INC.,
                             FORASOL-FORAMER N.V.

                                      AND

             THE CONTROLLING SHAREHOLDERS OF FORASOL-FORAMER N.V.
                         DATED AS OF DECEMBER 16, 1996

                               TABLE OF CONTENTS

                                                                          Page

ARTICLE I

      PURCHASE AND SALE....................................................A-2
      1.1     Preliminary Matters; Ownership of the Forasol Companies......A-2
      1.2     Transfer of Purchased Shares.................................A-2
      1.3     Consideration................................................A-2
      1.4     Other Payments by Pride......................................A-3
      1.5     Closing......................................................A-3
      1.6     Distribution of the Consideration............................A-3

ARTICLE II

      REPRESENTATIONS AND WARRANTIES OF FORASOL-FORAMER....................A-4
      2.1     Organization, Standing and Power.............................A-4
      2.2     Capital Structures; Ownership................................A-4
      2.3     Authority; No Violations; Consents and Approvals.............A-5
      2.4     SEC Documents................................................A-7
      2.5     Information Supplied.........................................A-7
      2.6     Unaudited Financial Statements...............................A-7
      2.7     Absence of Certain Changes or Events.........................A-8
      2.8     No Undisclosed Material Liabilities..........................A-8
      2.9     No Default...................................................A-8
      2.10    Compliance with Applicable Laws; Environmental, Health and
              Safety Matters...............................................A-9
      2.11    Litigation...................................................A-9
      2.12    Title to Property...........................................A-10
      2.13    Taxes.......................................................A-10
      2.14    Pension and Benefit Plans; Other Employee Matters...........A-12
      2.15    Labor Agreements............................................A-13
      2.16    Intangible Property.........................................A-14
      2.17    Absence of Foreign or Enemy Status; Sensitive Payments......A-15
      2.18    No Material Operations in the United States.................A-15
      2.19    Opinion of Financial Advisor................................A-15
      2.20    Books and Records...........................................A-15
      2.21    Contracts and Commitments...................................A-15
      2.22    Customers and Suppliers.....................................A-16
      2.23    Powers of Attorneys and Suretyships.........................A-16
      2.24    Vote Required...............................................A-17
      2.25    Beneficial Ownership of Pride Common Stock..................A-17
      2.26    Insurance...................................................A-17
      2.27    Brokers.....................................................A-17
      2.28    Disclosure..................................................A-17

ARTICLE III

      REPRESENTATIONS AND WARRANTIES OF THE FORASOL CONTROLLING
      SHAREHOLDERS........................................................A-17

ARTICLE IV

      REPRESENTATIONS AND WARRANTIES OF PRIDE.............................A-18
      4.1     Organization, Standing and Power............................A-18
      4.2     Capital Structure; Ownership................................A-18
      4.3     Authority; No Violations; Consents and Approvals............A-19
      4.4     SEC Documents...............................................A-20
      4.5     Information Supplied........................................A-20
      4.6     Absence of Certain Changes or Events........................A-21
      4.7     No Undisclosed Material Liabilities.........................A-21
      4.8     No Default..................................................A-21
      4.9     Compliance with Applicable Laws; Environmental, Health and
              Safety Matters..............................................A-21
      4.10    Litigation..................................................A-22
      4.11    Title to Property...........................................A-22
      4.12    Taxes.......................................................A-22
      4.13    Pension and Benefit Plans; Other Employee Matters...........A-23
      4.14    Labor Agreements............................................A-25
      4.15    Intangible Property.........................................A-25
      4.16    Sensitive Payments..........................................A-26
      4.17    Opinion of Financial Advisor................................A-26
      4.18    Books and Records...........................................A-26
      4.19    Contracts and Commitments...................................A-26
      4.20    Customers and Suppliers.....................................A-27
      4.21    Powers of Attorneys and Suretyships.........................A-27
      4.22    Vote Required...............................................A-27
      4.23    Beneficial Ownership of Forasol Common Shares...............A-27
      4.24    Insurance...................................................A-27
      4.25    Brokers.....................................................A-27
      4.26    Financing...................................................A-28
      4.27    Disclosure..................................................A-28

ARTICLE V

      CONDUCT OF BUSINESSES PENDING THE CLOSING...........................A-28
      5.1     Conduct of Business by Forasol-Foramer and Pride............A-28
      5.2     No Solicitation.............................................A-30

ARTICLE VI    ADDITIONAL AGREEMENTS.......................................A-31
      6.1     S-4 Registration Statement; Special Shareholders' Meetings..A-31
      6.2     Approval by Forasol Controlling Shareholders................A-32
      6.3     Access to Information.......................................A-32
      6.4     Legal Conditions............................................A-32
      6.5     Agreements of Others; Registration Rights...................A-33
      6.6     Authorization for Listing...................................A-33

      6.7     Employee Matters............................................A-33
      6.8     Stock Options...............................................A-34
      6.9     Composition of Pride Board and Certain Related Agreements...A-35
      6.10    Executive Management Committee of Pride; Certain
              Executive Officers..........................................A-36
      6.11    Executive Office of Forasol S.A.............................A-36
      6.12    Use of Name.................................................A-36
      6.13    Liquidation and Dissolution.................................A-37
      6.14    Liquidation and Dissolution Expenses........................A-37
      6.15    Agreement to Defend.........................................A-37
      6.16    Public Announcements........................................A-37
      6.17    Other Actions...............................................A-37
      6.18    Advice of Changes; SEC Filings..............................A-37
      6.19    Section 338 Election.  .....................................A-37
      6.20    Indemnification by Pride....................................A-38
      6.21    Maintenance of the F-F Subsidiary...........................A-38

ARTICLE VII

      CONDITIONS PRECEDENT................................................A-39
      7.1     Conditions to Each Party's Obligations......................A-39
              (a) Forasol Shareholder Approval............................A-39
              (b) Pride Shareholder Approval..............................A-39
              (c) Nasdaq National Market Listing..........................A-39
              (d) Other Approvals.........................................A-39
              (e) S-4.....................................................A-39
              (f) No Injunctions or Restraints............................A-39
      7.2     Conditions to Obligations of Pride..........................A-40
              (a) Representations and Warranties..........................A-40
              (b) Performance of Obligations..............................A-40
              (c) Letters from Rule 145 Affiliates........................A-40
      7.3     Conditions to Obligations of the Sellers....................A-40
              (a) Representations and Warranties..........................A-40
              (b) Performance of Obligations..............................A-40

ARTICLE VIII

      TERMINATION AND AMENDMENT...........................................A-41
      8.1     Termination.................................................A-41
      8.2     Effect of Termination.......................................A-42
      8.3     Amendment...................................................A-43
      8.4     Extension; Waiver...........................................A-43

ARTICLE IX

      GENERAL PROVISIONS..................................................A-43
      9.1     Payment of Expenses.........................................A-43
      9.2     Nonsurvival of Representations and Warranties;
              Survival of Covenants.......................................A-43
      9.3     Notices.....................................................A-43
      9.4     Interpretation..............................................A-46
      9.5     Counterparts................................................A-46

      9.6     Entire Agreement; No Third-Party Beneficiaries..............A-46
      9.7     Governing Law...............................................A-46
      9.8     Arbitration. ...............................................A-46
      9.9     No Remedy in Certain Circumstances..........................A-46
      9.10    Assignment..................................................A-47
      9.11    Schedules...................................................A-47

EXHIBIT A   Registration Rights Agreement

                           GLOSSARY OF DEFINED TERMS

DEFINED TERM                                                DEFINED IN SECTION
------------                                                ------------------
Acquisition Proposal..........................................   5.2(d)
Affiliate.....................................................   2.4
Agreement.....................................................   Preamble
AVH Group.....................................................   6.9(a)
Cash Consideration............................................   1.2
Cause.........................................................   6.8(a)
Change of Control Value.......................................   6.8(c)
Closing.......................................................   1.5
Closing Date..................................................   1.5
Code..........................................................   2.13(j)
Consideration.................................................   1.3
Contaminant...................................................   2.11
Corporate Transaction Taxes...................................   8.1(d)
Designating Shareholder.......................................   6.9(b)
Distribution Agent............................................   1.3
Exchange Act..................................................   2.3(c)
F-F Subsidiary................................................   Recitals
Forasol Benefit Plans.........................................   2.14(a)
Forasol Common Shares.........................................   1.2
Forasol Companies.............................................   Recitals
Forasol-Foramer...............................................   Preamble
Forasol Intangible Property...................................   2.16
Forasol Interim Financial Statements..........................   2.6
Forasol Litigation............................................   2.11
Forasol LTIP..................................................   2.2
Forasol Permits...............................................   2.10
Forasol Representatives.......................................   5.2(a)
Forasol SEC Documents.........................................   2.4
Forasol Controlling Shareholders..............................   Preamble
Forasol S.A...................................................   Recitals
Forasol Shareholders' Meeting.................................   6.1
Forasol Stock Option..........................................   6.8(a)
Forasol Vote Matter...........................................   2.3(a)
Forinter Ltd..................................................   Recitals
GAAP..........................................................   2.4
Governmental Entity...........................................   2.3(c)
Indemnified Party.............................................   6.20
Injunction....................................................   7.1 f)
Liens.........................................................   2.2
Material Contract.............................................   2.21
Permitted Encumbrances........................................   2.12
Pride.........................................................   Preamble

DEFINED TERM                                                DEFINED IN SECTION
------------                                                ------------------
Pride Benefit Plans...........................................   4.13(a)
Pride Common Stock............................................   1.2
Pride Intangible Property.....................................   4.15
Pride Litigation..............................................   4.10
Pride Permits.................................................   4.9
Pride Preferred Stock.........................................   4.2
Pride SEC Documents...........................................   4.4
Pride Shareholders' Meeting...................................   6.1
Pride Vote Matter.............................................   4.3(a)
Purchased Shares..............................................   1.1
Returns.......................................................   2.13(a)
Rule 145 Affiliates...........................................   6.5
S-4...........................................................   2.5
SEC...........................................................   2.3(c)
Securities Act................................................   2.4
Sellers.......................................................   Preamble
Shares........................................................   Recitals
Soletanche Group..............................................   6.9
Stock Consideration...........................................   1.2
Subsidiary....................................................   1.3
Taxes.........................................................   2.13

                              PURCHASE AGREEMENT

            PURCHASE AGREEMENT, dated as of December 16, 1996 (this "Agreement"), by and among PRIDE PETROLEUM SERVICES, INC., a Louisiana corporation ("Pride"); FORASOL-FORAMER N.V., a Dutch public limited liability company ("Forasol-Foramer"); and THE SHAREHOLDERS OF FORASOL-FORAMER IDENTIFIED ON THE SIGNATURE PAGE HERETO (collectively, the "Forasol Controlling Shareholders" and, together with Forasol-Foramer, the "Sellers").

            WHEREAS, Forasol-Foramer is a holding company that owns or controls substantially all of the issued and outstanding shares of capital stock of Forasol S.A., a French company ("Forasol S.A."), Forinter Limited, a Jersey, Channel Islands company ("Forinter Ltd."), and International Drilling Management B.V., a Dutch closed limited liability company (collectively, the "Forasol Companies");

            WHEREAS, the Forasol Companies, directly and through Subsidiaries (as defined in Section 1.3) and other affiliates, are engaged in providing drilling, workover and related services to oil and gas companies worldwide;

            WHEREAS, it is Forasol-Foramer's intention to organize a new, wholly owned subsidiary as a Dutch closed limited liability company (the "F-F Subsidiary") and to transfer or cause to be transferred to the F-F Subsidiary all or substantially all of its assets, including without limitation all of its record and beneficial ownership in the outstanding capital stock of the Forasol Companies, and to cause the F-F Subsidiary to assume all of its liabilities;

            WHEREAS, the Forasol Controlling Shareholders as a group own, beneficially and of record, approximately 60% of the outstanding Forasol Common Shares (as defined in Section 1.3);

            WHEREAS, Pride desires to purchase the F-F Subsidiary from Forasol-Foramer after all of the assets of Forasol-Foramer have been contributed to, and all of the liabilities of Forasol-Foramer have been assumed by, the F-F Subsidiary and Forasol-Foramer has agreed to sell, and the Forasol Controlling Shareholders have agreed to cause Forasol-Foramer to sell, the F-F Subsidiary to Pride upon the terms and subject to the conditions of this Agreement;

            WHEREAS, the Sellers have further agreed that, upon consummation of the sale of the F-F Subsidiary to Pride, they will promptly cause
Forasol-Foramer to distribute to its shareholders all of the Consideration (as defined in Section 1.3) paid by Pride for the F-F Subsidiary, subject to the withholding of any applicable Taxes (as defined in Section 2.13);

            WHEREAS, in furtherance of the foregoing, the governing board of each of the parties to this Agreement has approved this Agreement and the transactions contemplated hereby; and

            WHEREAS, each of the parties to this Agreement desires to make certain representations, warranties, covenants and agreements in connection with the transactions provided for herein and also to prescribe various conditions to such transactions;

            NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                               PURCHASE AND SALE

            1.1 PRELIMINARY MATTERS; OWNERSHIP OF THE FORASOL COMPANIES. Each of the Forasol Companies is presently a first-tier, directly owned Subsidiary of Forasol-Foramer. Prior to the Closing (as defined in Section 1.5) Forasol-Foramer will restructure the ownership of the Forasol Companies so that the Forasol Companies will become directly owned by the F-F Subsidiary. Upon its organization or as soon thereafter as permitted by applicable law, the F-F Subsidiary shall have the corporate name "Forasub B.V." At the Closing, Pride will purchase from Forasol-Foramer all of the issued and outstanding shares of capital stock of the F-F Subsidiary (the "Purchased Shares"). It is agreed and understood that at the Closing, the F-F Subsidiary and its Subsidiaries will represent and account for substantially all of the consolidated financial position, business and operations of Forasol-Foramer.

            1.2 TRANSFER OF PURCHASED SHARES. Upon the terms and subject to the conditions of this Agreement, at the Closing, Forasol-Foramer will sell and transfer to Pride the Purchased Shares by executing and delivering such instruments of transfer and by taking such other actions as counsel to Pride shall reasonably request, against receipt of the Consideration (as defined in Section 1.3). The Purchased Shares transferred to Pride shall include all corporate and financial rights pertaining thereto. If any outstanding shares of capital stock of any of the Forasol Companies are owned, beneficially or of record, by any person or persons other than the F-F Subsidiary, then Forasol-Foramer shall, if requested by Pride, use all reasonable efforts to have such shares transferred to the F-F Subsidiary or to one or more other persons designated by Pride at no cost or expense to Pride.

            1.3 CONSIDERATION. Upon the terms and subject to the conditions of this Agreement, Pride will purchase the Purchased Shares for (a) an amount in cash (the "Cash Consideration") equal to U.S.$6.80 multiplied by the number of common shares, NLG .01 par value per share, of Forasol-Foramer ("Forasol Common Shares") issued and outstanding as of the close of business on the Distribution Record Date (as defined in Section 1.6) and (b) a number of shares of common stock ("Pride Common Stock"), no par value, of Pride (the "Stock Consideration") equal to 0.66 multiplied by the number of Forasol Common Shares issued and outstanding as of the close of business on the Distribution Record Date. Pride shall deposit or cause to be deposited with a liquidator duly appointed by Forasol-Foramer (the "Distribution Agent") cash equal to the total aggregate Cash Consideration and certificates representing the shares of Pride Common Stock equal to the total aggregate Stock Consideration, which shall be distributed by the Distribution Agent,

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subject to the withholding of any applicable Taxes, pursuant to irrevocable instructions delivered by Forasol-Foramer at or prior to the Closing. The Cash Consideration and the Stock Consideration are collectively referred to herein as the "Consideration". As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or exercises or has the right to exercise control or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to vote in the election of the governing board or others performing similar functions with respect to such corporation or other organization that is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries. In the case of Forasol-Foramer, the term "Subsidiary" shall be deemed to include the Forasol Companies and, as of the Closing, the F-F Subsidiary unless the context otherwise requires.

            1.4 OTHER PAYMENTS BY PRIDE. In addition to the purchase and sale of the Purchased Shares for the Consideration, at the Closing, subject to the provisions of Section 6.14, Pride will assume or cause the F-F Subsidiary to assume the costs and liabilities reasonably and necessarily incurred by Forasol-Foramer to wind up its affairs and liquidate itself and otherwise to perform its obligations hereunder. Pride will deliver or cause to be delivered prior to the adoption of the Forasol Vote Matter such instruments of assumption pursuant to this Section 1.4 as shall be requested and approved by counsel to Forasol-Foramer.

            1.5 CLOSING. The closing of the purchase and sale of the Purchased Shares and of the transactions provided for in Section 1.4 (the "Closing") shall take place at 9:00 a.m., local time at the location of the Closing, on a date to be specified by the parties, which shall be no later than the fifth business day after satisfaction (or waiver in accordance with this Agreement) of the latest to occur of the conditions set forth in Article VII (the "Closing Date"), at the offices of the Distribution Agent and at such other locations as shall be legally required, unless another date or place is agreed to in writing by the parties.

            1.6 DISTRIBUTION OF THE CONSIDERATION. As soon as practicable following the Closing and in any event not later than the close of business on the fifth business day thereafter, the Sellers will cause the Distribution Agent to distribute the Consideration to the shareholders of Forasol-Foramer so that such shareholders, of record as of the close of business on the date of the Forasol Shareholders' Meeting (as defined in Section 6.1) or on such later date which is not more than five business days prior to the Closing Date as Forasol-Foramer shall designate in a notice to its shareholders provided in accordance with applicable Dutch law and the rules and regulations of the Nasdaq National Market System (the "Distribution Record Date"), will receive, subject to the withholding of any applicable Taxes, cash in the amount of U.S. $6.80 and
0.66 shares of Pride Common Stock for each of the Forasol Common Shares held by them as of such Distribution Record Date; provided, however, that no fractional shares of Pride Common Stock shall be so distributable and Forasol-Foramer shall make, and shall cause the Distribution Agent to make, such adjustments with respect to any fractional shares of Pride Common Stock otherwise distributable as it may deem to be fair and equitable and as otherwise may be required by applicable law or regulations.

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                                 ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF FORASOL-FORAMER

            Forasol-Foramer represents and warrants to Pride as follows:

            2.1 ORGANIZATION, STANDING AND POWER. Each of Forasol-Foramer and its Subsidiaries, including without limitation the Forasol Companies and, as of the Closing Date, the F-F Subsidiary, is a corporation, partnership, joint venture or other business entity duly organized, validly existing and in good standing (with all required filings and registrations with relevant authorities having been duly made) under the laws of the jurisdiction of its incorporation or organization, has all requisite power and authority to own, lease and operate its properties and other assets and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties and other assets makes such qualification necessary, except where the failure to be so qualified or in good standing would not materially and adversely affect the business or financial condition of Forasol-Foramer and its Subsidiaries on a consolidated basis. All of the Subsidiaries of Forasol-Foramer are identified on Schedule 2.1, which also identifies the respective jurisdictions of incorporation or organization thereof. Except as set forth on Schedule 2.1, Forasol-Foramer does not own or control, directly or indirectly, any interest in any business entity, and no part of the assets or business of Forasol-Foramer or any of the Subsidiaries of Forasol-Foramer is owned or operated by or through any entity other than those business entities identified on Schedule 2.1. Schedule 2.1 also sets forth an accurate summary of the principal place or places of business of, and the major assets held by, each of the Subsidiaries of Forasol-Foramer. Forasol-Foramer is a holding company that does not conduct any business operations or own or lease any assets or properties (other than the capital stocks of the Forasol Companies, cash, receivables and intercompany loans, all of which will be transferred to the F-F Subsidiary pursuant to Section 1.1) except through the Forasol Companies and the other Subsidiaries of Forasol-Foramer. All interests in the Subsidiaries of Forasol-Foramer, other than its interests in the Forasol Companies, are owned by Forasol-Foramer through the Forasol Companies.

            2.2 CAPITAL STRUCTURES; OWNERSHIP. The authorized capital stock of Forasol-Foramer consists of 50,000,000 Forasol Common Shares, of which (a) 16,650,290 are issued and outstanding, (b) 462,000 are reserved for issuance upon exercise of stock options granted pursuant to Forasol-Foramer's 1996 Long-Term Incentive Plan (the "Forasol LTIP") and (c) none are held by Forasol-Foramer in its treasury. All outstanding Forasol Common Shares are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. On the Closing Date, all outstanding Purchased Shares will be validly issued, fully paid and nonassessable, will not have been issued in violation of any preemptive right, and will be owned by Forasol-Foramer, free and clear of all Liens (as hereinafter defined). The authorized and outstanding capital stock of each of the Forasol Companies and the names and addresses of the record owners thereof are set forth on Schedule 2.2. Except as set forth on
Schedule 2.2, all of the shares of such capital stock outstanding are validly issued, fully paid and nonassessable, were not issued in violation of any preemptive rights

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and are owned by Forasol-Foramer, free and clear of all Liens. All outstanding shares of the capital stock of the other Subsidiaries of Forasol-Foramer are validly issued, fully paid and nonassessable, were not issued in violation of any preemptive rights, and except as set forth on Schedule 2.2, are owned by Forasol S.A. or Forinter Ltd., or a direct or indirect wholly owned Subsidiary of Forasol S.A. or Forinter Ltd., respectively, free and clear of all Liens. For purposes of this Agreement, "Liens" shall mean all mortgages, deeds of trust, liens, security interests, pledges, rights of use, encroachments, claims, rights of first refusal, options, charges, liabilities, easements, limitations, reservations, restrictions, rights of usufruct and other encumbrances of any kind. Except as set forth in this Section 2.2 or on Schedule 2.2, there are outstanding (i) no shares of capital stock, depositary receipts or other equity securities of Forasol-Foramer or any Subsidiary of Forasol-Foramer; (ii) no securities of Forasol-Foramer or any Subsidiary of Forasol-Foramer convertible into or exchangeable for shares of capital stock, depository receipts or other equity securities of Forasol-Foramer or any Subsidiary of Forasol-Foramer; and
(iii) no options, warrants, calls, rights (including preemptive rights, rights of first refusal or other similar rights ), commitments or agreements to which Forasol-Foramer or any Subsidiary of Forasol-Foramer is a party or by which it is bound in any case obligating Forasol-Foramer or any Subsidiary of Forasol-Foramer to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, any additional shares of capital stock, depository receipts or any other equity securities of Forasol-Foramer or of any Subsidiary of Forasol-Foramer, or obligating Forasol-Foramer or any Subsidiary of Forasol-Foramer to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as provided in this Agreement, there are no shareholder agreements, voting trusts or other agreements or understandings to which any of the Sellers is a party or by which any of them is bound relating to the voting of any shares of the capital stock of Forasol-Foramer that will limit in any way (i) the solicitation of proxies by or on behalf of Forasol-Foramer from, or the casting of votes by, the shareholders of Forasol-Foramer with respect to the Forasol Vote Matter (as defined in Section 2.3(a)) or (ii) the validity or enforceability of the undertakings of the Forasol Controlling Shareholders in Section 6.2. Except as may imposed by applicable law, there are no restrictions on the ability of Forasol-Foramer or the Forasol Companies to vote or cause to be voted the stock of or other interest in any of their respective Subsidiaries. Schedule 2.2 sets forth the number of Forasol Common Shares owned of record and beneficially by each of the Forasol Controlling Shareholders and such shares, in the aggregate, constitute not less than a majority of the issued and outstanding Forasol Common Shares.

            2.3   AUTHORITY; NO VIOLATIONS; CONSENTS AND APPROVALS.

            (a) The Boards of Supervisory Directors and the Managing Director of Forasol-Foramer have unanimously approved this Agreement and the transactions provided for herein and have declared this Agreement and such transactions to be in the best interests of the shareholders of Forasol-Foramer. Forasol-Foramer has all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement, the distribution of the Consideration pursuant to Section 1.6 and the actions to be taken pursuant to Section 6.13 (collectively, the "Forasol Vote Matter") by the shareholders of Forasol-Foramer in accordance with Dutch law, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation

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      of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Forasol-Foramer, subject only to approval of the Forasol Vote Matter by the shareholders of Forasol-Foramer in accordance with Dutch law. This Agreement has been duly executed and delivered by Forasol-Foramer and, subject only to approval of the Forasol Vote Matter by the shareholders of Forasol-Foramer in accordance with Dutch law, constitutes a valid and binding obligation of Forasol-Foramer enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency or other laws of general application affecting the enforcement of rights of creditors). This Agreement and the transactions provided for herein have been approved by all requisite corporate action on the part of each of the Forasol Companies and each of the other Subsidiaries of Forasol-Foramer.

            (b) Subject to the rights of Forasol-Foramer's creditors upon its liquidation and winding up of its affairs, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under or prejudice, or result in the creation of any Lien upon any of the properties or assets of Forasol-Foramer or any of its Subsidiaries under, any provision of (i) the Articles of Association of Forasol-Foramer or any provision of the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Forasol-Foramer or any of its Subsidiaries or (iii) assuming the approval of the Forasol Vote Matter by the shareholders of Forasol-Foramer has been obtained, any judgment, order, decree, statute, law, ordinance, rule, regulation, official consent, license or permit applicable to Forasol-Foramer or any of its Subsidiaries or any of their respective properties or assets. Except as set forth on Schedule 2.3(b), the consummation of the transactions contemplated hereby will not result in the acceleration or otherwise require the prepayment of any banking or other indebtedness of Forasol-Foramer or of any of its Subsidiaries.

            (c) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from (including any renewal of or supplement to any of the foregoing) any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to Forasol-Foramer or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Forasol-Foramer or the consummation by Forasol-Foramer of the transactions contemplated hereby, except for the filing with the Securities and Exchange Commission ("SEC") of such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such other compliance with the Exchange Act and the rules and regulations thereunder and with applicable Dutch and French law as may be required in connection with this Agreement and the transactions contemplated hereby.

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            2.4 SEC DOCUMENTS. Forasol-Foramer has delivered to Pride a true and complete copy of each report, schedule and registration statement filed by Forasol-Foramer with the SEC since January 1, 1996 (the "Forasol SEC
Documents"), which are all the documents that Forasol-Foramer has been required to file with the SEC since such date. As of their respective dates, the Forasol SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Forasol SEC Documents, and none of the Forasol SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Forasol-Foramer included in the Forasol SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") in the United States applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP in the United States (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) the consolidated financial position of Forasol-Foramer and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Forasol-Foramer and its consolidated Subsidiaries for the periods presented therein. Except as disclosed in the Forasol SEC Documents or on Schedule 2.4, there are no material agreements, arrangements or understandings between Forasol-Foramer and any party who is at the date of this Agreement an Affiliate (as defined in Rule 405 under the Securities Act) of Forasol-Foramer.

            2.5 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Forasol-Foramer for inclusion or incorporation by reference in the Registration Statement on Form S-4 to be filed with the SEC by Pride in connection with the issuance of shares of Pride Common Stock pursuant to this Agreement (the "S-4") will, at the time the S-4 becomes effective under the Securities Act or at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. If at any time prior to the Closing Date any event with respect to Forasol-Foramer or any of its Subsidiaries, or with respect to other information supplied by Forasol-Foramer for inclusion in the S-4, shall occur which is required to be described in an amendment of, or a supplement to, the S-4 or in the prospectus or proxy statement included therein, such event shall be so described to Pride in writing for inclusion in such amendment or supplement to be promptly filed by Pride with the SEC and, as required by law, disseminated to the shareholders of Forasol-Foramer and to the shareholders of Pride.

            2.6 UNAUDITED FINANCIAL STATEMENTS. Forasol-Foramer has delivered to Pride an unaudited consolidated balance sheet, and related unaudited consolidated statements of income and cash flows, together with the notes thereto, of Forasol-Foramer and its consolidated Subsidiaries as of and for the nine-month period ended September 30, 1996 (the "Forasol Interim Financial Statements"). The Forasol Interim Financial Statements have been prepared in accordance with applicable requirements of GAAP in the United States and fairly present the consolidated financial

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condition of Forasol-Foramer and its consolidated Subsidiaries as of such dates and the consolidated results of operations and cash flows for the periods then ended, subject to normal year-end audit adjustments and any other adjustments described therein or in the notes thereto.

            2.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in, or reflected in the financial statements included in, the Forasol SEC Documents, the Forasol Interim Financial Statements or on Schedule 2.7, or except as contemplated by this Agreement, since September 30, 1996 there has not been (a) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Forasol-Foramer's capital stock; (b) any amendment of any material term of any outstanding equity security of Forasol-Foramer or any Subsidiary of Forasol-Foramer; (c) any repurchase, redemption or other acquisition by Forasol-Foramer or any Subsidiary of Forasol-Foramer of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Forasol-Foramer or any Subsidiary of Forasol-Foramer; (d) any material change in any method of accounting or accounting practice by Forasol-Foramer or any Subsidiary of Forasol-Foramer; (e) any material change in the business conducted by Forasol-Foramer or any Subsidiary of Forasol-Foramer or any change in the financial condition, assets, liabilities, profits or business of Forasol-Foramer or any Subsidiary of Forasol-Foramer other than changes in the ordinary course of business; (f) any material damage to or destruction or loss of any property or assets of Forasol-Foramer or any Subsidiary of Forasol-Foramer; (g) any borrowing of or agreement to borrow funds by Forasol-Foramer or a Subsidiary of Forasol-Foramer, or any termination or amendment of any evidence of indebtedness, contract, agreement, deed, mortgage, indenture, lease, license or other instrument, commitment or agreement to which Forasol-Foramer or any Subsidiary of Forasol-Foramer is a party or by which Forasol-Foramer or any Subsidiary of Forasol-Foramer or any of their respective properties are bound;
(h) any capital expenditures or series of related capital expenditures by Forasol-Foramer and its Subsidiaries, individually and as a group, exceeding in the aggregate U.S.$1.0 million; (i) any other transaction, commitment, dispute, labor trouble, strike or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that are reasonably likely to materially and adversely affect the business, operations, assets, financial condition or results of operations of Forasol-Foramer and its Subsidiaries on a consolidated basis, other than changes affecting the international well servicing and contract drilling businesses generally; or (j) any material change in the compensation paid to any director, officer or employee of Forasol-Foramer or any of its Subsidiaries.

            2.8 NO UNDISCLOSED MATERIAL LIABILITIES. Except as disclosed in the Forasol SEC Documents, the Forasol Interim Financial Statements or on Schedule 2.8, there are no liabilities of Forasol-Foramer or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to materially and adversely affect the business, operations, assets, financial condition or results of operations of Forasol-Foramer and its Subsidiaries on a consolidated basis.

            2.9 NO DEFAULT. Neither Forasol-Foramer nor any of its Subsidiaries is in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation or otherwise prejudice) of any term, condition or provision of (a)

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their respective articles of incorporation or association, bylaws or equivalent governing documents; (b) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Forasol-Foramer or any of its Subsidiaries is a party or by which Forasol-Foramer or any of its Subsidiaries or any of their respective properties or assets may be bound; or (c) any order, writ, injunction, decree, statute, rule, regulation, official consent, license or permit applicable to Forasol-Foramer or any of its Subsidiaries.

            2.10 COMPLIANCE WITH APPLICABLE LAWS; ENVIRONMENTAL, HEALTH AND SAFETY MATTERS. Forasol-Foramer and its Subsidiaries (i) hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities known by them to be necessary for the lawful conduct of their respective businesses (the "Forasol Permits"), and (ii) are in substantial compliance with the terms of each of the Forasol Permits. None of the Forasol Permits will be adversely affected or amended as a result of the consummation of the transactions provided for herein. Except as set forth on Schedule 2.10, none of the Forasol Permits is conditional or limited in time. The businesses of Forasol-Foramer and its Subsidiaries are being conducted in substantial compliance with each law, ordinance and regulation of every Governmental Entity to which they are respectively subject, except where the failure to be in compliance would not have a material adverse effect on the business or financial condition of Forasol-Foramer and its Subsidiaries taken as a whole.. Except as set forth on Schedule 2.10, no investigation or review by any Governmental Entity with respect to Forasol-Foramer or any of its Subsidiaries is pending or, to the best knowledge of the Sellers, threatened. Without limiting the generality of any of the foregoing and except as set forth on Schedule 2.10, Forasol-Foramer and its Subsidiaries (a) are, and have continuously been, in compliance with all laws, regulations and ordinances relating to environmental, health and safety matters (including those relating to toxic and hazardous waste and the discharge of matter into the air or water) and (b) have not caused or permitted any Contaminant (as hereinafter defined) to be placed, held, located, released, generated, treated, stored or disposed of except for Contaminants stored or disposed of in substantial compliance with applicable environmental laws as necessary for the conduct of their respective businesses. Neither Forasol-Foramer nor any of its Subsidiaries has received any notice or claim that any of such parties has been or may be liable to any person as a result of any Contaminant having been generated, treated, stored, discharged, emitted, released or transported by any of them. For purposes of this Agreement, a "Contaminant" is any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum-based substance or waste, product or by-product or any constituent of any said substance, waste or product, whether solid, liquid or gaseous in form.

            2.11 LITIGATION. Except as disclosed in, or reflected in the financial statements included in, the Forasol SEC Documents, the Forasol Interim Financial Statements or on Schedule 2.11 and except for claims arising in the ordinary course of business which are covered by insurance, there is no suit, action, arbitration, administrative hearing, petition for bankruptcy (or equivalent) or suspension of payments, or other proceeding pending or, to the knowledge of the Forasol-Foramer, threatened against or affecting Forasol-Foramer or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Forasol-Foramer or any of its Subsidiaries.

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            2.12 TITLE TO PROPERTY. Forasol-Foramer and its Subsidiaries have good and defensible title to all their properties and assets reflected on the consolidated balance sheet as of September 30, 1996 included in the Forasol Interim Financial Statements, free and clear of all Liens except (a) as disclosed in the Forasol SEC Documents, the notes to the Forasol Interim Financial Statements or in Schedule 2.12, (b) for sales and dispositions in the normal course of business since September 30, 1996 and (c) for Permitted Encumbrances. "Permitted Encumbrances" means (i) Liens for current taxes and assessments not yet due and payable, including without limitation Liens for nondelinquent ad valorem taxes and nondelinquent statutory Liens arising other than by reason of any default on the part of Forasol-Foramer or any of its Subsidiaries or Pride or any of its Subsidiaries, as the case may be, and (ii) such Liens on assets and properties that do not materially detract from the value thereof or interfere with the present use of the property subject thereto.

            2.13  TAXES.

            (a) Except as set forth on Schedule 2.13(a), each of Forasol-Foramer, each of its Subsidiaries and any affiliated, combined or unitary group of which Forasol-Foramer or any of its Subsidiaries is or was a member has (i) timely filed all returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed or sent by or with respect to it in respect of any Taxes (as hereinafter defined); (ii) timely paid all Taxes due and payable, whether or not shown on any Return (except for audit adjustments not material in the aggregate or to the extent that liability therefor is reserved for in the Forasol Interim Financial Statements), for which Forasol-Foramer or any of its Subsidiaries may be liable; (iii) established reserves that are adequate for the payment of all Taxes not yet due and payable; and (iv) complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and timely withheld from employee wages and any other payments subject to withholding and paid over to the proper authorities all amounts required to be so withheld and paid over.

            (b) Except to the extent being contested in good faith, all deficiencies asserted as a result of any examination by any applicable taxing authority have been paid, fully settled or adequately provided for in the Forasol Interim Financial Statements. Except as set forth on
      Schedule 2.13(b) or as adequately reserved for in the Forasol Interim Financial Statements, no Tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which Forasol-Foramer or any of its Subsidiaries would be liable, and no material deficiency for any such Taxes has been proposed, asserted or assessed pursuant to such examination against Forasol-Foramer or any of its Subsidiaries by any authority with respect to any period. There is no outstanding claim by any taxing authority in any jurisdiction in which Forasol-Foramer and its Subsidiaries do not file Returns that Forasol-Foramer or any of its Subsidiaries is or may be subject to Taxes imposed by that jurisdiction. There are no Liens on any assets of Forasol-Foramer or any of its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax.

            (c) Except as disclosed on Schedule 2.13(c), neither Forasol-Foramer nor any of its Subsidiaries has executed or entered into with any taxing authority any agreement or other document extending or having the effect of extending the period for assessments or collection of any Taxes for which Forasol-Foramer or any of its Subsidiaries would be liable.

            (d) Except as set forth in the Forasol SEC Documents or as disclosed on Schedule 2.13(d), neither Forasol-Foramer nor any of its Subsidiaries is a party to, is bound by or has any obligation under, any Tax sharing agreement or similar agreement or arrangement.

            (e) Schedule 2.13(e) discloses all Tax elections made or availed of by Forasol-Foramer and its Subsidiaries which are material to any of their respective businesses. To the knowledge of Forasol-Foramer, such Tax elections were properly and timely filed and are valid and subsisting.

            (f) Except as disclosed on Schedule 2.13(f), neither Forasol-Foramer nor any of its Subsidiaries has formed a tax group in France or, if such a tax group exists, it may be terminated without the imposition of any Tax on Forasol-Foramer or any of its Subsidiaries.

            (g) Except as disclosed on Schedule 2.13(g), neither Forasol-Foramer nor any of its Subsidiaries enjoys beneficial treatment in France with respect to Taxes which could be materially and adversely modified or terminated as a consequence of the change of control that will occur upon consummation of the transactions provided for herein or which is subject to conditions which could be materially and adversely affected by consummation of the transactions provided for herein.

            (h) The most recent PRECOMPTE returns (Form 2750) filed by Forasol-Foramer or any of its Subsidiaries, copies of which have been furnished to Pride, accurately reflect the amount of dividends payable by Forasol-Foramer or such Subsidiary of Forasol-Foramer without any liability, as of the date such return was filed, for PRECOMPTE Taxes.

            (i) Except as disclosed on Schedule 2.13(i), consummation of the transactions provided for or contemplated by this Agreement will not cause any Tax to become payable by Forasol-Foramer, any of the Forasol Companies or any other Subsidiary of Forasol-Foramer in any jurisdiction.

            (j) Except as disclosed in Schedule 2.13(j), neither Forasol-Foramer nor any of its Subsidiaries (other than a Subsidiary which is a corporation created or organized in the United States or under the laws of the United States or of any state of the United States) (i) has ever been engaged in the conduct of a trade or business within the United States for U.S. federal income tax purposes, (ii) has ever been treated as having a permanent establishment or other office or fixed place of business in the United States for U.S. federal income tax purposes, (iii) is entitled to receive or has previously received any income which is treated as effectively connected with the conduct of a trade or business within the United States within the meaning of Section 871(b) or Section 882(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), (iv) owns or has ever owned any United States real property interest within the meaning of Section 897(c)(1) of the Code, or (v) is or ever has been a controlled foreign corporation within the meaning of section 957 of the Code, a passive foreign investment company within the meaning of Section 1296 of the Code, or a foreign personal holding company within the meaning of Section 552 of the Code.

            (k) Forasol-Foramer and each of the Forasol Companies has such characteristics as to cause it to be classified as an association within the meaning of Section 7701(a)(3) of the Code. There is no indebtedness or any other interest in any of the Forasol Companies which Pride will not acquire, directly or indirectly, as a result of the transactions contemplated by this Agreement and which Pride would be required to acquire in order to acquire an amount of stock of each of the Forasol Companies meeting the requirements of Section 338(d)(3) and Section 1504(a)(2) of the Code.

            (l) Forasol-Foramer and its Subsidiaries have adequate and sufficient records and accounts as required for tax purposes by each of the respective jurisdictions in which they are organized or conduct their businesses and none of them has received any formal notice from any Governmental Entity or taxing authority challenging or questioning the adequacy or sufficiency of such records or accounts.

            For purposes of this Agreement, "Taxes" shall mean any federal, provincial, state, county, local or foreign taxes, including, without limitation, all net income, gross income, corporate income, disinvestment, sales, use, value-added, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, social security, fringe benefit, pension, employee severance, license, stamp duties, custom and excise duties or withholding taxes imposed by any Governmental Entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes.

            2.14  PENSION AND BENEFIT PLANS; OTHER EMPLOYEE MATTERS.

            (a) Forasol-Foramer and its Subsidiaries have made all material filings with Governmental Entities as required by applicable law with respect to reports, documents and notices regarding social security, employee benefit plans, employee pension plans, employee compensation and benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus, long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs, that are maintained by Forasol-Foramer or any of its Subsidiaries or to which Forasol-Foramer or any of its Subsidiaries contributed or is obligated to contribute (collectively, the "Forasol Benefit Plans"), and have furnished such documents as are required by applicable law to the participants or beneficiaries of the Forasol Benefit Plans. Schedule 2.14(a) sets forth an accurate description of each of the Forasol Benefit Plans.

            (b) The Forasol Benefit Plans have been funded and maintained in accordance with their terms and with all provisions of applicable law and all contributions due and payable by Forasol-Foramer and its Subsidiaries in respect of the Forasol Benefit Plans have been duly and punctually paid.

            (c) Except as disclosed on Schedule 2.14(c) or as otherwise expressly provided for in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee or group of employees of Forasol-Foramer or any of its Subsidiaries; (ii) increase any benefits otherwise payable under any Forasol Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits. Except as disclosed on Schedule 2.14(c), there are no severance, employment or service agreements between Forasol-Foramer or any of its Subsidiaries and any employee of Forasol-Foramer or such Subsidiary. True and correct copies of any such severance, employment or service agreements and of any other documents governing matters disclosed on Schedule 2.14(c) have been provided to Pride. Neither Forasol-Foramer nor any of its Subsidiaries has any consulting agreement or arrangement with any person involving actual or potential compensation in excess of U.S. $10,000 per month or U.S. $100,000 in the aggregate, except as is terminable upon one month's notice or less.

            (d) Except as disclosed on Schedule 2.14(d), no stock or other security issued by Forasol-Foramer or any of its Subsidiaries forms or has formed a material part of the assets of any Forasol Benefit Plan.

            (e) Except as disclosed on Schedule 2.14(e), (i) the employment of each employee of Forasol-Foramer and its Subsidiaries may be terminated at any time at no cost to any of them other than costs imposed by the Forasol Benefit Plans and by applicable French or other local laws, rules or regulations, (ii) to the knowledge of Forasol-Foramer, no key officer of Forasol-Foramer or any of its Subsidiaries and no group of employees of Forasol-Foramer or any of its Subsidiaries intends to terminate his or her employment at, prior or subsequent to the Closing, whether or not as a result of the transactions contemplated herein, and (iii) neither Forasol-Foramer nor any of its Subsidiaries has any direct or indirect liability, accrued, contingent or otherwise, in respect of any severance obligations.

            (f) Schedule 2.14(f) sets forth a true and complete listing of the name, responsibility, seniority, total annual compensation, total accrued vacation and other benefits of each person employed by Forasol-Foramer or any of its Subsidiaries presently receiving compensation aggregating in excess of U.S. $100,000 per year.

            2.15  LABOR AGREEMENTS.  Except as disclosed on Schedule 2.15:

            (a) other than as required by applicable law, neither Forasol-Foramer nor any of its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no current union representation question involving employees of Forasol-Foramer or any of its Subsidiaries, nor does Forasol-Foramer know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees;

            (b) there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against Forasol-Foramer or any of its Subsidiaries pending or, to the knowledge of Forasol-Foramer, threatened;

            (c) there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing or any Governmental Entity alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against Forasol-Foramer or any of its Subsidiaries pending or, to the knowledge of Forasol-Foramer, threatened;

            (d) there is no strike, dispute, slowdown, work stoppage or lockout pending or, to the knowledge of Forasol-Foramer, threatened against or involving Forasol-Foramer or any of its Subsidiaries;

            (e) Forasol-Foramer and each of its Subsidiaries are in substantial compliance with all applicable laws and regulations respecting employment and employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, social security, pension and unemployment benefits, and salary-related Taxes, in each case with respect to temporary as well as permanent employees; and

            (f) there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of Forasol-Foramer, threatened in respect to which any current or former director, officer, employee or agent of Forasol-Foramer or any of its Subsidiaries is or may be entitled to claim indemnification from Forasol-Foramer or any of its Subsidiaries pursuant to their respective charters, bylaws or other organizational documents, any indemnification agreement to which Forasol-Foramer or any Subsidiary of Forasol-Foramer is a party or applicable law.

            2.16 INTANGIBLE PROPERTY. Forasol-Foramer and its Subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs, trade secrets and copyrights necessary for the operation of the businesses of each of Forasol-Foramer and its Subsidiaries (collectively, the "Forasol Intangible Property"). Except as set forth on Schedule 2.16, all of the Forasol Intangible Property is owned by Forasol-Foramer or its Subsidiaries free and clear of any and all Liens or claims, and neither Forasol-Foramer nor any such Subsidiary has forfeited or otherwise relinquished any Forasol Intangible Property. To the knowledge of Forasol-Foramer, the use of the Forasol Intangible Property by Forasol-Foramer or its Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, trade secret, copyright or any pending application therefor of any other person; there have been no claims made and neither Forasol-Foramer nor any of its Subsidiaries has received any notice of any claim or otherwise knows that any of the Forasol Intangible Property is invalid or conflicts with the asserted rights of any other person or has not been used or enforced or has been failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Forasol Intangible Property.

            2.17 ABSENCE OF FOREIGN OR ENEMY STATUS; SENSITIVE PAYMENTS. Neither Forasol-Foramer nor any of its Subsidiaries is a "national" of a "designated foreign country" within the definitions in the Foreign, Cuban or Iranian Assets Control Regulations of the United States Department of Treasury or rulings issued thereunder. The respective businesses of Forasol-Foramer and its Subsidiaries and the results of their respective operations are not dependent upon any practice or custom in any jurisdiction that, if engaged in or observed by Pride and its Subsidiaries, would constitute a violation of the U.S. Foreign Corrupt Practices Act or the laws of any jurisdiction governing the use of corporate funds for contributions, gifts, entertainment or other expenses related to political activity.

            2.18 NO MATERIAL OPERATIONS IN THE UNITED STATES. Forasol-Foramer and its Subsidiaries as a group do not have operations or assets in the United States that would cause this Agreement or any of the transactions provided for herein to be or become subject to any filing under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976.

            2.19 OPINION OF FINANCIAL ADVISOR. Forasol-Foramer has received the opinion of Jefferies & Company, Inc. (a copy of which has been delivered to Pride) to the effect that, as of the date on which the Board of Supervisory Directors of Forasol-Foramer approved this Agreement, the Consideration to be received by the holders of Forasol Common Shares pursuant to this Agreement is fair from a financial point of view to such holders.

            2.20 BOOKS AND RECORDS. The books, minute books, records and accounts of Forasol-Foramer and its Subsidiaries are complete and correct in all material respects and accurately and fairly reflect the transactions to which each of Forasol-Foramer and its Subsidiaries is or has been a party.

            2.21 CONTRACTS AND COMMITMENTS. Schedule 2.21 sets forth a complete and accurate description of all Material Contracts (as hereinafter defined) to which Forasol-Foramer and each of its Subsidiaries is a party. For purposes of this Agreement, a "Material Contract" is (i) any contract or agreement relating to providing or acquiring property (including intangible property), goods or services or the borrowing or lending of money that is reasonably expected to involve payments or receipts of U.S.$1.0 million or more; (ii) any contract or agreement purporting to create a partnership, joint venture or other business affiliation with an unrelated third party; (iii) any lease of real or personal property that is reasonably expected to involve payments or receipts of U.S.$250,000 during any twelve-month period; (iv) any sales representative, foreign agent's agency or distribution agreement; (v) any technical services agreement, management contract or similar agreement having a term exceeding twelve months; and (vi) any contract or agreement with any of the Forasol Controlling Shareholders. All of the Material Contracts described on Schedule 2.21 are valid, binding and in full force and effect, have not been amended or supplemented in any material respect, and upon consummation of the transactions provided for herein, will be enforceable by the Forasol Companies and their Subsidiaries in accordance with their respective terms. To the knowledge of Forasol-Foramer, no party to any of the Material Contracts described on Schedule 2.21 has defaulted in the performance of its obligations thereunder, and no events have occurred that with the lapse of time or action or inaction by any party thereto will result in any violations or terminations thereof or any defaults thereunder. Except as described on Schedule 2.21, Forasol-Foramer and its Subsidiaries are not subject to any contract, agreement or arrangement, written or oral, (i) that restricts the business operations of Forasol-Foramer or any of its Subsidiaries geographically or territorially, (ii) with any competitor of Forasol-Foramer or any of its Subsidiaries or, to the knowledge of Forasol-Foramer, any competitor of Pride or any of its Subsidiaries, (iii) that is not related to the normal business operations of Forasol-Foramer and its Subsidiaries, (iv) the termination of which is subject to the payment of a penalty or indemnity exceeding U.S. $100,000 or more than 30 days' prior notice, (v) that is subject to cancellation or termination upon consummation of the transactions provided for herein, (vi) which imposes or purports to impose upon Forasol-Foramer or any of its Subsidiaries joint and several liability with unaffiliated third parties, or
(vii) that to the knowledge of Forasol-Foramer, conflicts with or may conflict with any applicable laws or regulations.

            2.22 CUSTOMERS AND SUPPLIERS. Since September 30, 1996, there has not been any adverse change in the relationship or course of dealing between Forasol-Foramer or any of its Subsidiaries, on the one hand, and any of their respective suppliers or customers, on the other hand; and Forasol-Foramer has no reason to believe that (a) any supplier supplying products, materials or services to Forasol-Foramer or any of its Subsidiaries intends to cease selling such products, materials or services to any of Forasol-Foramer and its Subsidiaries or to limit or reduce such sales to any of Forasol-Foramer and its Subsidiaries or materially alter the terms or conditions of any such sales or
(b) any customer of any of Forasol-Foramer and its Subsidiaries intends to terminate, limit or reduce its business relations with any of Forasol-Foramer and its Subsidiaries. Except as set forth on Schedule 2.22, neither Forasol-Foramer, any of its Subsidiaries, any of the Forasol Controlling Shareholders, nor any of their respective officers or directors possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any business organization that is a supplier, customer, lessor, lessee or competitor or potential competitor of Forasol-Foramer or any of its Subsidiaries. Ownership of less than 2% of a class of securities of a company traded on a recognized securities exchange shall not be deemed to be a "financial interest" for purposes of this Section 2.22.

            2.23 POWERS OF ATTORNEYS AND SURETYSHIPS. Except as disclosed in
Schedule 2.23, neither Forasol-Foramer nor any of its Subsidiaries has outstanding any general or special power of attorney (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any third party.

            2.24 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding Forasol Common Shares is the only vote of the holders of any class or series of Forasol-Foramer capital stock necessary to approve the Forasol Vote Matter.

            2.25 BENEFICIAL OWNERSHIP OF PRIDE COMMON STOCK. As of the date hereof, neither Forasol-Foramer nor any of its Subsidiaries "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act) any outstanding shares of Pride Common Stock or, except as contemplated by this Agreement, has any option or other right to acquire any shares of Pride Common Stock.

            2.26 INSURANCE. Schedule 2.26 is a complete and accurate summary of Forasol-Foramer's and each of its Subsidiaries' insurance coverages in effect as of the date hereof. Forasol-Foramer and its Subsidiaries maintain all insurance coverages required by law and all other insurance coverages reasonably adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance), and the transactions contemplated hereby will not adversely affect such coverage.

            2.27 BROKERS. Except for the fees and expenses payable to Jefferies & Company, Inc., as reflected in a written agreement (a true and correct copy of which has been furnished to Pride), no broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Sellers.

            2.28 DISCLOSURE. Pride has been furnished with complete and correct copies of all agreements, instruments and documents, together with any amendments or supplements thereto, set forth on, or underlying a disclosure set forth on, any schedule delivered by the Sellers pursuant to this Agreement. Each of such schedules provided by the Sellers is complete and correct.

                                   ARTICLE III

    REPRESENTATIONS AND WARRANTIES OF THE FORASOL CONTROLLING SHAREHOLDERS

            Each of the Forasol Controlling Shareholders, severally and not jointly, represents and warrants to Pride that (i) it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) it is the record and beneficial owner of the number of Forasol Common Shares set forth opposite its name on Schedule 2.2,
(iii) it has all requisite power and authority, and has taken all necessary corporate action, to authorize, execute and deliver this Agreement, (iv) it does not own, either actually or constructively, within the meaning of Section 304(c) of the Code, any shares of Pride Common Stock, and (v) and this Agreement has been duly executed and delivered by such Forasol Controlling Shareholder and constitutes a valid and binding obligation of such Forasol Controlling Shareholder enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency or other laws of general application affecting the enforcement of rights of creditors).

                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PRIDE

            Pride represents and warrants to the Sellers as follows:

            4.1 ORGANIZATION, STANDING AND POWER. Each of Pride and its Subsidiaries is a corporation, partnership, joint venture or other business entity duly organized, validly existing and in good standing (with all required filings and registrations with relevant authorities having been duly made) under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and other assets and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties and other assets makes such qualification necessary, except where the failure to be so qualified or in good standing would not materially and adversely affect the business or financial condition of Pride and its Subsidiaries on a consolidated basis. The Subsidiaries of Pride are identified on Schedule 4.1, which also identifies the respective jurisdictions of incorporation or organization thereof. Except as set forth on Schedule 4.1, Pride does not own or control, directly or indirectly, any interest in any business entity, and no part of the assets or business of Pride or any of its Subsidiaries is owned or operated by or through any entity other than those business entities identified on Schedule
4.1. Schedule 4.1 also sets forth an accurate summary of the principal place or places of business of, and the major assets held by, each of the Subsidiaries of Pride.

            4.2 CAPITAL STRUCTURE; OWNERSHIP. As of the date hereof, the authorized capital stock of Pride consists of 40,000,000 shares of Pride Common Stock and 5,000,000 shares of preferred stock, no par value, of Pride (the "Pride Preferred Stock"), of which (a) 28,517,656 shares of Pride Common Stock are issued and outstanding and 9,478,579 shares of Pride Common Stock are reserved for issuance upon (i) exercise of outstanding stock options granted pursuant to Pride's Employee Stock Purchase Plan, Long-Term Incentive Plan and 1993 Directors' Stock Option Plan, (ii) exercise of outstanding warrants and
(iii) conversion of Pride's 6 1/4% Convertible Subordinated Debentures due 2006;
(c) 54,220 shares of Pride Common Stock are held by Pride in its treasury or by its wholly owned Subsidiaries; and (d) no shares of Pride Preferred Stock are issued and outstanding. All outstanding shares of Pride Common Stock are validly issued, fully paid and nonassessable and are not subject to any preemptive rights. Except as set forth on Schedule 4.2, all outstanding shares of capital stock of the Subsidiaries of Pride are owned by Pride or a direct or indirect wholly owned Subsidiary of Pride, free and clear of all Liens. Except as set forth in this Section 4.2 or on Schedule 4.2, there are outstanding (i) no shares of capital stock, depository receipts or other equity securities of Pride; (ii) no securities of Pride or any Subsidiary of Pride convertible into or exchangeable for shares of capital stock, depository receipts or other equity securities of Pride or any Subsidiary of Pride; and (iii) no options, warrants, calls, rights (including preemptive rights, rights of first refusal or other similar rights), commitments or agreements to which Pride or any Subsidiary of Pride is a party or by which it is bound in any case obligating Pride or any Subsidiary of Pride to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, any additional shares of capital stock, depository receipts or any other equity securities of Pride or of any Subsidiary of Pride or obligating Pride or any Subsidiary of Pride to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no shareholder agreements, voting trusts or other agreements or understandings to which Pride is a party or by which it is bound relating to the voting of any shares of the capital stock of Pride that will limit in any way the solicitation of proxies by or on behalf of Pride from, or the casting of votes by, the shareholders of Pride with respect to the Pride Vote Matter (as defined in Section 4.3(a)). There are no restrictions on the ability of Pride to vote or cause to be voted the stock of or other interest in any of its Subsidiaries.

            4.3   AUTHORITY; NO VIOLATIONS; CONSENTS AND APPROVALS.

            (a) The Board of Directors of Pride has approved this Agreement and the transactions provided for herein with no negative vote, and has declared this Agreement and such transactions to be in the best interests of the shareholders of Pride. Pride has all requisite corporate power and authority to enter into this Agreement and, subject to the authorization of the shares of Pride Common Stock issuable pursuant to this Agreement and the transactions contemplated hereby (the "Pride Vote Matter") by the shareholders of Pride in accordance with Louisiana law, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Pride, subject only to approval of the Pride Vote Matter by the shareholders of Pride in accordance with Louisiana law. This Agreement has been duly executed and delivered by Pride and, subject only to approval of the Pride Vote Matter by the shareholders of Pride in accordance with Louisiana law, constitutes a valid and binding obligation of Pride enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency or other laws of general application affecting the enforcement of rights of creditors).

            (b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under or prejudice, or result in the creation of any Lien upon any of the properties or assets of Pride or any of its Subsidiaries under, any provision of (i) the Restated Articles of Incorporation or Bylaws of Pride or any provision of the comparable charter or organizational documents of any of its Subsidiaries,
      (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Pride or any of its Subsidiaries or (iii) assuming the approval of the Pride Vote Matter by the shareholders of Pride has been obtained, any judgment, order, decree, statute, law, ordinance, rule, regulation, official consent, license or permit applicable to Pride or any of its Subsidiaries or any of their respective properties or assets. The consummation of the transactions contemplated hereby will not result in the acceleration or otherwise require the prepayment of any banking or other indebtedness of Pride or of any of its Subsidiaries.

            (c) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from (including any renewal of or supplement to any of the foregoing) any Governmental Entity is required by or with respect to Pride or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Pride or the consummation by Pride of the transactions contemplated hereby, except for the filing with the SEC of the S-4 and such reports under the Exchange Act and such other compliance with the Securities Act and the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, and the obtaining from the SEC of such orders as may be so required.

            4.4 SEC DOCUMENTS. Pride has delivered to Forasol-Foramer a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Pride with the SEC since January 1, 1996 (the "Pride SEC Documents"), which are all the documents that Pride has been required to file with the SEC since such date. As of their respective dates, the Pride SEC Documents complied with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Pride SEC Documents, and none of the Pride SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Pride included in the Pride SEC Documents, including those constituting a part of Pride's quarterly report on Form 10-Q for the nine months ended September 30, 1996, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP in the United States applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP in the United States (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) the consolidated financial position of Pride and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Pride and its consolidated Subsidiaries for the periods presented therein. Except as disclosed in the Pride SEC Documents, there are no agreements, arrangements or understandings between Pride and any party who is at the date of this Agreement an Affiliate of Pride.

            4.5 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Pride for inclusion or incorporation by reference in the S-4 will, at the time the S-4 becomes effective under the Securities Act or at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. If at any time prior to the Closing Date any event with respect to Pride or any of its Subsidiaries, or with respect to other information supplied by Pride for inclusion in the S-4, shall occur which is required to be described in an amendment of, or a supplement to, the S-4 or in the prospectus or proxy statement included therein, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of Pride and to the shareholders of Forasol-Foramer.

            4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in, or reflected in the financial statements included in, the Pride SEC Documents or on
Schedule 4.6, or except as contemplated by this Agreement, since September 30, 1996 there has not been (a) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Pride's capital stock; (b) any amendment of any material term of any outstanding equity security of Pride or any Subsidiary of Pride; (c) any repurchase, redemption or other acquisition by Pride or any Subsidiary of Pride of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Pride or any Subsidiary of Pride; (d) any material change in any method of accounting or accounting practice by Pride or any Subsidiary of Pride; (e) any material change in the business conducted by Pride or any Subsidiary of Pride or any change in the financial condition, assets, liabilities, profits or business of Pride or any Subsidiary of Pride other than changes in the ordinary course of business; (f) any material damage to or destruction or loss of any property or assets of Pride or any Subsidiary of Pride; (g) any borrowing of or agreement to borrow funds by Pride or a Subsidiary of Pride, or any termination or amendment of any evidence of indebtedness, contract, agreement, deed, mortgage, indenture, lease, license or other instrument, commitment or agreement to which Pride or any Subsidiary of Pride is a party or by which Pride or any Subsidiary of Pride or any of their respective properties are bound; (h) any capital expenditures or series of related capital expenditures by Pride and its Subsidiaries, individually and as a group, exceeding in the aggregate U.S.$1.0 million; (i) any other transaction, commitment, dispute, labor trouble, strike, or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that are reasonably likely to materially and adversely affect the business, operations, assets, financial condition or results of operations of Pride and its Subsidiaries on a consolidated basis, other than changes affecting the international well servicing and contract drilling businesses generally; or
(j) any material change in the compensation paid to any director, officer or employee of Pride or any of its Subsidiaries.

            4.7 NO UNDISCLOSED MATERIAL LIABILITIES. Except as disclosed in the Pride SEC Documents or on Schedule 4.7, there are no liabilities of Pride or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to affect adversely the business, operations, assets, financial condition or results of operations of Pride and its Subsidiaries on a consolidated basis.

            4.8 NO DEFAULT. Neither Pride nor any of its Subsidiaries is in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation or otherwise prejudice) of any term, condition or provision of (a) their respective articles of incorporation or association, bylaws or equivalent governing documents; (b) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Pride or any of its Subsidiaries is now a party or by which Pride or any of its Subsidiaries or any of their respective properties or assets may be bound; or (c) any order, writ, injunction, decree, statute, rule, regulation, official consent, license or permit applicable to Pride or any of its Subsidiaries.

            4.9 COMPLIANCE WITH APPLICABLE LAWS; ENVIRONMENTAL, HEALTH AND SAFETY MATTERS. Pride and its Subsidiaries (i) hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities known by them to be necessary for the lawful conduct of their respective businesses (the "Pride Permits"), and (ii) are in substantial compliance with the terms of each of the Pride Permits. None of the Pride Permits will be adversely affected or amended as a result of the consummation of the transactions provided for herein. Except as set forth on
Schedule 4.9, none of the Pride Permits is conditional or limited in time. The businesses of Pride and its Subsidiaries are being conducted in substantial compliance with each law, ordinance and regulation of every Governmental Entity to which they are respectively subject, except where the failure to be in compliance would not have a material adverse effect on the business or financial condition of Pride and its Subsidiaries taken as a whole. Except as set forth on
Schedule 4.9, no investigation or review by any Governmental Entity with respect to Pride or any of its Subsidiaries is pending or, to the best knowledge of Pride, threatened. Without limiting the generality of any of the foregoing and except as set forth on Schedule 4.9, Pride and its Subsidiaries (a) are, and have continuously been, in compliance with all laws, regulations and ordinances relating to environmental, health and safety matters (including those relating to toxic and hazardous waste and the discharge of matter into the air or water) and (b) have not caused or permitted any Contaminant to be placed, held, located, released, generated, treated, stored or disposed of except for Contaminants stored or disposed of in substantial compliance with applicable environmental laws as necessary for the conduct of their respective businesses. Neither Pride nor any of its Subsidiaries has received any notice or claim that any of such parties has been or may be liable to any person as a result of any Contaminant having been generated, treated, stored, discharged, emitted, released or transported by any of them.

            4.10 LITIGATION. Except as disclosed in, or reflected in the financial statements included in, the Pride SEC Documents or on Schedule 4.10 and except for claims arising in the ordinary course of business which are covered by insurance, there is no suit, action, arbitration, administrative hearing, petition for bankruptcy (or equivalent) or suspension of payments, or other proceeding pending or, to the knowledge of Pride, threatened against or affecting Pride or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Pride or any of its Subsidiaries.

            4.11 TITLE TO PROPERTY. Pride and its Subsidiaries have good and defensible title to all their properties and assets reflected on the consolidated balance sheet as of September 30, 1996 included in the Pride SEC Documents, free and clear of all Liens except (a) as disclosed in the Pride SEC Documents or in Schedule 4.11, (b) for sales and dispositions in the normal course of business since September 30, 1996 and (c) for Permitted Encumbrances.

            4.12  TAXES.

            (a) Except as set forth on Schedule 4.12(a), each of Pride, each of its Subsidiaries and any affiliated, combined or unitary group of which Pride or any of its Subsidiaries is or was a member has (i) timely filed all Returns required to be filed or sent by or with respect to it in respect of any Taxes; (ii) timely paid all Taxes due and payable, whether or not shown on any Return (except for audit adjustments not material in the aggregate or to the extent that liability therefor is reserved for in the quarterly report on Form 10-Q for the nine months ended September 30, 1996 included in the Pride SEC Documents), for which Pride or any of its Subsidiaries may be liable; (iii) established reserves that are adequate for the payment of all Taxes not yet due and payable and (iv) complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and timely withheld from employee wages and any other payments subject to withholding and paid over to the proper authorities all amounts required to be so withheld and paid over.

            (b) Except to the extent being contested in good faith, all deficiencies asserted as a result of any examination by any applicable taxing authority have been paid, fully settled or adequately provided for in the quarterly report on Form 10-Q for the nine months ended September 30, 1996 included in the Pride SEC Documents. Except as set forth on
      Schedule 4.12(b) or as adequately reserved for in the quarterly report on Form 10-Q for the nine months ended September 30, 1996 included in the Pride SEC Documents, no Tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which Pride or any of its Subsidiaries would be liable, and no material deficiency for any such Taxes has been proposed, asserted or assessed pursuant to such examination against Pride or any of its Subsidiaries by any authority with respect to any period. There is no outstanding claim by any taxing authority in any jurisdiction in which Pride and its Subsidiaries do not file Returns that Pride or any of its Subsidiaries is or may be subject to Taxes imposed by that jurisdiction. There are no Liens on any assets of Pride or any of its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax.

            (c) Except as disclosed on Schedule 4.12(c), neither Pride nor any of its Subsidiaries has executed or entered into with any taxing authority any agreement or other document extending or having the effect of extending the period for assessments or collection of any Taxes for which Pride or any of its Subsidiaries would be liable.

            (d) Except as set forth in the Pride SEC Documents or as disclosed on Schedule 4.12(d), neither Pride nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement.

            4.13  PENSION AND BENEFIT PLANS; OTHER EMPLOYEE MATTERS.

            (a) Pride and its Subsidiaries have made all material filings with Governmental Entities as required by applicable law with respect to reports, documents and notices regarding social security, employee benefit plans, employee pension plans, employee compensation and benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus, long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs, that are maintained by Pride or any of its Subsidiaries or to which Pride or any of its Subsidiaries contributed or is obligated to contribute (collectively, the "Pride Benefit Plans"), and have furnished such documents as are required by applicable law to the participants or beneficiaries of the Pride Benefit Plans. Schedule 4.13(a) sets forth an accurate description of each of the Pride Benefit Plans.

            (b) The Pride Benefit Plans have been funded and maintained in accordance with their terms and with all provisions of applicable law and all contributions due and payable by Pride and its Subsidiaries in respect of the Pride Benefit Plans have been duly and punctually paid.

            (c) Except as disclosed on Schedule 4.13(c), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee or group of employees of Pride or any of its Subsidiaries; (ii) increase any benefits otherwise payable under any Pride Benefit Plan; or
      (iii) result in the acceleration of the time of payment or vesting of any such benefits. Except as disclosed on Schedule 4.13(c), there are no severance, employment or service agreements between Pride or any of its Subsidiaries and any employee of Pride or such Subsidiary. True and correct copies of any such severance, employment or service agreements and of any other documents governing matters disclosed on Schedule 4.13(c) have been provided to Forasol-Foramer. Neither Pride nor any of its Subsidiaries has any consulting agreement or arrangement with any person involving actual or potential compensation in excess of U.S. $10,000 per month or U.S. $100,000 in the aggregate, except as is terminable upon one month's notice or less.

            (d) Except as disclosed on Schedule 4.13(d), no stock or other security issued by Pride or any of its Subsidiaries forms or has formed a material part of the assets of any Pride Benefit Plan.

            (e) Except as disclosed on Schedule 4.13(e), (i) the employment of each employee of Pride and its Subsidiaries may be terminated at any time at no cost to any of them other than costs imposed by the Pride Benefit Plans and by applicable local laws, rules or regulations, (ii) to the knowledge of Pride, no key officer of Pride or any of its Subsidiaries and no group of employees of Pride or any of its Subsidiaries intends to terminate his or her employment at, prior or subsequent to the Closing, whether or not as a result of the transactions contemplated herein, and
      (iii) neither Pride nor any of its Subsidiaries has any direct or indirect liability, accrued, contingent or otherwise, in respect of any severance obligations.

            (f) Schedule 4.13(f) sets forth a true and complete listing of the names, total annual compensation, total accrued vacation and other benefits of each person employed by Pride or any of its Subsidiaries presently receiving compensation aggregating in excess of U.S.$100,000 per year.

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
            4.14  LABOR AGREEMENTS.  Except as disclosed on Schedule 4.14:

            (a) other than as required by applicable law, neither Pride nor any of its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no current union representation question involving employees of Pride or any of its Subsidiaries, nor does Pride or any of its Subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees;

            (b) there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against Pride or any of its Subsidiaries pending or, to the knowledge of Pride or any of its Subsidiaries, threatened;

            (c) there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing or any Governmental Entity alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against Pride or any of its Subsidiaries pending or, to the knowledge of Pride or any of its Subsidiaries, threatened;

            (d) there is no strike, dispute, slowdown, work stoppage or lockout pending or, to the knowledge of Pride or any of its Subsidiaries, threatened against or involving Pride or any of its Subsidiaries;

            (e) Pride and each of its Subsidiaries are in substantial compliance with all applicable laws and regulations respecting employment and employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, social security, pension and unemployment benefits, and salary-related Taxes, in each case with respect to temporary as well as permanent employees; and

            (f) there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of Pride or any of its Subsidiaries, threatened in respect to which any current or former director, officer, employee or agent of Pride or any of its Subsidiaries is or may be entitled to claim indemnification from Pride or any of its Subsidiaries pursuant to their respective charters, bylaws or other organizational documents, any indemnification agreement to which Pride or any Subsidiary of Pride is a party or applicable law.

            4.15 INTANGIBLE PROPERTY. Pride and its Subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs, trade secrets and copyrights necessary for the operation of the businesses of each of Pride and its Subsidiaries (collectively, the "Pride Intangible Property"). Except as set forth on Schedule 4.15, all of the Pride Intangible Property is owned by

Pride or its Subsidiaries free and clear of any and all Liens or claims, and neither Pride nor any such Subsidiary has forfeited or otherwise relinquished any Pride Intangible Property. To the knowledge of Pride, the use of the Pride Intangible Property by Pride or its Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, trade secret, copyright or any pending application therefor of any other person; there have been no claims made and neither Pride nor any of its Subsidiaries has received any notice of any claim or otherwise knows that any of the Pride Intangible Property is invalid or conflicts with the asserted rights of any other person or has not been used or enforced or has been failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Pride Intangible Property.

            4.16 SENSITIVE PAYMENTS. The respective businesses of Pride and its Subsidiaries and the results of their respective operations are not dependent upon any practice or custom in any jurisdiction that constitutes a violation of the U.S. Foreign Corrupt Practices Act or the laws of any jurisdiction governing the use of corporate funds for contributions, gifts, entertainment or other expenses related to political activity.

            4.17 OPINION OF FINANCIAL ADVISOR. Pride has received the opinion of Simmons & Company International (a copy of which has been delivered to Forasol-Foramer) to the effect that, as of the date on which the Board of Directors of Pride approved this Agreement, the Consideration for the Purchased Shares is fair from a financial point of view to Pride's shareholders.

            4.18 BOOKS AND RECORDS. The books, minute books, records and accounts of Pride and its Subsidiaries are complete and correct in all material respects and accurately and fairly reflect the transactions to which each of Pride and its Subsidiaries is or has been a party.

            4.19 CONTRACTS AND COMMITMENTS. Schedule 4.19 sets forth a complete and accurate description of all Material Contracts to which Pride and each of its Subsidiaries is a party. All of the Material Contracts described on Schedule
4.19 are valid, binding and in full force and effect, have not been amended or supplemented in any material respect, and upon consummation of the transactions provided for herein, will be enforceable by Pride and its Subsidiaries in accordance with their respective terms. To the knowledge of Pride, no party to any of the Material Contracts described on Schedule 4.19 has defaulted in the performance of its obligations thereunder, and no events have occurred that with the lapse of time or action or inaction by any party thereto will result in any violations or terminations thereof or any defaults thereunder. Except as described on Schedule 4.19, Pride and its Subsidiaries are not subject to any contract, agreement or arrangement, written or oral, (i) that restricts the business operations of Pride or any of its Subsidiaries geographically or territorially, (ii) with any competitor of Pride or any of its Subsidiaries or, to the knowledge of Pride, any competitor of Forasol-Foramer or any of its Subsidiaries, (iii) that is not related to the normal business operations of Pride and its Subsidiaries, (iv) the termination of which is subject to the payment of a penalty or indemnity exceeding U.S. $100,000 or more than 30 days' prior notice, (v) that is subject to cancellation or termination upon consummation of the transactions provided for herein, (vi) which imposes or purports to impose upon Pride or any of its Subsidiaries joint and several liability with unaffiliated third parties, or (vii) to the knowledge of Pride, conflicts with or may conflict with any applicable laws or regulations.

            4.20 CUSTOMERS AND SUPPLIERS. Since September 30, 1996, there has not been any adverse change in the relationship or course of dealing between Pride or any of its Subsidiaries, on the one hand, and any of their respective suppliers or customers, on the other hand; and Pride has no reason to believe that (a) any supplier supplying products, materials or services to Pride or any of its Subsidiaries intends to cease selling such products, materials or services to any of Pride and its Subsidiaries or to limit or reduce such sales to any of Pride and its Subsidiaries or materially alter the terms or conditions of any such sales or (b) any customer of any of Pride and its Subsidiaries intends to terminate, limit or reduce its business relations with any of Pride and its Subsidiaries. Except as set forth on Schedule 4.20, neither Pride nor any officer or director of Pride or of any of its Subsidiaries possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any business organization that is a supplier, customer, lessor, lessee or competitor or potential competitor of Pride or any of its Subsidiaries. Ownership of less than 2% of a class of securities of a company traded on a recognized securities exchange shall not be deemed to be a "financial interest" for purposes of this Section 4.20.

            4.21 POWERS OF ATTORNEYS AND SURETYSHIPS. Except as disclosed in
Schedule 4.21, neither Pride nor any of its Subsidiaries has outstanding any general or special power of attorney (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any third party.

            4.22 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Pride Common Stock represented in person or by proxy and constituting a quorum at a duly called meeting thereof is the only vote of the holders of any class or series of Pride capital stock necessary to approve the Pride Vote Matter.

            4.23 BENEFICIAL OWNERSHIP OF FORASOL COMMON SHARES. As of the date hereof, neither Pride nor its Subsidiaries "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act) any of the outstanding Forasol Common Shares or, except as contemplated by this Agreement, has any option or other right to acquire any Forasol Common Shares.

            4.24 INSURANCE. Schedule 4.24 is a complete and accurate summary of Pride's and each of its Subsidiaries' insurance coverages in effect as of the date hereof. Pride and its Subsidiaries maintain all insurance coverages required by law and all other insurance coverages reasonably adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance), and the transactions contemplated hereby will not adversely affect such coverage.

            4.25 BROKERS. No broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Pride. Simmons & Company International is entitled to usual and customary fees for the opinion described in Section 4.17.

            4.26 FINANCING. Pride has sufficient resources, including commitments from financial institutions, available to it to pay the aggregate Cash Consideration on the Closing Date.

            4.27 DISCLOSURE. Forasol-Foramer has been furnished with complete and correct copies of all agreements, instruments and documents, together with any amendments or supplements thereto, set forth on, or underlying a disclosure set forth on, any schedule delivered by Pride pursuant to this Agreement. Each of such schedules provided by Pride is complete and correct.

                                   ARTICLE V

                   CONDUCT OF BUSINESSES PENDING THE CLOSING

            5.1 CONDUCT OF BUSINESS BY FORASOL-FORAMER AND PRIDE. During the period from the date of this Agreement and continuing until the Closing, each of Pride and Forasol-Foramer and their respective Subsidiaries shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees, and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Closing. The Sellers agree as to Forasol-Foramer and its Subsidiaries, and Pride agrees as to itself and its Subsidiaries, that (except as expressly contemplated or permitted by this Agreement, or except as set forth in a Schedule hereto specifically identifying the relevant Section hereof to which such exception relates, or to the extent that the other parties shall otherwise consent in writing) neither Pride, Forasol-Foramer nor any of their respective Subsidiaries shall:

            (a) declare, set aside, increase or pay any dividend (including any stock dividends), or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of, or issue, deliver or sell any additional shares of its capital stock, any securities or obligations convertible into or exchangeable for its capital stock, or effect any stock split or reverse stock split or other recapitalization, except (i) for the declaration and payment of dividends from a Subsidiary of Forasol-Foramer to Forasol-Foramer or another Subsidiary of Forasol-Foramer; (ii) for the declaration and payment of dividends from a Subsidiary of Pride to Pride or another Subsidiary of Pride; (iii) for cash dividends or distributions paid on or with respect to the capital stock or partnership interests of a Subsidiary of either Forasol-Foramer or Pride; or (iv) as required by the terms of its securities outstanding on the date hereof or as contemplated by its existing employee benefit plans;

            (b) amend or propose to amend its articles of incorporation or association, bylaws or equivalent governing documents, or adopt or amend any resolution or agreement concerning indemnification of its directors, officers, employees or agents;

            (c) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, except such acquisitions whose aggregate purchase price is not in excess of U.S.$10.0 million;

            (d) except as described on Schedule 5.1(d) in the case of Pride, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its assets, other than in the ordinary course of business consistent with past practice;

            (e) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

            (f) make any changes in its accounting methods, except as required by law, rule, regulation or GAAP;

            (g) (i) grant any increases in the compensation of or stock options to any of its directors, officers or employees, except increases in the ordinary course of business consistent with past practice; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by law or by any of its existing employee benefit plans as in effect on the date hereof to any such director, officer or employee, whether past or present; (iii) enter into any new, or amend any existing, employment or severance or termination agreement with any such director, officer or key employee; or (iv) become obligated under any new employee benefit plan that was not in existence or approved by its governing board prior to or on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder;

            (h) (i) incur any indebtedness for borrowed money (except for working capital under its existing credit facilities and refinancings of existing debt that permit prepayment of such debt without penalty) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any of its debt securities or guarantee any debt securities of others; (ii) except in the ordinary course of business, enter into any lease (whether such lease is an operating or capital lease) or create any Liens on its property in connection with any indebtedness thereof, except for those securing purchase money indebtedness; or (iii) commit to any capital expenditures not provided for in the capital budget, as amended and approved by such party prior to the date hereof; PROVIDED, HOWEVER, that this Section 5.1(h) shall not prohibit or restrict Pride or any of its Subsidiaries from

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
      taking any such action as it deems appropriate to finance, raise or provide funds for the payment of the aggregate Cash Consideration provided for herein;

            (i) enter into any agreement or arrangement with any of its Affiliates on terms materially less favorable to it than could be reasonably expected to have been obtained with an unaffiliated third party on an arms'-length basis; PROVIDED, HOWEVER, that this Section 5.1(i) shall not prohibit any agreement or arrangement between Pride and its wholly owned Subsidiaries or between Forasol-Foramer and its wholly owned Subsidiaries;

            (j) modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which it is a party or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice; or

            (k) take or fail to take any other action that would reasonably be expected to (i) cause any representation or warranty herein or any statement in any Schedule hereto to be inaccurate, incomplete or misleading or (ii) prevent or materially impede, interfere with or delay the consummation of the transactions contemplated by this Agreement.

            5.2   NO SOLICITATION.

            (a) From and after the date hereof, none of the Sellers will, nor will such parties authorize or permit any of their respective officers, directors, employees, agents and other representatives or those of any of their respective Subsidiaries (collectively, "Forasol Representatives") to, directly or indirectly, solicit, initiate or encourage (including by way of providing information) any prospective buyer or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined) from any person or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate, any such proposal; PROVIDED, HOWEVER, that, notwithstanding any other provision of this Agreement, (i) Forasol-Foramer's Board of Supervisory Directors may take and disclose to Forasol-Foramer's shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act and (ii) following receipt from a third party (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the Sellers or any Forasol Representative) of a bona fide Acquisition Proposal that is financially superior to the Consideration provided for herein (as determined in each case in good faith by both Forasol-Foramer's Board of Supervisory Directors and the Forasol Controlling Shareholders after consultation with Forasol-Foramer's financial advisors and outside counsel), (x) the Sellers may engage in discussions or negotiations with such third party and may furnish such third party information concerning Forasol-Foramer and its business, properties and assets and (y) the Board of Supervisory Directors of Forasol-Foramer may withdraw, modify or not make its recommendation to the shareholders of Forasol-Foramer to vote in favor of the Forasol Vote Matter or terminate this Agreement in accordance with Section 8.1(f), but in each case referred to in the foregoing clauses (i) and (ii) only to the extent that the Board of

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
      Supervisory Directors of Forasol-Foramer and the Forasol Controlling Shareholders shall conclude in good faith after consultation with Forasol-Foramer's financial advisors and outside counsel that such action is necessary for the Board of Supervisory Directors of Forasol-Foramer to act in a manner consistent with its fiduciary obligations under applicable law, notwithstanding (1) a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties and (2) any concessions that may be offered by Pride.

            (b) Prior to taking any action referred to in Section 5.2(a), if the Sellers intend to participate in any such discussions or negotiations or provide any such information to any such third party, they shall give reasonable prior notice to Pride of each such action. The Sellers shall promptly notify Pride of any such requests for information or the receipt of any Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Acquisition Proposal, and the terms and conditions of any Acquisition Proposal.

            (c) Nothing in this Section 5.2 shall permit any of the Sellers to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement.

            (d) As used in this Agreement, "Acquisition Proposal" means any proposal or offer, other than a proposal or offer by Pride or any of its Affiliates, for, or that could be reasonably expected to lead to an acquisition, merger, take-over bid, sale of all or substantially all of the assets of, or sale of shares of the capital stock of, Forasol-Foramer or any of its Subsidiaries or any similar transactions involving Forasol-Foramer or any of its Subsidiaries.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

            6.1 S-4 REGISTRATION STATEMENT; SPECIAL SHAREHOLDERS' MEETINGS. Pride shall promptly prepare and file with the SEC the S-4, which shall include a prospectus to be furnished to the shareholders of Forasol-Foramer and a proxy statement to be furnished to the shareholders of Pride in connection with the Forasol Shareholders' Meeting (as hereinafter defined) and the Pride Shareholders' Meeting (as hereinafter defined), respectively, in each case complying with all applicable requirements of the Securities Act and the Exchange Act. Thereafter, Pride shall use its best efforts to have the S-4 declared effective under the Securities Act and to obtain all necessary state securities laws or "Blue Sky" permits, approvals and registrations in connection with the issuance of Pride Common Stock constituting the Stock Consideration. Forasol-Foramer shall furnish all information concerning Forasol-Foramer, its Subsidiaries, the Forasol Controlling Shareholders and the other holders of Forasol Common Shares as may reasonably be requested by Pride for inclusion in the S-4 and in connection with obtaining such permits, approvals and registrations. Subject to Section 5.2 in the case of Forasol-Foramer, when the S-4 is declared effective under the Securities Act, Forasol-Foramer and Pride each shall call a special meeting of its respective shareholders (the "Forasol Shareholders' Meeting" and the "Pride Shareholders' Meeting," respectively) to be held as soon as practicable for the purpose of voting upon the Forasol Vote Matter in the case of Forasol-Foramer and the Pride Vote Matter in the case of Pride. Subject to Section 5.2 in the case of Forasol-Foramer, Forasol-Foramer, the Forasol Controlling Shareholders and Pride will take all such steps as are required or customary to recommend and obtain approval and adoption of the Forasol Vote Matter in the case of Forasol-Foramer and the Pride Vote Matter in the case of Pride by the shareholders of Forasol-Foramer and Pride, respectively. Forasol-Foramer and Pride shall coordinate and cooperate with respect to the timing of such meetings and shall use all reasonable methods to hold such meetings on the same day. Pride will notify Forasol-Foramer and its counsel promptly of the receipt of any written or oral communication from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the proxy statement/prospectus included in the S-4 or for additional information and will supply Forasol-Foramer with copies of all correspondence between Pride and the SEC or its staff with respect to such proxy statement/prospectus.

            6.2 APPROVAL BY FORASOL CONTROLLING SHAREHOLDERS. Each of the Forasol Controlling Shareholders covenants and agrees that, subject to termination of this Agreement pursuant to Article VIII prior to the Forasol Shareholders' Meeting, it will vote all Forasol Common Shares held by it in favor of the Forasol Vote Matter and, upon Pride's request, will promptly constitute and appoint an executive officer of Pride or such other person as may be designated by Pride to act as its agent, proxy and attorney-in-fact to cause such shares to be voted in favor of the Forasol Vote Matter.

            6.3 ACCESS TO INFORMATION. Upon reasonable notice, Forasol-Foramer and Pride shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, full access during normal business hours during the period prior to the Closing Date, to all its properties, books, contracts, commitments and records and, during such period, each of Forasol-Foramer and Pride shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to SEC requirements and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. The Forasol Controlling Shareholders shall cause Forasol-Foramer to comply with its obligations pursuant to this Section 6.3. Each of the parties hereto agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 6.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

            6.4 LEGAL CONDITIONS. Each party hereto shall take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on such party with respect to consummation of all transactions provided for or contemplated by this Agreement (including, without limitation, furnishing all information in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their

Subsidiaries. Each of Forasol-Foramer and Pride will, and will cause its Subsidiaries to, take all actions necessary to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity or court required to be obtained or made by Forasol-Foramer, Pride or any of their Subsidiaries in connection with the taking of any action contemplated by this Agreement.

            6.5 AGREEMENTS OF OTHERS; REGISTRATION RIGHTS. Prior to the Closing Date, Forasol-Foramer shall cause to be prepared and delivered to Pride a list identifying all persons in addition to the Forasol Controlling Shareholders who, at the time of the Forasol Shareholders' Meeting, may be deemed to be "affiliates" of Forasol-Foramer as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). Each of the Forasol Controlling Shareholders shall, and Forasol-Foramer shall use its best efforts to cause each person who is identified as a Rule 145 Affiliate in such list to, deliver to Pride, at or prior to the Closing Date, a written agreement that such person will not sell, pledge, transfer or otherwise dispose of any shares of Pride Common Stock distributed to such person pursuant hereto, except in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act. At the Closing, Pride and the Forasol Controlling Shareholders shall execute and deliver a Registration Rights Agreement in the form of Exhibit A hereto.

            6.6 AUTHORIZATION FOR LISTING. Prior to the Closing Date, Pride shall take all action necessary to cause the shares of Pride Common Stock to be distributed hereunder and the shares of Pride Common Stock to be reserved for issuance upon exercise of Forasol Stock Options to be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

            6.7 EMPLOYEE MATTERS. Following the Closing, (i) those members of the senior management of Forasol S.A. who are employees of Forasol S.A. and who are not retained in their present or equivalent positions for at least two years following the Closing Date will be afforded the severance benefits described on
Schedule 6.7, which benefits and arrangements have been approved by Pride and a majority of the Supervisory Directors of Forasol-Foramer; and (ii) the management employees of Forasol S.A. and its Subsidiaries shall be entitled to compensation and benefits that are at least as favorable as those currently being provided to them by Forasol S.A. and its Subsidiaries. Such management employees of Forasol S.A.and its Subsidiaries shall otherwise be entitled to compensation and benefits comparable to those provided to management employees of Pride and its other Subsidiaries holding comparable positions at comparable employment locations (giving due regard to differences in cost of living, competitive conditions and other similar factors), if and to the extent such compensation and benefits of Pride and its other Subsidiaries are more favorable than those provided by Forasol S.A. and its Subsidiaries. All other employees of Forasol-Foramer and its Subsidiaries, so long as their employment by Pride, the F-F Subsidiary or any of their respective Subsidiaries continues, shall be entitled to employee benefits comparable to those that such employees were receiving immediately prior to the Closing Date. Pride, its Subsidiaries and the employee benefit plans maintained by Pride and its Subsidiaries in which an employee of Forasol-Foramer or any of its Subsidiaries participates shall recognize each such employee's years of service and level of seniority with Forasol-Foramer and its Subsidiaries for purposes of terms of employment and eligibility, vesting and benefit determination under such employee benefit plans (other than benefit accruals under any defined benefit pension plan).

            6.8   STOCK OPTIONS.

            (a) Forasol-Foramer shall use reasonable commercial efforts to cause each holder of an outstanding option to purchase Forasol Common Shares and any stock appreciation rights related thereto that have been granted pursuant to the Forasol LTIP ("Forasol Stock Option") to agree that as of the Closing, such Forasol Stock Option shall become an option to purchase
      1.1 shares of Pride Common Stock for each of the Forasol Common Shares purchasable pursuant to such Forasol Stock Option (with the total shares of Pride Common Stock covered thereby rounded up or down to the nearest whole share), the exercise price per share shall not change and such option shall be exercisable as to one-third of the number of shares of Pride Common Stock covered thereby immediately following the Closing, one-third upon the first anniversary of the original grant of the Forasol Stock Option and the remaining one-third upon the second anniversary of the original grant of the Forasol Stock Option; PROVIDED that if the optionee's employment by Pride, the F-F Subsidiary or any of their respective Subsidiaries is terminated without "cause", such option shall become fully vested and shall be exercisable in full for a period of 90 days following the date of such termination. The term "cause" shall mean
      (i) gross or continued misconduct or neglect by the employee in the discharge of his or her duties and responsibilities of employment, (ii) the employee's conviction of a felony criminal offense or (iii) the employee's conviction of any other crime or misdemeanor which, in the good faith judgment of the board of directors or other supervisory board of his or her immediate employer, may reasonably be expected to adversely affect such employee's ability to discharge his or her duties and responsibilities of employment.. Each such option shall otherwise be governed by the terms of other options granted under Pride's Long-Term Incentive Plan. Pride agrees to assume all such Forasol Stock Options that the holders agree to convert into options to purchase Pride Common Stock as provided in this Section 6.8(a).

            (b) Pride shall take all corporate and other action necessary to (i) reserve for issuance a sufficient number of shares of Pride Common Stock for delivery upon exercise of the Forasol Stock Options assumed in accordance with Section 6.8(a), and (ii) otherwise cause the Forasol Stock Options to be accorded the same status (including registration under the Securities Act) as stock options granted under Pride's Long-Term Incentive Plan.

            (c) If the holder of a Forasol Stock Option does not agree to convert his or her option as provided in Section 6.8(a), then Forasol-Foramer shall cause said option to be (i) exercised in full prior to the Closing Date or (ii) surrendered to Forasol-Foramer on or before the Closing Date in exchange for a cash payment per share subject to the option equal to the excess, if any, of the Change of Control Value (as such term is defined in the Forasol LTIP) over the exercise price of such option for each such share.

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
            6.9   COMPOSITION OF PRIDE BOARD AND CERTAIN RELATED AGREEMENTS.

            (a) The Board of Directors of Pride shall take such action as may be necessary (including the amendment of its Bylaws) to cause the number of directors comprising the full Board of Directors of Pride immediately after the Closing Date to be eight persons: (i) six of whom shall be then-existing directors of Pride, (ii) one of whom shall be designated by Sertofin B.V. and its Affiliates (collectively, the "AVH Group") and (iii) one of whom shall be designated by Gialos B.V., Compagnie Financiere de Services Petroliers S.A. and their Affilliates (collectively, the "Soletanche Group"). Such persons shall serve as directors of Pride until the next annual meeting of the shareholders of Pride. One of the two persons so designated, as determined by agreement between the AVH Group and the Soletanche Group, shall be elected to the office of Vice Chairman of the Board of Directors of Pride. Until the fifth anniversary of the Closing Date, the AVH Group on the one hand and the Soletanche Group on the other hand and as determined by agreement between such parties, shall each be entitled to nominate a director to the Board of Directors of Pride, provided that the AVH Group on the one hand, and the Soletanche Group, on the other hand, continue to own, directly or indirectly, 50% or more of the shares of Pride Common Stock distributed to them pursuant to this Agreement and one of such nominees, if elected and as determined by agreement between the AVH Group and the Soletanche Group, shall serve as Vice Chairman of the Board of Directors of Pride. Nothing in this Section
      6.9 shall be construed as restricting Pride from increasing or decreasing the number of directors comprising its Board of Directors following the Closing Date.

            (b) So long as, pursuant to paragraph (a) of this Section 6.9, the Board of Directors of Pride or of any of its successors includes a person designated by a Forasol Controlling Shareholder or any of its Affiliates or a Forasol Controlling Shareholder or any of its affiliates has participated in the designation of such person (any such Forasol Controlling Shareholder and its Affiliates being hereinafter referred to collectively as a "Designating Shareholder"), and for a period of not less than 90 days after such Board of Directors ceases to include any person so designated, such Designating Shareholder shall not, either directly or indirectly, individually or as a member of any "group" (within the meaning of Section 13(d)(3) of the Exchange Act) (i) solicit proxies or consents or become a "participant" in a "solicitation" (as such terms are defined or used in Regulation 14A under the Exchange Act) of proxies or consents with respect to securities of Pride or any of its successors or initiate any shareholder proposal or "election contest" (as such term is defined or used in Rule 14a-11 of the Exchange Act) with respect to Pride or any of its successors or, directly or indirectly, act to encourage or induce others to take any such action; (ii) vote any of the shares of Pride Common Stock distributed to it pursuant to this Agreement in the election of directors of Pride or any of its successors for any person other than the persons nominated by the Board of Directors of Pride, including those nominated pursuant to paragraph (a) of this Section 6.9; (iii) vote in favor of any business combination or any other transaction with a third party that has not been approved by at least a majority of the members of the Board of Directors of Pride or any of its successors; (iv) acquire, or offer or agree, attempt, seek or propose to acquire, directly or indirectly, any voting securities of

      Pride or any of its successors (or any direct or indirect beneficial ownership, rights, options, or interests therein) that would cause such Designating Shareholder or any "group" of which it is a member to own or control in the aggregate, together with all other Forasol Controlling Shareholders and their Affiliates, more than 20% of the securities of Pride or any of its successors having ordinary voting power in the election of directors; or (v) enter into any discussion, negotiations, arrangements or understandings with any third party with a view to taking, or advising, aiding, abetting, soliciting, inducing or encouraging, any action prohibited by any of the foregoing.

            (c) Each of the Forasol Controlling Shareholders agrees and understands that effective as of the Closing, any technical services agreements and any other contracts or arrangements between Forasol-Foramer and any of its Subsidiaries on the one hand and any of the Forasol Controlling Shareholders and any of their respective Affiliates on the other hand providing for payments or compensation in any form by Forasol-Foramer or any of its Subsidiaries to any of the Forasol Controlling Shareholders or any of their respective Affiliates shall be terminated and be of no further force or effect, without any further liability or obligation on the part of any party thereto.

            6.10 EXECUTIVE MANAGEMENT COMMITTEE OF PRIDE; CERTAIN EXECUTIVE OFFICERS. The Board of Directors of Pride shall take such action as may be necessary to create an Executive Management Committee effective as of the Closing Date, which committee shall have general responsibility for strategic planning of Pride's worldwide operations. The initial members of such committee shall include Gerard Godde, Managing Director of Forasol S.A., and John O'Leary, Manager--Marketing and Business Development of Forasol S.A. As of the Closing Date, Mr. Godde shall also be elected Senior Vice President of Pride and Mr. O'Leary shall be elected Vice President of Marketing of Pride. Following the Closing Date, Mr. Godde will serve as President and Chief Operating Officer and Mr. O'Leary will serve as Director of Marketing for the continuing operations of the assets and business of the Forasol Companies and their Subsidiaries. Messrs. Godde and O'Leary shall be entitled to continue to serve in the positions provided for in this Section 6.10 for a period of five years following the Closing Date or until such earlier time as Mr. Godde on the one hand or Mr. O'Leary on the other hand shall cease to be employed by Pride or its Affiliates.

            6.11 EXECUTIVE OFFICE OF FORASOL S.A. After the Closing Date, the principal office of Forasol S.A., including but not limited to its technical, engineering and research and development functions, shall continue to be maintained in France.

            6.12 USE OF NAME. After the Closing Date, each of the Sellers agrees, as to itself and any of its Subsidiaries or Affiliates, that neither it nor any of its Subsidiaries or Affiliates will use the names "Forasol," "Foramer," "Forinter" or any other similar name in connection with its activities. At or prior to the Closing, the Sellers shall execute and deliver to Pride all such consents as may be reasonably requested by Pride, and will otherwise cooperate with Pride, so as to enable the F-F Subsidiary, the Forasol Companies or any other Subsidiary of Pride to continue to use any of such names as its corporate name and to do business under any of such names in any jurisdiction.

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
            6.13 LIQUIDATION AND DISSOLUTION. As soon as practicable following the Closing Date, Forasol-Foramer will take all such action as may be required to dissolve and terminate its corporate existence and to wind up its affairs pursuant to all applicable laws.

            6.14 LIQUIDATION AND DISSOLUTION EXPENSES. At the Closing, Pride shall provide or cause the F-F Subsidiary or the Forasol Companies to provide such undertakings and disburse such funds as Forasol-Foramer shall reasonably require in furtherance of Pride's obligations incurred pursuant to Section 1.4; PROVIDED that neither Pride, the F-F Subsidiary nor any of the Forasol Companies shall be under any obligation to advance any funds or assume any obligations in respect of any Taxes payable by or on behalf of any shareholder of Forasol-Foramer upon consummation of the transactions provided for herein.

            6.15 AGREEMENT TO DEFEND. If any claim, action, suit, investigation or other proceeding by any Governmental Entity or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated by this Agreement or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

            6.16 PUBLIC ANNOUNCEMENTS. Pride and the Sellers will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system.

            6.17 OTHER ACTIONS. Except as contemplated by this Agreement, neither Pride nor any of the Sellers shall, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect or in any of the conditions set forth in Article VII not being satisfied.

            6.18 ADVICE OF CHANGES; SEC FILINGS. Pride and the Sellers shall confer on a regular basis with each other, report on operational matters and promptly advise each other orally and in writing of any change or event resulting in, or that insofar as can reasonably be foreseen, could result in, a breach or potential breach of any of their respective representations, warranties, covenants or agreements set forth herein or in the inability of any of them to satisfy any of the conditions set forth in Article VII. Pride and Forasol-Foramer shall promptly provide each other (or their respective counsel) copies of all filings made by such party with the SEC or any other Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

            6.19 SECTION 338 ELECTION. The parties to this Agreement acknowledge that Pride intends to make an election under Section 338 of the Code with respect to the purchase of the F-F Subsidiary and certain of its Subsidiaries and that the transactions contemplated by this Agreement have accordingly been designed to constitute a qualified stock purchase within the meaning of

Section 338(d)(3) and (h)(3) of the Code. Accordingly, if the closing price of the Pride Common Stock on the Nasdaq National Market on the last business day prior to the Closing Date, as reported in THE WALL STREET JOURNAL, is greater than $39 per share, Pride may, at its election, increase the Cash Consideration, and reduce the Stock Consideration in the same amount, by such amounts as may be necessary to ensure that such transactions will qualify as a qualified stock purchase.

            6.20 INDEMNIFICATION BY PRIDE. Following the Closing, Pride shall, and shall cause the F-F Subsidiary and its Subsidiaries to, indemnify defend and hold harmless the present and former directors, supervisory directors, management board members, officers and employees of Forasol-Foramer and its Subsidiaries and the Forasol Controlling Shareholders (each, an "Indemnified Party") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts paid in settlement with the approval of Pride (which approval shall not be unreasonably withheld) arising out of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Forasol-Foramer or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Closing Date and whether reasserted or claimed prior to, or at or after, the Closing Date ("Indemnified Liabilities"), including without limitation all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby (including, without limitation, the liquidation of Forasol-Foramer), in each case to the full extent Pride, Forasol-Foramer or any of its Subsidiaries are permitted to provide indemnification under the laws of their respective jurisdictions (and Pride will pay expenses in advance to the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). The defense of any such claim, action, suit, proceeding or investigation shall be conducted by Pride. If Pride has failed to conduct such defense, the Indemnified Parties may retain counsel satisfactory to them and Pride shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received. If Pride is responsible for the attorney's fees of the Indemnified Parties, then the Indemnified parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. If Pride or any of its successors or assigns shall consolidate with or merge into any other person and shall not be a continuing or surviving person of such consolidation or merger or shall transfer all or substantially all of its assets to any person, then in each case, proper provision shall be made so that the successors and assigns of Pride shall assume the obligations set forth in Section 6.20. The provisions of this Section 6.20 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Indemnified Party, his heirs and his representatives.

            6.21 MAINTENANCE OF THE F-F SUBSIDIARY. For a period of not less than two years following the Closing Date, Pride will cause the F-F Subsidiary to maintain its corporate existence and its ownership of the Forasol Companies.

                                  ARTICLE VII

                             CONDITIONS PRECEDENT

            7.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligation of each party to consummate the transactions provided for herein shall be subject to the satisfaction prior to the Closing Date of the following conditions:

            (a) FORASOL SHAREHOLDER APPROVAL. The Forasol Vote Matter shall have been approved and adopted by the holders of the outstanding Forasol Common Shares in accordance with Dutch law and the Articles of Association of Forasol-Foramer.

            (b) PRIDE SHAREHOLDER APPROVAL. The Pride Vote Matter shall have been approved and adopted by the holders of the outstanding shares of Pride Common Stock in accordance with Louisiana law and the Restated Articles of Incorporation of Pride.

            (c) NASDAQ NATIONAL MARKET LISTING. The shares of Pride Common Stock to be distributed to shareholders of Forasol-Foramer pursuant to this Agreement and reserved for issuance upon exercise of the Forasol Stock Options shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance. Subject to such volume limitations as shall be applicable to the Forasol Shareholders and Rule 145 Affiliates, such shares shall be freely tradable on the Nasdaq National Market.

            (d) OTHER APPROVALS. All consents, approvals, permits and authorizations required to be obtained prior to the Closing from any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to affect materially and adversely either the ability of any party to consummate such transactions or the consolidated financial position or results of operations of Pride thereafter.

            (e) S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

            (f) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the transactions contemplated hereby shall be in effect; PROVIDED, HOWEVER, that prior to invoking this condition, each party shall have complied fully with its obligations under
      Section 6.4 hereof and, in addition, shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement.

            7.2 CONDITIONS TO OBLIGATIONS OF PRIDE. The obligations of Pride to consummate the transactions provided for herein shall be subject to the satisfaction prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by Pride:

            (a) REPRESENTATIONS AND WARRANTIES. Subject to Section 8.1(d), the representations and warranties of the Sellers set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Pride shall have received a certificate signed on behalf of each of the Sellers by the chief executive officer and the chief financial officer of each of them to such effect. Such certificate shall identify any inaccuracies in or breaches of the representations and warranties set forth in Article II or Article III that are deemed not to be material.

            (b) PERFORMANCE OF OBLIGATIONS. The Sellers shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Pride shall have received a certificate signed on behalf of each of the Sellers by the chief executive officer and the chief financial officer of each of them to such effect. Such certificate shall identify any failure of the Sellers to perform their obligations hereunder that are deemed not to be material.

            (c) LETTERS FROM RULE 145 AFFILIATES. Pride shall have received from the Forasol Controlling Shareholders and each Rule 145 Affiliate an executed copy of an agreement as provided in Section 6.5.

            7.3 CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to consummate the transactions provided for herein shall be subject to the satisfaction prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by Forasol-Foramer on behalf of all of the Sellers:

            (a) REPRESENTATIONS AND WARRANTIES. Subject to Section 8.1(e), the representations and warranties of Pride set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Forasol-Foramer shall have received a certificate signed on behalf of Pride by its chief executive officer and its chief financial officer to such effect. Such certificate shall identify any inaccuracies in or breaches of the representations and warranties set forth in Article IV that are deemed not to be material.

            (b) PERFORMANCE OF OBLIGATIONS. Pride shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Forasol-Foramer shall have received a certificate signed on behalf of Pride by its chief executive officer and its chief financial officer to such effect. Such certificate shall identify any failure of Pride to perform its obligations hereunder that are deemed not to be material.

                                 ARTICLE VIII

                           TERMINATION AND AMENDMENT

            8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of Forasol-Foramer and of Pride:

            (a) by mutual written consent of Forasol-Foramer and Pride, or by mutual action of their respective Boards of Directors;

            (b) by either Forasol-Foramer or Pride if (i) any Governmental Entity shall have issued any Injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions provided for herein and such Injunction or other action shall have become final and nonappealable; or (ii) any required approval of the shareholders of the other party shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment thereof;

            (c) by either Forasol-Foramer or Pride if the transactions provided for herein shall not have been consummated by April 30, 1997; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure to consummate such transactions on or before such date;

            (d) by Pride if the conditions to Pride's obligations set forth in
      Section 7.2 cannot be satisfied or it is determined that Taxes shall be payable by Forasol-Foramer or any of its Subsidiaries as result of the consummation of all of the transactions provided for herein whether or not any such Taxes are disclosed on Schedule 2.13(i), in any other provisions of this Agreement or on any other Schedule hereto (collectively, "Corporate Transaction Taxes"); PROVIDED that, except in circumstances involving fraud, willful misrepresentation or gross negligence on the part of any of the Sellers, Pride shall not be entitled to terminate this Agreement upon failure to satisfy the conditions in Section 7.2(a) or upon the determination that Corporate Transaction Taxes shall be payable unless the cumulative actual and potential cost thereof and loss therefrom (after giving effect to all positive facts, changes and conditions disclosed or discovered subsequent to the date hereof ), as reasonably determined by Pride with the concurrence of its independent accountants, exceeds U.S. $20 million;

            (e) by Forasol-Foramer if the conditions to the obligations of Forasol-Foramer set forth in Section 7.3 cannot be satisfied; PROVIDED that, except in circumstances involving fraud, willful misrepresentation or gross negligence on the part of Pride, Forasol-Foramer shall not be entitled to terminate this Agreement upon failure to satisfy the conditions in Section 7.3(a) unless the cumulative actual and potential cost thereof and loss therefrom to the shareholders of Forasol-Foramer (after giving effect to all positive facts, changes and conditions disclosed or discovered subsequent to the date hereof), as reasonably determined by Forasol-Foramer with the concurrence of its independent accountants, exceeds U.S. $20 million; or

            (f) by either Forasol-Foramer or Pride if Forasol-Foramer shall exercise the right specified in clause (ii) of Section 5.2(a); PROVIDED that Forasol-Foramer may not effect such termination pursuant to this
      Section 8.1(f) unless and until (i) Forasol-Foramer gives Pride at least five business days' prior notice of its intention to effect such termination pursuant to this Section 8.1(f) and (ii) at the conclusion of such period, Pride shall have not matched the Acquisition Proposal that is the subject of such notice.

            8.2   EFFECT OF TERMINATION.

            (a) If this Agreement is terminated by any party hereto as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Pride or the Sellers, except as expressly provided in this Section 8.2.

            (b) If Pride is unable to consummate the transactions provided for herein solely as a result of its failure to obtain the requisite approval of its shareholders and this Agreement is terminated pursuant to Section 8.1(b)(ii), Pride shall pay to Forasol-Foramer, within two business days following the earlier of the time of such termination or the time of final adjournment or cancellation of the Pride Shareholders' Meeting, the base sum of U.S.$5.0 million, plus an additional payment of U.S.$15.0 million if (i) a person or group of persons (as contemplated by Section 13(d)(3) of the Exchange Act) shall have become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 10% or more of the outstanding shares of Pride Common Stock or (ii) a proxy contest to acquire control of Pride shall have been initiated. The parties hereto agree that the amount of such break-up or termination fee is reasonable compensation to Forasol-Foramer to compensate it for its undertakings herein, the incurring of costs and expenses related hereto and the loss or potential loss by Forasol-Foramer of other opportunities.

            (c) If Forasol-Foramer or Pride terminates this Agreement pursuant to Section 8.1(f), Forasol-Foramer shall pay to Pride (which payment is hereby guaranteed by the Forasol Controlling Shareholders, jointly and severally, to the extent of nonpayment by Forasol-Foramer), within two business days following such termination, the base sum of U.S.$5.0 million plus 40% of the excess of the total value of the Acquisition Proposal over the total value of the Stock Consideration and the Cash Consideration (up to a maximum aggregate payment of U.S.$20.0 million) to compensate Pride for its undertakings herein, the incurring of costs and expenses related hereto and the loss or potential loss by Pride of other opportunities. The parties hereto agree that the amount of such break-up or termination fee is reasonable under the circumstances. For purposes of this Section 8.2(c), the total value of the Stock Consideration shall be based on U.S. $15-1/4 per share, which was the closing price of the Pride Common Stock on the Nasdaq National Market on October 25, 1996.

            8.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the Pride Vote Matter and the Forasol Vote Matter by the shareholders of Pride and Forasol-Foramer, respectively, but, after any such approval, no amendment shall be made that by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            8.4 EXTENSION; WAIVER. At any time prior to the Closing Date, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto;
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE IX

                              GENERAL PROVISIONS

            9.1 PAYMENT OF EXPENSES. Except as expressly provided herein or as disclosed on a schedule hereto, each party hereto shall pay its own expenses incident to preparing for entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not such transactions shall be consummated.

            9.2 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES; SURVIVAL OF COVENANTS. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, and any liability for breach or violation thereof shall terminate absolutely and be of no further force and effect following the Closing. The covenants, agreements and undertakings of the parties set forth in this Agreement shall survive indefinitely. Statements contained in any schedule to this Agreement or any certificate or other documents delivered pursuant to this Agreement shall be deemed to be representations and warranties within the meaning of this Section 9.2.

            9.3 NOTICES. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

                  (a)   IF TO PRIDE, TO:

                        Pride Petroleum Services, Inc.
                        1500 City West Blvd.
                        Suite 400
                        Houston, Texas  77042

                        Attention:  Paul A. Bragg
                                    Vice President & Chief Financial Officer

                        WITH COPIES TO:

                        Robert W. Randall
                        Vice President & General Counsel
                        Pride Petroleum Services, Inc.
                        1500 City West Blvd.
                        Suite 400
                        Houston, Texas  77042

                        AND

                        L. Proctor Thomas
                        Baker & Botts, L.L.P.
                        910 Louisiana
                        One Shell Plaza
                        Houston, Texas  77002

                  and (b) IF TO THE SELLERS, TO:

                        Forasol-Foramer N.V.
                        c/o Forasol S.A.
                        16 bis
                        rue Grange Dame Rose
                        BP 100-78 143
                        Velizy-Villacoublay Ceclex
                        France

                        Attention:  Remi Dorval
                                    Supervisory Director

                        Soletanche Group
                        6 rue de Watford
                        92000 Nanterre
                        France

                        Attention:  Remi Dorval
                                    Director

                        Sertofin B.V.
                        Zeemansstraat 113
                        3016 CN Rotterdam
                        The Netherlands

                        Attention: C.J. Boon Falleur

                        WITH COPIES TO:

                        Jean-Marc Laveissiere
                        General Counsel & Secretary
                        Forasol S.A.
                        16 bis
                        rue Grange Dame Rose
                        BP 100-78 143
                        Velizy-Villacoublay Ceclex
                        France

                        AND

                        Kees ten Brink
                        Trenite Van Doorne
                        'Plaza' Weena 666
                        P.O. Box 190
                        3000 AD Rotterdam
                        The Netherlands

                        AND

                        T. Mark Kelly
                        Vinson & Elkins L.L.P.
                        1001 Fannin
                        2300 First City Tower
                        Houston, Texas  77002

            9.4 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Unless the context otherwise requires, "or" is disjunctive but not necessarily exclusive, and words in the singular include the plural and in the plural include the singular.

            9.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            9.6 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement
(a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and (b) except as provided in Sections 6.7, 6.8, 6.10 and 6.20, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

            9.7 GOVERNING LAW. THIS AGREEMENT HAS BEEN NEGOTIATED BY OR ON BEHALF OF THE PARTIES IN THE STATE OF TEXAS AND, EXCEPT TO THE EXTENT THAT THE STATUTORY REQUIREMENTS FOR CONSUMMATING THE TRANSACTIONS PROVIDED FOR HEREIN ARE GOVERNED EXCLUSIVELY BY THE LAWS OF ANOTHER JURISDICTION, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF.

            9.8 ARBITRATION. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity hereof shall be finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce in effect on the date of this Agreement by three arbitrators appointed in accordance with said Rules. The arbitration shall take place in Houston, Texas and the language of the arbitration shall be English. Judgment upon the award of the arbitrators may be entered in any court having jurisdiction thereof. The parties acknowledge that this agreement to arbitrate and any award rendered pursuant to this agreement shall be governed by the 1958 United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

            9.9 NO REMEDY IN CERTAIN CIRCUMSTANCES. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes the Agreement impossible to perform, in which case this Agreement shall terminate pursuant to
Article VIII hereof. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation unless such party breached its obligations under Section
6.4 hereof or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

            9.10 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Pride, in its sole discretion, may assign any or all of its rights hereunder to any wholly owned Subsidiary of Pride. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

            9.11 SCHEDULES. For purposes of this Agreement, Schedules shall mean the Schedules contained in the Confidential Disclosure Schedules, dated the date hereof, delivered in connection with this Agreement and initialed by the parties hereto. This Agreement shall have no force or effect until such schedules have been so delivered and initialed.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PRIDE PETROLEUM SERVICES, INC.        FORASOL-FORAMER N.V.

By: /s/ RAY H. TOLSON               By: /s/ REMI DORVAL
    Name: Ray H. Tolson                 Name: Remi Dorval
    Title:President                     Title:Supervisory Director of
                                              Forasol-Foramer N.V.,
                                              Managing Director and Chief
                                              Executive Officer of IDM B.V.

                                        /s/ CHRISTIAN J. BOON FALLEUR
                                        Name: Christian J. Boon Falleur
                                        Title:Supervisory Director of Forasol-
                                              Foramer N.V., Executive Vice
                                              President of IDM B.V.
FORASOL CONTROLLING SHAREHOLDERS:

GIALOS B.V.                              SERTOFIN B.V.

By: /s/ YVES BENOIT                    By: /s/ LUC BERTRAND
    Name: Yves Benoit                      Name: Luc Bertrand
    Title:Managing Director                Title:Director

COMPAGNIE FINANCIERE DE                    /s/ ALAIN DIERYCK
SERVICES PETROLIERS S.A.                   Name: Alain Dieryck
                                           Title:Director

By: /s/ YVES BENOIT
    Name: Yves Benoit
    Title:Financial Manager

                                EXHIBIT A
                         REGISTRATION RIGHTS AGREEMENT

            This Registration Rights Agreement ("Agreement") is made by and between PRIDE PETROLEUM SERVICES, INC., a Louisiana corporation ("Corporation"), and the other parties identified on the signature page hereto (collectively, the "Securityholders").

            WHEREAS, the Securityholders have received or will receive shares of the Corporation's Common Stock (hereinafter defined) in connection with the liquidation of Forasol-Foramer N.V., a Dutch company ("FFNV"), the assets of which have been acquired, and the liabilities of which have been assumed, by the Corporation and its subsidiaries;

            NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

10.   CERTAIN DEFINITIONS.  As used in this Agreement:

            "Affiliates" has the meaning set forth in Rule 405 under the 1933
Act.

            "Commission" means the Securities and Exchange Commission.

            "Common Stock" means all shares of common stock of the Corporation, without par value, distributed to the Securityholders pursuant to that certain Purchase Agreement dated as of December 16, 1996 by and among the Corporation, FFNV and the Securityholders or their Affiliates.

            The term "Initiating Holders" means any Securityholder requesting registration of the Common Stock pursuant to Section 2 of this Agreement and any other Secruityholder subsequently joining in such request.

            The term "1933 Act" shall mean the Securities Act of 1933, as amended.

2.    DEMAND REGISTRATION.

            (a) In the event the Corporation receives from Initiating Holders a written request that the Corporation effect a registration (and any related qualification under the securities laws of any state) with respect to at least $25 million worth of the Common Stock (based on the average closing price for such stock on the Nasdaq National Market, or such U.S. national securities exchange to which the Common Stock shall have been admitted to trading, on the ten trading days immediately preceding the date of such request), the Corporation shall:

                  (i) within five days of receiving notice from the Initiating Holders requesting registration, give written notice of the proposed registration to all other Securityholders in order to provide each of them an opportunity to become Initiating Holders; and

                  (ii) promptly select an underwriter or group of underwriters, reasonably acceptable to the Initiating Holders, through which the shares of Common Stock covered by such request shall be sold to the public.

            The right of any Initiating Holder to registration pursuant to this
Section 2 will thereupon be conditioned upon such Initiating Holder's participation in such underwriting and the inclusion of such Initiating Holder's Common Stock in the underwriting to the extent requested by such Initiating Holder. Nothing contained in this Section 2 shall prevent a Securityholder from not electing to become an Initiating Holder with respect to a requested registration pursuant to this Section 2 and electing instead to include shares of Common Stock in such requested registration pursuant to Section 2.


            (b) The Corporation will file a registration statement covering the Common Stock so requested to be registered pursuant to this Section 2 as soon as practicable, but in any event within sixty days, after receipt of the first request of an Initiating Holder; provided, however, that if the Cor poration furnishes to such Initiating Holder a certificate signed by the President of the Corporation stating that in the good faith judgment of the Board of Directors of the Corporation it would be seriously detrimental to the Corporation and its shareholders for such registration statement to be filed on or before the date filing would be required, the Corporation will have an additional period of not more than ninety days from the date of the furnishing of such certificate within which to file such registration statement, but the Corporation shall not utilize this right to delay registration more than once.

            (c) The Corporation (together with all Initiating Holders proposing to sell Common Stock through such underwriting) will enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting in the manner set forth above. Each Securityholder executing such underwriting agreement may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Corporation for the benefit of such underwriters shall also be made to and for the benefit of such Securityholder and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement (including the delivery to such Securityholder of legal opinions and accountants' "comfort letters" addressed to such Securityholder) be conditions precedent to the obligations of such Securityholder. Notwithstanding the foregoing, no Securityholder shall be required to make any representations or warranties to or agreements with the Corporation or the underwriters other than representations, warranties or agreements regarding such Securityholder or the shares of Common Stock held by such Securityholder and any other representations, warranties and agreements required by applicable law. The Corporation will take all such actions as are necessary to comply with the terms and obligations of such underwriting agreement. In connection with the preparation and filing of a registration statement pursuant to this Section 2, the Corporation will provide the underwriters and each Securityholder participating in such registration and each of their respective representatives and legal counsel the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission and each amendment therefor or supplement thereto. The Corporation will furnish such underwriters and Securityholders and their respective representatives and legal counsel with full access to all information they reasonably request in connection with their "due diligence" review of the Corporation and its operations. Notwithstanding any other provision of this Section 2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Common Stock to be included in the registration and underwriting will be allocated among all Initiating Holders in proportion, as nearly as practicable, to the respective amounts of Common Stock proposed to be sold by such Initiating Holders at the time of filing the registration statement. No Common Stock excluded from the underwriting by reason of the underwriters' marketing limitation will be included in such registration. If any Initiating Holder disapproves of the terms of the underwriting, it may elect to withdraw therefrom by written notice to the Corporation, the underwriters and the other Initiating Holders. The Common Stock so withdrawn will also be withdrawn from registration; provided, however, that, if by the withdrawal of such Common Stock a greater number of shares of Common Stock held by other Initiating Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Corporation will offer to the Initiating Holders who have included Common Stock in the registration the right to include additional Common Stock in proportion to the amounts of their Common Stock so included; provided that the Corporation shall not be obligated to proceed with the public offering initiated pursuant to this
Section 2 unless the minimum amount of Common Stock required by Section 2(a) will be sold in such public offering.

            (d) The Corporation will not be obligated to take any action pursuant to this Section 2 for any Initiating Holder or any of its Affiliates (as defined in Rule 405 under the 1933 Act) after the Corporation has effected one such registration pursuant to this Section 2 for such Initiating Holder and such registration has been declared effective by the Commission.

3.    PIGGYBACK REGISTRATION.

            (a) If at any time after the date hereof the Corporation proposes to register any of its common stock under the 1933 Act (excluding common stock issuable in exchange for or upon conversion of any other securities of the Corporation) for sale to the public through underwriters, whether for its own account or for the account of other security holders (including any of the Securityholders) or both, it will then give written notice of such proposed filing to each of the Securityholders at least ten days before the anticipated filing date and, upon the written request of any such Securityholders given within five days after receipt of any such notice (which request shall specify the number of shares of Common Stock intended to be sold), the Corporation will use its best efforts to cause such shares requested to be registered to be so registered to the extent requisite to permit the underwritten public sale thereof; PROVIDED, that the Corporation shall not be required to include in such registration any Securityholder's Common Stock unless at least $5 million worth of Common Stock, determined in accordance with the first sentence of Section 2(a), is requested to be included. Notwithstanding the foregoing, if the underwriter or underwriters of such offering advise the Corporation that registration of the Securityholder's Common Stock is reasonably likely to adversely effect the success or offering price of such offering, then the amount of securities to be included in such registration shall be allocated as follows:

            (i) first, all securities requested for inclusion in the registration by the Corporation if the registration is initiated by the Corporation,

            (ii) second, securities requested for inclusion in the registration by any person who has initiated the registration pursuant to a demand registration right permitted by this Agreement, and

            (iii) third, other securities requested for inclusion in the registration which may be subject to allocation.

            (b) The Corporation (together with all Securityholders proposing to sell Common Stock pursuant to such registration) will enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Each Securityholder executing such underwriting agreement may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Corporation for the benefit of such underwriters shall also be made to and for the benefit of such Securityholder and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement (including the delivery to such Securityholder of legal opinions and accountants' "comfort letters" addressed to such Securityholder) be conditions precedent to the obligations of such Securityholder. Notwithstanding the foregoing, no Securityholder shall be required to make any representations or warranties to or agreements with the Corporation or the underwriters other than representations, warranties or agreements regarding such Securityholder or the shares of Common Stock held by such Securityholder and any other representations, warranties and agreements required by applicable law. The Corporation will take all such actions as are necessary to comply with the terms and conditions of such underwriting agreement.

            (c) In connection with the preparation and filing of a registration statement pursuant to this Section 3, the Corporation will provide the underwriters and each Securityholder participating in such registration and each of their respective representatives and legal counsel the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission and each amendment thereof or supplement thereto. The Corporation will furnish such underwriters and Securityholders and their respective representatives and legal counsel with full access to all information they reasonably request in connection with their "due diligence" review of the Corporation and its operation.

            (d) The Corporation will not be obligated to take any action pursuant to this Section 3 for any Securityholder after the Corporation has provided such Securityholder an opportunity to include its Common stock in two registrations pursuant to this Section 3 which have been declared effective by the Commission; PROVIDED, HOWEVER, that, if the number of shares of

Common Stock initially requested to be included in a registration by such Securityholder was reduced by 40% or more as result of the advice of underwriters as described above, such registration shall not be counted for purposes of this sentence.

4. EXPENSES OF REGISTRATION. All expenses incurred in connection with any registration pursuant to this Agreement, including without limitation, all registration, filing and qualification fees, printing expenses, and fees and disbursements of counsel for the Corporation, will be borne by the Corporation; provided, however, that:

            (a) the Corporation will not be required to pay stock transfer taxes or underwriters' fees, discounts or commissions relating to the Common Stock or the fees and disbursements of counsel for any Securityholder or Initiating Holder; and

            (b) the Corporation will not be required to pay for any expenses of any demand registration pursuant to Section 2 if the registration request is subsequently withdrawn, unless the Initiating Holders agree to forfeit their right to a demand registration at the Corporation's expense; PROVIDED, however, that if at the time of the withdrawal, the Initiating Holders had learned of a material and adverse change in the condition, business or prospects of the Corporation from that known to the Initiating Holders at the time of their request and such material and adverse change was known to the Corporation at the time of the request, then the Initiating Holders shall not be required to pay any such expenses and shall retain their demand registration rights pursuant to
Section 2.

5.    INDEMNIFICATION.

            (a) The Corporation will indemnify and hold harmless each Securityholder of Common Stock with respect to which a registration statement has been filed under the 1933 Act pursuant to this Agreement and each underwriter of any of the Common Stock included in such registration statement as follows:

                  (i) against any and all loss, liability, claim, damage and expense whatsoever arising out of any alleged untrue statement of a material fact contained in such registration statement (or any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of any alleged untrue statement of a material fact contained in any preliminary prospectus or prospectus for any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein not misleading, or arising out of any violation or alleged violation by the Corporation of the 1933 Act, the Securities Exchange Act of 1934, as amended (the "1934 Act"), any state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any state securities law (collectively, such untrue statements, omissions, or violations being referred to herein as a "Violation"), unless such Violation or alleged Violation was made in reliance upon and in conformity with written information furnished to the Corporation by any Securityholder or underwri ter expressly for use in such registration statement (or any amendment thereto) or such preliminary prospectus or prospectus (or any amendment or supplement thereto);

                  (ii) against any and all loss, liability, claim, damage, and expense whatsoever to the extent of the aggregate amount paid in settlement of any litigation, commenced or threatened, or of any claim whatsoever based upon any such alleged Violation, if such settlement is effected with the written consent of the Corporation which consent shall not be unreasonably with held; and

                  (iii) against any and all expense whatsoever reasonably incurred in investigating, preparing or defending against or settling any litigation, commenced or threatened, or any claim whatsoever based upon any such alleged Violation to the extent that any such expense is not paid under (i) or
(ii) above; provided, however, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement or omission made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the Commission at the time the registration statement becomes effective or the amended prospectus filed with the Commission (the "Final Prospectus"), such indemnity agreement will not inure to the benefit of any underwriter, if a copy of the Final Prospectus was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the 1933 Act.

            In no case will the Corporation be liable under the foregoing indemnity with respect to any loss, liability, claim, damage or expense with respect to any claim made against any Securityholder or underwriter unless the Corporation is notified in writing of the commencement and the nature of any action, including any governmental action, within a reasonable time after the commencement thereof, but failure so to notify the Corporation will not relieve the Corporation from any liability which it may have incurred otherwise than on account of the foregoing indemnity. In case of any such notice, the Corporation may participate at its expense in the defense, or if it so elects within a reasonable time after receipt of such notice, to assume the defense of any such action; but if it so elects to assume the defense, such defense will be conducted by counsel chosen by it. In the event that the Corporation elects to assume the defense of any such action and retain such counsel, the Securityholder or underwriters and other defendant or defendants, if any, in the suit, will bear the fees and expenses of any additional counsel thereafter retained by them, provided, however, that the Corporation will pay the fees and expenses of any additional counsel if representation by the counsel retained by the Corporation would be inappropriate due to actual or potential differing interests between any aforementioned persons and any other party represented by such counsel.

            (b) As a condition of the obligations of the Corporation under
Section 5(a), each selling Securityholder severally will indemnify and hold harmless the Corporation, each officer and director of the Corporation, each person, if any, who controls the Corporation within the meaning of Section 15 of the 1933 Act, each underwriter of Common Stock included in any registration statement which has been filed under the 1933 Act pursuant to this Agreement, each person, if any, who controls such underwriter within the meaning of Section 15 of the 1933 Act, each other Securityholder, each of such other Securityholder's officers and directors and each person controlling such other Securityholder within the meaning of Section 15 of the 1933 Act against any and all loss, liability, claim, damage and expense described in clauses (i) through
(iii), inclusive, of Section 5(a), but only with respect to statements or omissions made in such registration statement (or any amendment thereto) or any preliminary prospectus or prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Corporation by such Securityholder expressly for use in such registration statement (or any amendment thereto) or such preliminary prospectus or prospectus (or any amendment or supplement thereto). In case any action is brought against the Corporation or any person so indemnified pursuant to the provisions of this Section 5(b) and in respect of which indemnity may be sought against any Securityholder, the Securityholders from whom indemnity is sought will have the rights, duties, and limitations on lia bility given to the Corporation, and the Corporation and the other persons so indemnified will have the rights and duties given to the persons entitled to indemnification by the provisions of Section 5(a).

6. INFORMATION REGARDING SECURITYHOLDERS. Each Securityholder having Common Stock included in any registration will furnish to the Corporation such information regarding such Securityholders as the Corporation may reasonably request in writing and as is required in connection with any registration, qualification or compliance referred to in this Agreement.

7. DISPOSITION WITHOUT REGISTRATION. If at the time of any proposed disposition of any Common Stock, such Common Stock has not been registered under the 1933 Act, the Corporation may require, as a condition of allowing such disposition, that the Securityholder furnish to the Corporation (a) such information as is necessary in order to establish that such disposition may be made without registration under the 1933 Act, and (b) if the disposition is not made in compliance with Rule 145(d)(1) under the 1933 Act, at the expense of the Securityholder, an opinion of counsel reasonably satisfactory in form and substance to the Corporation to the effect that such disposition may be made without registration under the 1933 Act; provided that nothing contained in this
Section 7 will relieve the Corporation from complying with any request for registration made pursuant to the other provisions of this Agreement.

8. REPORTS UNDER THE 1934 ACT. With a view to making available to the Securityholders the benefits of Rule 145(d)(1) under the 1933 Act and any rule or regulation of the Commission which may permit the sale of the Common Stock to the public without registration, the Corporation will so long as the Common Stock is part of a class of securities registered under Section 12(b) or Section 12(g) of the Exchange Act:

            (a) make and keep public information available as contemplated by Rule 144(c) at all times until all of the Common Stock has been sold or otherwise distributed to the public; and

            (b) file with the Commission in a timely manner all reports and other documents required of the Corporation under the 1934 Act.

9. OTHER REGISTRATION RIGHTS. The Corporation may grant to other holders of its securities the right to request registration of such securities or to include such securities in a registration pursuant to Section 3 hereof; however, unless the Corporation has theretofore afforded the Securityholders the opportunity to register Common Stock, the Corporation, without the prior written consent of the Securityholders, will not enter into any agreement with any securityholder or prospective secur ityholder which would allow such other securityholder to include securities of the Corporation owned by such securityholder in any registration filed under Section 2 hereof, unless under the terms of such agreement, such securityholder may include such securities in any such registration only to the extent that the inclusion of his securities will not diminish the amount of Common Stock which is included.

10. TERM. The obligations of the Corporation to effect any registration hereunder shall terminate upon the third anniversary of the date hereof, subject to earlier termination as expressly provided in Sections 2 and 3. The obligations of all parties hereto under Section 5 shall survive indefinitely.

11 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

12. COUNTERPARTS. This Agreement may be executed in counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

13. DESCRIPTIVE HEADINGS. The descriptive headings in this Agreement are inserted for convenience only and shall not limit or otherwise affect the meaning hereof.

14. GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement, to the extent not governed by the 1933 Act, 1934 Act or other applicable securities law, will be governed by the internal law, and not the law of conflicts, of the State of Texas.

15. NOTICES. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when actually delivered to the recipient by special courier or personal delivery, or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient seven days after such mailing. Such notices, demands and other communications will be sent to each of the Holders at their respective addresses on the books of the Corporation, and to the Corporation at the address indicated below:

                  Pride Petroleum Services, Inc.
                  Attn: Corporate Secretary
                  1500 City West Blvd.
                  Suite 400
                  Houston, Texas 77042

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

16. BENEFIT OF AGREEMENT. No person not a party to this Agreement other than an Affiliate of a Securityholder shall have rights under this Agreement as a third party beneficiary or otherwise.

17. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto as to the subject matter hereof and supersedes all previous agreements among all or some of the parties hereto, whether written, oral or otherwise.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the ___ day of _______________, 1997.

                                PRIDE PETROLEUM SERVICES, INC.

                                By:
                                        Ray H. Tolson
                                        President
SECURITYHOLDERS:
GIALOS B.V.                             SERTOFIN B.V.

By:                                     By:
      Name:                                    Name:
      Title:                                   Title:

COMPAGNIE FINANCIERE DE
SERVICES PETROLIERS S.A.

By:
      Name:
      Title:

                                                                      APPENDIX B

                                December 4, 1996

Board of Directors
Pride Petroleum Services, Inc.
1500 City West Boulevard
Suite 400
Houston, Texas 77042

Members of the Board:

     Pride Petroleum Services, Inc. ("Pride") has requested the opinion of Simmons & Company International ("Simmons") as investment bankers as to the fairness, from a financial point of view, to the holders of the common stock, no par value, of Pride (the "Pride Common Stock") of the Consideration (as defined below) to be paid in the proposed acquisition of the operating subsidiaries of Forasol-Foramer N.V. ("Forasol") by Pride, pursuant to the Purchase Agreement (the "Agreement") to be dated as of December 16, 1996 among Pride, Forasol and the controlling shareholders of Forasol (the "Proposed Acquisition").

     As more specifically set forth in the Agreement, in the Proposed Acquisition the total purchase price (the "Consideration") delivered to the holders of the common shares, NLG.01 par value per share, of Forasol ("Forasol Common Shares") will be (i) an amount in cash equal to U.S.$6.80 multiplied by the number of Forasol Common Shares issued and outstanding immediately prior to the Proposed Acquisition closing and (ii) a number of shares of Pride Common Stock equal to 0.66 multiplied by the number of Forasol Common Shares issued and outstanding immediately prior to the Proposed Acquisition closing. Based on the number of Forasol Common Shares represented in the Agreement to be presently outstanding, the aggregate Consideration will consist of approximately U.S.$113 million in cash and approximately 11 million shares of Pride Common Stock (representing approximately 27.8% of the Pride Common Stock to be outstanding immediately after the Proposed Acquisition closing).

     Simmons, as a specialized energy-related investment banking firm, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements of debt and equity, and the management and underwriting of sales of equity and debt to the public. Simmons has previously rendered investment banking services to Pride in connection with transactions for which Simmons received customary compensation. In addition, in the ordinary course of business, Simmons may actively trade the securities of Pride and Forasol for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     In connection with rendering its opinion, Simmons reviewed and analyzed, among other things, the following: (i) the draft Agreement; (ii) publicly available financial statements and other information concerning Pride, including
(a) the Annual Reports of Pride on Form 10-K for each of the years in the three-year period ended December 31, 1995, (b) the Registration Statements of Pride on Form S-3, including the convertible debt and common stock prospectuses, dated January 22, 1996 and June 26, 1996, respectively, (c) the Quarterly Reports of Pride on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, and (d) the Current Reports of Pride on Form 8-K filed on March 20, 1996 and on May 15, 1996, as amended on June 4, 1996; (iii) certain internal information, primarily financial in nature, concerning the business and operations of Pride furnished by Pride for purposes of Simmons' analysis; (iv) certain publicly available information concerning the trading of, and the trading market for, Pride Common Stock; (v) publicly available financial statements and other information concerning Forasol, including (a) the Registration Statement of Forasol on Form F-1, including the common stock prospectus, dated May 10, 1996, relating to the initial public offering of Forasol Common Shares and (b) the Report of Foreign Private Issuer of Forasol on Form 6-K for the six months ended June 30, 1996; (vi) certain internal information, primarily financial in nature, concerning the business and operations of Forasol furnished by Forasol at

Pride's request for purposes of Simmons' analysis; (vii) certain publicly available information concerning the trading of, and the trading market for, Forasol Common Shares; (viii) certain publicly available information with respect to certain other companies that Simmons believed to be comparable to Pride or Forasol (the "Comparable Companies") and the trading markets for certain of Comparable Companies' securities; (ix) certain publicly available information concerning the estimates of the future operating and financial performance of Pride, Forasol and Comparable Companies prepared by industry experts unaffiliated with either Pride or Forasol; and (x) certain publicly available information concerning the nature and terms of certain other transactions considered relevant to the inquiry. Further, Simmons made such other analyses and examinations as deemed necessary or appropriate. Simmons also met with certain officers and employees of Pride and Forasol to discuss the foregoing, as well as other matters believed relevant to the inquiry.

     In arriving at its opinion, Simmons assumed and relied upon the accuracy and completeness of all of (i) the financial and other information provided by Pride and Forasol, or publicly available, including without limitation, information with respect to asset conditions, tax positions, liability reserves and business contract terms, and (ii) the representations and warranties of Forasol and Pride contained in the Agreement. Simmons did not attempt independently to verify any of such information, representations or warranties. Simmons did not conduct a physical inspection of any of the assets, properties or facilities of Pride or Forasol, nor did Simmons make or obtain any independent evaluations or appraisals of any of such assets, properties or facilities, other than estimates contained in certain publicly available information.

     In conducting its analysis and arriving at its opinion, Simmons considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of Pride and Forasol; (ii) the business prospects of Pride and Forasol; (iii) the historical and current market for the equity securities of Pride, Forasol and Comparable Companies;
(iv) the respective contributions in terms of various financial measures of Pride and Forasol to the combined company, and the relative pro forma ownership of Pride after the Proposed Acquisition by the current holders of Pride Common Stock and Forasol Common Shares; (v) the estimated pro forma effect of the Proposed Acquisition on Pride's capitalization and historical and future cash flows, earnings per share and cash flow per share; and (vi) the nature and terms of certain other acquisition transactions that Simmons believed to be relevant. Simmons also took into account other financial analyses and studies which it deemed appropriate, its assessment of general economic, market and financial conditions and its experience in connection with similar transactions and securities valuation generally. Simmons' opinion necessarily was based upon conditions as they existed and could be evaluated on, and on the information made available at, the date hereof.

     Simmons is acting as a financial advisor to Pride in this transaction and will receive a customary fee for its services.

     Based upon and subject to the foregoing, Simmons is of the opinion, as investment bankers, that the Consideration to be paid by Pride in the Proposed Acquisition is fair, from a financial point of view, to the holders of Pride Common Stock.

                                                 Sincerely,

                                                 SIMMONS & COMPANY INTERNATIONAL

                                  APPENDIX C
                               December 16, 1996

The Board of Directors
Forasol-Foramer N.V.
16 bis, rue Grange Dame Rose
BP 100
78 143 Velizy-Villacoublay Cedex
FRANCE

Members of the Board:

     You have advised us that Forasol-Foramer N.V. ("Forasol" or the "Company") proposes to be acquired by Pride Petroleum Services, Inc. ("Pride") through a business combination (the "Combination Transaction") in which outstanding shares of Forasol will be exchanged for or converted into a combination of cash and shares of common stock (the "Purchase Consideration") of Pride (the "Pride Shares"). The Combination Transaction will be effected pursuant to an Agreement dated December 16, 1996 (which, with the exhibits thereto, is defined herein as the "Agreement") to which each of Forasol and Pride is a party. You have requested our opinion as to the fairness, from a financial point of view, to the holders of Forasol Common Stock (as defined below), of the consideration to be received by such holders pursuant to the Combination Transaction.

     As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, upon consummation of the Combination Transaction, each outstanding share of Forasol common stock, NLG 0.01 par value ("Forasol Common Stock"), will be exchanged for or converted into, on a per share basis, U.S.$6.80 in cash and 0.66 Pride Shares, no par value as such shares are currently constituted. We understand that the Combination Transaction will be accounted for as a purchase transaction in accordance with generally accepted accounting principles as described in Accounting Principles Board Opinion Number 16.

     Jefferies & Company, Inc. ("Jefferies") has acted as financial advisor to Forasol in connection with the Combination Transaction and will receive (i) a retainer of $250,000 which has been paid in December 1995; (ii) a minimum cash fee of $500,000 payable upon completion of the Combination Transaction; (iii) a fee, payable in cash at the closing of the Combination Transaction, equal to (a) 1.5% of the Aggregate Consideration if the Combination Transaction is less than $50 million; (b) 1.125% of the Aggregate Consideration if the Combination Transaction is $50 million to $75 million; or (c) 0.75% of the Aggregate Consideration if the Combination Transaction is greater than $75 million; and
(iv) a cash fee of $100,000 upon rendering of the Opinion. The fees in (i), (ii) and (iv) shall be credited toward any fees earned pursuant to section (iii). In addition to the fees outlined above, the Company shall pay Jefferies an additional cash fee of 1% of the portion of the Aggregate Consideration paid or payable (or to be received and receivable) in the form of common equity. For purposes hereof, the term Aggregate Consideration shall mean the total amount of cash and/or securities and the fair market value (on the date of payment to the Company) of all other property to be received by Forasol-Foramer directly or indirectly from Pride in connection with the Combination Transaction. Aggregate Consideration shall also include the value of any assumed long-term liabilities of the Company.

     Jefferies has previously rendered certain investment banking and financial advisory services to Forasol for which it has received customary compensation. Recently, Jefferies acted as a joint underwriter for the initial public offering of Forasol Common Stock in May 1996. In addition, in the ordinary course of Jefferies' business, it actively trades the securities of Forasol for its own account and for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities. Jefferies has not rendered any investment banking or financial advisory services to Pride in the Combination Transaction.

     In our review and analysis and in rendering our opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to us by Forasol's and Pride's management, or publicly available information, and have not assumed any responsibility for the independent verification of such information. We have not conducted a physical inspection of any of the properties or facilities of Forasol and Pride, nor have we made or considered any independent evaluations or appraisals of any of such properties or facilities. The Purchase Consideration was based on negotiations between Pride and Forasol during which Jefferies provided certain assistance to Forasol.

     In conducting our analysis and rendering our opinion as expressed herein, we have reviewed and considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the Agreement; (ii) the historical and current financial condition and results of operations of Forasol and Pride, including (a) the Report on Form 6-K of Forasol for the six months ended June 30, 1996, (b) the Annual Reports on Form 10-K of Pride for the years ended December 31, 1993, 1994 and 1995, and (c) the Quarterly Reports on Form 10-Q of Pride for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996; (iii) certain non-public financial and non-financial information prepared by the management of Forasol and Pride, which data was made available to us in our role as financial advisor to Forasol; (iv) published information regarding the financial performance and operating characteristics of a selected group of companies which we deemed comparable; (v) business prospects of Forasol and Pride when taking into consideration the impact of the Combination Transaction; (vi) the historical and current market prices for Forasol Common Stock and Pride Common Stock and for the equity securities of certain other companies with businesses that we consider relevant to our inquiry; (vii) publicly available information, including research reports on companies we considered relevant to our inquiry; and (viii) the nature and terms of other recent acquisition transactions in the offshore drilling industry. We have met with certain officers and employees of Forasol and Pride to discuss the foregoing as well as other matters we believed relevant to our opinion. We have also taken into account general economic, monetary, political, market and other conditions as well as our experience in connection with similar transactions and securities valuation generally. Our opinion is based upon all of such conditions as they exist currently and can be evaluated on the date hereof. Existing conditions are subject to rapid and unpredictable changes and such changes could impact Jefferies' opinion. Our opinion does not constitute a recommendation of the Combination Transaction over any alternative transactions which may be available to Forasol and does not address Forasol's underlying business decision to effect the Combination Transaction. Finally, we are not opining as to the market value of the consideration to be received by Forasol or the prices at which any of the securities of Pride may trade following the consummation of the Combination Transaction.

     Based upon and subject to the foregoing, and upon such other matters as we consider relevant, we are of the opinion as investment bankers that the consideration to be received by the holders of Forasol Common Stock pursuant to the Combination Transaction is fair, from a financial point of view, to such holders.

     It is understood and agreed that this opinion is provided solely for the use of the Board of Directors of Forasol as one element in the Board's consideration of the Combination Transaction and may not be used for any other purpose, or otherwise referred to, relied upon or circulated without our prior written consent. Without limiting the foregoing, this opinion does not constitute a recommendation to any shareholder (or any other person) as to how such person should vote with respect to the Combination Transaction.

                                                       Very truly yours,

                                                       Jefferies & Company, Inc.

                PART II:  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 83 of the Business Corporation Law of the State of Louisiana gives corporations the power to indemnify officers and directors under certain circumstances. Article IX of Pride's Restated Articles of Incorporation and
Section 13 of Pride's Bylaws contain provisions that provide for indemnification of certain persons (including officers and directors).

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following exhibits and financial statement schedules are filed with or incorporated by reference in this Registration Statement:

     (a)  Exhibits

EXHIBIT
NUMBER                  DESCRIPTION OF EXHIBIT
-------                 ----------------------
   2.1   --   Purchase Agreement among Pride Petroleum Services, Inc.,
              Forasol-Foramer N.V. and the Controlling Shareholders of
              Forasol-Foramer N.V. dated as of December 16, 1996 (included as
              Appendix A to the Proxy Statement-Prospectus)

  +2.2   --   Purchase Agreement between Dawson Production Services, Inc. and
              Pride Petroleum Services, Inc. dated as of December 23, 1996

  *4.1   --   Restated Articles of Incorporation of Pride (Form S-1,
              Registration No. 33-33233, Exhibit 3(a))

  *4.2   --   Amendment to Restated Articles of Incorporation (Form S-3,
              Registration No. 33-76310, Exhibit 4.2)

  *4.3        Bylaws of Pride (Form S-1, Registration No. 33-33233, Exhibit
              3(b))

  +5.1   --   Opinion of McGlinchey Stafford Lang

 +15.1   --   Awareness Letter of Coopers & Lybrand L.L.P.

 +23.1   --   Consent of Coopers & Lybrand L.L.P.

 +23.2   --   Consent of Pistrelli, Diaz y Asociados

 +23.3   --   Consent of Price Waterhouse

 +23.4   --   Consent of Saba & Co.

 +23.5   --   Consent of McGlinchey Stafford Lang (included in Exhibit 5.1)

 +23.6   --   Consent of Remi Dorval

 +23.7   --   Consent of Christian J. Boon Falleur

  23.8   --   Consent of Simmons & Company International (included in Appendix B to the Proxy Statement/Prospectus)

  23.9   --   Consent of Jefferies & Company, Inc. (included in Appendix C to the Proxy Statement/Prospectus)

 +24.1   --   Powers of Attorney

 +99.1   --   Form of Chairman's Letter to Pride Shareholders

 +99.2   --   Form of Notice of Special Meeting of Shareholders of Pride

 +99.3   --   Form of Proxy for Special Meeting of Shareholders of Pride

 +99.4   --   Form of Chairman's Letter to Forasol-Foramer Shareholders

 +99.5   --   Form of Notice of Forasol-Foramer Extraordinary General Meeting

 +99.6   --   Form of Proxy for Extraordinary General Meeting of the
              Shareholders of Forasol-Foramer

  99.7   --   Opinion of Simmons & Company International (included as Appendix B to the Proxy Statement/Prospectus)

  99.8   --   Opinion of Jefferies & Company, Inc. (included as Appendix C to the Proxy Statement/Prospectus)
------------
* Incorporated by reference as indicated.

+ Previously filed.


     (b)  Financial Statement Schedules

        None.

ITEM 22.  UNDERTAKINGS

     (a)  Pride hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the registration statement:

     PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Pride pursuant to Section 13 or Section 15(d) of the Exchange that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Pride hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)(1) Pride hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) Pride undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Pride pursuant to the provisions described under Item 20 above, or otherwise, Pride has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Pride of expenses incurred or paid by a director, officer or controlling person of Pride in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Pride will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (e) Pride hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) Pride hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, PRIDE HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON JANUARY 31, 1997.
                                          PRIDE PETROLEUM SERVICES, INC.

                                          By:  /s/ RAY H. TOLSON
                                                   RAY H. TOLSON
                                           CHAIRMAN OF THE BOARD, PRESIDENT
                                                        AND
                                                CHIEF EXECUTIVE OFFICER

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JANUARY 31, 1997.

          SIGNATURE                               TITLE
          ---------                               -----
      /s/ RAY H. TOLSON                Chairman of the Board, President and
        RAY H. TOLSON                    Chief Executive Officer
(PRINCIPAL EXECUTIVE OFFICER)

      /s/ PAUL A. BRAGG                Vice President, Chief Financial Officer
        PAUL A. BRAGG
(PRINCIPAL FINANCIAL OFFICER)

     /s/ EARL W. McNIEL                Chief Accounting Officer
        EARL W. MCNIEL
(PRINCIPAL ACCOUNTING OFFICER)

              *                        Director
       JAMES B. CLEMENT

              *                        Director
     JORGE E. ESTRADA M.

              *                        Director
       RALPH D. MCBRIDE

              *                        Director
    THOMAS H. ROBERTS, JR.

              *                        Director
        JAMES T. SNEED

   *By: /s/ RAY H. TOLSON
        RAY H. TOLSON
       ATTORNEY-IN-FACT